 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-293511
SCHMID Group N.V.
48,428,864 Ordinary Shares
Up to 21,000,000 Ordinary Shares Issuable Upon Exercise of Warrants
Up to 15,544,042 Ordinary Shares Issuable Upon Conversion of the 2026 Convertible Notes
Up to 6,217,617 Ordinary Shares Issuable Upon Exercise of the 2026 Warrants
Up to 1,600,000 Ordinary Shares Issuable Upon Conversion of the 2025 Convertible Loan
Up to 1,250,000 Ordinary Shares Issuable Upon Exercise of the 2025 Options
Up to 1,000,000 Ordinary Shares Issuable in Connection with Management Share Bonus Plans
Up to 9,750,000 Warrants
This prospectus relates to the issuance from time to time by us of an aggregate of up to 46,611,659 of our ordinary shares with a nominal value €0.01 per share (“Ordinary Shares”), including (i) up to 9,750,000 Ordinary Shares issuable upon conversion of 9,750,000 warrants (the “Private Warrants”) originally issued by Pegasus Digital Mobility Acquisition Corp. (“Pegasus”) in a private placement transaction in connection with the initial public offering of Pegasus, and converted into warrants to purchase Ordinary Shares at the closing of the Business Combination (as defined below) at an exercise price of $11.50 per Ordinary Share, (ii) up to 11,250,000 Ordinary Shares that are issuable upon the exercise of 11,250,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued to public shareholders of Pegasus in its IPO, and converted into warrants to purchase Ordinary Shares at the closing of the Business Combination at an exercise price of $11.50 per Ordinary Share, (iii) up to 15,544,042 Ordinary Shares that are issuable upon the conversion of the $30 million two-tranche convertible notes issued on January 21, 2026 (the “2026 Convertible Notes”), (iv) up to 6,217,617 Ordinary Shares that are issuable upon the exercise of warrants issued on January 21, 2026 (the “2026 Warrants”), (v) up to 1,600,000 Ordinary Shares that are issuable upon the conversion of the EUR 2.5 million term loan drawn from facility agreement dated December 16, 2025 agreed with Black Forest Special Situations I (the “2025 Convertible Loan”), (vi) up to 1,250,000 Ordinary Shares that are issuable upon the exercise of options granted in connection with the 2025 Convertible Loan (the “2025 Options”) and (vii) up to 1,000,000 Ordinary Shares that are issuable to certain members of management based on contractually agreed share and option bonus incentive plans.
This prospectus also relates to the offer and resale from time to time by the selling securityholders or their permitted transferees and certain other investors (collectively, the “selling securityholders”) of (i) up to 95,040,523 Ordinary Shares including (a) 35,888,325 of our Ordinary Shares issued to certain selling securityholders in connection with the Business Combination (including 5,000,000 non-vested earn-out shares), (b) 12,540,539 of our Ordinary Shares issued to XJ Harbour HK Limited in a private placement on January 16, 2026, (c) up to 21,000,000 of our Ordinary Shares to be issued upon the exercise of our Warrants, (d) up to 15,544,042 of our Ordinary Shares to be issued upon the conversion of the 2026 Convertible Notes, (e) up to 6,217,617 of our Ordinary Shares to be issued upon the exercise of the 2026 Warrants, (f) up to 1,600,000 of our Ordinary Shares to be issued upon the conversion of the 2025 Convertible Loan, (g) up to 1,250,000 of our Ordinary Shares to be issued upon the exercise of the 2025 Options, (h) up to 1,000,000 of our Ordinary Shares that are issuable to certain members of management based on contractually agreed share and option bonus incentive plans, and (ii) up to 9,750,000 Private Warrants.
This prospectus provides you with a general description of such securities and the general manner in which the selling securityholders may offer or sell the securities. More specific terms of any securities that the selling securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The conversion price is subject to a floor of $1.93 and a maximum conversion price of $9.65 per Ordinary Share. The 2026 Warrants are issued in two tranches and are also subject to an exercise price of $9.65 per Ordinary Share for the initial 2026 Warrants issued and, upon the issuance of the second $15 million tranche of the 2026 Convertible Notes (subject to the effectiveness date of this prospectus) will have an exericse price of $9.65 per Ordinary Share or lower subject to a floating rate mechanism to set the exercise price for the second tranche of 2026 Warrants.
There are currently 55,602,966 Ordinary Shares outstanding (including 5,000,000 earn-out shares which are subject to cancellation). Assuming the issuance of the maximum further Ordinary Shares of 46,611,659 Ordinary Shares to be registered in relation to our Warrants, the 2026 Convertible Notes, the 2026 Warrants, the 2025 Convertible Loan, the 2025 Options and the Ordinary Shares issuable under the management share and option bonus incentive plan, a total of 102,214,670 Ordinary Shares would be outstanding assuming full issuance of all securities described herein with the 95,040,523 Ordinary Shares that are being registered for resale under this registration statement representing a substantial majority of our potentially outstanding Ordinary Shares on a fully diluted basis. There is a risk that sales by selling securityholders could occur and depress the share price, and even simply the perception that such sales may occur, may cause the market prices of our securities to decline significantly and could impair our ability to raise capital through the sale of additional equity securities.
All of the securities offered by the selling securityholders will be sold for their own accounts. We will not receive any proceeds from the resale of Ordinary Shares by the selling securityholders.

Assuming the exercise of all Private Warrants our gross proceeds would be $112,125,000.00. Assuming the exercise of all Warrants in aggregate (Private Warrants and Public Warrants), our gross proceeds would be $241,500,000.00. The likelihood that the holders of the Private Warrants and/or Public Warrants will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. Currently the SCHMID Ordinary Shares are trading below the warrant exercise price of $11.50, exercise of these warrants by holders and receipt by the Company of any cash proceeds is therefore not likely and is uncertain. Additionally, the Warrants can be exercised on a cashless basis, and should the share price rise to the exercise price or above, the Company may not receive cash proceeds in case of an exercise.
Assuming the exercise of all 2025 Options our gross proceeds would be $5,244,500.00. The likelihood that the holders of the 2025 Options will exercise their options, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. Currently the SCHMID Ordinary Shares are trading well above the option exercise price of $4.1956.
The gross proceeds of the 2026 Warrants can at this point not be determined, as the exercise price for parts of the 2026 Warrants depends on a floating rate price at the time of the effectiveness of the registration of the Ordinary Shares issuable upon the exercise of the 2026 Warrants.
The gross proceeds from the share and option plans with certain members of our management (these plans have been contractually agreed with our CFO Arthur Schuetz and our COO Helmut Rauch) can at this point not be determined as the strike price for stock options granted to the member of our management board has not yet been set by the board of directors for the Company, respectively, certain stock options that have been granted are subject to the development of the share price of the Company.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.
Our principal executive offices are located at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” of this prospectus.
We are a “foreign private issuer” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, the NASDAQ rules allow foreign private issuers to follow home country practices in lieu of certain of the NASDAQ’s corporate governance rules. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all the NASDAQ corporate governance requirements.
We are a controlled company as defined under the Nasdaq Capital Market Marketplace Rule 5615(c) because, Anette Schmid, Christian Schmid and the Schmid Community of Heirs (controlled by Anette Schmid and Christian Schmid) collectively hold 28,725,000 Ordinary Shares consisting of 56.8% of the issued and outstanding shares totaling 50,603,011 Ordinary Shares as of the date of this prospectus (and not including 5,000,000 earn-out shares, which have been issued but have not vested).
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated March 3, 2026

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.
Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 that we filed with the United States Securities and Exchange Commission (the “SEC”) for the resale of securities by the selling securityholders on a continuous basis pursuant to Rule 415 under the Securities Act. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings.
We will not receive any proceeds from the sale of Ordinary Shares or Private Warrants to be offered by the selling securityholders pursuant to this prospectus, but we will receive proceeds from Warrants (including our 2026 Warrants and 2025 Options) or Specified Options exercised in the event that such Warrants or Specified Options are exercised for cash. We will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of our Ordinary Shares and Private Warrants pursuant to this prospectus. To the extent required, we and the selling securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information.” We have not, and the selling securityholders have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.
No offer of these securities will be made in any jurisdiction where the offer is not permitted.
On April 30, 2024 (the “Closing Date”), SCHMID Group N.V. (“SCHMID”, “Schmid Group” or the “Company”), closed the previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of May 31, 2023, as amended by a first amendment agreement dated September 26, 2023 (the “Business Combination Agreement”) and a second amendment agreement dated January 29, 2024, by and among Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company (“Pegasus”), Gebr. Schmid GmbH, a German limited liability company, Pegasus TopCo B.V., a Dutch private liability company (which was converted into a Dutch public limited liability company, and renamed SCHMID Group N.V., prior to the closing of the Business Combination) (“TopCo” when referring to the company prior to the Business Combination and “SCHMID” following the Closing), and Pegasus MergerSub Corp., a Cayman Islands limited liability company and wholly-owned subsidiary of the Schmid Group (“Merger Sub”). References made to Schmid Group pertaining to occurrences predating the Business Combination closing, refer to Gebr. Schmid GmbH, which was the predecessor to SCHMID Group N.V. at the top of the group’s structure.
On the Closing Date, several transactions were completed pursuant to the Business Combination Agreement, including:
•
SCHMID issued 99 new ordinary shares to its shareholder Pegasus;

•
The shareholders of Gebr. Schmid GmbH, Anette Schmid, Christian Schmid and a Community of Heirs (the “Schmid Shareholders”) purchased all 100 SCHMID shares from Pegasus at nominal value;

•
The Schmid Shareholders subscribed to 28,725,000 SCHMID shares and an additional 5,000,000 earn-out shares at €0.01 nominal value and in consideration contributed 100% of the Gebr. Schmid GmbH shares by transferring them to SCHMID;

•
SCHMID changed its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap) and was renamed SCHMID Group N.V.;

•
SCHMID issued shares in exchange for each Pegasus Class A and B share outstanding (a total of 1,461,537 reigstered shares for Pegasus Class A shares and 5,625,000 former Pegasus Class B shares which were converted to registered Pegasus Class A shares prior to the Business Combination), and issued 1,406,361 shares to XJ Harbour HK Limited (“XJ Harbour”);

•
SCHMID issued further shares in the amount of 756,964 shares to Pegasus Digital Mobility Sponsor LLC, the sponsor of Pegasus (the “Sponsor”), as payment for approximately USD 8.6 million in liabilities which SCHMID assumed before the closing by a debt assumption agreement between Pegasus, the Sponsor and SCHMID; and

•
Pegasus merged with Merger Sub, with Pegasus as the surviving company and, after giving effect to the merger becoming a direct, wholly-owned subsidiary of SCHMID.

Prior to the Business Combination, SCHMID Group N.V. did not conduct any material activities other than those incident to its formation and the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, and the establishment of Merger Sub. Upon the closing of the Business Combination, SCHMID Group N.V. became the direct parent of Schmid, a Germany-based technology provider with extensive expertise in high-tech manufacturing processes.
After the Closing Date, in 2025 and 2026 several transactions were completed pursuant that related to the issuance of shares or potential issuance of shares:
•
On December 16, 2025, an up to EUR 10 million facility agreement was agreed between the Company and Black Forest Special Situations I which was structured into two tranches, with an initial tranche of EUR 2.5 million paid out on December 18, 2025. The second tranche was subsequently not drawn in 2026. The term loan has a maturity of 18 months and is convertible after 6 months or later into shares of the Company at a share price of $2.15 per Ordinary Shares. In addition, 1.25 million options were granted to Black Forest Special Situations I to purchase Ordinary Shares of the Company at a fixed exercise price of $4.1956 with such options being exerciseable for a period of 5 years.

•
On January 16, 2026, the Company issued 12,540,539 Ordinary Shares to XJ Harbour HK Limited to offset liabilities of $26,962,158.90 due to XJ Harbour HK Limited

•
On January 21, 2026, the Company issued $15 million in convertible notes as part of a $30 million convertible notes financing with the second tranche of the convertible notes to be issued after the effectiveness of a registration statement for the underlying shares of the convertible notes. In addition, the Company issued warrants on January 21, 2026.

Unless the context indicates otherwise, the terms “SCHMID,” the “Company,” “we,” “us” and “our” refer to SCHMID Group N.V. (f/k/a Pegasus TopCo B.V.) after conversion into a Dutch public limited liability company and Pegasus TopCo B.V. prior to the conversion into a Dutch public liability company.
CONVENTIONS WHICH APPLY TO THIS PROSPECTUS
In this prospectus, unless otherwise specified or the context otherwise requires:
•
“$,” “USD” and “U.S. dollar” each refer to the United States dollar; and

•
“€,” “EUR” and “Euro” each refer to the Euro.

The exchange rate used for conversion between U.S. dollars and Euros is based on the ECB euro reference exchange rate published by the European Central Bank.
IMPORTANT INFORMATION ABOUT U.S. GAAP, IFRS AND NON-IFRS FINANCIAL MEASURES
SCHMID’s audited financial statements included in this prospectus are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). This prospectus includes certain references to financial measures that were not prepared in accordance with IFRS, including Adjusted EBITDA. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for SCHMID’s consolidated financial results prepared in accordance with IFRS.
IFRS differs in certain material respects from U.S. generally accepted accounting principles (“US GAAP”) and, as such, our financial statements are not comparable to the financial statements of U.S. companies prepared in accordance with U.S. GAAP.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES
The SCHMID name, logos and other trademarks and service marks of SCHMID appearing in this prospectus are the property of SCHMID. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
MARKET, INDUSTRY AND OTHER DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size estimates, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.”
FREQUENTLY USED TERMS AND BASIS OF PRESENTATION
Unless otherwise stated in this registration statement on Form F-1 or the context otherwise requires, references to:
“2025 Convertible Loan” means the EUR 2.5 million term loan drawn from facility agreement dated December 16, 2025 agreed with Black Forest Special Situations I.
“2025 Options” means the 1.25 million options granted to Black Forest Special Situations I exercisable at a strike price of $4.1956 per Ordinary Shares in the facility agreement dated December 16, 2025 agreed with Black Forest Special Situations I (as specified further in an options agreement dated January 27, 2026).
“2026 Convertible Notes” means the $30 million two-tranche convertible notes issued pursuant to an indenture dated January 21, 2026.
“2026 Warrants” means the warrants issued pursuant to a warrant agreement dated January 21, 2026 and the warrants to be issued pursuant to a investment agreement dated January 16, 2026.
“Adjusted EBITDA” is defined by the Company as its net income (or loss) for a given period adjusted to exclude income tax expense or benefit, financial results, depreciation and amortization, and the share of profit or loss from equity method investments.
“Annual Report” means the annual report of the Company on Form 20-F for the fiscal year ended December 31, 2024.
“Board” means the board of directors of the Company.
“Business Combination” or “de-SPAC” means the transactions contemplated by the Business Combination Agreement. See Note 2 of the Consolidated Financial Statements for the details of the accounting treatment of the de-SPAC.
“Business Combination Agreement” means the Business Combination Agreement, dated May 31, 2023, by and among TopCo, Merger Sub, Pegasus and Gebr. SCHMID GmbH, as amended by that First

Amendment to Business Combination Agreement dated as of September 26, 2023 and as amended by the Second Amendment to Business Combination Agreement dated as of January 29, 2024, and as it may be further amended from time to time.
“Closing Date” means April 30, 2024, the date of the closing of the Business Combination.
“Company” means SCHMID Group N.V.
“Continental” means Continental Stock Transfer & Trust Company, the transfer agent and warrant agent of the Company.
“Earn out shares” means the 5,000,000 shares issued and not yet vested to Anette Schmid and Christian Schmid, transferrable per the terms of the Earn-Out Agreement with such earn-out shares cancelled on April 30, 2027 in case they do not vest before such date.
“ET” means embedded traces, a process which we believe the next level technology for high-end PCBs & Substrates.
“EBITDA” means earnings before interest, taxes, depreciation, and amortization.
“EU” means the European Union.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“FCPA” means U.S. Foreign Corrupt Practices Act.
“GDPR” means the European General Data Protection Regulation.
“IAS” means the International Accounting Standard.
“IASB” means the International Accounting Standards Board. “IBR” means the incremental borrowing rate.
“IFRS” means the International Financial Reporting Standards as issued by the IASB.
“Linden” means Linden Advisors LP.
“mSAP” means modified semi additive processes.
“MergerSub” means Pegasus MergerSub Corp., a Cayman Islands exempted company.
“NASDAQ” means the Nasdaq Stock Exchange in New York.
“NYSE” means the New York Stock Exchange.
“OEMs” means original equipment manufacturers.
“Ordinary Shares” means the shares of the Company.
“Pegasus” means Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company.
“Private Placement Warrants” means the 9,750,000 warrants originally issued in the private placement that occurred concurrently with the closing of Pegasus’s IPO.
“Public Warrants” means the 11,250,000 public warrants, each of which is a warrant to purchase one Pegasus Class A Ordinary Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.
“Warrants” means collectively the Pegasus Public Warrants and the Pegasus Private Placement Warrants.
“PCB” means printed circuit board.
“R&D” Means research and development.

“RMB” means the Chinese Renminbi.
“SAP” means semi-additive processes.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SCHMID” means SCHMID Group N.V.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Sponsor” means Pegasus Digital Mobility Sponsor LLC., a Cayman Islands limited liability company, which is the sponsor of Pegasus.
“TopCo” means Pegasus TopCo B.V., a Dutch private liability company (besloten vennootschap met beperkte aansprakelijkheid) which has been converted and renamed to SCHMID Group N.V. on April 30, 2024.
“XJ Harbour” means XJ Harbour HK Limited.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains or may contain forward-looking statements that involve significant risks and uncertainties.
Statements contained in this prospectus, other than statements of historical fact, including statements about SCHMID’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts are forward-looking statements. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding SCHMID’s operations, cash flows, financial position and dividend policy.
Forward-looking statements are subject to risks and uncertainties. The risks and uncertainties include, but are not limited to:
•
our future financial condition and operating results;

•
changes in general economic conditions in the Federal Republic of Germany (“Germany”), the European Union, the United States of America and the People’s Republic of China, including changes in the unemployment rate, the level of energy and consumer prices, wage levels, tariff and trade barrier pricing, etc.;

•
our ability to remain in compliance with financial covenants under our financing arrangements;

•
our ability to extend, renew or refinance our existing debt;

•
our liquidity and losses from operations and projected cash flows and related impact on our ability to continue as a going concern;

•
our growth, expansion and acquisition prospects and strategies, the success of such strategies, and the benefits we believe can be derived from such strategies;

•
our ability to effectively manage our inventory and inventory reserves;

•
impairments of our goodwill or other intangible assets;

•
changes in customer spending patterns and overall levels of investment;

•
our ability to further upgrade our information technology systems and infrastructure, including our accounting processes and functions;

•
our ability to continue to remedy weaknesses in our internal controls;

•
costs as a result of operating as a public company;

•
our assumptions regarding interest rates and inflation;

•
changes affecting currency exchange rates;

•
continuing business disruptions arising from the on-going war in Ukraine;

•
our financial condition and ability to obtain financing in the future to implement our business strategy and fund capital expenditures, acquisitions and other general corporate activities;

•
estimated future capital expenditures needed to preserve our asset base;

•
the market acceptance of our products by our customers and our ability to adapt to technological changes;

•
the growth in the market for embedded traces, glass substrate technology in our products;

•
changes in our competitive environment and in our competition level;

•
the occurrence of accidents, terrorist attacks, natural disasters, fires, environmental damage, or systemic delivery failures;

•
our inability to attract and retain qualified personnel, consultants and collaborators;

•
changes in laws and regulations; and

•
our expectations relating to dividend payments and forecasts of our ability to make such payments.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.
Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described under the section titled “Risk Factors” in this prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.
In addition, statements that “Schmid believes” or “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date such statements are made. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information.
These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.
Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither SCHMID nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by SCHMID or persons acting on our behalf. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied in this registration statement. You should not place undue reliance on these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. Except as required by law, we assume no obligation to update any forward-looking statements publicly, whether as a result of new information, future events or otherwise.

SUMMARY OF PROSPECTUS
This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, and any related prospectus supplement, including the information set forth in the section titled “Risk Factors” in this prospectus, and any related prospectus supplement in their entirety before making an investment decision. Unless otherwise stated or the context otherwise indicates, references to the “Company”, “we”, “our”, “us”, “SCHMID” or the “SCHMID Group” refer to SCHMID Group N.V., together with its subsidiaries.
On September 30, 2024, the Company’s registration statement on Form F-1 (Registration No. 333-280095) relating to certain Ordinary Shares and certain Warrants of the Company was declared effective. This registration statement on Form F-1 registered for resale all yet unsold securities previously covered by that registration statement (the Company filed a post-effective amendment to the Form F-1 registration statement under Registration No. 333-280095 to terminate the effectiveness of such registration statement and to deregister all yet unsold securities), as well as additional securities issued or issuable in connection with financings completed in December 2025 and January 2026.
Our Company
Overview
We are a global supplier of equipment, software and services for various industries such as printed circuit board (“PCB”), substrate manufacturing, glass and energy storage, and photovoltaics with a focus on the highest end of this market in terms of technology and performance. We are a long-established, fifth- generation family-controlled business that was founded in 1864 in Freudenstadt, Germany as an iron foundry and has a tradition of being at the forefront of technology. Throughout the 160 years of our operations, we have maintained sustainable operations by developing our products following trends on the market. We have been developing machines for the electronics industry since the 1960s, photovoltaics solutions since the early 2000s and energy storage for the last ten years. We focus on a modular product portfolio of machinery to use in the manufacturing of high-end PCB equipment and semiconductor packaging devices which includes common flexible circuit fabrication techniques such as subtractive, semi-additive processes (“SAP”) and modified semi additive processes (“mSAP”). We are a global supplier of capital equipment, software and services for the PCB and substrate manufacturing industry. We focus on the highest end of the market in terms of technology and performance. We do not only develop production techniques and build machines ourselves, we are also extensively working with our customers on joint research & development projects for the next generation of electronics products. We produce our products in two manufacturing sites, one in Germany and one in China. In addition, we have built up an extensive service and sales network in five centers in the US, Europe, and Asia. In addition to our sale and service centers and two manufacturing sites, in South Korea we also work with our partners in the SCHMID Avaco Korea, Co. Ltd. which we account for using the equity method. We also provide customer service through which we assist our customers with machinery and software upgrades, spare parts, logistics, customer training in multiple languages, on-site management, maintenance contracts and project management.
We have developed and applied for patents for the embedded traces (“ET”), PCB and substrate production processes that allow a significant increase in manufacturing precision as well as enhanced design features while also achieving cost savings compared to traditional processes and reduce the CO2 emissions of the overall production processes. We believe that our ET technology will gain a significant share of the high- end PCB and substrate market as it has substantial advantages in technology capabilities, cost and to reduce emissions as well as water consumption for production processes (greener production processes). We believe these innovative production processes create a sustainable competitive advantage that helps us reach new customers and allows us to continue to grow our market share and capitalize on the overall positive market growth trends.
Our customers include large, global original equipment manufacturer (“OEM”) from the semiconductor and consumer electronics industry and companies that are part of the supply chain of such global companies.

We have a research and development focused business model. We develop and build innovative machines and systems for wet- & vacuum processing in various industries spanning high-end electronics such as PCB and organic packaging, photovoltaics and special glass applications as well as other high-tech industries. We employ more than 150 scientists, engineers and development personnel to focus on new technologies and processes out of a total of approximately 800 employees (by headcount) globally. As a result, we consistently invest a significant amount in R&D. Our science, engineering and development staff work in close collaboration with our customers to jointly develop high-value solutions. Such collaboration may reduce commercial risk, given that solutions are specifically developed for customers. The remainder of our R&D investment is focused on developing next-generation technologies, often as part of a collaborative process with our customers. In addition, we work with universities and leading research institutes such as the Fraunhofer Institute for Solar Energy Systems.
We expect to continue to invest in the future focusing on three primary areas: (i) growth for ET and glass substrate projects, which have higher working capital needs compared to other technologies; (ii) strategic investments in automation solutions, such as the next generation of fully automatic factories; and (iii) software insourcing for semiconductor equipment communication standard (“SECS/GEM”), which can allow for more reliable data exchange and which will allow us to offer our own software as the interface to our customers’ software solutions.
Going Concern Qualification in our Consolidated Financial Statements
Our independent registered public accounting firm has included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern in its audit report for the fiscal year 2024 included elsewhere in this prospectus (see the independent auditor’s report included elsewhere in this prospectus). As described in note 2 to our Consolidated Financial Statements, our liquidity is dependent on obtaining additional financing, in particular the funding of the second tranche of our January 2026 Convertible Notes financing, which is conditioned upon the effectiveness of this registration statement. If such funding is not obtained, we may be required to seek alternative financing or implement additional liquidity measures, which may not be available on acceptable terms or at all. Our ability to continue as a going concern is thus directly linked to the effectiveness of this registration statement. Funding of the second $15 million tranche of our 2026 Convertible Notes is contractually conditioned upon such effectiveness. As a result, our near-term liquidity and ability to continue operations depend on the SEC declaring this registration statement effective.
For a detailed description of the conditions giving rise to substantial doubt about our ability to continue as a going concern, see note 2 to our Consolidated Financial Statements and “Risk Factors — Our ability to continue as a going concern depends on obtaining additional financing, in particular the funding of the second tranche of our 2026 Convertible Notes which is conditioned on the effectiveness of this registration statement”.
Our Business Operations
We operate our business by providing machines for industries, including, but not limited to, electronics, and provide after-sale services to customers across all industries. For all relevant industries which we see as our customer markets, we offer our core products, such as our machines, as well as technology and customer service support to our customers. Although these industries each have varied end-markets and customers, our expertise, high-quality standards and global scale are essential in both areas. Our equipment covers a wide range of production steps.
We leverage our research and development investment and cooperate with our research and development partners (universities and institutes) and our clients as we seek to benefit from technologies, innovations, best practices, and other key learnings across our product portfolio. These efforts often result in innovative strength, allowing us to be at the forefront of technology, with high-quality standards for long-lasting and reliable products to meet customer needs, such as understanding the needs of global electronics OEMs for efficient continuous production of higher spec devices with a reduced environmental footprint. We believe we have a track record of delivering disruptive technology solutions and that our strong, long-lasting relationships with key technology OEMs and other customers in their supply chain will remain the key drivers of demand for our electronics products and services in the future.

Electronics
We generate by far the largest part of our revenues and profits in the electronics market. In this market we sell our machines globally and have a wide regional presence that allows us to serve both large OEM as well as the global electronics supply chain, as demonstrated by our longstanding relationships with our key customers that are leaders in their industry.
The product portfolio of our electronics business is focused on what we have identified as attractive growth areas of the electronics market that involve technologically advanced production processes. Our modular equipment kit includes equipment for processes such as automation, wet processes (horizontal, vertical and single panel) and vacuum processes. This modular approach to design and manufacturing means that we are using the building kit concept that creates flexibility by using proven components that guarantee high-quality and enable industrial-scale production. Our modular approach to design and manufacturing is also a key advantage in relation to lead times and being able to optimize our cost structure, while maintaining a high level of customization for our customers. Our modular approach supports an increase in the useful life of our equipment by creating a path to upgrades to meet any changes in the needs of our customers after a machine has already been installed and used for several years.
We work directly with many of the leading global technology companies and are able to satisfy their strict quality requirements. In the electronics market, our customers include well-known manufacturers of computers, mobile phones and tablets as well as the manufacturers of PCB boards and the suppliers of such manufacturers.
We partner with them during their product development processes and closely collaborate to have our products delivered to meet customer specifications as well as customer acceptance tests. We believe our quality commitment and technical competence have helped us establish a strong reputation in the industry, as well as our commitment to innovation and R&D. Through a combination of high-quality solutions and customized on-site management we have demonstrated a successful track record of consistently meeting the needs of our customers which has resulted in long-standing and trusting relationships. We serve some of the largest OEM and PCB/substrate manufacturers in the world and have historical or ongoing joint development projects for future technologies and products.
Over the past few months, we worked out a partnership between SCHMID and TRUMPF, a high-tech company offering manufacturing solutions in the fields of machine tools and laser technology. TRUMPF and SCHMID announced that they are developing an innovative manufacturing process for the latest microchip generation for the global chip industry. This will enable manufacturers to increase the performance of high-end electronic components for smartphones, smart watches and AI applications. In the process known as advanced packaging, manufacturers combine individual chips on silicon components known as interposers. With the process from TRUMPF and SCHMID, these interposers can be made of glass in the future. To create connections on the interposer, manufacturers have to drill holes through the glass, so-called through-glass vias (TGV). Manufacturers often have to create millions of holes in a panel to make the desired connections. The combination of TRUMPF’s laser technology and SCHMID’s expertise in etching processes for microchip production enables efficient production. This special approach shortens process times by a factor of ten. According to the Boston Consulting Group, the market for advanced microchip packaging is expected to grow to more than 96 billion dollars by 2030. TRUMPF and SCHMID, advanced packaging with the help of glass could also develop into an important future market. Currently, applications in consumer electronics such as smartphones dominate the advanced packaging sector. In the future, applications in the field of artificial intelligence are likely to be the growth drivers.
We are continuing to refine and further develop our ET process which is a new way to produce substrates and HDI+ boards. We provide a specialized equipment portfolio that allows our customers to produce ETs. This specialized equipment allows our customers to produce high-end-boards with the best yields at a compelling production cost. ET technology portfolio includes: (i) next generation production equipment which can be used for traditional board concepts typically produced with mSAP and SAP process; (ii) new high-end PCB or substrate which gives the designer of an OEM a new level of flexibility to redesign their products to meet higher performance requirements and (iii) urban, green fabrication facilities concept that allows high flexibility for production of a wider range of boards with one base technology which allows the customers a higher investment security.

The ET Process
The ET process is a new way to produce substrates and HDI+ boards. We are currently the only company to offer a full solution, including key equipment and processes to customers in the electronics market for the ET process. In contrast to the standard conventional method of production which uses laser drilling, the ET process uses parallel plasma processing. Traces in ET boards are first embedded in the isolator material and then filled with copper in the already etched embedded structure using a proprietary and highly protected process. This new technology is a fully additive process, allows for flexibility in designing completely new types of 3D structures and can upgrade existing mSAP and SAP deployments. The ET process can also be combined with glass cores allowing for an extension of its use for such products.
The ET technology we have developed allows us to meet customers’ demands that could not be met by traditional PCB manufacturing techniques. For example, ET technology allows us to further miniaturize, increase complexity and incorporate advanced properties by producing better performing PCBs and/or substrates, with narrower line widths, increasing numbers of input and output devices, higher aspect ratios or using new materials, while maintaining acceptable manufacturing efficiency, meeting our customers’ environmental, social and government (“ESG”) goals and maintaining a resilient supply chain.
We provide a specialized equipment portfolio that allows our customers to produce embedded traces. This specialized equipment allows our customers to produce high-end-boards with the best yields at a compelling production cost. ET technology portfolio includes: (i) next generation production equipment which can be used for traditional board concepts typically produced with mSAP and SAP process; (ii) new high-end PCB or substrate which gives the designer of an OEM a new level of flexibility to redesign their products to meet higher performance requirements and (iii) urban, green fabrication facilities concept that allows high flexibility for production of a wider range of boards with one base technology which allows the customers a higher investment security.
The use of ET technology can (i) increase production yields with reduced facility requirements, (ii) enable new 3D packaging solutions that cover ratification intelligence and photonic applications, and (iii) improve the return on customers’ investment by allowing the manufacture of boards from HDI+ to substrate on the same equipment. Unlike with conventional production, ET technology replaces round holes with square holes, allows for 3D connections, increases the amount of copper for better thermal management, has full 3D, coreless and core, and single- and double-sided build up for substrates, optimizes glass substrates and replaces laser drilling with parallel plasma etching processes. The optimized process reduces the roughness and increases the adhesion between layer stacks and is compatible with future high- performance materials. The embedding concepts allow for implementation of chips directly inside the substrates. These advantages allow higher performance final applications such as those being demanded in AI, high-end consumer electronics and certain autonomous driving applications.
Our management expects that the further penetration of the ET technology in the overall market will lead to a significant increase of the share of capital expenditure spending for a new factory from 30% of equipment spending for a traditional fabrication methods factory to 90% in an ET technology factory. This estimate is an internal management estimate based on the understanding of technical processes required for factory fabrication methods.
After Sales Services
Through our five service centers located around the world, we focus on offering worldwide customer-oriented services, including on-site management, remote maintenance and diagnosis, customer training and project management at our customers’ facilities.
We also customer support services through the provision of spare parts, upgrades, maintenance contracts and ancillary services allowing our customers to benefit from our service network in multiple jurisdictions globally and more than 100 service engineers capable of providing comprehensive on-site service.
Business Strategies
We aim to continue our technological leadership by investing in product development on an ongoing basis. Our key growth strategy is to drive our revenues in the electronic market as a result of ET adoption in the PCB and substrate market over the next years, thus complementing and selectively displacing conventional SAP and mSAP technologies in applications where sustainability, cost efficiency, process robustness, and total cost of ownership are decisive factors. In addition, we aim to grow organically by focusing on an expansion of our product portfolio and increasing the penetration of the high-end PCB and organic substrate market. An additional growth field is equipment and processes for glass substrate manufacturing, currently focused on R&D, pilot lines, and early OEM engagements, with volume adoption expected in the mid- to long-term. As part of our customer service business, we aim to benefit from economies of scale as the installed base of machinery increases and we as a result can grow revenues for services for our machinery proportionally to the installed base.
We also plan to consider selected strategic acquisitions that are aligned with our technology focus, in particular in the area of process control, yield optimization, manufacturing data integration, and high-end factory automation, closely aligned with SCHMID’s equipment and installed base.
Overall, we believe our revenue growth will be supported by a number of key trends that should increase the demand for our products such as substrates with higher density, higher frequencies and introduction of new materials all of which will require new production technologies, including:
•
As the use of artificial intelligence expands, it will become more sophisticated. We believe that the expected broad and rapid adoption of AI will accelerate growth in required computing power. The growth of artificial intelligence technology may lead to an increase in the demand for novel semiconductor packaging solutions that can keep pace with rapid AI growth such as Intel driving demand for advanced interconnect, power delivery, signal integrity and thermal management solutions. While concepts such as chiplet-based architectures and advanced packaging (e.g., CoWoS) continue to evolve, SCHMID primarily benefits from upstream PCB and substrate manufacturing technologies required to support these architectures.

•
Greater connectivity and the internet of things (IoT) including personal devices and continuous miniaturization can increase the volume of data that needs to be transmitted, processed and stored and drive further demand for our customers’ products and thus for orders for our machines and services.

•
Additionally, as investors become more focused on ESG and environmental pressures, the interest in carbon neutrality, green products and processes will increase. Customers and producers will strive to reduce the eco footprint of manufacturing processes and reduce energy and water consumption and our green production, urban fabrication facilities that meet international environmental standards and facilitate manufacturing in the US, Europe and South East Asia and our R&D efforts provide our customers with products which help them achieve their CO2 reduction targets. Our ET technology is important for this trend. Based on internal assessments and customer data, the ET process can reduce energy consumption by up to 30%, water usage by up to 70%, chemical consumption by up to 40%, and CO₂ emissions by up to 30%, depending on application and configuration. Not only does this ET process decrease the total costs of ownership, but it also lowers the carbon footprint of production which can further help customers achieve their ESG goals. In addition to that, our newly launched TGV etching system maximizes efficiency and fosters sustainable manufacturing practices. It leads to a 35% reduction in power consumption and is a more cost-effective etching solution.

•
We believe that the expansion in electric vehicles and autonomous driving technologies will lead to a greater demand for high power applications, as well as a greater need for highly reliable radar and sensor applications. As cars continue to include a larger number of semiconductors, new PCB technologies are critical to ensuring the comfort, durability and safety of autonomous driving. Additionally, as countries continue to incentivize drivers to switch to electric vehicles, we expect the market for PCBs to continue to grow as PCBs are used in the production of charging stations and audio and visuals display systems.

•
Market applications for end products produced by our machines include AI servers, solar cells and modules for charging stations. We produce other machines that enable production of high-quality parts for cars, such as radar systems for autonomous driving, metal etching for interior design, anti-glare display technology, packaging and HDI+ for 5G communication, packaging for processors and etching thick copper for LED lighting and High- Power solutions.

Geographically, we aim to further expand into new geographies and regions, in particular in Asia outside of China and in North America. For 2025, we plan to generate the first significant revenues from our new subsidiary in Malaysia, which will act as a spare parts and service hub for the entire Asian region (excluding China and Taiwan). We assume that selected Asian countries that have not been in the spotlight to date will develop strongly in the coming years. Furthermore, we continue to believe in very strong economic development in North America. Recently, we have noticed weaker economic development in Europe. However, the latest political developments and the efforts of European countries to become less dependent on the USA and China could accelerate investments driven by strategic autonomy, supply chain resilience, and sustainability objectives, from which SCHMID expects to benefit selectively.
We have recently entered the glass substrate machining market and have offered specific machines in this sector to customers. We consider this technology to be suitable to be implemented at various original equipment manufacturers. Furthermore, it can be used in combination with ET layers.
Another growing market is equipment used for fuel cell production. Using our process know-how, we have been successful adapting our equipment for use in the production of bipolar plates.
Recent Developments
Events in 2024
2024 Revenues lower than forecast
As part of a 2023 framework agreement SCHMID had agreed to supply equipment to a customer with very significant revenue potential in 2024, which was intended for install in a new factory. Construction of that planned factory and orders for the equipment were significantly delayed and remain under discussion. The non-materialization of these orders in 2024 and a general downturn in demand in that year, particularly in China, resulted in lower than forecasted revenues for 2024.
Joint manufacturing plant for large-scale energy storage systems with PEKINTAS
At the beginning of 2024, we reacquired all shares in SCHMID Energy Systems GmbH through a share swap. The joint venture with our Saudi Arabian joint venture partner SABIC was terminated. SCHMID entered into an agreement with the Turkish partner PEKINTAS Group, who acquired around 51% of the shares in SCHMID Energy Systems GmbH. The aim of this collaboration is to expand the production of large-scale energy storage systems, and starting in 2026 PEKINTAS will build a manufacturing plant for joint use.
Events in 2025 and 2026
NASDAQ Delinquency and Delisting Notices
The Company was unable to file its Form 20-F reflecting its 2024 financial statements in a timely fashion, because accounting and liquidity issues delayed the finalization of its financial statements, and thus the audit. The Company filed a Form 12b-25 Notification of Late Filing with the SEC on April 30, 2025 setting out the reasons for the delayed filing. When the Company’s 2024 20-F was not filed within the 15-day extension period, NASDAQ sent the Company a notice informing the Company of non-compliance with NASDAQ Listing Rule 5250(c)(1). In accordance with NASDAQ rules the Company submitted a plan to regain compliance with the Listing Rules on July 14, 2025 and was granted an extension by NASDAQ until November 11, 2025 to regain compliance.
The issues which delayed the Company’s finalization of its financial statements were the complexity of accounting associated with the de-SPAC transaction, the at the time unfinalized nature of documentation, necessary for accounting purposes, relating to its Turkish partnership, and ongoing negotiations with potential investors and its creditors, regarding potential investments and set-off agreements due to a lack of sufficient liquidity of the Company making such agreements necessary for the completion of the financial statements.
During the period until December 2025 the Company negotiated with various of its creditors, including AVACO and XJ, to come to agreements regarding a significant portion of the Company’s outstanding debt.

SCHMID was also in negotiations with a number of new investors interested in an investment into the Company. During the spring and summer of 2025 the Company agreed to exclusivity with one investor, with whom the negotiations process was far advanced. In September 2025, shortly before signing definitive contracts with this investor (which is a publicly listed company in its home country), the national regulator of the investor’s home country asked the investor to halt the investment process which led to the abandonment of that transaction by the investor. This delay affected the timeline for the Company’s capital raise and the Company was unable to finalize its financial statements and file its 2024 20-F by November 11, 2025. On November 12, 2025 the Company received a determination letter from NASDAQ notifying it that, based upon its non-compliance with the filing requirement, the staff had determined to delist the Company’s securities. The Company was granted a stay in relation to trading of the Company’s securities on NASDAQ in accordance with NASDAQ rules upon request by the Company. The Company, in accordance with NASDAQ rules requested a hearing before the NASDAQ Hearings Panel in relation to the determination letter. In January 2026, the NASDAQ Hearings Panel granted the Company an extension to regain compliance with NASDAQ rules until April 30, 2026.
Shareholder Debt Waiver
In September 2025, Anette Schmid and Christian Schmid agreed to waive €5 million in financial liabilities which were owed to them by SCHMID. These €5 million financial liabilities dated back to 2016 and were waived for no consideration or compensation. This waiver was part of the restructuring of SCHMID’s financial liabilities, which the Company undertook in 2025 that included the planned share issuances to XJ and SCHMID Avaco Korea, described above.
Debt Set-Off and Share Issuance Agreements with XJ Harbour
On November 12, 2025, the Company entered into a subscription agreement and a set-off agreement with XJ Harbour, pursuant to which the Company agreed to issue and sell shares to XJ Harbour in a private placement. The Company agreed to issue ordinary shares to XJ at $2.15 per share to set off $26,962,158.90 of liabilities (including accrued interest) owed to XJ Harbour by the Company. In an extraordinary general shareholders’ meeting held by the Company on December 23, 2025, the shareholders authorized the issuance of shares to XJ Harbour. 12,540,539 shares of the Company were issued to XJ Harbour on January 16, 2026 and transferred to XJ Harbour. The set-off in relation to the liabilities became effective on that date.
Debt Set-Off and Share Issuance Agreements with AVACO
On November 3, 2025, the Company entered into a subscription agreement and set-off agreement with SCHMID Avaco Korea Co., Ltd. (a non-consolidated 50-50 joint venture of SCHMID) (“SCHMID Avaco Korea”) and AVACO Co., Ltd. (“AVACO”) to issue a total of approximately 1.07 million shares of the Company in a private placement to SCHMID Avaco Korea for USD 2.50 per share. These shares were to be issued based on the existing corporate authority of the Company to issue shares. According to the agreements with SCHMID Avaco Korea and AVACO, following the issuance of such shares, SCHMID Avaco Korea was to sell and transfer such shares to AVACO against set-off of liabilities of approximately EUR 2.3 million of SCHMID and certain of its group companies.
The agreement with AVACO and SCHMID Avaco Korea stipulated, that if shares were not issued and registered with the SEC by January 31, 2026, any shares already issued were to be cancelled and the liabilities owed by SCHMID to AVACO were to be settled in cash by February 28, 2026.
Term Loan Facility with Black Forest Special Situations I
The Company signed a secured two-tranche term loan facility with a total commitment value of up to €10,000,000 with the lender Black Forest Special Situations I, a Cayman Islands incorporated entity, on December 16, 2025. The lender is backed by a consortium that includes the Company’s chairman of the Board, Sir Ralf Speth, members of the Board of directors of the Company, its CFO Arthur Schuetz, and third-party investment and advisory professionals. The first tranche consisted of €2,500,000, which was paid out to the Company on December 18, 2025.

The second tranche of up to €7,500,000 was set to be drawn down early in 2026, but was not utilized due to the Company issuing USD 30 million in convertible notes (see below).
Black Forest Special Situations I has a conversion right under the term loan facility, which is exercisable at a share price of US$2.15 into shares of the Company between six months after the draw down of the first tranche and the date of the term loan facility’s maturity, which is 15 months after the first tranche draw down. The first and second tranches may be converted independently of one another. The term loan facility has a 15% p.a. interest rate with interest payable at maturity, unless the conversion right is exercised and interest is also converted into shares of the Company. Further, the term loan facility includes security by the Company’s majority shareholders, Christian Schmid and Anette Schmid who pledged personal assets for each tranche as security. The Company and the Company’s 100% German subsidiary Gebr. Schmid GmbH are both guarantors.
As part of the drawdown of the €2,500,000 first tranche, the Company also agreed to issue option rights to Black Forest Special Situations I to acquire 1,250,000 shares of the Company at the prevailing VWAP at the time of concluding the term loan facility, which was $4.19 per share. The term loan facility agreement stipulated that an option agreement shall be executed, which was agreed and signed in January 2026 and sets out the exercise mechanics of the options as well as the discretionary possibility of the Company to cashless exercise the options. The options expire on December 16, 2030 and may be exercised in full or in several parts during the lifetime of the options agreement.
USD 30 Million 7.00% Senior Convertible Note due 2028
On January 18, 2026, SCHMID entered into an investment agreement with an institutional investor, Linden Advisors LP, to sell, and on January 21, 2026 sold senior convertible notes in an aggregate principal amount of $30.0 million convertible into ordinary shares of the Company together with the issuance of warrants to purchase ordinary shares of the Company in a private placement to accounts managed by Linden. The notes were issued at 98% of principal amount pursuant an indenture and are to be funded in two tranches: (i) $15.0 million were be funded on January 21, 2026 and (ii) $15.0 million will be funded following the effectiveness of a registration statement covering the resale of the underlying shares in relation to the notes.
The notes bear interest at a rate of 7% per annum, compounded quarterly and payable in kind, subject to the Company’s right to elect cash payment upon prior notice. They have a two-year maturity, i.e. they will mature on January 21, 2028, unless previously converted into shares of the Company. This conversion option of the notes into shares of the Company at prices determined by reference to fixed premium conversion prices including at 95% of the applicable volume-weighted average price of the shares of the Company, is subject to a minimum conversion price and certain daily conversion limits as further specified in the investment agreement.
In connection with the issuance of the notes, the Company also issued warrants to the investor to purchase shares of the Company in an amount determined by reference to the principal amount of the notes. The warrants are exercisable until December 15, 2028, at an exercise price equal to the lower of the applicable fixed premium conversion prices under the notes, exercisable for cash or, at the Company’s election, on a cashless basis. In relation to the first $15.0 million tranche, a total of 1,554,404 warrants at a USD 9.65 exercise price (subject to customary anti-dilution adjustments). Once the second $15.0 million tranche is paid out, the number of warrants will be calculated by dividing $15.0 million by the lower of the $9.65 and a fixed premium conversion price (which is 125% of the closing price of the Company’s shares on the date of the effectiveness of the registration statement covering the underlying shares) with the exercise price being also set as the lower of $9.65 or the fixed premium conversion price.
In connection with the execution of this investment agreement, the Company also entered into a registration rights agreement to file a registration statement covering the resale of the shares issuable upon conversion of the notes and exercise of the warrants. The Company’s obligations under the notes are guaranteed by its German operating subsidiary, Gebr. Schmid GmbH, subject to applicable German law limitations. The investment agreement and the provisions of the notes and warrants contain customary affirmative and negative covenants, issuer call provisions, change of control protections, mandatory redemption events, and events of default customary for transactions of this type.

Funding of the second $15 million tranche of the 2026 Convertible Notes is contractually conditioned upon the effectiveness of this registration statement. Accordingly, our near-term liquidity is directly dependent on the effectiveness of this registration statement.
Appointment of Arthur Schuetz as the new CFO of the Company
Arthur Schuetz was appointed by the Board as the new CFO of SCHMID Group N.V. as of January 1, 2026, replacing Julia Natterer, who continues to serve as CFO of Gebr. SCHMID GmbH.
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies. The exemptions include, but are not limited to:
•
an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•
reduced disclosure obligations regarding executive compensation; and

•
not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of equity securities held by our non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
We are also considered a “foreign private issuer” subject to reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. As a “foreign private issuer,” we will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and requirements that the proxy statements conform to Schedule 14A of the proxy rules promulgated under the Exchange Act;

•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders (i.e., officers, directors and holders of more than 10% of our issued and outstanding equity securities) to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•
the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•
the SEC rules on disclosure of compensation on an individual basis unless individual disclosure is required in our home country (the Netherlands) and is not otherwise publicly disclosed by us.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.
We may choose to take advantage of some but not all of these reduced reporting requirements of which we have taken advantage of in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are U.S. domestic filers, or other U.S. domestic public companies in which you have made an investment.
Risk Factors Summary
Our business faces significant risks and uncertainties. You should carefully consider all of the information set forth in this prospectus and in other documents we file with or furnish to the SEC, including the following risk factors, before deciding to invest in or to maintain an investment in our securities. Our business, as well as our reputation, financial condition, results of operations and share price, could be materially adversely affected by any of these risks, as well as other risks and uncertainties not currently known to us or not currently considered material. These risks include, among others, the following:
•
Our ability to continue as a going concern depends on obtaining additional financing, in particular the receipt of the second tranche of our 2026 Convertible Notes financing which is conditioned on the effectiveness of this registration statement;

•
Failure to achieve effectiveness of this registration statement by June 30, 2026 or maintain effectiveness could trigger payment obligations and defaults under our financing arrangements;

•
SCHMID’s ability to maintain the listing of our securities on the NASDAQ;

•
Our ability to implement business plans, operating models, forecasts, and other expectations and identify and realize additional business opportunities;

•
SCHMID faces intense competition in the markets and industries in which it operates, and SCHMID’s competitiveness depends on being successful in new product development and to market its embedded traces and glass substrate technology.

•
The reputation of SCHMID’s brand is an important company asset and is key to SCHMID’s ability to remain a trusted supplier of specialty products, equipment and services.

•
SCHMID’s profitability could suffer if its cost management strategies are unsuccessful, or SCHMID’s competitors develop an advantageous cost structure that SCHMID cannot match.

•
SCHMID’s direct customers and their direct and indirect customers face numerous competitive challenges, which may materially adversely affect their business and as a result SCHMID’s business.

•
SCHMID’s revenue, earnings, and other operating results have fluctuated in the past and may fluctuate in the future due to the nature of its business.

•
Any disruptions to SCHMID’s supply chain, significant increases in material costs, or shortages of critical components, could adversely affect SCHMID’s business and result in increased costs.

•
Most of SCHMID’s revenue is derived from the electronics business which subjects its revenues and profitability to fluctuations and developments in this end — market globally, while the defense industry is becoming an increasingly important end-market for SCHMID, which is subject to fluctuations in government spending and high government indebtedness could lead to defense spending reduction in particular in the US.

•
Economic, financial, geopolitical, epidemiological, or other conditions could result in business disruptions which could seriously harm SCHMID’s future revenue and financial condition and increase SCHMID’s costs and expenses.

•
SCHMID’s operations and assets in foreign jurisdictions may be subject to significant political and economic uncertainties.

•
SCHMID’s ability to obtain additional capital on commercially reasonable terms may be limited.

•
SCHMID is generally subject to substantial regulation and laws and unfavorable changes to, or its failure to comply with, these regulations and/or laws could substantially harm its business and operating results.

•
Failure of information security and privacy concerns could subject SCHMID to penalties, damage SCHMID’s reputation and brand, and harm SCHMID’s business and results of operations.

•
SCHMID may be unable to successfully execute its growth initiatives, business strategies, or operating plans.

•
SCHMID’s know-how and innovations, which it relies on for its current and future business, may not be adequately protected.

•
SCHMID’s patent applications may not be successful, which may have a material adverse effect on SCHMID’s ability to prevent others from commercially exploiting products similar to SCHMID’s products.

Corporate Information
We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the name Pegasus TopCo B.V. on February 7, 2023, solely for the purpose of effectuating the Business Combination. Prior to the Business Combination, Pegasus TopCo B.V. did not conduct any material activities other than those incident to its formation and certain matters related to the Business Combination, such as the making of certain required securities law filings.
Our name was changed from Pegasus TopCo B.V. to SCHMID Group N.V. when we converted into a Dutch public limited liability company (naamloze vennootschap) on April 30, 2024, in connection with the closing of the Business Combination.
We are registered in the Commercial Register of the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 89188276. Our official seat (statutaire zetel) is in Amsterdam, the Netherlands and the mailing and business address of our principal executive office is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Federal Republic of Germany. Our telephone number is Tel: +49 7441 538 0.
We maintain a website at schmid-group.com, where we regularly post copies of our press releases as well as additional information about us.
Our filings with the SEC are available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC, and should not be relied upon.
All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING
The summary below describes the principal terms of the offering. The “Description of Securities” section of this registration statements contains a more detailed description of the Company’s securities.
Issuer
SCHMID Group N.V.
Securities that may be issued from time to time by the Company
Up to 46,611,659 of our Ordinary Shares, including (i) up to 9,750,000 Ordinary Shares issuable upon conversion of our Private Warrants, (ii) up to 11,250,000 Ordinary Shares that are issuable upon the exercise of our Public Warrants, (iii) up to 15,544,042 Ordinary Shares that are issuable upon the conversion of the $30 million two-tranche 2026 Convertible Notes, (iv) up to 6,217,617 Ordinary Shares that are issuable upon the exercise of the 2026 Warrants, (v) up to 1,600,000 Ordinary Shares that are issuable upon the conversion of the 2025 Convertible Loan, (vi) up to 1,250,000 Ordinary Shares that are issuable upon the exercise of options granted in connection with the 2025 Convertible Loan, and (vii) up to 1,000,000 Ordinary Shares that are issuable to certain members of management based on contractually agreed share and option bonus incentive plans.
Securities that may be offered and sold from time to time by the Selling Securityholders
Up to 95,040,523 Ordinary Shares including (a) 35,888,325 of our Ordinary Shares issued to certain selling securityholders in connection with the Business Combination (including 5,000,000 non-vested earn-out shares), (b) 12,540,539 of our Ordinary Shares issued to XJ Harbour HK Limited in a private placement on January 16, 2026, (c) up to 21,000,000 of our Ordinary Shares to be issued upon the exercise of our Warrants, (d) up to 15,544,042 of our Ordinary Shares to be issued upon the conversion of the 2026 Convertible Notes, (e) up to 6,217,617 of our Ordinary Shares to be issued upon the exercise of the 2026 Warrants, (f) up to 1,600,000 of our Ordinary Shares to be issued upon the conversion of the 2025 Convertible Loan, (g) up to 1,250,000 of our Ordinary Shares to be issued upon the exercise of the 2025 Options, (h) up to 1,000,000 of our Ordinary Shares that are issuable to certain members of management based on contractually agreed share and option bonus incentive plans, and (ii) up to 9,750,000 Private Warrants.
Selling Securityholders
All of the Ordinary Shares and Warrants being registered pursuant to the Registration Statement on Form F-1 are being offered by the Selling Securityholders. See “Selling Securityholders” section for more information.
Ordinary Shares outstanding at prior to the offering
55,602,966 Ordinary Shares (including 5,000,000 earn-out shares, which have been issued but have not vested and are subject to cancellation).
Ordinary Shares outstanding after giving effect to the issuance of all Ordinary Shares Registered Hereunder
After giving effect of the issuance of all Ordinary Shares registered hereunder (which depends on the exercise of warrants and the exercise of conversion rights of the different securities and instruments), 102,214,670 Ordinary Shares would be outstanding (including

5,000,000 earn-out shares, which have been issued but have not vested and are subject to cancellation).
Dividend policy
Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or our articles of association (the “Articles of Association”) and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the general meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant. See the section titled “Dividend Policy.”
We have never declared or paid any cash dividends and have no plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain any earnings for future operations and expansion.
Transfer Agent
Continental Stock Transfer & Trust Company
Use of Proceeds
We will not receive any proceeds from the sale of Ordinary Shares or Private Warrants by the Selling Securityholders in the offering as described in this prospectus.
We will receive up to an aggregate of approximately $241.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We will additionally receive up to an aggregate of approximately $5.2 million from the exercise of the 2025 Options, if such 2025 Options are exercised. We will receive further proceeds, which cannot be quantified at this time, based on floating rate mechanisms under the 2026 Warrants if such 2026 Warrants are exercised. We expect to use the net proceeds from the exercise of the Warrants, the 2025 Options and the 2026 Warrants for general corporate purposes. See “Use of Proceeds.”
Transfer restrictions
The Ordinary Shares and Private Warrants offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See the section titled “Plan of Distribution”.
All of the Ordinary Shares and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.
Market for our Ordinary
Shares
Our ordinary shares are listed on Nasdaq under the symbol “SHMD” and our Public Warrants are listed under the symbol “SHMD.W”
Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” in this prospectus for a description of certain of the risks you should consider before investing in our ordinary shares

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SCHMID
Summary Historical Financial Data of SCHMID Group N.V.
The following table shows summary historical financial information of SCHMID for the periods and as of the dates indicated. The summary historical financial information of SCHMID as of and for the years ended December 31, 2024, 2023 and 2022 was derived from the audited historical financial statements of SCHMID included elsewhere in this prospectus. The summary historical financial information of SCHMID as of and for the six-months periods ended June 30, 2025 and 2024 was derived from the interim unaudited historical financial statements of SCHMID included elsewhere in this prospectus.
The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary historical financial information in this section is not intended to replace our consolidated financial statements and the related notes. Our historical results are not necessarily indicative of our future results.
Consolidated Statements of Profit or Loss and Other Comprehensive Income (Loss) for the years ended
December 31, 2024, 2023 and 2022
in € thousand	2024	2023	2022
Revenue	60,836	90,246	95,058
Cost of sales	(48,791)	(63,849)	(61,721)
Gross profit	12,044	26,397	33,337
Selling expenses	(12,895)	(12,577)	(11,369)
General administration expenses	(11,792)	(12,538)	(6,973)
Research and development	(3,974)	(5,148)	(4,818)
Other income	9,018	15,985	3,375
Other expenses	(2,564)	(2,620)	(2,988)
Listing expenses	(71,630)	—	—
(Impairment) / Reversal on impairment on financial assets	20	22,696	3,091
Operating profit (loss)	(81,772)	32,195	13,654
Finance income	1,888	19,685	5,758
Finance expenses	(5,712)	(10,091)	(17,746)
Financial result	(3,824)	9,594	(11,988)
Share of profit (loss) in equity method investments	—	(1,057)	—
Income (loss) before income tax	(85,596)	40,732	1,667
Income tax benefit (expense)	1,492	(2,778)	1,924
Net income (loss) for the period	(84,104)	37,954	3,591
Other comprehensive income (loss) that may be reclassified to profit or loss	389	(1,625)	(503)
Exchange differences on translation of foreign business units	389	(1,625)	(503)
Items that will not be subsequently reclassified to profit or loss	(31)	18	213
Remeasurement of defined pension benefit obligation	(44)	25	300
Income tax on remeasurement of defined pension benefit obligation	13	(7)	(88)
Other comprehensive income (loss)	358	(1,607)	(290)
Total consolidated comprehensive income (loss) for the reporting period	(83,746)	36,346	3,301

Consolidated Statement of Profit or Loss and Other Comprehensive Income (Loss) for the six-month periods ended June 30, 2025 and 2024
	Six-months ended June 30
in € thousand	2025	2024
Statements of Profit or Loss
Revenue	16,892	29,700
Cost of sales	(18,539)	(24,054)
Gross Profit	(1,647)	5,646
Selling	(5,762)	(6,533)
General administration	(5,472)	(4,877)
Research and development	(1,563)	(2,214)
Other income	6,144	1,320
Other expenses	495	(857)
Listing expenses	0	(71,631)
(Impairment) / Reversal on impairment on financial assets	0	7
Operating profit (loss)	(7,804)	(79,139)
Financial result	(2,285)	(3,968)
Income (loss) before income tax	(10,090)	(83,107)
Income tax benefit (expense)	(76)	1,810
Net income (loss) for the period	(10,165)	(81,297)

RISK FACTORS
Investing in our Ordinary Shares or Warrants involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our Ordinary Shares or Warrants and any risk factors that may be set forth in the applicable prospectus supplement, as well as the other information contained in this prospectus and any applicable prospectus supplement. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our Ordinary Shares and Public Warrants could decline and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Related to this Offering by the Selling Securityholders
Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing Shareholders could cause the price of our Ordinary Shares to fall.
There are currently 55,602,966 Ordinary Shares outstanding (including 5,000,000 earn-out shares which are subject to cancellation). Assuming the issuance of the maximum further Ordinary Shares of 46,611,659 Ordinary Shares to be registered in relation to our Warrants, the 2026 Convertible Notes, the 2026 Warrants, the 2025 Convertible Loan, the 2025 Options and the Ordinary Shares issuable under the management share and option bonus incentive plan, a total of 102,214,670 Ordinary Shares would be outstanding with the 95,040,523 Ordinary Shares that are being registered for resale under this registration statement representing a substantial majority of our potentially outstanding Ordinary Shares on a fully diluted basis.
The sales of that many securities, or even the perception that those sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales by the Selling Securityholders may have on the prevailing market price of our Ordinary Shares but the sale of a large number of Ordinary Shares could result in a significant decline in the public trading price of our Ordinary Shares. A large portion of the shares to be registered under this registration statement are held or controlled by Anette Schmid and Christian Schmid, the majority shareholders for SCHMID. The 28,725,000 Ordinary Shares they hold and control make up 56.8% of the shareholding of SCHMID (not accounting for 5,000,000 Earn-out Shares which have not vested yet and are subject to cancellation). The shares of the majority shareholders are not subject to any lock-up arrangements. Additionally, a significant portion of the shares to be registered under this registration statement are held by XJ Harbour HK Limited which currently holds 13,946,900 Ordinary Shares following the issuance of 12,540,539 Ordinary Shares to them on January 16, 2026 and such shares are also not subject to any lock-up.
Certain of the Selling Securityholders acquired their securities at a price that is less than the market price of our Ordinary Shares as of the date of this prospectus. As a result, such Selling Securityholders may earn a positive rate of return even if the price of our Ordinary Shares declines and may be willing to sell their shares at a price less than shareholders that acquired our shares in the public market.
Certain of our shareholders purchased their respective Ordinary Shares at prices lower than the current market price for our Ordinary Shares and may therefore experience a positive rate of return on their investment, even if our public shareholders, who invested approximately $10 per Ordinary Share prior to the Business Combination experience a negative rate of return on their investment.
Christian Schmid, Anette Schmid and the Schmid Community of Heirs, the majority and controlling shareholders of SCHMID, did not pay a cash amount for their Ordinary Shares, but contributed the shares of Gebr. Schmid GmbH in exchange for the Ordinary Shares at Closing of the Business Combination. At Closing the valuation of the shares received was $11.42, which is the price to be considered the price at which they acquired the shares, though acquired by a contribution of shares rather than cash.
XJ Harbour HK Limited did not pay a cash amount for their Ordinary Shares received at the Closing of the Business Combiantion, but agreed under a Subscription Agreement to sell their 24.1% stake in the

Gebr. Schmid GmbH subsidiary Schmid Technology (Guangdong) Co., Ltd. to SCHMID for their Ordinary Shares and three cash payments by SCHMID. As their receipt of SCHMID Group shares was negotiated as part of a payment for the stake in the SCHMID subsidiary, no price per share can be comparably ascribed on a per share basis to those shares received by XJ Harbour. In addition, in November 2025, XJ Harbour HK Limited and SCHMID Group N.V. agreed on the issuance of Ordinary Shares at a price of $2.15 per Ordinary Shares to offset all remaining cash payments (i.e the remaining two cash payments of the three cash payments originally agreed).
Pegasus Digital Mobility Sponsor LLC agreed to set off debt owed to them by Pegasus in exchange for Ordinary Shares, at an effective price of $5.10 per share.
In addition, the private warrants held by Christian and Anette Schmid were transferred by Sponsor as part of the compensation under the Business Combination. Sir Ralf Speth, Dr. Stefan Berger, F. Jeremey Mistry, John Doherty, Jeffrey H. Foster, Steven Norris and Florian Wolf also received private warrants from Sponsor, for their role as directors and officers of Pegasus. Sponsor initially purchased the private placement warrants for $1 each. The private warrants are exercisable for one Ordinary Share at $11.50 each.
In addition, the 2025 Convertible Loan of EUR 2.5 million agreed with Black Forest Special Situations I is convertible at a price of $2.15 per Ordinary Shares and in addition Black Forest Special Situations I was granted 1.25 million options to purchase Ordinary Shares at an exercise price of $4.1956.
In addition, the 2026 Convertible Notes are issued in two $15 million tranches and are subject to a floating rate conversion price capped at a floor conversion price of $1.93 and a maximum conversion price of $9.65 per Ordinary Shares. The 2026 Warrants are issued in two tranches and are also subject to an exercise price of $9.65 per Ordinary Share for the initial 2026 Warrants issued and, upon the issuance of the second $15 million tranche of the 2026 Convertible Notes (subject to the effectiveness date of this prospectus) will have an exericse price of $9.65 per Ordinary Share or lower subject to a floating rate mechanism to set the exercise price for the second tranche of 2026 Warrants.
Based on the above prices paid by selling shareholders, and the variability of the relative price of Ordinary Shares paid by selling shareholders who received their securities for non-cash consideration, certain shareholders would be able to recognize a greater return on their investment than shareholders that purchased Ordinary Shares in the public market, based on the closing price of our Ordinary Shares on the Nasdaq of $7.55 as of February 13, 2026. Furthermore, such shareholders may earn a positive rate of return even if the price of our Ordinary Shares declines further. As a result, such shareholders may, subject to the expiration of any lock-up restrictions, be willing to sell their shares at a price less than shareholders that acquired our shares in the public market or at higher prices than the price paid by such shareholders. The sale or possibility of sale of these Ordinary Shares, including those pursuant to this prospectus, could have the effect of increasing the volatility in the price of the Ordinary Shares or putting significant downward pressure on the price of the Ordinary Shares.
Cash proceeds associated with the exercise of warrants or options are dependent on stock price, currently the stock price is below the exercise price of our Public Warrants and Private Warrants and the company is unlikely to receive proceeds from the exercise of the warrants, further the Private Warrants may be exercised on a cashless basis, so the company may not receive cash for the exercise of the Private Warrants if they are in the money
Assuming the exercise of all Private Warrants our aggregate gross proceeds would be €112,125,000.00. If all Public and Private Warrants were exercised a total of $241,5000,000.00 would be received by the Company. The likelihood that the holders of the Warrants will exercise them, and therefore that we should receive such an amount, is dependent upon the market price of our Ordinary Shares. Currently the SCHMID Ordinary Shares are trading well below the warrant exercise price of $11.50, exercise of these warrants by holders and receipt by the Company of any cash proceeds is therefore unlikely. Additionally, the Private Warrants can be exercised on a cashless basis, and should the share price rise to the exercise price or above, the Company may not receive cash proceeds in case of an exercise.
While the current price of the Ordinary Shares is below $11.50 (the strike price for the Warrants), the strike price for our 2025 Options (1.25 million options granted to Black Forest Special Situations I) is $4.1956 per share which is well below the curent price of the Ordinary Shares. However, such warrants are exerciseable until 2030, which means the Company may not receive any of proceeds from the 2025 Options in the near future or at all.
Additionally, the strike price of the 2026 Warrants (warrants issued in connection with the issuance of our 2026 Convertible Notes) is dependent on a floating rate mechanism for the second tranche of such warrants and such warrants are exerciseable until December 15, 2028, which also means that the Company may not receive any proceeds from such 2026 Warrants in the near future or at all.
Risks Related to Our Business, Technology, and Industry
In the markets and industries in which we operate, we face intense competition and our failure to compete successfully in product development may have an adverse effect on our business, financial condition, and results of operations.
The electronic industry in which we operate is highly competitive. We encounter competition from numerous and varied competitors in all areas of our business. For example, the electronics industry includes large Chinese players who often dominate equipment manufacturing as the market is highly commoditized, price driven and under the focus of the Chinese government, which seeks to implement favorable industry policy for local producers. Further, we face competition not only from competitors who manufacture similar products, but also those who may offer a variety of other alternative products. Additionally, industry consolidation may result in larger, more homogeneous, and potentially stronger competitors in the markets in which we compete in the future.
We compete primarily on the basis of product quality, innovation, technology, brand reputation as well as through the services and support we offer. Our competitors may continue to develop their existing portfolios of products, introduce new products and enhance their existing products, which could cause a decline in market acceptance of our products. Our competitors may also improve their manufacturing processes or expand their manufacturing capacity, which could make it more difficult or costly for us to compete successfully. In addition, our competitors could enter into exclusive arrangements with our existing or potential customers or suppliers, which could limit our ability, or make it significantly more costly, to acquire necessary raw materials or to generate sales.
Some of our competitors may have or may obtain greater financial, technical, and marketing resources than we do. This would allow them to devote greater resources to promoting and selling certain products. Unlike many of our competitors who specialize in a single or limited number of product lines, we have a portfolio of businesses and must allocate resources across those businesses. As a result, we may invest less in certain areas of our business than our competitors invest which may lead to a competitive disadvantage.
Further, because some of our competitors are small divisions of large, international businesses, these competitors may have access to greater resources than we do and may therefore be better able to withstand a change in conditions within our industry or the economy as a whole.
Some of our competitors may also incur fewer expenses than we do in creating, marketing, and selling certain products and may face fewer risks in introducing new products to the market. This circumstance results from the nature of our business model, which is based on providing innovative and high-quality products, and therefore may require us to spend a proportionately greater amount on R&D than some of our competitors. If our pricing, marketing resources or other factors are not sufficiently competitive, or if there is an adverse reaction to our product decisions, we may lose market share in certain areas, which could adversely affect our business, financial condition, and results of operations.
Additionally, competitors could benefit from favorable tax regimes or additional governmental grants and subsidies. Certain of our competitors in various countries in which we do business, including China, may be owned by or affiliated with members of local governments and political entities. These competitors may receive special treatment with respect to regulatory compliance and product registration, while certain of our products, including those based on new technologies, may be delayed or even prevented from entering into the local market.

Escalating trade tensions, for example between the United States and China, can also lead to restrictions on the import and export of certain goods and technologies to or from certain countries. Further, additional trade import taxes or import duties can create disruption in competitiveness. Disruption in the global supply chain due to an escalation of trade tensions, the outbreak of war, a disease epidemic or other unexpected situation can cause certain services, goods and materials to be unavailable or in limited supply and can further limit production capability and result in an inability to produce equipment for customers within an acceptable timeframe and at the needed volume. Such disruptions can have a material impact on our business, results of operations and financial condition.
We are currently in the process of patenting the technology for embedded traces (“ET”) which we believe is the next level technology for high-end PCBs & substrates. We believe we are the only participant in the market that is currently able to supply equipment for ET production. We saw noticeable growth in the high-end market in 2024 and 2025 and generated our first substantial sales with ET technology. For 2026, we expect another increase in our sales in the area of ET technology, especially in the North American market. If competitors concentrate on the ET as well and develop either better or more cost competitive processes and machinery, we could fail to capture the growth we expect in the ET market, which could have a material adverse effect on our business, financial condition, and results of operations.
The reputation of our brand is an important company asset and is key to our ability to remain a trusted supplier of specialty products, equipment and services.
We have maintained a strong reputation in the electronics industries for more than 160 years. Our products, equipment and services are associated with long-lasting and reliable high quality.
The reputation of our brand is an important company asset and is key to our ability to remain a trusted supplier of specialty products, equipment and services and to attract and retain customers. Negative publicity regarding our company or actual, alleged, or perceived issues regarding one of our products or services, particularly given the high cost-of-failure nature of our products and services, could harm our relationships with customers and may adversely affect our credibility and our business.
Our business is dependent on the continued acceptance by our customers of our existing products and services and the value placed on them. If these products and services do not maintain market acceptance, our revenues may decrease. A portion of our sales originate from our worldwide customer-oriented services, which is an important element of our business. If we do not devote sufficient resources or are otherwise unsuccessful in assisting our customers effectively with the products sold to them, we could adversely affect our ability to retain existing customers and could discourage prospective customers from adopting our services. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We may also be unable to modify the nature, scope and delivery of our customer support to compete with changes in the support services provided by our competitors. Increased demand for customer support, without corresponding revenue, could increase costs and adversely affect our business, results of operations and financial condition.
We are also continually investing in new product development to expand our offerings beyond our traditional products and services. Market acceptance of any new products or services may be affected by customer confusion surrounding our introduction of new products and services. Our expansion into new offerings may present increased risks and efforts to expand beyond our traditional products and services may not succeed. However, if we do not continue to innovate and provide innovative machinery and technological solutions that are competitive within our industry, we may lose customers, and our revenues and results of operations could suffer.
Through our products, we have established ourselves as one of the leaders in quality and innovation in the markets in which we operate. For that reason, our customers are willing to pay above market prices for our machinery and technological solutions. If we do not continue to innovate and provide innovative machinery and technological solutions that are competitive within our industry, our customers may no longer be willing to pay above market price for our machinery and technological solutions or may move to our competitors. Our customers moving to our competitors could have a material adverse effect on our business, financial condition, and results of operations.

In addition, our business is subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards, and raw material price fluctuations. The industry is currently affected by localization and a shift in customers’ businesses. In particular, there is currently a reorganization of the global supply chain underway, with a focus on decreasing dependency on China. The trends and characteristics in these industries may cause significant fluctuations in our results of operations and cash flows and have a material adverse effect on our financial condition. Our growth and success depend upon our ability to enhance our existing products and services and to develop and introduce new products and services to keep pace with such changes and developments and to meet changing customer needs and preferences. However, newer products or services may not achieve market acceptance if current or potential customers do not value the benefits of using our products, do not achieve favorable results using our products, use their budgets for different products, experience difficulties in using our products, or believe that our products are not cutting edge or do not add as much value as our competition’s products. If these newer products and services do not achieve market acceptance, there could be a material adverse effect on our business, financial condition, and results of operations and our profitability could decline. Additionally, changes, including technological changes, in our customers’ products or processes may make our specialty machines unnecessary or reduce the quantity of our specialty machines needed for a given product or process, which would reduce the demand for such. We have had, and may continue to have, customers who find alternative materials or processes and therefore no longer require our products, which could have a material adverse effect on our business, financial condition, and results of operations. Further, our plans for operating our business and leading further growth include adding new products and services. These investments could contribute to losses, and we cannot guarantee whether or when any of these plans will be successful with customers or result in an improvement in profits for our business.
In addition, we may fail to anticipate the impact of new and emerging technology or changes in trends, fail to accurately determine market demand for new products and services, experience cost overruns, delays in delivery or performance problems, or create market confusion by making changes to our existing products and services. If we are not successful in obtaining acceptance for new products or services, demand for our products and services may decline and/or we may not be able to grow our business or growth may occur more slowly than we anticipate. Some of our current or future products or services could also be rendered obsolete as a result of competitive offerings or market shifts. Furthermore, if our customers deviate from the envisaged timeline for the introduction of new technology, the sales of our newer products could be adversely affected. Failure to anticipate or quickly adapt to changes in our customers’ product introduction timelines could have a material adverse effect on our business, financial condition, and results of operations.
Our profitability could suffer if our cost management strategies are unsuccessful, or our competitors develop an advantageous cost structure that we cannot match.
Our ability to improve or maintain our profitability is dependent on our ability to successfully manage our costs. Our cost management strategies include maintaining appropriate alignment between the price of raw materials, the demand for our offerings and our resource capacity and maintaining or improving our sales and marketing and general and administrative costs as a percentage of revenues. If our cost management efforts are not successful, our efficiency may suffer, and we may not achieve desired levels of profitability. In addition, we may not be able to implement our cost management efforts in a manner that permits us to realize the cost savings we anticipate in the time, manner, or amount we currently expect, or at all due to a variety of risks, including, but not limited to, difficulties in integrating shared services within our business, higher than expected employee severance or retention costs, higher than expected overhead expenses, delays in the anticipated timing of activities related to our cost savings plans, and other unexpected costs associated with operating our business. If we are not effective in managing our operating costs in response to changes in demand or pricing, or if we are unable to absorb or pass on increases in the compensation of our employees or costs of raw materials, we may not be able to invest in our business in an amount necessary to achieve our planned rates of growth, and our business, financial condition, and results of operations could be materially adversely affected.
It may be possible for our current or future competitors to gain an advantage in product technology, manufacturing technology, or process technology, which may allow them to offer products or services that have a significant advantage over our offerings. Advantages could be in price, capacity, performance, reliability, serviceability, industry standards or formats, brand and marketing, or other attributes. If we do not compete successfully by developing and deploying new cost-effective products, processes, and technologies on a timely basis and by adapting to changes in our industry and the global economy, there could be a material adverse effect on our business, financial condition, and results of operations. Similarly, our products are used by manufacturers of component parts for a variety of industries. To the extent these industries become more sensitive to input costs, we may face price pressure. Our ability to respond to such pressures depends on the strength and viability of our internal cost management and pricing programs. Any failure of these programs could have a material adverse effect on our business, financial condition, and results of operations.
If we fail to continuously develop new, improved and more cost-effective technologies and products, this could have a material adverse effect on our business, financial condition and results of operations.
We depend on our continued ability to develop new, improved and more cost-effective technologies and products, to produce the same in a cost-effective manner and to commercialize and distribute new products successfully. The trend towards commoditization and standardization in some of our markets is further increasing the importance of research and development as we need to offer specialized products that are offering higher value to customers in order to achieve satisfactory margins.
We may not be able to successfully and constantly adapt, expand and improve our research and development activities, product portfolio and our marketing strategy in a timely manner and to the necessary extent, or may lack the capacity to invest the required level of human or financial resources in the development of new products required to respond to the existing trends and future changes. Competitors, in particular those with greater financial resources, might be able to outperform us by developing new technologies or products with favorable characteristics. In addition, the market for a newly developed technology or product may unexpectedly decline or could even disappear. In such case, all or part of our investments in the development of the relevant technology or product, which might be substantial, may be lost.
If we fail to continuously develop new, improved and more cost-effective technologies and products and to constantly adapt our research and development activities, product portfolio and marketing strategy to new trends and technological changes, this could have a material adverse effect on our business, financial condition and results of operations.
Our direct customers and their direct and indirect customers face numerous competitive challenges, which may materially adversely affect their business and ours.
Factors adversely affecting our direct customers and their direct and indirect customers may also adversely affect us. These factors include recessionary periods in their markets, their inability to adapt to rapidly changing technology and evolving industry standards, their inability to develop, market, or gain commercial acceptance of their products, some of which are new and untested and their products becoming commoditized or obsolete. Our customers are also subject to a highly competitive consumer products industry, which may have shorter product lifecycles, shifting end-user preferences, and higher revenue volatility.
If our customers or our customers’ direct and indirect customers in the ultimate end-markets are unsuccessful in addressing these competitive challenges, their businesses may be materially adversely affected, reducing the demand for our offerings, decreasing our revenues, or altering our production cycles and inventory management, each of which could have a material adverse effect on our business, financial condition, and results of operations.
Our revenue, earnings, and other operating results have fluctuated in the past and may fluctuate in the future.
If demand for our products fluctuates as a result of economic conditions or for other reasons, our revenue and profitability could be impacted. Our future operating results will depend on many factors, including the following:
•
business, political, and macroeconomic changes, and the overall global economy;

•
wars or epidemic events;

•
changes in consumer confidence caused by many factors, including changes in interest rates, credit markets, expectations for inflation, unemployment levels, and energy or other commodity prices;

•
fluctuations in demand for our customers’ and their customers’ products;

•
our ability to forecast our customers’ demand for our products accurately;

•
our ability to anticipate secular trends that affect demand for our products and the degree to which those trends materialize;

•
our customers’ ability to manage the inventory that they hold and to forecast accurately their demand for our products;

•
our ability to achieve cost savings and improve yields and margins on our new and existing products; and

•
our ability to utilize our capacity efficiently or acquire additional capacity in response to customer demand.

It is likely that our future operating results could be adversely affected by one or more of the factors set forth above or other similar factors. If our future operating results are below the expectations of stock market analysts or our investors, our stock price may decline.
Any disruptions to our supply chain, significant increase in material costs, or shortages of critical components, could adversely affect our business and result in increased costs.
Any disruptions to our supply chain, significant increases in the cost of materials or shortages of critical components, could adversely affect our business and result in increased costs. Such a disruption could occur as a result of any number of events, including, but not limited to: market shortages due to surge in demand for any particular part or component, increases in prices or impact of inflation, the imposition of regulations, quotas or embargoes on components, labor stoppages, transportation delays or failures affecting the supply chain and shipment of materials and finished goods, supply bottlenecks resulting from plant closures and production adjustments due to public health crises, such as pandemics and epidemics, third-party interference in the integrity of the parts and components sourced through the supply chain, the unavailability of raw materials, severe weather conditions, adverse effects of climate change, natural disasters, geopolitical developments, war or terrorism, and disruptions in utilities and other services. In addition, any future updates or modifications to the anticipated design of Schmid products may increase the number of parts and components we would be required to source and increase the complexity of our supply chain management. Failure to effectively manage the supply of parts and components could materially and adversely affect our results of operations, financial condition and prospects.
Any continued decline or disruption in the electronics markets or any economic downturn or uncertainty, in particular in Europe and Asia, could materially adversely affect our business, results of operations, and financial condition.
In recent years, we have generated a large percentage of our revenue in the USA, China, the rest of Asia, and Europe. Any continued decline or disruptions in those markets, especially in respect to the electronics market, could have a direct impact on our business. Trends in nearshoring global semiconductor supply chains could also directly impact our business as customers may choose to move to competitors whose production facilities are closer to their factories. We have also historically been impacted by economic declines or disruptions in those markets, for example the outbreak of the COVID-19 pandemic which led to severe interruptions to business operations generally and within China in particular. Any similar decline or disruption in the future could materially adversely affect our business, results of operations, and financial condition.
Our performance also depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. Declines or uncertainties in Europe, the United States, China and other global economies may lead customers to delay or reduce purchases of our products and services as they take measures to reduce their operating costs, including by delaying the development or launch of new products and brands and/or reducing R&D spending generally.

We are also sensitive to general trends and changes in the key markets we serve. Some of these markets, including the market for substrate manufacturing, exhibit a degree of cyclicality. Decisions to purchase our products and equipment are largely the result of the performance of these and other end-markets. If demand for output in these end-markets decreases, demand for our offerings will decrease as well. Demand for the products produced by customers in our end-markets is impacted by numerous factors, including macroeconomic conditions, prices of commodities, rates of infrastructure spending, consumer confidence and spending, labor conditions, and fuel costs, among others. For example, public skepticism of autonomous driving may negatively impact the demand for high-frequency sensors, which could result in decreased demand for our products. Increases or decreases in these variables globally may significantly impact the demand for our offerings and could have a material adverse effect on our business, financial condition, and results of operations. If we are unable to accurately predict demand in our end-markets or of the customers we serve, we may be unable to meet our customers’ needs, resulting in the loss of potential sales.
In addition, mergers or consolidations among our customers could reduce the number of our customers and potential customers. Consolidation in certain industries that we serve might also adversely affect or otherwise impact our revenues even if these events do not reduce the activities of the consolidated entities. When entities consolidate, overlapping services previously purchased separately are usually purchased only once by the consolidated entity, leading to loss of revenues. In addition, consolidated entities can better negotiate pricing terms while reducing spending on other services that were previously purchased by one of the merged or consolidated entities which may be deemed unnecessary or cancelled. Any such developments among our customers could have material adverse effect on our business, financial condition, and results of operations.
Most of our revenue is derived from our electronics business and while we believe that the business we operate in will grow significantly in the future, this may not materialize which could mean that we fail to reach our projected revenues and profitability which we measure on an Adjusted EBITDA basis.
While we focus on several sectors such as electronics, defense, and photovoltaic technologies, the majority of our revenue is achieved from our business with electronics customers. If one or more of the products and services we offer in this business area does not continue to remain profitable or we fail to maintain the quality of the products we offer for any reason, our business, financial condition, and results of operations may be materially adversely affected. In particular, we believe the market for high-end PCB equipment and especially the market for panel-level packaging (PLP) will grow substantially. In 2025, general downturns in market demand, particularly in China, resulted in lower than forecasted revenues and liquidity issues for the Company. If the electronics market, specifically the PLP or high-end PCB markets, behave differently than expected, if for instance traditional process technologies or other new technologies continue to capture most or all of the high-end PCB equipment market, the Company may fail to realize expected revenues. That could have a material adverse effect on the business, financial condition, and results of operations.
Our future business plans are formulated on the expectation of positive long-term trends and drivers in the market in which we operate. Key drivers of this growth are technologies such as AI server boards and boards for high performance computing applications. If our expectations and estimates are not correct or do not materialize in the manner in which we anticipate, this could have a negative impact on our future business plans and results of operations. In particular, our current projections for our revenues and Adjusted EBITDA for fiscal year 2026 are, and our past projections for past fiscal years were, based on our assessments at the time of the macroeconomic conditions in our key target markets and in particular the development of the electronics businesses and significant customer orders. While we based our projections on market trends and discussions with key customers as well as our order backlog as of December 31, 2025 and 2024 respectively, the forecasted revenues and Adjusted EBITDA may not materialize as our forecasts are based on various external factors (e.g. global tariff policies, supply chain issues, or non-materialization of orders due to customers’ strategic reorientation) or delays in order timing and other factors such as competitors getting orders which the Company expected to receive.
As part of a framework agreement SCHMID had agreed to supply equipment to a customer with very significant revenue potential in 2024, which was intended for install in a new factory. Although construction of that planned factory was put on hold, the orders for the equipment were not, and have since not been, cancelled. The non-materialization of these orders in 2024 and a general downturn in demand in that year, particularly in China, resulted in lower than forecasted revenues for 2024.
Difficult and volatile conditions in the capital, credit and commodities markets and in the overall economy could have a material adverse effect on our business, financial condition, results of operations, and cash flows.
Difficult global economic conditions, including concerns about sovereign debt and significant volatility in the capital, credit, and commodities markets, could have a material adverse effect on our business, financial condition, results of operations, and cash flows. These global economic factors, combined with low levels of business and consumer confidence and high levels of unemployment, precipitated a slow recovery from the global recession and from time to time create a concern about a return to recessionary conditions. These difficult conditions and the overall economy can affect our business in several ways. For example:
•
as a result of the volatility in commodity prices, we may encounter difficulty in achieving sustained market acceptance of past or future price increases, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows;

•
under difficult market conditions, there can be no assurance that borrowings under our revolving credit facility would be available or sufficient, and in such a case, we may not be able to successfully obtain additional financing on reasonable terms, or at all;

•
in order to respond to market conditions, we may need to seek waivers from certain provisions in financing agreements, and in such case, there can be no assurance that we can obtain such waivers at a reasonable cost, if at all;

•
market conditions could cause the counterparties to the derivative financial instruments we may use to hedge our exposure to interest rate, commodity, or currency fluctuations to experience financial difficulties and, as a result, our efforts to hedge these exposures could prove unsuccessful and, furthermore, our ability to engage in additional hedging activities may decrease or become more costly; and

•
market conditions could result in our key customers experiencing financial difficulties and/or electing to limit spending, which in turn could result in decreased sales and earnings for us.

In general, downturns in economic conditions can cause fluctuations in demand for our products, product prices, volumes, and margins. Future economic conditions may not be favorable to our industry and future growth in demand for our products, if any, may not be sufficient to alleviate any existing or future conditions of excess industry capacity. A decline in the demand for our products or a shift to lower margin products due to deteriorating economic conditions could have a material adverse effect on our business, financial condition, and results of operations and could also result in impairments of certain of our assets. We do not know if market conditions or the state of the overall economy will maintain its current course, improve, or decline in the near term. We cannot provide assurance that any decline in economic conditions or economic downturn in one or more of the geographic regions in which we sell our products would not have a material adverse effect on our business, financial condition, and results of operations.
Foreign currency exchange rate fluctuations and volatility in global currency markets could have a material adverse effect on our business, financial condition, and results of operations.
Our consolidated financial statements are presented in Euros. Our international sales and operations expose us to fluctuations in foreign currency exchange rates. These movements in exchange rates may cause our revenues and expenses to fluctuate, impacting our profitability and cash flows and our results generally.
A significant portion of our costs and the majority of our revenues are denominated in currencies other than the Euro, with most of our non-Euro denominated revenues being in RMB and USD while most of our costs being denominated in Euro. While most of our RMB revenues are matched by RMB costs, a weakening of the USD against the EUR and to a lesser extent a weaking of the RMB against the EUR, could have a negative effect on our results of operations.
These risks related to exchange rate fluctuations and currency volatility may increase in future periods as our operations outside of Europe continue to expand. Consequently, our business, financial condition, and results of operations may be materially adversely affected by fluctuations in currency exchange rates.

Natural disasters, catastrophes, fire, or other unexpected events could have a material adverse effect on our business, financial condition, and results of operations.
Many of our business activities involve substantial investments in manufacturing facilities. These facilities could be materially damaged by natural disasters, such as floods, tornadoes, hurricanes, and earthquakes, or by catastrophes, fire or other unexpected events such as adverse weather conditions or other disruptions to our facilities, supply chain, or our customers’ facilities. We could incur uninsured losses and liabilities arising from any such events, including damage to our reputation, and/or suffer severe impairments to our operational capacity, which could have a material adverse impact on our business, financial condition, and results of operations.
Any natural disaster, catastrophe, fire, or other unexpected event could result in personal injury and loss of life, damage to property, and contamination of the environment, which may result in a shutdown of our facilities, suspension of operations, and the imposition of civil or criminal fines, penalties and other sanctions, cleanup costs, and claims by governmental entities or third parties. We are dependent on the continued operation of our production facilities, and the loss or shutdown of operations over an extended period at any of our other major operating facilities could have a material adverse effect on our business, financial condition, and results of operations.
If we fail to retain existing key customers, or if our key customers fail to grow their own sales in the future, our business, results of operations, and financial condition could be materially adversely affected.
We have a concentrated customer base and are dependent on a small number of significant customers in the technology sector for a large percentage of our sales and revenue. For fiscal year 2024, the two largest customers measured in terms of sales volume represented approximately 23% of our revenues and the ten largest customers represented approximately 58% of our revenues. For the fiscal year 2024, we had more than 70 customers. Customer numbers in the prior year of 2023 and in the following year of 2025 were approximately similar. If we fail to retain these key customers or if we fail to replace orders in one period from key customers with orders from other customers in subsequent periods our own results could be materially adversely impacted.
After introducing our products into their operations, our customers often become highly dependent on our continued provision of products and services. This means that a part of our revenue is derived from subsequent business following the original customer purchase. If such customers were to switch to other providers, we would lose revenue from both initial business as well as subsequent business from follow-on sales and services.
Further, our key customers may fail to grow their own sales in the future, which may result in withdrawing from business with us. Loss of any such customer or any disruption in our relationship with such customers could result in decreased revenues. If we are unable to replace revenue generated by one or more of our major customers, our revenue may significantly decrease, which would have a material adverse effect on our business, financial condition, and results of operations.
Our business, financial condition, and results of operations could be adversely affected by decreases in the average selling prices of products.
Decreases in the average selling prices of our products may have a material adverse effect on our business, financial condition, and results of operations. Our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to offset decreases in average selling prices by improving production efficiency or by shifting to higher margin products. In the past, we have elected to discontinue selling certain products as a result of sustained material decreases in the selling price of such products and our inability to effectively offset such decrease through shifts in operations. If we are unable to respond effectively to decreases in the average selling prices of our products in the future, our business, financial condition, and results of operations could be materially adversely affected. Further, while we may elect to discontinue products that are significantly affected by such price decreases, we can provide no assurance that any such discontinuation will mitigate the related declines in our financial condition.

We may be required to record an impairment charge on our accounts receivable if we are unable to collect the outstanding balances from our customers.
We typically pre-finance a large portion of development services and resources for manufacturing customer-specific products and frequently sell products and services to customers on credit. While we carry out credit checks for our customers and generally require down payments for orders, there is a risk of delay for payments of the remaining amounts or that customers do not fulfil their payment obligations in full. We estimate the collectability of our accounts receivable based on our analysis of the accounts receivable, historical bad debts, customer creditworthiness, and current economic trends. We continuously monitor collections from our customers and maintain adequate impairment allowance for doubtful accounts. However, if the bad debts significantly exceed our impairment allowance, we may be required to record an impairment charge and our business, financial condition, and results of operations could be materially adversely affected.
Economic, financial, geopolitical, epidemiological, or other conditions could result in business disruptions which could seriously harm our future revenue and financial condition and increase our costs and expenses.
Concerns over inflation, geopolitical issues, the U.S. financial markets, foreign exchange rates, capital and exchange controls, unstable global credit markets and financial conditions, supply chain disruptions and economic issues have led to periods of significant economic instability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, and increased unemployment rates. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly and more dilutive. In addition, there is a risk that one or more of our current or future service providers, manufacturers, suppliers and other partners could be negatively affected by difficult economic times, which could adversely affect our ability to attain our operating goals on schedule and on budget or meet our business and financial objectives.
Our operations, and those of third-party contractors and consultants upon which we rely, could be subject to wildfires, earthquakes, tsunamis, power shortages or outages, floods or monsoons, public health crises, such as pandemics and epidemics, political crises, such as terrorism, war (including trade wars), political instability or other conflicts, and other natural or man-made disasters or other events outside of our control that could disrupt our business. Armed conflicts in the Middle East and Ukraine, as well as instability in South America or other political or military threats may have negative impacts on economies and financial markets. Those can be caused by sanctions, restrictions on selling or importing goods, services or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business and financial organizations. It is not possible to predict further actions by countries involved and the broader consequences of any war or conflict, which could include further sanctions, embargoes, regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, currency exchange rates and financial markets, all of which could impact our business, financial condition and results of operations.
The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Our ability to obtain supplies and materials for the production of our products could be disrupted if the operations of our suppliers are affected by a man-made or natural disaster or other business interruption. Damage or extended periods of interruption to our corporate, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease or delay the marketing or development of some or all of our products and services. Although we maintain property damage and business interruption insurance coverage, our business, financial condition, and results of operations may be seriously harmed should the losses we suffer as a result of such property damage and/or business interruption substantially exceed our insurance coverage and we are required to make up for this shortfall.

Risks Related to our Operations and our Liquidity Position
Our ability to continue as a going concern depends on obtaining additional financing, in particular the funding of the second tranche of our 2026 Convertible Notes which is conditioned on the effectiveness of this registration statement.
Our independent registered public accounting firm has included an explanatory paragraph in its audit report regarding substantial doubt about our ability to continue as a going concern. Substantial doubt exists regarding our ability to continue as a going concern within twelve months from the issuance date of our Consolidated Financial Statements because our near-term liquidity depends on the occurrence of the following events as set out in note 2 of our Consolidated Financial Statements:
•
the funding of the second USD 15.0 million tranche of our 2026 Convertible Notes, which is conditioned upon the effectiveness of this registration statement covering resale of the underlying shares in relation to the 2026 Convertible Notes;

•
the avoidance of mandatory cash payment obligations in relation to our first USD 15.0 million tranche of our 2026 Convertible Notes beginning June 30, 2026 if this registration statement is not declared effective; and

•
the resolution of a matured USD 2.35 million promissory note issued to Validus Broker Dealer Investment Management Company LLC that remains unpaid and is subject to an ongoing dispute and litigation, the resolution of which may require significant cash payments and could materially affect our liquidity.

These obligations could arise within the next twelve months and could require significant cash payments at a time when our available liquidity is limited.
There can be no assurance that this registration statement will be declared effective until June 30, 2026 or at all or that we can maintain its effectiveness. The timing and outcome of the SEC review process are outside of our control, and there can be no assurance that this registration statement will be declared effective within the expected timeframe or at all.
Failure to in particular obtain the second tranche of our 2026 Convertible Notes, satisfy payment obligations starting from June 30, 2026 if this registration statement is not declared effective, or resolve the Validus Broker Dealer Investment Management Company LLC matter could materially impair liquidity and may require us to curtail operations, seek additional financing or pursue restructuring alternatives.
Failure to achieve effectiveness of this registration statement by June 30, 2026 or maintain effectiveness could trigger payment obligations and defaults under our financing arrangements.
In connection with an investment agreement concluded with Linden Advisors LP dated January 18, 2026, our failure to achieve effectiveness of this registration statement by June 30, 2026 results in mandatory cash payments and may constitute an event of default that could accelerate outstanding obligations under our 2026 Convertible Notes. In addition, should this registration statement be declared effective, but we are unable to maintain its effectiveness, this may constitute an event of default that could also accelerate our outstanding obligations under our 2026 Convertible Notes. If we are unable to achieve or maintain the effectiveness of this registration statement, we may be required to obtain alternative financing to replace the financing of our 2026 Convertible Notes and to make payments due under the terms of the indenture relating to the 2026 Convertible Notes. If we fail to obtain such alternative financing, if required, we may not have sufficient liquidity to make payments in relation to our obligations in the indenture of our 2026 Convertible Notes and as a result our business, results of operations and financial condition may be materially adversely affected.
Our global operations subject us to increased risks.
We have global operations and, accordingly, our business is subject to risks resulting from differing legal and regulatory requirements, political, social, and economic conditions, and unforeseeable developments in a variety of jurisdictions. We have a significant presence in several major regions, including certain emerging markets such as China, and we plan to continue and diversify global expansion. Our global operations are subject to the following risks, among others:
•
political instability, including regime changes, and corruption;

•
acts of terrorism and military actions in response to such acts;

•
unexpected changes in regulatory environments and government interference in the economy;

•
changes to economic sanctions laws and regulations, including regulatory exemptions that currently authorize certain of our limited dealings involving sanctioned countries;

•
increasingly stringent laws related to privacy and consumer and data protection, including the EU General Data Protection Regulation and US State privacy and security breach notification laws;

•
international trade disputes that could result in tariffs or other protectionist measures;

•
social unrest, crime, strikes, riots and civil disturbances;

•
varying tax regimes, including with respect to the imposition of confiscatory taxes, other unexpected taxes, or withholding taxes on remittances and other payments by our partnerships or subsidiaries;

•
differing labor regulations, particularly in Germany and China where we have a significant number of employees;

•
rising wages and rates of inflation;

•
fluctuations in foreign currency exchange rates and foreign exchange controls and restrictions on repatriation of funds;

•
the outbreak of disease pandemics and responsive governmental measures;

•
inability to collect payments, or seek recourse under, or comply with ambiguous or vague commercial or other laws;

•
difficulty in obtaining, or denial of, export licenses or delay or interruption of the transportation of our products;

•
differing protections for intellectual property rights;

•
increased risk of cybersecurity incidents and cyberattacks from third-party and state actors and privacy violations;

•
difficulties in attracting and retaining qualified management and employees;

•
increased credit risk and different financial conditions of customers and distributors may necessitate longer payment cycles of accounts receivable or result in increased bad debt write-offs (including due to bankruptcy) or additions to reserves;

•
differing business practices, which may require us to enter into agreements that include non-standard terms; and

•
difficulties in penetrating new markets due to entrenched competitors, lack of recognition of our brand, and lack of local acceptance of our products and services.

Our overall success as a global business depends, in part, on our ability to anticipate and effectively manage these risks, but there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition, and results of operations may be materially adversely affected.
Our business in various markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in different legal, regulatory, economic, social, and political conditions. We may not succeed in developing and implementing policies and strategies which will be effective in each location where we do business.
Furthermore, any of the foregoing factors or any combination thereof could have a material adverse effect on our business, financial condition, and results of operations.

We may also face difficulties managing and administering an internationally dispersed business. In particular, the management of our personnel across several countries can present logistical and managerial challenges. Additionally, international operations present challenges related to operating under different business cultures and languages. We may have to comply with unexpected changes in foreign laws and regulatory requirements, which could negatively impact our operations and ability to manage our global financial resources. Export controls or other regulatory restrictions could prevent us from shipping our products into and from some markets. Moreover, we may not be able to adequately protect our trademarks and other intellectual property overseas due to uncertainty of laws and enforcement in several countries.
Changes in tax regulations in Germany or the United States and other jurisdictions, including under and with respect to bilateral and multilateral tax treaties, or the interpretation thereof, could significantly reduce the financial performance of our foreign operations or the magnitude of their contributions to our overall financial performance. In addition, the interpretation and application of consumer and data protection laws in the United States, Europe, and elsewhere are often uncertain, contradictory, and in flux. It is possible that any such newly introduced or amended laws are interpreted and applied in a manner that is inconsistent with our data practices. If so, this could result in government-imposed fines or orders requiring that we change our data practices, which could have an adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.
We are not insured against all potential risks.
To the extent available, we maintain insurance coverage that we believe is customary in our industry, covering our respective properties, operations, personnel, and businesses. Such insurance does not, however, provide coverage for all liabilities, including certain hazards incidental to our business, and we can provide no assurance that our insurance coverage will be adequate to cover claims that may arise or that we will be able to maintain adequate insurance at rates we consider reasonable. For example, the occurrence of a significant business interruption in the operation of one or more of our key facilities, countries, business partners, or systems could result in liability to us that is not insured and therefore could have a material adverse effect on our business, financial condition, and results of operations. In addition, our products are used in or integrated with many high-risk end-products and therefore if such products were involved in a disaster or catastrophic accident, we could be involved in litigation arising out of such incidents and susceptible to significant expenses or losses.
In the event of a total or partial loss affecting any of our property, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to obtain replacement units or inventory may cause significant delays, which may have a material adverse effect on our business, financial condition, and results of operations. In addition, certain zoning laws and regulations may prevent rebuilding substantially the same facilities in the event of a casualty, which may have a material adverse effect on our business, financial condition, and results of operations.
As a result, we cannot assure you that we are insured against all potential risks or for those risks that are covered by insurance that the insurance proceeds will compensate us fully for our losses, which could result in a material adverse effect on our business, financial condition, and results of operations.
Our ability to use and operate certain portions of our facilities may be limited by the validity of, or a default or termination under, our real property leases.
Certain portions of our facilities are leased from third-party landlords, and we continue to lease facilities in the future. The invalidity of, or default or termination under, any of our leases may interfere with our ability to use and operate all or a portion of certain of our facilities, which may have a material adverse effect on our business, financial condition, and results of operations.
Our operations and assets in foreign jurisdictions may be subject to significant political and economic uncertainties.
We operate and have subsidiaries and partners in various jurisdictions such as China, Taiwan, South Korea, Malaysia and the United States. Changes in laws and regulations, or their interpretation, or the imposition of unexpected or confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, financial condition, and results of operations of our subsidiaries. For example, under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.
The foreign economies may differ from the economies of Germany or the U.S. in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. While such economies may have experienced significant growth in the past 30 years, growth may have been uneven, both geographically and among various sectors of the economy. Such economies may not continue to grow and if there is growth, such growth may not be steady and uniform. If there is a slowdown, such slowdown may have a negative effect on our business and operations in such economies as well as on our business in general. We can provide no assurance that the various macroeconomic measures and monetary policies adopted by the foreign governments to guide economic growth and the allocation of resources will be effective in sustaining the growth rate of the respective foreign economies. If growth of such economies stagnates or there is an economic downturn, our business, financial condition, and results of operations may be materially adversely affected.
Uncertainties presented by the foreign legal systems could limit the legal protections available to us and subject us to legal risks, which could have a material adverse effect on our business, financial condition, and results of operations.
We operate and have subsidiaries and partners in various jurisdictions such as China, Taiwan, Korea, Malaysia and the United States. Our operations in foreign jurisdictions are subject to foreign applicable laws, rules and regulations. In such jurisdictions, a fully integrated legal system may not yet be developed, or imposed laws may not sufficiently cover all aspects of economic activities and prior court decisions may have limited value as precedents. Additionally, foreign statutes may often be principle-oriented and require detailed interpretations by the enforcement bodies to further apply and enforce such laws. In particular, some of these laws and regulations may be relatively new, and there may be limited volume of published decisions. For that reason interpretation and enforcement of these laws and regulations involve uncertainties.
In addition, a legal system may be based in part on government policies and internal rules, some of which may not be published on a timely basis or at all, and some of which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Any administrative and court proceedings may be protracted, resulting in substantial costs and diversion of resources and management attention. Further, as administrative and court authorities may have significant discretion in interpreting and implementing statutory, regulatory, and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection than in more developed legal systems. These uncertainties may also impede our ability to enforce the contracts we have entered into in foreign jurisdictions. As a result, these uncertainties could have a material adverse effect on our business, financial condition, and results of operations.
Material increases in labor costs in China could have an adverse impact on our business and operating results.
We operate a number of manufacturing facilities in China. In past years, we and other manufacturers have experienced increases in labor costs in our Chinese facilities due to rising inflation. Increases in the cost of labor in manufacturing facilities in China, including those of Schmid, are expected to continue to occur in the future.
To the extent we are unable to pass on increases in labor costs to our customers by increasing the prices for our products and services, minimum wage increases, or increases in other labor costs, or to move our operations into a jurisdiction where labor cost is lower, this could have a material adverse effect on our business, financial condition, and results of operations.

Changes in the Chinese government’s policy on foreign investment in China may adversely affect our business and results of operations.
The Foreign Investment Access Special Management Measures (Negative List) (2024 Version) (“Negative List”), which became effective on November 1, 2024, has identified the industrial areas that are restricted or prohibited for foreign investors. The business of our Chinese subsidiaries does not fall within any of such restricted or prohibited areas and their business scope was duly approved by the Chinese foreign investment regulatory authority upon their establishment.
The Negative List may, however, be updated from time to time, and there can be no assurance that the Chinese government will not change its policies in a manner that would render part or all of our business to fall within the restricted or prohibited categories. If we cannot obtain approval from the relevant approval authorities to engage in a business that becomes prohibited or restricted for foreign investors pursuant to any applicable updates under the Negative List, we may be forced to sell or restructure our business in China. If we are forced to adjust our corporate structure or business as a result of changes in government policy on foreign investment, this could adversely affect our reputation, business, financial condition, and results of operations.
The Chinese government may enact further restrictive measures in the future which could adversely affect our reputation, business, financial condition, and results of operations.
Our ability to obtain additional capital on commercially reasonable terms may be limited and the funding of the second tranche of our $30 million senior convertible notes is conditional on the registration of the underlying shares of such convertible notes.
Although we believe our cash and cash equivalents, together with cash we expect to generate from operations and unused capacity available under our revolving credit facility, provide adequate resources to fund ongoing operating requirements, we may need to seek additional financing to compete effectively.
If we are unable to obtain capital on commercially reasonable terms, it could:
•
reduce funds available to us for purposes such as working capital, capital expenditures, research and development, strategic acquisitions, and other general corporate purposes;

•
restrict our ability to introduce new products or exploit business opportunities;

•
increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate; and

•
place us at a competitive disadvantage.

On January 18, 2026, we entered into an investment agreement with an institutional investor, Linden Advisors LP, to sell, and on January 21, 2026 sold senior convertible notes in an aggregate principal amount of $30.0 million convertible into ordinary shares of the Company together with the issuance of warrants to purchase ordinary shares of the Company in a private placement to the Investor. The notes were issued at 98% of principal amount pursuant an indenture and are to be funded in two tranches: (i) $15.0 million were funded on January 21, 2026 and (ii) $15.0 million will be funded following the effectiveness of a registration statement covering the resale of the underlying shares in relation to the notes. Should the registration statement for the underlying shares not be declared effective by June 30, 2026, we will be required to make monthly repayments in relation to the first $15.0 million tranche. As a result, our Consolidated Financial Statements include a going concern qualification as well as a note by our management setting out material uncertainties to our going concern, principally relating to the funding of the second tranche of the convertible notes issuance.
We intend to continue to make investments to support our business and may require additional funds. In particular, we may seek additional funds to develop new products and enhance our platform and existing products, expand our operations, including our sales and marketing organizations, improve our infrastructure or acquire complementary businesses, technologies, services, products and other assets.
Accordingly, we may need to engage in equity or debt financings to secure additional funds. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on reasonable terms or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, scale our infrastructure, develop product enhancements and to respond to business challenges could be significantly impaired, and our business, results of operations and financial condition may be adversely affected.
Risks Related to Regulation and Litigation
Our financial results may be affected by tariffs, border adjustment taxes or other adverse trade restrictions.
We have global operations, including a significant presence in several major regions, including markets such as Malaysia, Taiwan, South Korea, United States, and China. We cannot predict whether the countries in which we operate, or may operate in the future, could become subject to new or additional trade restrictions imposed by the United States or other governments, including the likelihood, type or effect of any such restrictions. The United States has recently enacted and proposed to enact significant new tariffs. Additionally, President Trump has directed various federal agencies to further evaluate key aspects of U.S. trade policy and there has been ongoing discussion and commentary regarding potential significant changes to U.S. trade policies, treaties and tariffs. There continues to exist significant uncertainty about the future relationship between the U.S. and other countries with respect to such trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the U.S. Any of these factors could depress economic activity and restrict our access to suppliers or customers and have a material adverse effect on our business, financial condition and results of operations, which in turn would negatively impact us.
The international scope of our operations and our corporate and financing structure may expose us to potentially adverse tax consequences.
We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions as a result of the international scope of our operations and our corporate and financing structure. We are also subject to intercompany pricing laws, including those relating to the flow of funds between our companies pursuant to, for example, purchase agreements, licensing agreements, or other arrangements. Adverse developments in these laws or regulations, or any change in position regarding the application, administration, or interpretation of these laws or regulations in any applicable jurisdiction, or our inability to comply with all applicable requirements of these laws or regulations could have a material adverse effect on our business, financial condition, and results of operations.
In addition, the tax authorities in any applicable jurisdiction may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our activities or transactions, including the tax treatment or characterization of our tax residency. If any competent tax authorities were to successfully challenge the tax treatment or characterization of any of these, it could result in the disallowance of deductions, the imposition of additional or new taxation in certain jurisdictions, the imposition of withholding taxes on internal deemed transfers or in general, capital gains taxes, including on transfers that have been made and/or deemed to have been made in connection with the Transactions or otherwise, the reallocation of income, penalties, or other consequences that could have a material adverse effect on our business, financial condition, and results of operations.
Our failure to comply with trade restrictions such as economic sanctions and export controls could negatively impact our reputation and results of operations.
We are subject to trade restrictions, including economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations, which prohibit or restrict transactions involving certain designated persons and certain designated countries or territories, including Russia, Cuba, Iran, Syria, North Korea, and the Crimea Region of Ukraine. Our failure to successfully comply with any such laws and regulations may expose us to reputational harm as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts, and other remedial measures. Investigations of alleged violations can be costly and disruptive. We maintain policies and procedures designed to comply with these laws and regulations. As part of our business, we may, from time to time, engage in limited sales and transactions involving certain countries that are targets of economic sanctions, provided that such sales and transactions are authorized pursuant to applicable economic sanctions laws and regulations. However, we cannot predict the nature, scope, or effect of future regulatory requirements, including changes that may affect existing regulatory authorizations, and we cannot predict the manner in which existing laws and regulations might be administered or interpreted. Any changes in economic sanctions laws in the future could adversely impact our business.
In addition, any perceived or actual breach of compliance by us with respect to applicable laws, rules, and regulations could have a significant impact on our reputation and could cause us to lose existing customers; prevent us from obtaining new customers; negatively impact investor sentiment about our company; require us to expend significant funds to remedy problems caused by violations and to avert further violations; and expose us to legal risk and potential liability — all of which may have a material adverse effect on our reputation, business, financial condition, and results of operations.
We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), European anti-bribery and corruption laws, and other anti-corruption laws and regulations. The FCPA and European anti- bribery and corruption laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.
Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation.
We may be adversely affected by changes in legislation and regulation, which may impact how we provide products and services.
We are subject to extensive laws, regulations, and industry standards in the various jurisdictions where we operate, market, and distribute our products, including, inter alia, environmental, occupational health and safety, product regulatory and liability, patent and trademark, competition, financial, accounting, and tax laws and regulations, which vary from jurisdiction to jurisdiction. Legislative and regulatory changes that impact us and our customers’ industries may impact how we provide products and services to our customers. It is difficult to predict in what form laws and regulations will be adopted or how they will be construed by the relevant courts, or the extent to which any changes might adversely affect us. Delays in adapting our products and services to legislative and regulatory changes could harm our reputation. Also, we may not be as well-equipped to respond to changes in legislation or regulation as some of our competitors or we may become subject to new legislation or regulation with regard to the products and services we offer which could cause us to be prohibited from providing certain services or make provision of affected services more costly.
Although we have implemented policies and procedures that are designed to ensure compliance with applicable laws, rules, and regulations, there is no guarantee that we will remain in compliance. Any noncompliance could result in civil, criminal and administrative fees, fines, penalties, taxes, interruptions in our operations, and reputational harm for the company, which may have a material adverse effect on our business, financial condition, and results of operations.
We operate in a litigious environment, which may adversely affect our business, financial condition, and results of operations.
We may become involved in legal actions and claims arising in the ordinary course of business, including litigation regarding employment matters, breach of contract, and other commercial matters. Due to the inherent uncertainty in the litigation process, the resolution of any particular legal proceeding could result in changes to our products and business practices and/or substantial payment obligations or costs to be borne by us, which could have a material adverse effect on our business, financial condition, and results of operations.
We may be liable for damages based on product liability claims brought against our customers in our end-markets or from our customers and their employees, and any successful claim for damages could have a material adverse effect on our business, financial condition, and results of operations.
In addition, many of our products provide critical performance attributes to our customers’ products that are sold to consumers who could potentially bring product liability suits related to such products. Our sale of these products therefore involves the risk of product liability claims, including class action lawsuits that claim liability for death, injury, or property damage caused by products that we manufacture or that contain our components. If a person were to bring a product liability suit against one of our customers, this customer may attempt to seek contribution from us. A person may also bring a product liability claim directly against us. A successful product liability claim or series of claims against us in excess of our insurance coverage for payments, for which we are not otherwise indemnified, could have a material adverse effect on our business, financial condition, and results of operations. While we endeavor to protect ourselves from such claims and exposures in our contractual negotiations, we can provide no assurance that our efforts in this regard will ultimately protect us from any such claims.
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.
We and any contract manufacturers and suppliers we engage are subject to numerous federal, state, and local environmental, health, and safety laws, regulations, and permitting requirements, including those governing generation, handling, use, storage, treatment, and disposal of hazardous and regulated materials and waste; the emission and discharge of hazardous materials into the ground, air, and water; and employee health and safety. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current or past facilities and at third-party facilities. We also could incur significant costs associated with civil or criminal fines and penalties.
Compliance with applicable environmental laws and regulations may be costly, and current or future environmental laws and regulations may impair our research, product development and manufacturing efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or waste. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not currently maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with storage or disposal of hazardous and flammable materials, including chemicals and biological materials. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended, which could have a material adverse effect on business, financial condition, results of operations and growth prospects.
In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions that could have a material adverse effect on our business, reputation and growth prospects.
Global climate change legislation could negatively impact our results of operations or limit our ability to operate our business.
We operate production facilities in several countries. In many of the countries in which we operate, legislation has been passed or proposed, or legislation is being considered, to limit greenhouse gases through various means, including the capping and trading of emissions credits. Greenhouse gas regulation in the jurisdictions in which we operate could negatively impact our future results from operations through increased costs of production. We may be unable to pass such increased costs on to our customers, which may decrease our revenues and net income and have a material adverse effect on our business, financial condition, and results of operations. In addition, the potential impact of climate change regulation on our customers is highly uncertain and may also materially adversely affect our business, financial condition, and results of operations.
Failure of information security and privacy concerns could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.
We must comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in the United States, Europe and elsewhere. For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which became effective in 2018, and the State of California adopted the California Consumer Privacy Act of 2018 (“CCPA”); additional U.S. states are likely to adopt measures similar to the CCPA in the near term. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is stored. Compliance with existing, proposed and recently enacted laws (including implementation of the privacy and process enhancements called for under the GDPR) and regulations can be costly; any failure to comply with these regulatory standards could subject us to legal and reputational risks.
Compliance with any additional laws and regulations may incur significant costs and may place restrictions on the conduct of our business and the manner in which we interact with our customers. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us, and misuse of or failure to secure personal information could also result in violation of data privacy laws and regulations, proceedings against us by governmental entities or others, and damage to our reputation and credibility, and could have a negative impact on revenues and profits.
Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy- related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause our customers to lose trust in us and could expose us to legal claims. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online retail and other online services generally, which may reduce the number of orders we receive.

Risks Related to Employee Matters, Managing Growth, and Relationships with Suppliers and Other Third Parties
If we do not continue to attract, motivate, and retain members of our senior management team and qualified employees, we may not be able to support our operations.
The completion and execution of our strategies depend on the continued service and performance of our senior management team. If we lose key members of our senior management team, we may not be able to effectively manage our transition to a public company or our current and future operations. The loss or incapacity of existing members of our senior management team or key scientists and engineers could adversely affect our operations, particularly if we experience difficulties hiring qualified successors.
In addition, our business depends on our ability to continue to attract, motivate, and retain many skilled employees across all of our operations. There is a limited pool of employees who have the requisite skills, training, and education. We compete with many businesses and organizations that are seeking skilled individuals, particularly those with experience in technology and the sciences fields. Competition for professionals across our entire business can be intense, as other companies seek to enhance their positions in the markets we serve. In addition, competition for experienced talent and employees can intensify globally, requiring us to increase our focus on attracting and developing highly skilled employees. We also face additional challenges in terms of recruiting a requisite number of skilled and qualified workers due to regional or global trends such as labor supply issues in connection with an aging workforce. As competition for experienced talent grows, we may be forced to increase spending on employee salaries which could have a material adverse effect on our business, financial condition, and results of operations.
Future organizational changes and the implementation of our cost savings initiatives could also cause our employee attrition rate to increase and may result in significant costs to us in connection with implementing such initiatives. If we are unable to continue to identify or be successful in attracting, motivating, and retaining appropriately qualified personnel, there could be a material adverse effect on our business, financial condition, and results of operations.
We may acquire other businesses which could require significant management attention, disrupt our business, dilute shareholder value, and adversely affect our results of operations.
As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies. The identification of suitable acquisition candidates is difficult, and we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete future acquisitions, we may not ultimately strengthen our competitive position or achieve our goals and business strategy; we may be subject to claims or liabilities assumed from an acquired company, product, or technology; and any acquisitions we complete could be viewed negatively by our customers, investors, and securities analysts. In addition, if we are unsuccessful at integrating future acquisitions, or the technologies associated with such acquisitions, into our company, the revenue and results of operations of the combined company could be adversely affected. Any integration process may require significant time and resources, which may disrupt our ongoing business and divert management’s attention, and we may not be able to manage the integration process successfully. We may not successfully evaluate or utilize the acquired technology or personnel, realize anticipated synergies from the acquisition, or accurately forecast the financial impact of an acquisition transaction and integration of such acquisition, including accounting charges. We may have to pay cash, incur debt, or issue equity or equity-linked securities to pay for any future acquisitions, each of which could adversely affect our financial condition or the market price of our common shares. The issuance of equity or equity-linked debt to finance any future acquisitions could result in dilution to our shareholders. The incurrence of indebtedness would result in increased liabilities and could also include covenants or other restrictions that would impede our ability to manage our operations. The occurrence of any of these risks could harm our business, results of operations, and financial condition.
We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.
We are continually executing on several growth initiatives, strategies, and operating plans designed to enhance our business. In addition to these growth strategies, our business plan incorporates certain transformational initiatives, including our enhanced senior leadership team, globalized management structure, renewed focus on customers, optimized R&D, cost management initiatives, and a new incentive structure and may include potential acquisitions.
The anticipated benefits from these strategies and initiatives are based on several assumptions that may prove to be inaccurate, including assumptions as to the key trends that will drive growth in our business. Moreover, we may not be able to successfully complete these growth initiatives, strategies, and operating plans without making additional expenditures or at all. If we are unable to complete these initiatives, strategies, and operating plans, we may not realize all the benefits we currently anticipate, including the growth targets and cost savings we expect to achieve. The anticipated cost savings disclosed elsewhere in this prospectus are presented on a gross basis and do not reflect any expenses that may be required to achieve such cost savings.
A variety of risks could cause us not to realize some or all the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies, and operating plans; the secular trends on which many of our strategies and initiatives are based not materializing or not materializing to the degree expected; increased difficulty and cost in implementing our growth efforts; and the incurrence of other unexpected costs associated with operating the business. Moreover, our continued implementation of these programs may disrupt our operations and performance. Similarly, we may not realize the benefits we currently expect from our comprehensive systems and solutions approach.
If any of the assumptions underlying our growth initiatives prove to be inaccurate or any of the foregoing risks materialize, we may not realize the expected benefits of our initiatives and we may be adversely affected, including as the result of the costs associated with these initiatives. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies, and operating plans adversely affects our operations or cost more or take longer to effectuate than we expect, or if our assumptions, including our assumptions with respect to growth of our end-markets, prove inaccurate, our business, financial condition, and results of operations may be materially adversely affected.
Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, internal codes of conduct, and insider trading prohibition.
We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with applicable regulations, to provide accurate information to the German, Chinese, United States or other regulators, to comply with manufacturing standards we have established, to comply with federal and state fraud and abuse laws and regulations in Germany, the United States and other countries or jurisdictions, to report financial information or data accurately, or to disclose unauthorized activities to us.
It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations, including applicable environmental laws and regulations. If any such misconduct occurs or any related actions are instituted against us (and we are not successful in defending ourselves or asserting our rights) such misconduct or actions could have a material adverse effect on our business, financial condition, and results of operations.
If any of our suppliers become economically distressed or declare bankruptcy, we may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase our costs, affect our liquidity or cause production disruptions.
We procure various types of materials and components from our suppliers. We have historically obtained a significant proportion of the materials we require to manufacture our products from a limited number of suppliers, for example in connection with sensor and control technology and pumps and filters.
If these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, we may be required to provide substantial financial support to ensure supply continuity or would have to take other measures to ensure components and materials remain available. Any disruption could affect our ability to deliver orders to our clients and could increase our costs and negatively affect our liquidity and financial performance.
Increases in costs or reductions in the supplies of our specialty and commodity raw materials required for our manufacturing, testing, and operations processes could materially and adversely affect our business, financial condition, and results of operations.
We use a variety of specialty and commodity raw materials, including precious metals and specialty plastic materials, in our manufacturing processes, and our most significant raw material input by value is plastics. Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. We purchase our major raw materials on a contract or as-needed basis from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, the financial stability of our suppliers, suppliers’ allocations to other purchasers, interruptions in production by suppliers, new laws or regulations, changes in foreign currency exchange rates, and worldwide price levels. In addition, many of our raw materials and intermediate products are available in the quantities we require from a limited number of suppliers, which makes it more difficult to replace suppliers in the event of any supply disruption. Further, in some cases, we are limited in our ability to purchase certain raw materials from other suppliers by supply agreements that contain certain minimum purchase requirements. Additionally, we can provide no assurance that, as our supply contracts expire, we will be able to renew them or, if they are terminated, that we will be able to obtain replacement supply agreements on terms favorable to us.
In particular, we may face difficulties or delays in finding a new supplier should a critical supplier stop supplying us with components or software. In particular, while we may find a new supplier quickly, we will need to make sure that this new supplier meets our performance standards and that the component, materials and software can be integrated into our machinery without an impact on delivery timelines or the quality of our products. Our business, financial condition, and results of operations could be materially adversely affected if we are unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increase significantly.
From time to time, suppliers may extend lead times, limit supplies, or increase prices due to capacity constraints, environmental limitations, or other factors. We may not always be able to pass on these price increases, and price increases by our other suppliers, to our customers due to competitive pricing pressure, and, even when we are able to do so, there may be a time delay between increased raw material prices and our ability to increase the prices of our products. Any limitation on, or delay in, our ability to pass on any price increases could have a material adverse effect on our business, financial condition, and results of operations.
We depend upon our information technology systems, which are subject to interruption and failure.
Our business operations could be disrupted if our information technology systems fail to perform adequately. The efficient operation of our business depends on our information technology systems, some of which are managed by third-party service providers. We rely on our information technology systems to effectively manage our business data, communications, supply chain, order entry and fulfillment, and other business processes. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies, and the loss of sales and customers, causing our business and results of operations to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures and security breaches. Further, our information technology systems, including those managed by third-party service providers, may be subject to computer viruses, malicious software, attacks by hackers, and other forms of cyber intrusions or unauthorized access, any of which can create system disruptions, shutdowns, or unauthorized disclosure of sensitive data. Any such damage or interruption could have a material adverse effect on our business, financial condition, and results of operations.
In addition, a security breach that leads to disclosure of information protected by privacy laws could compel us to comply with breach notification requirements under state, national, and federal laws and regulations, potentially resulting in litigation or regulatory action, or otherwise subjecting us to liability under laws that protect personal data.

Moreover, there are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, deploy, deliver and service our machines, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.
We attempt to mitigate the above risks by employing several measures, including monitoring and testing of our security controls, employee training, maintenance of protective systems and contingency plans, and contracting with service providers to address third-party cybersecurity risks. Nonetheless, it is impossible to eliminate all cybersecurity risk and thus we remain potentially vulnerable to known or unknown threats. Information security risks have generally increased in recent years because of the increased proliferation, sophistication, and availability of complex malware and hacking tools to carry out cyber-attacks. As cyber threats continue to evolve, we may be required to expend additional resources to mitigate new and emerging threats while continuing to enhance our information security capabilities or to investigate and remediate security vulnerabilities.
Risks Related to SCHMID’s Intellectual Property
Our know-how and innovations may not be adequately protected.
We believe that our product development, brand recognition and reputation, and the technological and innovative skills of our personnel are essential to establishing and maintaining our leadership position. We rely on a combination of patent, copyright, trademark, trade secrets, confidentiality procedures, technical measures, and contractual agreements with our customers, suppliers, and employees to establish and protect our know-how and innovations according to our products and services. If we fail to protect our know-how and innovations, our competitive position could suffer, which could adversely affect our business, financial condition, and results of operations.
We may be forced to initiate litigation or other enforcement actions against third parties to protect our know-how and innovations as well as defend and enforce our intellectual property rights. Litigating claims related to the enforcement of intellectual property rights is very costly and can be burdensome in terms of management time and resources, which could adversely affect our business, financial condition, and results of operations. Moreover, the scope of our intellectual property rights may not prevent competitors from designing around such rights.
In some cases, we rely upon unpatented proprietary manufacturing expertise, continuing technological innovation, and other trade secrets to develop and maintain our competitive position. While we generally will enter into confidentiality agreements with our employees and third parties to protect our intellectual property, our confidentiality agreements could be breached and may not provide meaningful protection for our trade secrets or proprietary manufacturing expertise. In addition, adequate remedies may not be available in the event of unauthorized use or disclosure of our trade secrets or manufacturing expertise. Violations by others of our confidentiality agreements and the loss of employees who have specialized knowledge and expertise could harm our competitive position and cause our sales and operating results to decline as a result of increased competition.
In addition, we rely on both registered and unregistered trademarks to protect our name and brands. We can provide no assurance that our pending trademark applications will be approved. Failure by us to adequately maintain the quality of our products and services associated with our trademarks or any loss to the distinctiveness of our trademarks may cause us to lose certain trademark protection, which could result in the loss of goodwill and brand recognition in relation to our name and products. In addition, successful third-party challenges to the use of any of our trademarks may require us to rebrand our business or certain products or services associated therewith.

The failure of our patents, applicable intellectual property law, or our confidentiality agreements to protect our intellectual property and other proprietary information, including our know-how and innovations relating to processes, apparatuses, technology, trade secrets, trade names and proprietary manufacturing expertise, methods, and compounds, or if we are unsuccessful in our judicial enforcement proceedings, could have a material adverse effect on our competitive advantages, business, financial condition, and results of operations, and could require us to devote resources to advertising and marketing these new brands. Further, we can provide no assurance that competitors will not infringe our trademarks or patents, or that we will have adequate resources to enforce our trademarks or patents.
From time to time, competitors challenge the validity of our patents and trademarks, and we challenge the validity of their patents and trademarks. Further, our competitors may circumvent our patents or our patents may not be of sufficient scope or strength to provide us with meaningful protection or commercial advantage. We cannot be certain either of successfully defending the validity of our patents and trademarks or of invalidating patents and trademarks of our competitors. Additionally, our patents will all eventually expire, after which we will not be able to prevent our competitors from using our previously patented technologies, which could materially adversely affect any competitive advantage we have stemming from those products and technologies. We also cannot assure that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.
Our efforts to protect our intellectual property may be less effective in some countries where intellectual property rights are not as well protected as in Germany or the United States and changes in patent laws or their interpretations could diminish the value of patents in general, thereby impairing our ability to protect our products.
The laws of some countries regarding trademark, patent, copyright, and other intellectual property rights also do not protect proprietary rights to the same degree as the laws of Germany or the United States and there is a risk that our ability to protect our proprietary rights may not be adequate in these countries. Many companies have encountered significant problems in protecting their proprietary rights against copying or infringement in such countries, some of which are countries in which we intend to operate or to sell our products. In particular, the application of laws governing intellectual property rights in China, where we operate, has historically been less effective than those in other jurisdictions, mainly due to the lack of procedural rules for discovery of evidence, low damage awards, and low rates of criminal penalties against intellectual rights infringements. Accordingly, protection of intellectual property rights in China may not be as effective as other countries. Furthermore, the policing of unauthorized use of proprietary technology is difficult and costly, and we may need to commence and become involved in costly and lengthy proceedings to enforce or defend patents issued to us or determine the enforceability, scope, and validity of our proprietary rights or those of others. The experience and capabilities of different courts in handling intellectual property related matters vary, and outcomes are unpredictable. Therefore, it could involve substantial risks to us. If we are unable to adequately protect our intellectual property rights in China or elsewhere, our business, financial condition, and results of operations could be materially adversely affected.
In addition, our competitors in China and these other countries may independently develop similar technology or duplicate our products, even if unauthorized, which could potentially reduce our sales in these countries and have a material adverse effect on our business, financial condition, and results of operations. While we generally consider applying for patents in those countries where we intend to make, have made, use, or sell patented products, we may not accurately assess all the countries where patent protection will ultimately be desirable. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. Furthermore, our pending patent applications may be challenged by third parties and may not be issued by the applicable patent offices as patents. We also cannot assure you that the patents issued as a result of our foreign patent applications will have the same scope of coverage as our German, European or U.S. patents. It is possible that only a limited number of the pending patent applications will result in issued patents, which may have a material adverse effect on our business, financial condition, and results of operations.
We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. We rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses, and other contractual rights to establish and protect our rights in our technology. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights or those rights are not enforceable. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take are aimed to prevent misappropriation. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources, including significant amounts of time from our key executives and management, and may not have the desired outcome.
Filing, prosecuting, and defending patents covering our products throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent or other intellectual property protection to develop their own products and, further, may export otherwise infringing products to territories where we may have or obtain patent or other intellectual property protection, but where patent or other intellectual property enforcement is not as strong as that in Germany or the United States. These unauthorized products may compete with our products in such jurisdictions and take away our market share where we do not have any issued or licensed patents or other intellectual property protection and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.
Our ability to protect and enforce our intellectual property rights may be further adversely affected by unforeseen changes in intellectual property laws. In general, changes in patent laws or their interpretations, including in the United States, Germany or other countries where available protections are generally stronger, could diminish the value of our patents, thereby impairing our ability to protect our products. This could have a material adverse impact on our business, financial condition and results of operations.
We may be subject to claims that our employees, consultants or independent contractors have infringed, misappropriated or otherwise violated the intellectual property of a third party, including trade secrets or know-how of their former employers or other third parties.
We may be subject to claims that our employees or consultants have wrongfully used for our benefit or disclosed to us confidential information of third parties. We employ individuals who were previously employed at other companies, or at research institutions. Some of these employees, consultants and contractors may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees and consultants do not use the intellectual property rights, proprietary information, know-how or trade secrets of others in their work for us and seek to protect our ownership of intellectual property rights by ensuring that our agreements with employees, collaborators, and other third parties with whom we do business include provisions requiring such parties to assign rights in inventions to us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. To the extent that our employees, consultants or contractors use intellectual property rights or proprietary information owned by others in their work for us, disputes may arise as to the rights in any related or resulting know-how and inventions. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents or other intellectual property or proprietary rights. Litigation may be necessary to defend against any of these claims. There is no guarantee of success in defending these claims, and if we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. In addition, we may lose personnel as a result of such claims and any such litigation, or the threat thereof, may adversely affect our ability to hire employees or contract with independent contractors. Even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.
If we fail to validly execute invention assignment agreements with our employees and contractors involved in the development of intellectual property, the value of our products, business and competitive position may be harmed. Our patent rights and other intellectual property may also be subject to priority, ownership or inventorship disputes, interferences, and similar proceedings.
To maintain the confidentiality of our trade secrets, proprietary information and other intellectual property rights, we have certain confidentiality and invention assignment provisions in place with our employees, consultants, suppliers, contract manufacturers, collaborators and others. However, we may not enter into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes or who conceives or develops intellectual property rights that we regard as our own. Moreover, even when we obtain agreements assigning intellectual property to us, the assignment of intellectual property rights may not be self-executing, and we may be forced to bring claims against third parties or defend claims that they may bring against us to determine the ownership of what we regard as our intellectual property. There can be no assurance that such agreements and provisions are in place in all instances that may be needed or that where they are in place they will be upheld in the face of a potential challenge, that other parties will not breach their agreements with us or that we will have adequate remedies to address any breach.
We may also be subject to claims that former employees, collaborators, or other third parties have an interest in our current or future patents and patent applications or other intellectual property rights, including as an inventor or co-inventor. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents and patent applications, such co-owners rights may be subject, or in the future subject, to assignment or license to other third parties, including competitors. In addition, we may need the cooperation of any such co-owners to enforce any such patents and any patents issuing from such patent applications against third parties, and such cooperation may not be provided. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, based on claims that our agreements with employees or consultants obligating them to assign intellectual property rights to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity, despite the inclusion of valid, present-tense intellectual property assignment obligations. Litigation may be necessary to defend against claims, and it may be necessary or we may desire to enter into a license to settle any such claim.
If we or our licensors are unsuccessful in any priority, validity (including any patent oppositions), ownership or inventorship disputes to which we or they are subject, we may lose valuable intellectual property rights through the loss of one or more of our patents, or such patent claims may be narrowed, invalidated, or held unenforceable, or through loss of exclusive ownership of or the exclusive right to use our owned or in-licensed patents. In the event of loss of patent rights as a result of any of these disputes, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the products we may develop. An inability to incorporate technologies, features or other intellectual property that are important or essential to our products could have a material adverse effect on our business and competitive position. The loss of exclusivity or the narrowing of our patent claims could limit our ability to stop others from using or commercializing similar or identical technology and products. Even if we are successful in priority, inventorship or ownership disputes, such disputes could result in substantial costs and be a distraction to management and other employees. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. Any of the foregoing could result in a material adverse effect on our business, financial condition, results of operations or prospects.
Our patent applications may not be successful, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
We are currently in the process of patenting the technology for embedded traces which is the next level technology for high-end PCBs & Substrates. While some parts of the patents have gone through, the official process for all the technology is not yet completed. We believe we are the only participant in the market that is currently able to supply equipment for ET production.
For this technology or for any other technology for which we have filed, or in the future may file, a particular patent application, we cannot be certain that we are the first inventor of the subject matter. Moreover, we cannot be certain if we are the first party to file such a patent application or that our application will ultimately be successful. If another party has filed a patent application for the same subject matter as we have, or similar subject matter is otherwise publicly disclosed, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that a patent, for which an application was filed, will actually be issued, or that our issued patents will afford protection against competitors with similar technology or will cover certain aspects of our products. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.
As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies.
We cannot assure you that we will be granted patents pursuant to our pending applications or those we plan to file in the future. Even if our patent applications succeed and we are issued patents in accordance with them, these patents could be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could result in refusal or invalidation of our patent applications. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.
We may need to defend ourselves against patent or trademark infringement claims, which may be time- consuming and would cause us to incur substantial costs.
Companies, organizations, or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell, leasing or market our products, which could make it more difficult for us to operate our business. As the number of products and services in our markets increases and the functionality of these products and services further overlaps, we may become increasingly subject to claims by a third party that our products and services infringe such party’s intellectual property rights.
From time to time, we may receive communications from holders of patents (including non-practicing entities or other patent licensing organizations), trademarks or other intellectual property regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. In addition, there is a growing occurrence of patent suits being brought by organizations that use patents to generate revenues without manufacturing, promoting or marketing products, or investing in R&D in bringing products to markets. These organizations continue to be active and target whole industries as defendants. We may not prevail in any such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation.
In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention. Further, we may be required to compensate the third-party bringing the suit either by paying a lump sum or ongoing license fees to be able to continue selling a particular product or service. This type of compensation could be significant. We might also be prevented or enjoined by a court from continuing to provide the affected product or service and may be forced to significantly increase our development efforts and resources to redesign such product or service. We may also be required to defend or indemnify any customers who have been sued for allegedly infringing a third-party’s patent in connection with using one of our products or services. Responding to intellectual property claims, regardless of the validity, can be time-consuming for our personnel and management, result in costly litigation, cause product shipment delays, and harm our reputation, any of which could have a material adverse effect on our business, financial condition, and results of operations.
Being a Public Company listed on a U.S. Stock Exchange
We will need to improve our operational and financial systems to support our expected growth, increasingly complex business arrangements, and rules governing revenue and expense recognition and any inability to do so will adversely affect our billing and reporting.
To manage the expected growth of our operations and increasing complexity, we will need to improve our operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect our manufacturing operations, customer billing and reporting. Our current and planned systems, procedures and controls may not be adequate to support our complex arrangements and the rules governing revenue and expense recognition for our future operations and expected growth. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely affect our relationships with our customers, cause harm to our reputation and brand and could also result in errors in our financial and other reporting. We expect that complying with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly. The increased costs will increase our net loss. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements.
If SCHMID is unable to maintain an effective system of internal control over financial reporting, it may, again, be unable to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the company and materially and adversely affect its business and operating results.
SCHMID’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in the Exchange Act Rule 13a-15(f). SCHMID’s internal control over financial reporting is designed to provide reasonable assurance to its management and board of directors regarding the preparation and fair presentation of published financial statements.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of SCHMID’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. SCHMID’s annual report for the year ended December 31, 2023, identified two material weaknesses as of December 31, 2023. Despite remediation efforts undertaken, these same weaknesses were identified again for the year ended December 31, 2024. One related to the fact that SCHMID did not have an adequate number of individuals within its accounting and financial reporting function with sufficient training and experience in IFRS and SEC reporting standards, including revenue recognition, accounting for financial instruments, income taxes, leases, and the consolidated statement of cash flows. A second weakness was identified because SCHMID did not design and implement effective controls over certain general information technology controls for IT systems that are relevant to the preparation of the financial statements. As a result, a reasonable possibility exists that the Company’s business process controls that depend on the completeness and accuracy of financial information generated by these IT systems will not prevent or detect a material misstatement on a timely basis.
In spring of 2025 the Company failed to finalize its financial reporting for 2024 or publish its annual report on Form 20-F in a timely manner due to delays in resolving accounting issues, as well as liquidity issues facing the Company.
There can be no guarantee that such material weaknesses will not persist or new weaknesses occur. It can also not be guaranteed that material weaknesses will be identified and addressed in time through current internal controls and procedures. The existing material weaknesses contributed to delays in completing our 2024 annual report and could result in future delays in required SEC filings such as the Form 20-F due on April 30, 2026 for fiscal year 2025. Negative effects of material weaknesses could include SCHMID’s inability to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, and/ or investors may lose confidence in SCHMID’s financial reporting and its stock price may decline as a result.

We are a “foreign private issuer” and a “controlled company” within the meaning of the NASDAQ rules and, as a result, expect to continue qualifying for, and intend to continue relying on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.
The NASDAQ corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors and corporate governance matters. While we expect to abide by the rules applicable to independent directors, by continuing to have a board of directors consisting of a majority of independent directors, as a foreign private issuer, we are permitted to, and we may, follow home country practice in lieu of the above requirements, subject to certain exceptions. As long as we would rely on the foreign private issuer exemption for certain of these corporate governance standards, a majority of our Board are not required to be independent directors and our Compensation Committee and Nominating and Corporate Governance Committee are not required to be composed entirely of independent directors. In that case, management oversight may be more limited than if we were subject to all the corporate governance standards of the stock exchange on which we intend to list our common shares.
Anette Schmid and Christian Schmid currently control a majority of the voting power of our outstanding common shares. As a result, we are and expect to continue to be a “controlled company” within the meaning of the NASDAQ corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
•
the requirement that a majority of the Board consist of independent directors;

•
the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•
the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
the requirement for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.

In the event we no longer qualify as a foreign private issuer, we may utilize these exemptions if we continue to qualify as a “controlled company.” If we were to utilize the controlled company exemption, we will not have a majority of independent directors and our Nominating and Corporate Governance and Compensation Committees will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all the corporate governance requirements of the stock exchange on which we list our common shares.
Anette Schmid and Christian Schmid jointly have the power to control the outcome of shareholder actions in our company.
As of the date of this annual report, Anette Schmid and Christian Schmid jointly held 56.77% of our outstanding Ordinary Shares not taking into account 5 million non-vested earn-out shares held by them which are contractually restricted from voting (60.65% if the non-vested earnout shares are taken into account). Furthermore, Anette Schmid is a non-executive member of the board and Christian Schmid is an executive member of the board as chief executive officer. Their combined voting power gives them the power to control certain actions that require shareholder approval under Dutch corporate law, our articles of association and the NASDAQ Stock Market requirements.
Anette Schmid and Christian Schmid joint voting power and control may cause transactions to occur that might not be beneficial to you as a holder of SCHMID securities and may prevent transactions that could have been beneficial to you. For example, they may prevent a transaction involving a change of control of the Company, including transactions in which you as a holder of our securities might otherwise receive a premium for your securities over the then-current market price. In addition, Anette Schmid and Christian Schmid are not prohibited from selling a controlling interest in the Company to a third party and may do so without your approval and without providing for a purchase of your securities. In addition, the significant concentration of share ownership may adversely affect the trading price of our securities due to investors’ perception that conflicts of interest may exist or arise.
The market price and trading volume of our Ordinary Shares and Public Warrants may be volatile and could decline significantly.
Stock markets, including NASDAQ, on which our Shares and Warrants are listed, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Shares and Warrants, the market price of our Shares and Warrants may be volatile and could decline significantly. In addition, the trading volume in our Shares and Warrants may fluctuate and cause significant price variations to occur. If the market price of our Shares and Warrants declines significantly, you may be unable to resell your securities at or above the price you purchased them for. We cannot assure you that the market price of our Shares and Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors.
Our failure to meet continued listing requirements could result in a delisting of our shares.
NASDAQ requires companies to fulfill specific requirements in order for their shares to continue to be listed. In spring of 2025 the Company failed to finalize its financial reporting for 2024 or publish its annual report on Form 20-F in a timely manner due to delays in resolving accounting issues as well as financing processes with financial and/or strategic investors to address liquidity issues. The Company received delinquency and delisting notices from NASDAQ in May 2025 and November 2025 regarding this filing delinquency, related to which the Company submitted compliance plans to NASDAQ on which basis NASDAQ staff and a hearing panel granted the Company extensions to file this annual report within an exception period, without any trading halt or delisting of its securities.
In addition to the filing of this annual report on Form 20-F, which must be filed to be in and regain compliance with US securities law and NASDAQ listing requirements, the Company must file its annual report relating to fiscal year 2025. The due date of the Company’s annual report 2025 on 20-F is April 30, 2026. If the Company were unable to comply with NASDAQ rules and regulations in the future, e.g. file its 2025 annual report late or not at all, its Shares and/or the Warrants could be delisted from NASDAQ and its shareholders could find it difficult to sell any Company securities they held. In addition, if our Shares are delisted at some later date, we may have our Shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ. In addition, if our Shares are not so listed or are delisted at some later date, our Shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our Shares might decline. If our Shares are delisted at some later date or become subject to the penny stock regulations, it is likely that the price of our Shares would decline and that our shareholders would find it difficult to sell their shares.
If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, our share price and trading volume could decline.
The trading market for our Shares may depend on the research and reports that securities or industry analysts publish about us or our business. Currently, we do not have any analyst coverage and may not obtain analyst coverage in the future. In the event we obtain analyst coverage, we will not have any control over such analysts. If one or more of the analysts who will cover SCHMID downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of SCHMID or fail to regularly publish reports on SCHMID we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
We are an “emerging growth company,” and our reduced SEC reporting requirements may make our shares less attractive to investors.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of Schmid shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, such as an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for our shares and the market price and trading volume of our shares may be more volatile and decline significantly.
As a “controlled company” under the rules of The Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.
Our directors and officers beneficially own a majority of the voting power of our issued and outstanding ordinary shares. Under the Rule 4350(c) of The Nasdaq Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in The Nasdaq Capital Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of The Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our ordinary shares to be less attractive to certain investors or otherwise harm our trading price.
Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources and shareholders may have fewer advantages until we cease to be an emerging growth company.
As indicated above, prior to the Business Combination, we were not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act (“Section 404”). Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting obligations that are applicable to us as a NASDAQ listed company, including the requirement to document and test our internal control over financial reporting so that our management can certify as to the effectiveness of its internal control over financial reporting. These regulatory compliance and reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on its personnel. If we are not able to implement the requirements of Section 404, including any additional requirements when we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.
As a foreign private issuer, we will continue to be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. domestic public company, which may limit the information available to our shareholders.
We are a foreign private issuer, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer, we will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. As long as we are a foreign private issuer, we will not be required to obtain shareholder approval for certain dilutive events, such as the establishment or material amendment of certain equity-based compensation plans, we will not be required to provide detailed executive compensation disclosure in our periodic reports, and we will be exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, our officers and directors will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of its securities (at least until March 18, 2026 when the changes to Section 16(a) of the Exchange Act are intended to take effect for foreign private issuers).
Also, as a foreign private issuer, we will continue to be permitted to follow home country practice in lieu of certain NASDAQ corporate governance rules, including those that require listed companies to have a majority of independent directors (although all of the members of the audit committee must be independent under the Exchange Act) and independent director oversight of executive compensation, nomination of directors and corporate governance matters; have regularly scheduled executive sessions with only independent directors; and adopt and disclose a code of ethics for directors, officers and employee. Accordingly, our shareholders may not have the same protections afforded to shareholders of listed companies that are subject to all of the applicable corporate governance requirements.
The rights of shareholders in companies subject to Dutch corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.
We are a Dutch public company with limited liability (naamloze vennootschap). Our corporate affairs are governed by our articles of association, our internal rules and policies and by the laws governing companies incorporated in the Netherlands. The rights of shareholders may be different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. The role of the management board in a Dutch company is also materially different, and cannot be compared to, the role of a board of directors in a corporation incorporated in the United States. In the performance of their duties, our management board is required by Dutch law to consider the interests of our company and the sustainable success of its business, with an aim to creating sustainable long-term value, taking into account the interests of its shareholders, its employees and other stakeholders of the company, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder.
We are not obligated to, and do not, comply with all best practice provisions of the Dutch Corporate Governance Code.
We are subject to the Dutch Corporate Governance Code (the “DCGC”). The DCGC contains both principles and best practice provisions on corporate governance that regulate relations between the management board and the general meeting of the shareholder of SCHMID and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual reports (which are filed in the Netherlands) whether they comply with the provisions of the DCGC. If they do not comply with those provisions (for example, because of a conflicting NASDAQ requirement, we are required to give the reasons for such noncompliance. The DCGC applies to Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including the NASDAQ.
We acknowledge the importance of good corporate governance. However, we do not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of the NASDAQ and U.S. securities laws, or because we believe such provisions do not reflect customary practices of global companies listed on the NASDAQ. Any such non-compliance may affect your rights as a shareholder, and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

Shareholders may not be able to exercise pre-emptive rights and, as a result, may experience substantial dilution upon future issuances of shares.
Shareholders may be restricted or excluded by a resolution proposed by the management and adopted by the Extraordinary General Meeting of shareholders to exercise preemptive rights in case of further issuances of shares. Shareholders may be restricted or excluded by a resolution proposed by the management and adopted by the General Meeting to exercise pre-emptive rights in case of further issuances of shares.
Restrictions under Dutch law and our Articles of Association may limit dividends and other distributions
Under Dutch law, we may only pay dividends to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of the issued share capital plus the reserves which must be maintained by Dutch law or by our Articles of Association and (if it concerns a distribution of profits) after adoption of the annual accounts by our General Meeting from which it appears that such distribution is allowed. Subject to such restrictions, any future determination to pay dividends will be at the discretion of our Board and will depend on a number of factors, including our results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors considered relevant by our Board.
Our Board may decide that all or part of our remaining profits shall be added to our reserves. After such reservation, any remaining profit will be at the disposal of the General Meeting at the proposal of our Board, subject to the applicable restrictions of Dutch law. Our Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the General Meeting. Unless our Board sets another date for payment, dividends and other distributions will be made payable pursuant to a resolution of our Board within four (4) weeks after adoption. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became due for payment will lapse, and any such amounts will be considered to have been forfeited to SCHMID (verjaring).
Investors may have difficulty enforcing civil liabilities against us or the members of our management and our board.
SCHMID is incorporated in the Netherlands, and we expect to conduct most of our operations in Germany or outside of the United States through our subsidiaries. A majority of our management and our directors are not United States residents and do not have significant assets in the United States, and the majority of our assets are located outside the United States. As a result, it may not be possible, or may be very difficult, to serve process on company representatives or the company in the United States, or to enforce judgments obtained in U.S. courts against our representatives or SCHMID based on civil liability provisions of the securities laws of the United States. There is no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the Netherlands unless the underlying claim is re-litigated before a Dutch court of competent jurisdiction. U.S. investors will be unable to enforce any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws, against us, members of our management and our directors. In addition, there is doubt as to whether a Dutch court would impose civil liability on us or the members of our management or our directors in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in the Netherlands against us or our management or directors.
Dutch, German and European insolvency laws are substantially different from U.S. insolvency laws and may offer our shareholders less protection than they would have under U.S. insolvency laws.
As a Dutch public limited liability company and as a company with its ‘center of main interest’ in Germany, we are subject to Dutch and German insolvency laws in the event any insolvency proceedings are initiated against us including, among other things, Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings, as amended. Should courts in another European country determine that the insolvency laws of that country apply to us in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency laws in Germany, the Netherlands or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency laws and make it more difficult for our shareholders to recover the amount they could expect to recover in a liquidation under U.S. insolvency laws.
Shareholders may be subject to limitations on transfer of their shares.
Our shares are transferable on the transfer agent’s books. However, the transfer agent may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the transfer agent may refuse to deliver, transfer or register transfers of shares generally when our books or the transfer agent’s books are closed, or at any time if we or the transfer agent deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
Our Articles of Association include sole and exclusive forum provisions.
The sole and exclusive forum for any action, proceeding or claim against us under the Securities Act, the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum, relating to our Articles of Association, shall be the federal district courts of the United States of America. This forum selection provision in our Articles of Association may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. It is also possible that, notwithstanding the forum selection clause included in our Articles of Association, a court could rule that such a provision is inapplicable or unenforceable. We further note that investors cannot waive compliance with US federal securities laws and rules or regulations thereunder.
Risks Related to Taxes
Our tax residency, including for purposes of the German — Dutch tax treaty, could be challenged, which could result in additional tax liabilities, compliance burdens, and adverse financial consequences.
We are a public limited liabaility company (naamloze vennootschap) incorporated under the laws of the Netherlands. As a result, we could be regarded as a tax resident of the Netherlands under Dutch domestic law. At the same time, because our operative seat and key management and commercial decisions may be exercised in Germany, German tax authorities could take the position that we are tax resident in Germany under German domestic principles. If both states were to treat us as resident, we could be exposed to increased tax costs, administrative burdens, uncertainty regarding the allocation of taxing rights, and potential double taxation until the matter is resolved under applicable law and the procedures available under the relevant tax treaty.
Our tax residency in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”) is subject to the application of the provisions on tax residency as stipulated in the German-Dutch tax treaty as effective as of the date of this Annual Report. Our tax residence is determined under the residence and “tie breaker” provisions of that treaty as in force and applicable as of the date of this prospectus.
In addition, Germany and the Netherlands have signed the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”). The MLI can modify bilateral tax treaties between participating jurisdictions only where the treaty is designated as a “covered tax agreement” and both jurisdictions’. While the MLI has been in force for Germany since 1 April 2021, Germany’s current domestic framework for giving effect to MLI modifications does not include the German-Dutch tax treaty. Accordingly, as of the date of this Annual Report, the MLI does not modify the German-Dutch tax treaty, and the treaty’s existing corporate residence tie breaker continues to apply.
If, in the future, Germany and the Netherlands were to designate the German-Dutch tax treaty as a covered tax agreement for purposes of the MLI and complete any domestic procedures and notifications required for the MLI to take effect for that treaty, the treaty’s corporate residence tie breaker could be modified. Such a change could increase uncertainty as to our treaty residence position and could adversely affect our tax profile, cash flows, effective tax rate, and/or financial results.
Our ability to utilize our net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations, including losses as a result of the Business Combination.
We have incurred and are likely to continue incurring significant tax losses, which may be limited in their usability under German and other tax laws, in particular following significant shareholder changes. Although we do not expect the Business Combination to result in a forfeiture of our German tax loss attributes, the realization of future tax savings from such tax loss attributes depends on the tax authorities’ continued willingness to accept them and our ability to generate future taxable income in Germany against which such losses can be offset.
Future changes to tax laws could materially and adversely affect us and reduce net returns to our shareholders.
Our tax treatment is subject to changes in tax laws, regulations, and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration, and the practices of tax authorities in jurisdictions in which we operate. The income and other tax rules in the jurisdictions in which we operate are constantly under review by taxing authorities and other governmental bodies. Changes to tax laws (which may have retroactive application) could adversely affect us or our shareholders. The new Global Minimum Tax regime, which has already been implemented in Germany with effect from December 31, 2023, may lead to an increase of our overall tax burden.
We are unable to predict what tax proposals may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position overall or our effective tax rates in the future in countries where we have operations and where we are organized or deemed a resident for tax purposes, and increase the complexity, burden, and cost of tax compliance.
We may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of Ordinary Shares or Public Warrants.
In general, a non-U.S. corporation, such as us, will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, (i) 75% or more of its gross income is passive income, and/or (ii) 50% or more of the value of its assets (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.
Based on the expected composition of our gross assets and income and the manner in which we operated our business in 2024 and expect to operate our business in future years, we do not believe we were classified as a PFIC for U.S. federal income tax purposes for our 2024 taxable year nor do we expect to be classified as a PFIC in the foreseeable future. However, whether we are a PFIC is a factual determination made annually, and our status could change depending, among other things, upon changes in the composition and relative value of our gross receipts and assets. Accordingly, there can be no assurances that we will not be a PFIC for our 2025 or our 2026 taxable year or any future taxable years.
If we are a PFIC for any taxable year during which a U.S. holder owns Ordinary Shares, the U.S. holder generally will be subject to adverse U.S. federal income tax consequences and additional reporting requirements. U.S. holders of Ordinary Shares and Public Warrants should consult their tax advisors regarding the application of the PFIC rules to us and the risks of investing in a company that may be a PFIC.

USE OF PROCEEDS
All of the Ordinary Shares and Private Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”
Assuming the exercise of all Private Warrants our aggregate gross proceeds would be €112,125,000.00. If all Public and Private Warrants were exercised a total of $241,500,000.00 would be received by the Company. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. The likelihood that the holders of the Warrants will exercise them, and therefore that we should receive such an amount, is dependent upon the market price of our Ordinary Shares. Currently the SCHMID Ordinary Shares are trading well below the warrant exercise price of $11.50, exercise of these warrants by holders and receipt by the Company of any cash proceeds is therefore unlikely. Additionally, the Private Warrants can be exercised on a cashless basis, and should the share price rise to the exercise price or above, the Company may not receive cash proceeds in case of an exercise.
We will additionally receive up to an aggregate of approximately $5.2 million from the exercise of the 2025 Options, if such 2025 Options are exercised. The 2025 Options are exercisable at a strike price of $4.1956 per share. The 2025 Options cannot be exercised cashless.
We will receive further proceeds, which cannot be quantified at this time, based on floating rate mechanisms under the 2026 Warrants if such 2026 Warrants are exercised.
The use or proceeds for our Public Warrants, Private Warrants, 2025 Options and 2026 Warrants is conditional of such instruments being exercised for cash. Investors should thus not rely on the receipt of any such proceeds for purposes of evaluating our liquidity. See also “Risk Factors — Our ability to continue as a going concern depends on obtaining additional financing, in particular the funding of the second tranche of our 2026 Convertible Notes which is conditioned on the effectiveness of this registration statement” for an additional discussion of our liquidity risks. Accordingly, although effectiveness of this registration statement is a contractual condition to the funding of the second tranche of our 2026 Convertible Notes, the registration itself does not provide financing to the Company and investors should not interpret effectiveness as improving our liquidity absent the related contractual funding.
We expect to use the net proceeds from the exercise of the Warrants, the 2025 Options and the 2026 Warrants for general corporate purposes.

DETERMINATION OF OFFERING PRICE
The offering price of the Ordinary Shares underlying the Private Warrants offered hereby is determined by reference to the exercise price of the Private Warrants of $11.50 per share. The Ordinary Shares and the Public Warrants are listed on the Nasdaq Global Select Market under the symbol “SHMD” and “SHMD.W,” respectively.
The offering price of the Ordinary Shares underlying the 2025 Options is determined by the reference to the strike price for such options of $4.1956 per share.
The offering price of the Ordinary Shares underlying the 2026 Warrants is determined by the following mechanism: The warrants are exercisable until December 15, 2028, at an exercise price at the applicable fixed premium conversion prices, exercisable for cash or, at the Company’s election, on a cashless basis. In relation to the warrants issued on January 21, 2026, the offering price of the Ordinary Shares underlying such 1,554,404 warrants is determined by reference to the strike price of USD 9.65 per share. Once the second $15.0 million tranche of convertible notes is paid out (following the effectiveness of this registration statement), additional warrants will be issued (a number of warrants calculated by dividing $15.0 million by the lower of the $9.65 and a fixed premium conversion price (which is 125% of the closing price of the Company’s shares on the date of the effectiveness of the registration statement)) with the exercise price being also set as the lower of $9.65 or the fixed premium conversion price.
The offering price of the Ordinary Shares underlying the management share and option bonus plans can currently not be determined, as the relevant strike prices are set by the board of directors of the Company, respectively, are contractually tied to the future share price of our Ordinary Shares.
We cannot currently determine the price or prices at which shares of our Ordinary Shares or Private Warrants may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR ORDINARY SHARES AND DIVIDEND POLICY
Market Information
Our Ordinary shares and Private Warrants are currently listed on the Nasdaq Global Select Market under the symbols “SHMD” and “SHMD.W,” respectively. We currently do not intend to list the Private Warrants offered hereby on any stock exchange or stock market.
Dividend Policy
We have never declared or paid any cash dividends on our ordinary shares and we do not anticipate paying any dividends on our ordinary shares for the foreseeable future. We currently intend to retain any earnings for future operations.
Under Dutch law, we may only pay dividends to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our articles of association and (if it concerns a distribution of profits) after adoption of the annual accounts by our General Meeting from which it appears that such distribution is allowed. Subject to such restrictions, any future determination to pay dividends will be at the discretion of the Board and will depend on a number of factors, including our results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors considered relevant by the Board.
Our Board may decide that all or part of our remaining profits shall be added to our reserves. After such reservation, any remaining profit will be at the disposal of the General Meeting at the proposal of our Board, subject to the applicable restrictions of Dutch law. Our Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions shall be made payable not later than the date determined by the corporate body that declares the (interim) dividend. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2025. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The following table also sets out an “as adjusted” column showing the effects of certain material transactions completed in 2025 and 2026 as follows (a) the issuance of shares to XJ Harbour completed on January 16, 2026 and the related set-off of financial liabilities to XJ Harbour, (b) the issuance of convertible notes, (c) the draw-down of the 2025 Term Loan.
Our historical results do not necessarily indicate our expected results for any future periods.
	Six-months ended June 30, 2025
in € thousand	(Actual)	(As adjusted)
Cash and cash equivalents(1)	2,456	16,926
Financial liabilities:
2025 Convertible Loan(2)	—	2,500
2026 Convertible Notes(3)	—	12,887
Related party loan waiver(4)	—	(5,000)
XJ Harbour set-off of liabilities(5)	—	(21,577)
Other financial liabilities(6)	77,085	77,285
Total financial liabilities(7)	77,085	66,095
Equity:
Owner’s net investment	114,879	114,879
Related party loan waiver(4)		5,000
XJ Harbour share issue(5)	—	21,577
Other reserves	(186,499)	(186,499)
Equity attributable to owners of the Group	(71,620)	(45,043)
Non-controlling interest	623	623
Total Equity	(70,998)	(44,420)

(1)
Cash and cash equivalents (as adjusted) includes (i) the net proceeds from the first $15 million tranche of the 2026 Convertible Notes issued on January 21, 2026 converted to EUR and less original issue discount and less placement agent and legal fees payable, (ii) the proceeds from the draw-down of EUR 2.5 million from the 2025 Convertible Loan with Black Forest Special Situations I and (iii) the EUR 200,000 loan from Christine Schmid in December 2025, who is the mother of Anette Schmid and Christian Schmid.

(2)
The term loan facility with Black Forest Special Situations I was utilized on December 18, 2025 with an initial draw-down of EUR 2.5 million. The second tranche under the term loan facility, which could have been drawn in January 2026, was not drawn as the Company completed the issuance of its 2026 Convertible Notes.

(3)
Reflects the issuance of the first $15 million tranche of the 2026 Convertible Notes converted into EUR. The second $15 million tranche will be funded once the underlying shares of the 2026 Convertible Notes are registered under the Securities Act.

(4)
The related party loan waiver relates to the waiver of EUR 5 million from our majority shareholders in September 2025.

(5)
Following the issuance of 12.5 million shares to XJ Harbour completed on January 16, 2026, according to the set-off agreement concluded with XJ Harbour in November 2025, an amount of approximately USD 26.9 million in liabilities to XJ Harbour was set-off.

(6)
Other financial liabilities (as adjusted) includes a EUR 200,000 loan from Christine Schmid in December 2025. Other financial liabilities also include the liabilities to XJ Harbour, which were set-off as shown in the “as adjusted” column and detailed in footnote 5 above.

(7)
The total financial liabilities do not include EUR 9.2 million in lease liabilities as of June 30, 2025. In addition, they also do not include certain other liabilities which are not financial liabilities. Please refer to the interim unaudited financial statements as of and for the six-month period ended June 30, 2025 included elsewhere in this prospectus for the overview of all liabilities as of June 30, 2025.

BUSINESS OF SCHMID AND CERTAIN INFORMATION ABOUT SCHMID
Unless the context indicates otherwise, the terms “Company”, “SCHMID,” “we,” “our” or “us” as used herein refers to Gebr. Schmid GmbH and its subsidiaries.
Introduction
We are a global supplier of equipment, software and services for various industries such as printed circuit board (“PCB”), substrate manufacturing, glass and energy storage, and photovoltaics with a focus on the highest end of this market in terms of technology and performance. We are a long-established, fifth- generation family-controlled business that was founded in 1864 in Freudenstadt, Germany as an iron foundry and has a tradition of being at the forefront of technology. Throughout the 160 years of our operations, we have maintained sustainable operations by developing our products following trends on the market. We have been developing machines for the electronics industry since the 1960s, photovoltaics solutions since the early 2000s and energy storage for the last ten years. We focus on a modular product portfolio of machinery to use in the manufacturing of high-end PCB equipment and semiconductor packaging devices which includes common flexible circuit fabrication techniques such as subtractive, semi-additive processes (“SAP”) and modified semi additive processes (“mSAP”). We are a global supplier of capital equipment, software and services for the PCB and substrate manufacturing industry. We focus on the highest end of the market in terms of technology and performance. We do not only develop production techniques and build machines ourselves, we are also extensively working with our customers on joint research & development projects for the next generation of electronics products. We produce our products in two manufacturing sites, one in Germany and one in China. In addition, we have built up an extensive service and sales network in five centers in the US, Europe, and Asia. In addition to our sale and service centers and two manufacturing sites, in South Korea we also work with our partners in the SCHMID Avaco Korea, Co. Ltd. which we account for using the equity method. We also provide customer service through which we assist our customers with machinery and software upgrades, spare parts, logistics, customer training in multiple languages, on-site management, maintenance contracts and project management.
We have developed and applied for patents for the embedded traces (“ET”), PCB and substrate production processes that allow a significant increase in manufacturing precision as well as enhanced design features while also achieving cost savings compared to traditional processes and reduce the CO2 emissions of the overall production processes. We believe that our ET technology will gain a significant share of the high- end PCB and substrate market as it has substantial advantages in technology capabilities, cost and to reduce emissions as well as water consumption for production processes (greener production processes). We believe these innovative production processes create a sustainable competitive advantage that helps us reach new customers and allows us to continue to grow our market share and capitalize on the overall positive market growth trends.
Our customers include large, global original equipment manufacturer (“OEM”) from the semiconductor and consumer electronics industry and companies that are part of the supply chain of such global companies.
We have a research and development focused business model. We develop and build innovative machines and systems for wet- & vacuum processing in various industries spanning high-end electronics such as PCB and organic packaging, photovoltaics and special glass applications as well as other high-tech industries. We employ more than 150 scientists, engineers and development personnel to focus on new technologies and processes out of a total of approximately 800 employees (by headcount) globally. As a result, we consistently invest a significant amount in R&D. Our science, engineering and development staff work in close collaboration with our customers to jointly develop high-value solutions. Such collaboration may reduce commercial risk, given that solutions are specifically developed for customers. The remainder of our R&D investment is focused on developing next-generation technologies, often as part of a collaborative process with our customers. In addition, we work with universities and leading research institutes such as the Fraunhofer Institute for Solar Energy Systems.
We expect to continue to invest in the future focusing on three primary areas: (i) growth for ET and glass substrate projects, which have higher working capital needs compared to other technologies; (ii) strategic investments in automation solutions, such as the next generation of fully automatic factories; and (iii) software insourcing for semiconductor equipment communication standard (“SECS/GEM”), which can allow for more reliable data exchange and which will allow us to offer our own software as the interface to our customers’ software solutions.
Our Business Operations
We operate our business by providing machines for industries, including, but not limited to, electronics, and provide after-sale services to customers across all industries. For all relevant industries which we see as our customer markets, we offer our core products, such as our machines, as well as technology and customer service support to our customers. Although these industries each have varied end-markets and customers, our expertise, high-quality standards and global scale are essential in both areas. Our equipment covers a wide range of production steps.
We leverage our research and development investment and cooperate with our research and development partners (universities and institutes) and our clients as we seek to benefit from technologies, innovations, best practices, and other key learnings across our product portfolio. These efforts often result in innovative strength, allowing us to be at the forefront of technology, with high-quality standards for long-lasting and reliable products to meet customer needs, such as understanding the needs of global electronics OEMs for efficient continuous production of higher spec devices with a reduced environmental footprint. We believe we have a track record of delivering disruptive technology solutions and that our strong, long-lasting relationships with key technology OEMs and other customers in their supply chain will remain the key drivers of demand for our electronics products and services in the future.
The following table shows our revenue by country (based on customer location) for the fiscal year 2024:
in € thousand	2024
China	13,320
Taiwan	3,160
USA	22,207
Germany	3,819
Malaysia	2,186
Austria	6,678
Other	9,464
Total	60,836
Electronics
We generate by far the largest part of our revenues and profits in the electronics market. In this market we sell our machines globally and have a wide regional presence that allows us to serve both large OEM as well as the global electronics supply chain, as demonstrated by our longstanding relationships with our key customers that are leaders in their industry.
The product portfolio of our electronics business is focused on what we have identified as attractive growth areas of the electronics market that involve technologically advanced production processes. Our modular equipment kit includes equipment for processes such as automation, wet processes (horizontal, vertical and single panel) and vacuum processes. This modular approach to design and manufacturing means that we are using the building kit concept that creates flexibility by using proven components that guarantee high-quality and enable industrial-scale production. Our modular approach to design and manufacturing is also a key advantage in relation to lead times and being able to optimize our cost structure, while maintaining a high level of customization for our customers. Our modular approach supports an increase in the useful life of our equipment by creating a path to upgrades to meet any changes in the needs of our customers after a machine has already been installed and used for several years.

The following graphic provides an overview of our key product lines and the processes where our machines are used (our machines are used in the process steps marked dark blue):

(Modified)ss
ALamination BF
Sputtering Cu Layer
Resist Lamination
Exposure
Developing
Etching Cu hole
Deep etch holes
Resist lamination
Exposure
Developing & flash etch
Deep etching (hole & tranche)
Seed layer sputtering
Traces & via filling
Planarization
Infinity C+ Line
Infinity V+ Line
Infinity P+ Line
CMP
CMP
Vacuum
PlasmaLine
Automation
InfinityLine A+

•
The Infinity C+ Line are vertical spin-process machines for developing, flash-etching and surface treatment.

•
The Infinity V+ Line are machines for a vertical inline process for developing, etching and stripping applications.

•
The Infinity P+ Line are machines for high-end single panel electroplating tools.

•
CMP is a full format chemical mechanical polishing equipment for leveling copper.

•
The PlasmaLine are vertical inline and cluster plasma etching and sputtering machines.

•
The InfinityLine A+ is used for automation of process equipment for fully automatic loading and unloading.

•
The Infinity H+ Line are machines for a horizontal inline processing for multiple processes and applications.

•
Other equipment includes various special equipment for horizontal inline processing and software solutions for such equipment.

Customers in Electronics
We work directly with many of the leading global technology companies and are able to satisfy their strict quality requirements. In the electronics market, our customers include well-known manufacturers of computers, mobile phones and tablets as well as the manufacturers of PCB boards and the suppliers of such manufacturers.
We partner with them during their product development processes and closely collaborate to have our products delivered to meet customer specifications as well as customer acceptance tests. We believe our quality commitment and technical competence have helped us establish a strong reputation in the industry, as well as our commitment to innovation and R&D. Through a combination of high-quality solutions and customized on-site management we have demonstrated a successful track record of consistently meeting the needs of our customers which has resulted in long-standing and trusting relationships. We serve some of the largest OEM and PCB/substrate manufacturers in the world and have historical or ongoing joint development projects for future technologies and products.

Over the past few months, we worked out a partnership between SCHMID and TRUMPF, a high-tech company offering manufacturing solutions in the fields of machine tools and laser technology. TRUMPF and SCHMID announced that they are developing an innovative manufacturing process for the latest microchip generation for the global chip industry. This will enable manufacturers to increase the performance of high-end electronic components for smartphones, smart watches and AI applications. In the process known as advanced packaging, manufacturers combine individual chips on silicon components known as interposers. With the process from TRUMPF and SCHMID, these interposers can be made of glass in the future. To create connections on the interposer, manufacturers have to drill holes through the glass, so-called through-glass vias (TGV). Manufacturers often have to create millions of holes in a panel to make the desired connections. The combination of TRUMPF’s laser technology and SCHMID’s expertise in etching processes for microchip production enables efficient production. This special approach shortens process times by a factor of ten. According to the Boston Consulting Group, the market for advanced microchip packaging is expected to grow to more than 96 billion dollars by 2030. TRUMPF and SCHMID, advanced packaging with the help of glass could also develop into an important future market. Currently, applications in consumer electronics such as smartphones dominate the advanced packaging sector. In the future, applications in the field of artificial intelligence are likely to be the growth drivers.
We are continuing to refine and further develop our ET process which is a new way to produce substrates and HDI+ boards. We provide a specialized equipment portfolio that allows our customers to produce ETs. This specialized equipment allows our customers to produce high-end-boards with the best yields at a compelling production cost. ET technology portfolio includes: (i) next generation production equipment which can be used for traditional board concepts typically produced with mSAP and SAP process; (ii) new high-end PCB or substrate which gives the designer of an OEM a new level of flexibility to redesign their products to meet higher performance requirements and (iii) urban, green fabrication facilities concept that allows high flexibility for production of a wider range of boards with one base technology which allows the customers a higher investment security.
The ET Process
The ET process is a new way to produce substrates and HDI+ boards. We are currently the only company to offer a full solution, including key equipment and processes to customers in the electronics market for the ET process. In contrast to the standard conventional method of production which uses laser drilling, the ET process uses parallel plasma processing. Traces in ET boards are first embedded in the isolator material and then filled with copper in the already etched embedded structure using a proprietary and highly protected process. This new technology is a fully additive process, allows for flexibility in designing completely new types of 3D structures and can upgrade existing mSAP and SAP deployments. The ET process can also be combined with glass cores allowing for an extension of its use for such products.
The ET technology we have developed allows us to meet customers’ demands that could not be met by traditional PCB manufacturing techniques. For example, ET technology allows us to further miniaturize, increase complexity and incorporate advanced properties by producing better performing PCBs and/or substrates, with narrower line widths, increasing numbers of input and output devices, higher aspect ratios or using new materials, while maintaining acceptable manufacturing efficiency, meeting our customers’ environmental, social and government (“ESG”) goals and maintaining a resilient supply chain.
We provide a specialized equipment portfolio that allows our customers to produce embedded traces. This specialized equipment allows our customers to produce high-end-boards with the best yields at a compelling production cost. ET technology portfolio includes: (i) next generation production equipment which can be used for traditional board concepts typically produced with mSAP and SAP process; (ii) new high-end PCB or substrate which gives the designer of an OEM a new level of flexibility to redesign their products to meet higher performance requirements and (iii) urban, green fabrication facilities concept that allows high flexibility for production of a wider range of boards with one base technology which allows the customers a higher investment security.
The use of ET technology can (i) increase production yields with reduced facility requirements, (ii) enable new 3D packaging solutions that cover ratification intelligence and photonic applications, and (iii) improve the return on customers’ investment by allowing the manufacture of boards from HDI+ to substrate on the same equipment. Unlike with conventional production, ET technology replaces round holes with square holes, allows for 3D connections, increases the amount of copper for better thermal management, has full 3D, coreless and core, and single- and double-sided build up for substrates, optimizes glass substrates and replaces laser drilling with parallel plasma etching processes. The optimized process reduces the roughness and increases the adhesion between layer stacks and is compatible with future high- performance materials. The embedding concepts allow for implementation of chips directly inside the substrates. These advantages allow higher performance final applications such as those being demanded in AI, high-end consumer electronics, and certain autonomous driving applications.
Our management expects that the further penetration of the ET technology in the overall market will lead to a significant increase of the share of capital expenditure spending for a new factory from 30% of equipment spending for a traditional fabrication methods factory to 90% in an ET technology factory. This estimate is an internal management estimate based on the understanding of technical processes required for factory fabrication methods.
After Sales Services
Through our five service centers located around the world, we focus on offering worldwide customer-oriented services, including on-site management, remote maintenance and diagnosis, customer training and project management at our customers’ facilities.
We also customer support services through the provision of spare parts, upgrades, maintenance contracts and ancillary services allowing our customers to benefit from our service network in multiple jurisdictions globally and more than 100 service engineers capable of providing comprehensive on-site service.
Business Strategies
We aim to continue our technological leadership by investing in product development on an ongoing basis. Our key growth strategy is to drive our revenues in the electronic market as a result of ET adoption in the PCB and substrate market over the next years, thus complementing and selectively displacing conventional SAP and mSAP technologies in applications where sustainability, cost efficiency, process robustness, and total cost of ownership are decisive factors. In addition, we aim to grow organically by focusing on an expansion of our product portfolio and increasing the penetration of the high-end PCB and organic substrate market. An additional growth field is equipment and processes for glass substrate manufacturing, currently focused on R&D, pilot lines, and early OEM engagements, with volume adoption expected in the mid- to long-term. As part of our customer service business, we aim to benefit from economies of scale as the installed base of machinery increases and we as a result can grow revenues for services for our machinery proportionally to the installed base.
We also plan to consider selected strategic acquisitions that are aligned with our technology focus, in particular in the area of process control, yield optimization, manufacturing data integration, and high-end factory automation, closely aligned with SCHMID’s equipment and installed base.
Overall, we believe our revenue growth will be supported by a number of key trends that should increase the demand for our products such as substrates with higher density, higher frequencies and introduction of new materials all of which will require new production technologies, including:
•
As the use of artificial intelligence expands, it will become more sophisticated. We believe that the expected broad and rapid adoption of AI will accelerate growth in required computing power. The growth of artificial intelligence technology may lead to an increase in the demand for novel semiconductor packaging solutions that can keep pace with rapid AI growth such as Intel driving demand for advanced interconnect, power delivery, signal integrity and thermal management solutions. While concepts such as chiplet-based architectures and advanced packaging (e.g., CoWoS) continue to evolve, SCHMID primarily benefits from upstream PCB and substrate manufacturing technologies required to support these architectures.

•
Greater connectivity and the internet of things (IoT) including personal devices and continuous miniaturization can increase the volume of data that needs to be transmitted, processed and stored and drive further demand for our customers’ products and thus for orders for our machines and services.

•
Additionally, as investors become more focused on ESG and environmental pressures, the interest in carbon neutrality, green products and processes will increase. Customers and producers will strive to reduce the eco footprint of manufacturing processes and reduce energy and water consumption and our green production, urban fabrication facilities that meet international environmental standards and facilitate manufacturing in the US, Europe and South East Asia and our R&D efforts provide our customers with products which help them achieve their CO2 reduction targets. Our ET technology is important for this trend. Based on internal assessments and customer data, the ET process can reduce energy consumption by up to 30%, water usage by up to 70%, chemical consumption by up to 40%, and CO₂ emissions by up to 30%, depending on application and configuration. Not only does this ET process decrease the total costs of ownership, but it also lowers the carbon footprint of production which can further help customers achieve their ESG goals. In addition to that, our newly launched TGV etching system maximizes efficiency and fosters sustainable manufacturing practices. It leads to a 35% reduction in power consumption and is a more cost-effective etching solution.

•
We believe that the expansion in electric vehicles and autonomous driving technologies will lead to a greater demand for high power applications, as well as a greater need for highly reliable radar and sensor applications. As cars continue to include a larger number of semiconductors, new PCB technologies are critical to ensuring the comfort, durability and safety of autonomous driving. Additionally, as countries continue to incentivize drivers to switch to electric vehicles, we expect the market for PCBs to continue to grow as PCBs are used in the production of charging stations and audio and visuals display systems.

•
Market applications for end products produced by our machines include AI servers, solar cells and modules for charging stations. We produce other machines that enable production of high-quality parts for cars, such as radar systems for autonomous driving, metal etching for interior design, anti-glare display technology, packaging and HDI+ for 5G communication, packaging for processors and etching thick copper for LED lighting and High- Power solutions.

Geographically, we aim to further expand into new geographies and regions, in particular in Asia outside of China and in North America. For 2025, we generated the first significant revenues from our new subsidiary in Malaysia, which will act as a spare parts and service hub for the entire Asian region (excluding China and Taiwan). We assume that selected Asian countries that have not been in the spotlight to date will develop strongly in the coming years. Furthermore, we continue to believe in very strong economic development in North America. Recently, we have noticed weaker economic development in Europe. However, the latest political developments and the efforts of European countries to become less dependent on the USA and China could accelerate investments driven by strategic autonomy, supply chain resilience, and sustainability objectives, from which SCHMID expects to benefit selectively.
We have recently entered the glass substrate machining market and have offered specific machines in this sector to customers. We consider this technology to be suitable to be implemented at various original equipment manufacturers. Furthermore, it can be used in combination with ET layers.
Another growing market is equipment used for fuel cell production. Using our process know-how, we have been successful adapting our equipment for use in the production of bipolar plates.
Sales and Procurement
Through our sales, engineering, research and development and procurement teams, we combine deep product expertise of our engineering/R&D and procurement experts with our front-line customer-oriented sales staff. Our local presence in key markets ensures proximity to global customers. Our engineering team drives the technical specifications and can also decide on procurement deals with commercial terms. The procurement process is an important element in our overall sales strategy in which technical qualification and quotation are crucial factors for selection. We are present in all our key target markets when it comes to sales and services. While our global central organization for sales and services is located in Germany, our employees located in the countries in which we operate maintain their relationships with key customers. This includes lifecycle services, retrofit and upgrade solutions, and software-enabled service offerings that enhance equipment performance and long-term customer value.

We purchase local and imported parts, but also commodities. We have long-standing relationships with our most trusted suppliers and employ specified and diligent processes for qualifying new suppliers. Additionally, we have in-house product development and strict quality control standards that are expected to be followed during production as part of our efforts to ensure our high-quality standards are maintained. While we centrally monitor our purchasing activities, both factories can also make decisions locally in terms of decision making for sourced materials and components.
Research and Development
Our research and development (“R&D”) efforts are focused on expanding the market position in all our target markets and providing high-tech technology solutions for our customers. As a technology-oriented business, we develop our products in great part in our own 32,000 square foot technology center in Freudenstadt, which includes a laboratory and prototyping facilities.
As part of our basic research activities, we collaborate with customers, strategic partners and leading research institutions worldwide in the electronics, photovoltaics and energy storage sectors.
•
Electronics.   Our R&D efforts in the electronics market focus on advancing applications for the new ET process, conducting customer sampling, and supporting product optimization. We also continue to enhance equipment capabilities to meet next-generation OEM requirements, with an emphasis on glass substrates.

•
Energy Storage.   In the energy storage field, we focus on technologies related to the structuring of copper foil for current collectors, equipment for fuel cell production, and support for business partners in the vanadium redox flow battery (VRFB) segment for large scale energy storage applications. Research and development activities in this area were conducted at Schmid Energy Storage GmbH, the majority of which was transferred into a joint venture at the end of 2024. SCHMID continues to apply its process expertise and application know how through cooperation arrangements.

•
Photovoltaics.   In photovoltaics, our R&D activities relate primarily to the enhancement and expansion of the next generation of our InfinityLine systems for alkaline structuring and polishing. In addition, our APCVD tools are being redesigned to meet the technical specifications required for TOPCon solar cell production.

We employ more than 150 scientists, researchers and engineers globally, working across multiple laboratories equipped with advanced technologies and research infrastructure, more than 30 of which wok at our technology center in Freudenstadt. We routinely submit new patent applications and, as of December 31, 2024, held more than 100 patents and industrial property rights. We additionally maintain various global trade names and trademark registrations and applications, which we consider valuable for product identification and market presence.
We benefit from a network of cooperative partnerships with industry leading institutions, including Fraunhofer Institute for Reliability and Microintegration, the University of Konstanz, Fraunhofer-ISE Freiburg and Helmholtz-Zentrum Berlin. We also cooperate on development in the area of Through Glass Via with the company Trumpf. A core priority of our operations is the efficient transfer of research and development outcomes into industrial applications and high volume manufacturing. Our technology center provides full prototyping capabilities for electronics, photovoltaics and glass applications, as well as lamination, LDI, developing, etching, stripping and other processing capabilities. It also includes comprehensive physical and chemical laboratories for basic research and statistical data analysis.
We have also developed additional revenue opportunities through paid R&D engagements. We expect licensing revenue to increase over time as our installed base expands.
Competition
We believe we are well-positioned to compete in our target markets. In PCB high-end equipment, our market is generally consolidated with only a limited number of other major suppliers globally. Among our key competitors are several multinational competitors such as MKS Instruments, Inc., a NASDAQ listed company, but also more regionally operating companies, such as local manufacturers in China and Asia

Pacific. In the photovoltaics market, we also compete with multinational active companies such as Shenzhen SC New Energy Technology Corp, and depending on the specific applications also several other smaller companies. In other areas, such as machines for the energy sector and other specialty areas, we face a diverse set of competitors who specialize in such specific markets.
Employees
As of December 31, 2024, we had 676 employees and as of June 30, 2025 we had 689 employees. The biggest departments are production, engineering, sales and procurement. We have not experienced any work stoppages, slowdowns or other serious labor problems that have materially impeded our business operations.
Health, Safety and Environmental
We are subject to numerous laws and regulations relating to the environmental protection and the health and safety of our employees in multiple jurisdictions in which we operate. We are committed to maintaining compliance with all such applicable legal requirements. We have a strong record of safety and internal controls surrounding the manufacture and implementation of our products and systems and the health of our employees. While we are not subject to the German Supply Chain Due Diligence Act (Lieferkettensorgfaltspflichtengesetz), we have nevertheless implemented a Code of Conduct for our employees and suppliers that aims to ensure that working conditions in our supply chain are safe and suitable.
Legal Proceedings
In the general course of business, we sometimes face legal proceedings and claims against us.
Our subsidiary SCHMID China Ltd. (“SCL”) filed a claim against Beyond Force Company Limited for an outstanding payment due to our subsidiary of RMB 53 million (approximately $7.6 million as of February 2026) plus interest amounting to approximately RMB 21 million (approximately $3.0 million as of February 2026). Beyond Force Company Limited has filed a counterclaim valued at approximately RMB 123 million (approximately $17.6 million as of February 2026). Both claims were dismissed by the courts in the first as well as in the second instance and forwarded by the appeal court for retrial to the first instance. The subject matter is now for review for retrial and SCHMID is preparing the required documentation. As of January 16, 2026 the court has made the following first instance decision inter alia that the payment of RMB 53 million is justified under the condition that SCL shall pay the outstanding debt amounting to approximately over RMB 10,000,000 (approximately $1.4 million as of February 2026) to the Company. Beyond Force Company Limited may still appeal this ruling.
On February 13, 2025, Gebr. SCHMID GmbH announced that it has filed a lawsuit against Shenzhen China Science & Technology Co., Ltd. (“China SC”) over allegations of trademark infringement and unauthorized copying of proprietary technology. The lawsuit involves, in particular, a claim for injunctive relieve against China SC for use of the SCHMID Group’s intellectual property and for compensation.
On July 17, 2025, Validus Broker Dealer Investment Management Company LLC (“Validus Broker Dealer”) filed a civil action against SCHMID in the United States District Court for the Southern District of New York, arising from a promissory note dated June 13, 2024, with a principal amount of $2,350,000. Validus alleges that the Company failed to pay the principal balance upon maturity on June 13, 2025, an alleged breach. The parties entered into negotiations and mutually agreed to request an extension of the response deadline of the Company to the lawsuit until November 12, 2025. The parties could not resolve the dispute before the response deadline and the Company filed its response timely with the New York court. Both parties made subsequent filings and motions and the lawsuit remains pending. No trial date has been set, and the Company intends to continue to evaluate and pursue all available defenses including any relevant countersuits for breach of contract by Validus Broker Dealer and its affiliate Validus/StratCap, LLC under a warranty agreement dated April 29, 2024 between the Company and Validus/StratCap, LLC. The Company has not recorded any liability related to this matter, as the outcome cannot be predicted at this stage.

Organizational Structure
The following diagram depicts our organizational structure as of the date of this prospectus (including the material subsidiaries):

*
SCHMID Group N.V. and XJ Harbour have agreed that XJ Harbour will transfer the remaining approximately 16% of shares held by XJ Harbour in SCHMID Technology Guangdong Co., Ltd. to Gebr. SCHMID GmbH. The transfer is expected to be fully effected by the end of the first quarter of 2026.

Property, Plant and Equipment
Our headquarters is located in Freudenstadt, Germany and includes one of our two production facilities with our Freudenstadt location focused on the production of machines and equipment and global customer supply. We also have a production facility in Zhongshan in China in which we produce machines and equipment with a particular focus on the Chinese market. The production facilities have comparable capacity. We can dynamically shift production between them based on requirements and capacity constraints. Our core R&D activities are located in our technology center in Freudenstadt.
We also maintain further facilities in the United States, Malaysia, Singapore, South Korea and Taiwan, which are used primarily for customer service. Further facilities include those with our partners in South Korea which mainly serve as distribution centers and customer service centers. Furthermore, we have distribution partners located in Brazil, Italy, the Netherlands, Sweden, Austria, Israel, India and Japan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Schmid’s financial condition and results of operations together with its consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The following discussion is based on Schmid’s financial information prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and related interpretations issued by the IFRS Interpretations Committee. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Schmid’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward- looking statements contained in the following discussion and analysis. Schmid’s historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
We are a global supplier of equipment, software and services for various industries such as PCB, substrate manufacturing, photovoltaics, and glass and energy storage with a focus on the highest end of this market in terms of technology and performance. We are a long-established, fifth-generation family- controlled business that was founded in 1864 as an iron foundry located in Freudenstadt, Germany and has a tradition of being at the forefront of technology. Throughout the almost 160 years of our operations, we have maintained our operations by developing our products according to trends in the market. We have been developing machines for the electronics industry since the 1960s, and photovoltaic solutions since the early 2000s and energy storage for the last seven years. We focus on a modular product portfolio of machinery used in the manufacturing of high-end PCB equipment and semiconductor packaging devices which includes common flexible circuit fabrication techniques such as subtractive, SAP, and mSAP. We are a global supplier of capital equipment, software and services for the PCB and substrate manufacturing industries. We focus on the highest end of the market in terms of technology and performance. We not only develop production techniques and build machines ourselves, we are also extensively working with our customers on joint research & development projects for the next generation of electronics and photovoltaics products. We produce our products in two manufacturing sites: one in Germany and one in China. In addition, we have built up an extensive service and sales network in five centers in the US, Europe, and Asia. In addition to our sales and service centers and two manufacturing sites, we also work with partners in South Korea. We also provide customer service through which we assist our customers with machinery and software upgrades, spare parts, logistics, customer training in multiple languages, on-site management, maintenance contracts and project management.
Key Factors Affecting Our Results of Operations
We believe that our performance and future success depend on several factors which have affected our previous performance in the periods for which financial information is presented in this prospectus. These factors include:
Market growth in our key PCB market and Advanced Packaging Solutions
Our management expects that the further penetration of the ET technology in the overall market will lead to a significant increase of the share of capital expenditure spending for a new factory from 30% of equipment spending for a traditional fabrication methods factory to 90% in an ET technology factory. This estimate is an internal management estimate based on the understanding of technical processes required for factory fabrication methods. The PCB market is expected to significantly expand in the next three years with ET technology gaining a significant market share as new factories are expected to switch to ET technology machinery. In 2024, we already realized revenue with ET technology and expect this market to increase in the upcoming years. In addition to that, we are convinced that our new TGV Etching system, which is suitable for labs as well as for high-volume manufacturing, will show a positive development with an increased customer base and new applications. Due to positive feedback from our customers, we expect to receive orders for our ET technology as well as for our TGV Etching system in 2025.
Developments in Orders from our Core Customers
In fiscal year 2024, approximately 23.5% of our revenues were generated from sales to our two largest customers and our ten largest customers represented approximately 58% of our revenues. If we fail to retain these key customers our results could be materially adversely impacted.
In fiscal year 2025, our customer concentration among our ten largest customers remained more than 50% of our total revenues. However, over the course of 2025 and in particular in the second half of 2025, we succeeded in winning orders from new, well-known companies that had not previously placed orders with us. As a result, in fiscal year 2025 as well as, based on our estimates, in fiscal year 2026, our customer structure will be significantly more diversified than in fiscal year 2024.
Trends affecting the Demand for our Customers’ End Products
We sell our machines to large original equipment manufacturers and to companies in their global supply chain in various sectors such as the electronics and semiconductor industries, but also the photovoltaics and energy systems industries. The demand for our products and our revenues are influenced by a number of larger trends impacting this diverse set of industries:
•
Our revenues are impacted by technological advancements in the electronics industry, including the rollout of 5G, digital infrastructure that includes increasing adoption and continued miniaturization of personal devices and Internet-of-Things connected devices, cloud computing and artificial intelligence. The strong digital infrastructure has resulted in increases in data volume that need to be transmitted, stored and processed. All these changes drive demand for our customers’ products and in turn also the demand for our machines and equipment.

•
Our customers have an increasing preference for green manufacturing processes that result in fewer greenhouse gas emissions and are efficient in the use of other resources such as water. Our ET technology used, which is one of our key machine technologies, uses less energy and water compared to traditional manufacturing technologies.

Macroeconomic and Geopolitical Factors
We operate across a wide range of countries. Not all of these countries are subject to the same economic and political forces at the same time, which usually provides us with a natural degree of macroeconomic and geopolitical diversification. There are, however, likely to be periods of time in which many, or even most, or all of the countries in which we operate will be subject to similar or identical forces that may impact our business negatively. One example of this is the geopolitical and macroeconomic turmoil triggered by the ongoing war in Ukraine, which led to increased volatility on the financial markets and disruption in various sectors. The outcome of the US presidential election and the changing political and economic relations between the US and other countries also appear to be having a major impact on global economies and financial markets. In general, geopolitical changes, such as trade wars and the implementation of tariffs, can have a negative impact on our business in one or more markets.
Segment Reporting
Schmid has prepared IFRS financial statements and segment reporting. See note 5 of the Consolidated Financial Statements.
Key Components of Operating Results:
The following discussion sets forth certain components of our consolidated statements of profit and loss and certain factors that impact those items:
Revenue:
We generate revenues from contracts with customers across all major geographic areas from two operational segments: (i) technical equipment and processes, which includes mainly the sale of machines including installation, long-term development and extended warranties; and (ii) spare parts and services, which includes the sale of spare parts as well as services including repairs, modifications of machines and inspections.
Cost of sales:
Our cost of sales includes personnel expenses, material expenses, depreciation and amortization and certain other expenses such as costs for outward freight, production-related short-term leases and facility costs.
Selling:
Selling expenses principally consist of personnel expenses, legal and consulting fees, sales commission, distribution related external administration, advertisement, and other expenses. Personnel expenses mainly include salary and salary-related expenses. Distribution-related external administration comprises administration costs including utilities, insurances, travel expenses and expenses for short-term leases. Other expenses include mainly depreciation and amortization.
General Administration Expenses:
General and administration expenses consist principally of expenditures incurred in connection with the personnel expenses, legal and consulting fees, external administrative expenses and other administrative expenses. External administrative expenses comprise cost like utilities, insurance, travel expenses and expenses for short-term leases. Other administrative expenses include mainly depreciation and amortization.
Research and development expenses
Research and development is an important factor for our sustainable and long-term success. Research and development expenses principally consist of personnel expenses, depreciation and amortization, legal and consulting fees, research and development-related external administration and certain other research and development related expenses. Research and development-related external administration comprises administration costs such as utilities, insurance, travel expenses and expenses for short-term leases.
Other income:
Other income principally consists of foreign currency gains and other miscellaneous income such as government grants.
Other expenses:
Other expenses include foreign currency losses, other taxes, disposal of assets, and miscellaneous other items. Miscellaneous other items mainly include banking fees and other service charges.
Operating Results
The following table sets forth results of operations for the year ended December 31, 2024 and 2023.
	Year Ended December 31
in € thousand	2024	2023
Statements of Profit or Loss
Revenue	60,836	90,246
Cost of sales	(48,791)	(63,849)
Gross profit	12,044	26,397
Selling	(12,895)	(12,577)
General administration	(11,792)	(12,538)
Research and development	(3,974)	(5,148)

	Year Ended December 31
in € thousand	2024	2023
Other income	9,018	15,985
Other expenses	(2,564)	(2,620)
Listing expenses	(71,630)	—
(Impairment) / Reversal on impairment on financial assets	20	22,696
Operating profit (loss)	(81,772)	32,195
Finance income	1,888	19,685
Finance expenses	(5,712)	(10,091)
Financial result	(3,824)	(9,594)
Share of profit (loss) in equity method investments	—	(1,057)
Income (loss) before income tax	(85,596)	40,732
Income tax benefit (expense)	1,492	(2,778)
Net income (loss) for the period	(84,104)	37,954

Comparison of the Years Ended December 31, 2024 and 2023
Revenue
Our revenues decreased from €90.2 million in the year ended December 31, 2023, to €60.8 million in the year ended December 31, 2024. The majority of our revenue was generated from the sale of our machines in the amount of €47.4 million in the year ended December 31, 2024, compared to €77.6 million in the year ended December 31, 2023. In 2024, we experienced continued weakened demand in our key markets, in particular in Asia (China, Taiwan, Malaysia) which has been accompanied by a decline in industry-wide spending on production equipment in this region. The main reason for the decline in sales is the weakened end-market demand for electronics, such as personal computers and smartphones. The longer-term markets in Europe and in particular in the USA were unable to compensate for this weakened demand.
Our second largest revenue stream was the sale of our spare parts. In the year ended December 31, 2024, we generated €9.0 million from the sale of spare parts, a small decrease from €9.7 million generated in 2023. The spare parts revenue stream was also negatively impacted by the economic situation in China and Taiwan.
Our services revenue increased from €1.8 million in the year ended December 31, 2023 to €3.9 million in the year ended December 31, 2024.
Geographically, our revenue distribution across jurisdictions shifted. While the combined Asian markets (China, Taiwan, Malaysia etc.), Germany and Austria declined overall, we significantly grew our revenues in the US. The following table shows the split in revenues across all our jurisdictions (we allocate revenues based on the country of the customer receiving the services or goods):
	Year Ended December 31
in € thousand	2024	2023
China	13,320	15,308
Taiwan	3,160	1,634
USA	22,207	17,522
Germany	3,819	9,577
Malaysia	2,186	16,681
Austria	6,678	17,810
Other	9,464	11,714
Total	60,836	90,246
On December 31, 2024, our order backlog for machine sales amounted to €27.7 million and the order backlog for spare parts and services amounted to €1.8 million. Order backlog is expected to be realized within 1 to 3 years.

Cost of Sales
Our cost of sales decreased from €63.8 million in the year ended December 31, 2023 to €48.8 million in the year ended December 31, 2024. The decrease was generally due to lower material expenses as a result of lower sales of machines and spare parts.
Gross Profit
Our gross profit decreased from €26.4 million in the year ended December 31, 2023, to €12.0 million in the year ended December 31, 2024. As a result, our gross profit margin decreased from 29.3% in the year ended December 31, 2023 to 19.8% in the year ended December 31, 2024. The decrease in the gross profit margin was principally due to the decline in revenues as a result of the fixed cost portions (personnel costs and other fixed costs).
Selling
Selling expenses increased by €0.4 million from €12.6 million in the year ended December 31, 2023, to €13.0 million in the year ended December 31, 2024. The increase was mainly attributable to increased personnel expenses and sales commissions.
General and Administration
General and administration expenses decreased from €12.5 million during the year ended December 31, 2023, to €11.8 million during the year ended December 31, 2024. The main driver for this decrease was lower other administrative expense which include legal and consulting fees that were higher as a result of the reorganization of the business in 2023 and the Business Combination preparation than in 2024.
Research and Development
Research and development expenses decreased from €5.1 million during the year ended December 31, 2023, to €4.0 million during the year ended December 31, 2024. The expenses for external service providers and consulting included here have decreased significantly compared to the previous year.
Other Income
Other income decreased from €16.0 million in the year ended December 31, 2023, to €9.0 million during the year ended December 31, 2024.
Other income in 2024 included €3.7 million attributable to the partial disposal and deconsolidation of SCHMID Energy Systems GmbH (SES). Following the acquisition of the remaining SES shares on January 1, 2024, SES was fully consolidated during the year; on December 17, 2024 SCHMID and PEKINTAS Group agreed to the transfer by SCHMID of 51% of SES to OC Teknoloji Yatirimlari A.S. in exchange for €1.0 million in cash and a 19.9% stake in OC Teknoloji, resulting in deconsolidation and recognition of a €3.7 million gain in other income.
Other Expenses
Other expenses remained unchanged from €2.6 million in the year ended December 31, 2023 and €2.6 million during the year ended December 31, 2024.
Listing Expenses
The Company incurred listing expenses totaling €71.6 million during the year ended December 31, 2024 in connection with the de-SPAC transaction. The share listing expense is the difference between the fair value of the net assets contributed by Pegasus Digital Mobility Acquisition Corp. and the fair value of equity instruments provided to former Pegasus Digital Mobility Acquisition Corp. shareholders. See Note 13 of the Consolidated Financial Statements for details.

Reversal of impairment of financial assets
For the year ended December 31, 2023, reversals of impaired financial assets in the amount of €22.7 million was recognized. The reversal related primarily to receivables from the “Silicon Group” (Schmid Silicon Technology Holding GmbH and subsidiaries) that had been impaired in 2017. The Silicon Group was sold to Group 14 Technologies Group in March 2023, at which time those receivables became recoverable, resulting in a €21.4 million reversal. In addition, a €1.4 million reversal on a shareholder loan was recognized in 2023.
Operating Profit (Loss)
The Company’s operating profit amounted to €32.2 million in the year ended December 31, 2023 while an operating loss was incurred of €81.8 million in the year ended December 31, 2024. The loss was principally due to the €71.6 million share listing expense in 2024 as a result of the de-SPAC as well as a lower gross profit in 2024.
Financial Result
Our financial result moved from a net gain of €9.6 million in the year ended December 31, 2023, to a net expense of €3.8 million in the year ended December 31, 2024. The change was driven primarily by the €15.8 million gain on loan extinguishment recognized in 2023 that did not recur in 2024. In 2024, finance income totaled €1.9 million, while finance expenses were €5.7 million (largely €5.1 million of interest expense).
Income Tax (Expense) Benefit
We incurred an income tax expense of €2.8 million in the year ended December 31, 2023, and had an income tax benefit of €1.5 million for the year ended December 31, 2024. The effective tax rate in 2023 of 6.8% was significantly driven by the fact that the Company was able to use tax loss carryforwards for which no deferred tax assets have been recognized in prior years. The tax benefit in 2024 is due to the net loss for the period.
Comparison of the six-month periods ended June 30, 2025 and 2024
The December 31, 2024 and June 30, 2025 balance sheets, along with the six months period ended June 30, 2024 and six months period ended June 30, 2025 statements of operations, have been retrospectively revised relative to the previously published unaudited six months period ended June 30, 2024 and six months period ended June 30, 2025 results to reflect the following:
•
In the audited FY 2024 financial statements, SES has been re-consolidated effective January 1, 2024. This resulted in a write-down of certain intangible and receivable assets and a corresponding reduction in equity, consistent with the financial year 2024 audited results. The re-consolidation also led to lower R&D amortization expense within SES for the period during which the entity was consolidated.

•
The six months period ended June 30, 2024 income tax benefit (expense) has been recalculated using the actual full-year effective tax rate rather than the previously applied estimated rate.

The following table sets forth results of operations for the six-month periods ended June 30, 2025 and June 30, 2024.
	Six-months ended June 30
in € thousand	2025	2024
Statements of Profit or Loss
Revenue	16,892	29,700
Cost of sales	(18,539)	(24,054)
Gross profit	(1,647)	5,646
Selling	(5,762)	(6,533)
General administration	(5,472)	(4,877)
Research and development	(1,563)	(2,214)
Other income	6,144	1,320
Other expenses	495	(857)
Listing expenses	0	(71,631)
(Impairment) / Reversal on impairment on financial assets	0	7
Operating profit (loss)	(7,804)	(79,139)
Financial result	(2,285)	(3,968)
Income (loss) before income tax	(10,090)	(83,107)
Income tax benefit (expense)	(76)	1,810
Net income (loss) for the period	(10,165)	(81,297)
Revenues
Our revenues decreased from €29.7 million in the six-month period ended June 30, 2024 to €16.9 million in the six-month period ended June 30, 2025. The main reason for the decline in sales was the continued weak end-market demand for our machines and spare parts with substantial orders only coming in from customers in the middle of the second quarter of 2025 (with such orders not yet materially reflected in our revenues in the six-months period ended June 30, 2025).
Cost of Sales
Our cost of sales decreased from €24.1 million in the six-month period ended June 30, 2024 to €18.5 million in the six-month period ended June 30, 2025. The decrease was generally due to lower material expenses as a result of lower sales of machines and spare parts.
Gross Profit
Our gross profit amounted to €5.6 million in the six-month period ended June 30, 2024 while we accounted for a negative gross profit (loss) of €1.6 million in the six-month period ended June 30, 2025, generally due to the decline in sales as a result of low order intake while fixed costs remained payable.
Selling
Selling expenses decreased from €6.5 million in the six-month period ended June 30, 2024 to €5.8 million in the six-month period ended June 30, 2025 as a result of general cost cutting and lower sales commissions as a result of lower order intakes.
General and Administration
General and administration expenses increased from €4.9 million in the six-month period ended June 30, 2024 to €5.5 million in the six-month period ended June 30, 2025. The main driver for this increase were various administrative expenses which include legal and consulting fees.

Other Income
Other income increased from €1.3 million in the six-month period ended June 30, 2024 to €6.1 million in the six-month period ended June 30, 2025.
The other income in the first half of 2024 related principally to a deconsolidation effect, an effect on earnings of the Business Combination consolidation.
Listing expenses
Listing expenses amounted to €71.6 million in the six-month period ended June 30, 2024 while no such charge was accounted for in the six-month period ended June 30, 2025. The listing expense is the fair value of the shares issued by the Company in excess of the net assets acquired from Pegasus Digital Mobility Acquisition Corp. as a result of the closing of the Business Combination.
Operating Profit
The Company’s operating loss amounted to €79.1 million in the six-month period ended June 30, 2024 and €7.8 million in the six-month period ended June 30, 2025. The loss in the first half of 2025 was principally due to the €71.6 million listing expense in 2024 as a result of the closing of the Business Combination as well as a lower gross profit in 2024. The operating loss in the first half of 2025 was principally due to lower revenues and the related operating loss.
Financial Result
Our financial result decreased with a new expense of €4.0 million in the six-month period ended June 30, 2024 and a €2.3 million expense in the six-month period ended June 30, 2025. Our financial results improved from 2024 to 2025 primarily due to the mark-to-market effect of our Warrants. The liability in connection with our Warrants is revalued on each reporting date with the valuation dependent on the current price of our Warrants.
Income Tax (Expense) Benefit
We accounted for an income tax benefit of €1.8 million in the six-month period ended June 30, 2024 while we only accounted for an income tax expense of €76 thousand in the six-month period ended June 30, 2025. The change is due to our lower expectation of anticipated taxes.
Liquidity and Capital Resources
Sources of Liquidity and Operational and Funding Requirements
We principally finance our operations through cash generated from the sale of machines, spare parts and services. We also have relied on debt and related party financing. As of December 31, 2024 and 2023, cash and cash equivalents were €3.8 million and €5.7 million, respectively.
As a result of our NASDAQ listing, since May 2024 we have incurred additional ongoing costs associated with operating as a public company, including expenses related to legal, accounting and financial reporting and regulatory matters, maintaining compliance with exchange listing and SEC and NASDAQ requirements, director and officer insurance premiums, and investor relations.
Management’s evaluation on the Company’s ability to continue as a going concern considers actions taken after December 31, 2024, including (i) a secured €10.0 million two-tranche term loan facility signed on December 16, 2025, of which €2.5 million were drawn on December 18, 2025; and (ii) $30.0 million of senior convertible notes issued in two tranches in January 2026 ($15.0 million funded on January 21, 2026; $15.0 million to fund upon effectiveness of a resale registration statement). It also considers a €5.0 million shareholder debt waiver in September 2025 and the January 16, 2026, set-off of $26.96 million of liabilities to XJ Harbour through share issuance.

The Company’s liquidity assessment assumes availability of the first $15.0 million convertible note tranche, the potential second $15.0 million tranche, and cost-savings from our cost efficiency program “Sprint” which is expected to result in more than €4 million in annualized savings.
At December 31, 2024, current financial liabilities were €40.4 million and non-current financial liabilities were €42.1 million. Trade and other payables totaled €28.2 million, and current contract liabilities were €11.3 million. The undiscounted cash outflows falling due within one year included €9.2 million on loans from shareholders and €25.0 million on loans from other related parties. Amounts due in more than one year from December 31, 2024, were €21.7 million in shareholder loans and €14.4 million in other related party loans. See Notes 29 and 34. As described above, much of this debt was waived or set-off against equity, as in the case of XJ Harbour.
Going Concern and Financing Dependencies
Management’s liquidity outlook is dependent on the funding of the second USD 15.0 million tranche in relation to our 2026 Convertible Notes (as set out in the investment agreement concluded with Linden Advisors LP dated January 18, 2026), which is conditioned upon the effectiveness of this registration statement. If effectiveness is not achieved by June 30, 2026, mandatory cash payment obligations arise that could materially reduce our liquidity. In addition, a USD 2.35 million promissory note issued to Validus Broker Dealer Investment Management Company LLC remains outstanding and subject to dispute. These conditions raise substantial doubt about our ability to continue as a going concern as described in note 2 to the Consolidated Financial Statements.
Our Consolidated Financial Statements have been prepared on a going concern basis and do not include any adjustments that would result if we were unable to continue as a going concern, including adjustments relating to the recoverability and classification of recorded asset amounts or the classification of liabilities.
Our future liquidity is thus materially dependent on regulatory effectiveness of this registration statement because such effectiveness triggers funding obligations under existing financing arrangements. In addition, the timing of effectiveness of this registration statement directly affects our near-term liquidity because the funding obligations under the second tranche of our 2026 Convertible Notes are conditioned upon such effectiveness. The timing and outcome of the SEC review process are outside of our control, and there can be no assurance that this registration statement will be declared effective within the expected timeframe or at all.
Cash Flows
The following table summarizes our cash flows for each period presented (in € thousands):
	Year Ended December 31,
	2024	2023
Cash flow from:
Operating activities	(1,252)	9,897
Investing activities	(4,054)	72,019
Financing activities	1,253	(83,714)
Net increase (decrease) in cash and cash equivalents	(2,673)	(1,798)
Cash flow used in operating activities for the year ended December 31, 2024, was €(1.3) million compared to a cash flow provided by operating activity of €9.9 million for the year ended December 31, 2023. The change in cash flow from operating activities reflected changes in working capital but is also related to a downturn in business activity in 2024 compared to 2023.
For the year ended December 31, 2024, net cash used in investing activities amounted to €(4.1) million compared to €72.0 million of net cash provided by investing activities in the year ended December 31, 2023. The relative difference was principally a result of the repayment of the shareholder loan by Christian Schmid as a result of the Silicon Business sale in 2023.

For the year ended December 31, 2024, net cash provided by financing activities amounted to €1.3 million, while cash used in financing activities for the year ended December 31, 2023, was €(83.7) million. The main driver of the change was the payment of loans that came due during the year in 2023 while in 2024 the Company paid EUR 10 million to XJ Harbour while receiving funds from the closing of the Business Combination.
Future funding Requirements
While we fund our operations from our operating activities, and certain debt instruments — see “ Description of Securities”, such as the 2026 Convertible Notes, the 2025 Convertible Loan, the 2025 Options and the 2026 Warrants recently issued, granted, respectively, agreed by the Company, SCHMID may enter into further debt instruments with lenders or issue new shares in future. The second tranche of the convertible note of up to USD 15,000,000 has not yet been issued.
Off-Balance Sheet Arrangements
As of December 31, 2024, the Schmid Group did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
Financial Risk Management
We are exposed to a variety of risks in the ordinary course of our business, including, but not limited to, credit risk, liquidity risk, foreign currency risk and interest rate risk. Schmid regularly assesses each of these risks to minimize any adverse effects on our business as a result of those factors.
Outlook and Trend Information
Key information about our unaudited, preliminary numbers for 2025
We estimate, based on unaudited, preliminary numbers, that our sales for the fiscal year 2025 will likely amount to approximately €66 million and our reported EBITDA margin will be around 10%. The estimated sales for the fiscal year 2025 were notably higher than sales in fiscal year 2024 but lower than the guidance published in December 2024 and updated November 2025.
The delayed recovery of our key markets, which we have only seen impacting our order books since the middle of the second quarter of 2025, is reflected in the expected results for the fiscal year 2025. The estimated operating results for 2025 were impacted by the wait-and-see attitude of our customers at the beginning of 2025 which meant that our initially forecasted sales could no longer be achieved due to order lead times. The 2025 sales and reported EBITDA margin lower than estimated in November 2025 were the result of two projects not being delivered by end of December 2025 as expected and these will become revenues and EBITDA in 2026.
Our reported EBITDA margin for the financial year 2025 is positively influenced by currency effects and a one-time effect of €5 million from a waiver by our majority shareholders in relation to €5 million financial liabilities to our majority shareholders on our balance sheet dating back to 2016 for no consideration or compensation in September 2025. This waiver was part of the restructuring of our financial liabilities in 2025.
In December 2025 we published our preliminary order intake results for 2025. We announced strong order intake of approximately €95 million for 2025 with most of the order intake recorded since the middle of the second quarter of 2025, mostly due to the Company’s position as a core technology partner in next-generation electronics manufacturing. Growth in order intake was primarily driven by the global surge in AI-server boards, which require highly demanding HDI and ultra-high layer-count PCB architectures. These complex designs place exceptional requirements on precision, process stability, and yield management across the entire manufacturing chain. Throughout 2025, we secured significant projects with leading PCB and IC-substrate manufacturers in Asia, Europe, and the Americas. Key contributors were:
•
High Multi-Layer Count HDI PCB Lines: High multi-layer count HDI PCBs are essential for AI servers and high-performance computing, where signal integrity, power density, and reliability are critical. Our advanced production solutions enable manufacturers to manage extreme process complexity and achieve stable, high-yield production of these demanding designs.
•
AI-Server Board Production Capacity Expansions: The rapid growth of AI-driven applications is accelerating global investments in AI-server board production capacity. We support this expansion with scalable manufacturing solutions that enable higher throughput, improved yields, and the reliable production of increasingly complex, high-layer-count server boards required by next-generation data centers.

•
Back shoring and sovereignty: Back-shoring substrate and high-end PCB manufacturing to Europe and the United States is a strategic necessity to strengthen supply-chain resilience, protect critical know-how, and support the growing demands of AI, HPC, and advanced electronics.

Key information about estimated order numbers, sales and Adjusted EBITDA for 2026
Recently SCHMID initiated its so called “Sprint” cost saving program. Given strong order intake “Sprint” will not impact our assemblies in Germany and China which are running close to full capacity. However, personnel expenses in G&A, engineering and R&D in Germany are being lowered through natural attrition, termination of temporary labor contracts and a short-time work program (Kurzarbeit) and SCHMID expects to reach an annual run-rate of cost savings of more than € 4 million. One-off restructuring costs are expected to be around €0.5m.
In December 2025 we published an order intake outlook for 2026 and confirm we have entered the year 2026 with a strong and accelerating order intake outlook with an estimated increase of around 20% compared to 2025. Our forecast for our order intake is based on three reinforcing growth factors that position SCHMID in its growing global target market:
•
First, the continued expansion of Advanced Packaging, IC-Substrate and HDI-PCB capacity across Asia is driving sustained demand for SCHMID’s production equipment. Key customers in Taiwan, Japan, Korea and China are executing multi-year investment programs, and SCHMID is deeply embedded in these roadmaps with its next-generation InfinityLine platforms.

•
Second, Europe and North America are showing clear signs of recovery in relation to our target customers and markets. Structural incentives in both regions, coupled with renewed investment in high-end PCB, substrate and aerospace electronics, are expected to be translating into a healthier order pipeline from these regions. SCHMID has an established customer and manufacturing footprint in these markets and proven delivery capability in these markets which we believe provide a competitive advantage as customers reactivate projects and initiate new ones.

•
Third, SCHMID’s strengthened product portfolio has increased our order intake and our outlook for further orders. The launch of our new InfinityLine C+, InfinityLine L+ and InfinityLine P+ solutions, the continuous enhancement of panel-level packaging capabilities, and the expansion of glass-core processing technologies are creating differentiated value propositions across multiple customer segments. We believe that we have early customer interest that confirms that our technology is aligned with the next investment cycle in both substrate and advanced PCB manufacturing.

As previously published in November 2025, for the financial year 2026, we expect sales revenue of over EUR 100 million based on our current order book, our current order leads, which cover discussions anticipated to result in confirmed orders, as well as our current underlying market expectations of double-digit growth compared to 2025. Taking into account this level of sales, we maintain our guidance of an Adjusted EBITDA margin of more than 12% on sales, however the ongoing cost-saving program “Sprint” and historic performance at such revenues indicate the margin may be significantly higher. The market for glass substrates and the demand for additional production lines for ET processes in particular are showing positive demand trends. The Company is not providing quantitative reconciliations of its financial outlook for Adjusted EBITDA margin to a net income (loss) margin because the IFRS measures that are excluded from the non-IFRS financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as for instance the results for amortization, income tax benefits or losses or profit shares or losses for the upcoming financial year. Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future IFRS financial results.
Our independent registered public accounting firm, KPMG AG Wirtschaftsprüfungsgesellschaft, has not examined, compiled or otherwise applied procedures to the financial forecast for 2025 and 2026 presented herein and, accordingly, does not express an opinion or any other form of assurance on it.
Critical Accounting Estimates
Our consolidated financial statements for the fiscal years ended December 31, 2024 and 2023 have been prepared in accordance with IFRS as issued by the IASB. The preparation of the consolidated financial statements in accordance with IFRS requires the use of estimates and assumptions that affect the value of assets and liabilities — as well as contingent assets and liabilities — as reported on the balance sheet date, and revenues and expenses arising during the fiscal year. In preparing these consolidated financial statements, management exercises its best judgment based upon its experience and the circumstances prevailing at that time. The estimates and assumptions are based on available information and conditions at the end of the financial periods presented and are reviewed on an ongoing basis. Actual results may differ from these estimates under different assumptions and conditions and may materially affect the financial results or the financial position reported in future periods.
For more information on critical accounting estimates, see the notes of the Company’s consolidated financial statements, which are included elsewhere in this registration statement.

MANAGEMENT
Directors and Senior Management
The information about SCHMID’s management is based on the provisions of SCHMID’s Articles of Association, which is included as an exhibit to this prospectus.
Overview
The following table lists the names and positions of those individuals are SCHMID’s directors and executive officers.
Name	Position
Executive Officers
Christian Schmid	Chief Executive Officer
Arthur Schuetz	Chief Financial Officer
SCHMID Board of Directors
Prof. Dr. Sir Ralf Speth	Chairman, Non-executive Director (independent)
Christian Schmid	Executive Director
Anette Schmid	Non-executive Director
Dr. Stefan Berger	Non-executive Director (independent)
Boo-Keun Yoon	Non-executive Director (independent)
Dr. Annedore Streyl	Non-executive Director (independent)
The board of directors of the Schmid Group consists of six members.
The business address for each of the directors and executive officers of the Company is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany.
Executive Officers
Christian Schmid is serving as the Company’s Chief Executive Officer and Executive Director of the Company’s board. Mr. Schmid has been a member of Gebr. Schmid management since 1998, where he acted as an assistant to the management board before becoming managing director in 2001. As the CEO of Schmid, Mr. Schmid has extensive experience in the development of high-tech machines and systems designed for surface treatment processes to be used across various industries including electronics, photovoltaics, glass and energy storage. Since 1998, Mr. Schmid has acted as managing director of many of SCHMID’s subsidiaries and affiliates, including, as of the date of this Annual Report, SCHMID Asia Ltd. (1998 present), SCHMID China Ltd (2005 present), Schmid Verwaltungs GmbH (2009 present), Schmid Energy Systems GmbH (2011 2023), SCHMID Pekintas Günes Enerji Sistemleri San. Ve Tic. A.S. (2013 present), SCHMID Taiwan Ltd. (2016 present) and C. Schmid Beteiligungsverwaltung GmbH (2017 present). Mr. Schmid has also acted in the role of director for SCHMID Systems, Inc., SCHMID Automation (Zhuhai) Co. Ltd. (2017 present), SCHMID Avaco Korea Co. Ltd. (2018 present), Advanced Energy Storage Systems Investment Company (2020 2023) and SCHMID Technology (Guangdong) Co. Ltd. (2021 2023). Mr. Schmid began his career in the engineering space in 1984 as an engineering draftsman and received an advanced technical certificate in engineering following two years of military substitute service at Arbeiterwohlfahrt Freudenstadt. From 1996 until he joined the management team of SCHMID, Mr. Schmid worked for Hahn & Kolb on the development and implementation of an internet-based c-parts supply system. Mr. Schmid has a business engineering degree from the Offenburg University of Applied Sciences and Arts (Fachhochschule).
Arthur Schuetz serves as the Company’s Chief Financial Officer. He was appointed as of January 1, 2026. Mr. Schütz obtained a Masters degree in economics from the University of Bonn and spent time at Hitotsubashi University Tokyo and University of Freiburg. He has over 20 years of experience in finance and banking. Mr. Schütz started in investment banking at Flemings in London, and worked at JP Morgan for about ten years, followed by Morgan Stanley for about twelve years. At Morgan Stanley he transferred to the Hong Kong office to head the Industrials Asia-Pacific team as Managing Director. In 2019 he moved to Frankfurt, where he worked for more than six years at Barclays also as Managing Director, head of Automotive Europe and as part of Capital Goods Team Europe. During his time in investment banking, he shepherded many IPOs in the US, Europe and Hong Kong as well as cross-border M&A transactions especially between Germany and China and high-yield debt financings.
The Board of Directors
See “Executive Officers” for the biography of Christian Schmid.
Anette Schmid is a director of the Company’s board. Ms. Schmid has over 25 years of experience working for Schmid. Her main areas of expertise are strategic IT alignment, project systems, production, logistics, controlling, integrated value flows, interfaces, accounting conversion, selection consulting and audit support. From 2013 on, Anette Schmid was involved in the project management of selected projects with focus on IT, SAP (system analysis program development (Systemanalyse Programmentwicklung)) and controlling at Gebr. Schmid GmbH. Since 2011, she has been a co-owner of Gebr. Schmid GmbH and owner of Schmid Aequitas GmbH & Co. KG and Schmid Aequitas Verwaltung GmbH. From 1999 to 2012, Anette Schmid was SAP project manager and co-owner of untersee GmbH where she was involved in the implementation of integrated SAP systems in various companies in the machinery and plant engineering industry, such as Mannesmann-Rexroth AG, Putzmeister AG, Winkler+Dünnebier GmbH, Krones AG, Herrenknecht AG, Schmidt Technology GmbH, KACO new energy GmbH, TQ-Systems GmbH and others. Further, she worked at Gebr. Schmid GmbH in SAP activities in controlling and sub-project management in SAP system implementation, controlling and logistics from 1996 to 1998. In addition to her share in Gebr. Schmid GmbH, Anette Schmid is co-owner of Schmid Grundstücke GmbH & Co. KG and Schmid Grundstücksverwaltung GmbH since 2015. Anette Schmid has a bachelor’s degree in business administration.
Prof. Dr. Sir Ralf Speth serves as the Chairman of board of directors of SCHMID. Prof. Dr. Sir Ralf Speth has over 40 years of operating, M&A and financing experience in the automotive and transportation-related sector. Prof. Dr. Sir Ralf Speth is considered to be an industry thought leader on the global need for energy transition and the technologies which will transform our energy infrastructure, most notably as it relates to hydrogen power and autonomous driving technologies. Since September 2020, Prof. Sir Ralf Speth has served as a non-executive director and the vice-chairman of the board of Jaguar Land Rover Automotive PLC, a British multinational automotive subsidiary of Tata Motors and a manufacturer of luxury vehicles and sport utility vehicles, and, as of October 2016, a member of the Board of Directors of Tata Sons, the principal holding company of more than 100 operating companies with a combined revenue of more than $100 billion. Prof. Dr. Sir Ralf Speth has also been a professor at the University of Warwick since 2014. As of March 2022, he serves as director of Swiss E, Mobility Group AG (SEMG). Prof. Dr. Sir Ralf Speth also serves as director of the Norton Motorcycle Company, a position he has held since March 2022. As of January 2021, Prof. Dr. Sir Ralf Speth serves as a strategic advisor to Bladon Micro Turbine Limited, a designer, developer and manufacturer of micro turbine gensets to serve the telecommunication market. In February 2021, he joined the strategic advisory board of FiveAI Limited, a developer of autonomous-vehicle technology. In October 2020, he joined the Board of Directors of TVS Motor Company, which is one of the top 5 global manufacturers of two- and three-wheelers. He became the company’s Chairman in January 2023. In March 2021, he joined the supervisory board of FEV Group, the internationally recognized vehicle development services provider with more than 6,000 employees globally who deliver solutions around innovative vehicle powertrains and electrification, intelligent & connected mobility, and vehicle software and connectivity solutions. In March 2021, he began serving as a strategic advisor to Haro, a manufacturer of hardwood and laminate flooring. He became a member of Haro’s board of directors in September 2021. In July 2021, he began serving as a strategic advisor for Luminar Technologies, Inc. (Nasdaq: LAZR), a developer of advanced sensor technologies for the autonomous-vehicle industry. In July 2021, Prof. Dr. Sir Ralf Speth became a strategic advisor for CT Charlton USA, a company that serves as sales liaison for manufacturers that supply products for some of the world’s largest automotive groups. In addition, as of January 2020, he serves as a strategic advisor to Continuum Life Sciences, a non-profit focused on cancer research. Prof. Dr. Sir Ralf Speth also served as the Chief Executive Officer of Jaguar Land Rover from February 2010 to September 2020, helping the company grow substantially over this period, including leading its push into new markets, and establishing factories in China, Slovakia, Brazil and India. Prof. Dr. Sir Ralf Speth also spearheaded Jaguar Land Rover’s car line-up expansion, introducing highly successful models like the Range Rover Evoque, Range Rover Velar, Defender, and the award winning, electric Jaguar I-Pace, the first luxury e-SUV and triple 2019 World Car of the Year. Prior to joining Jaguar Land Rover, Prof. Dr. Sir Ralf Speth held positions as Executive Director of the Material Handling Division and Global Head of Production, both at the Linde Group (NYSE: LIN), a global leader in both clean hydrogen and in H2 refueling stations for cars, trucks, trains, forklifts and buses and engineering company with 2020 sales of $27 billion, Director of Production, Quality and Product Planning at the Ford Motor Company’s PAG before the division’s sale to Tata Motors in 2010. Prior to joining Ford, Prof. Dr. Sir Ralf Speth spent over 20 years at BMW Group, a world leading premium manufacturer of automobiles and motorcycles with its four brands BMW, MINI, Rolls-Royce and BMW Motorrad, working across various executive and managerial positions. Prof. Dr. Sir Ralf Speth has been a member of the Royal Academy of Engineering since 2014. In 2015, Prof. Dr. Sir Ralf Speth was appointed an honorary Knight Commander of the Order of the British Empire for his services to the UK automotive industry. In August 2019, the award was made substantive following Prof. Dr. Sir Ralf Speth becoming a British citizen. In May 2020, Prof. Dr. Sir Ralf Speth was elected a Fellow of the Royal Society. Prof. Dr. Sir Ralf Speth was awarded a degree in Engineering from the University of Applied Sciences Rosenheim, Germany. Additionally, Prof. Dr. Sir Ralf Speth received a Doctorate of Engineering in Mechanical Engineering and Business Administration from the University of Warwick. Over the course of his distinguished career in the transportation industry, Prof. Dr. Sir Ralf Speth has been the recipient of a number of recognitions and awards, including Auto Best 2014, Winner; Auto Express. Winner, 2014; Hall of Fame, 2014; Automotive News Europe. ALL STAR, 2014; Coventry Award of Merit, 2014; Future Manufacturing Award, 2013; Fellow of the Royal Academy of Engineering, 2014; Issigonis Trophy, 2017; MANBEST 2013, Warsaw; The Institution of Engineering and Technology, IET. Gold Medal, 2011; The Outstanding Industrialist, 2013; and Trophée d’Or, Logistique Européenne, Elancourt, France.
Dr. Stefan Berger serves as director of the Company’s board. Dr. Berger has over 15 years of experience in global blue-chip and family-owned companies across multiple geographies and sectors, including Automotive OEMs and Suppliers, Commodities, Healthcare, Publishing, Telecommunications, Fashion and Consumer Goods. In August 2021, he began serving on the Strategic Board of Advisors of Skyworks Aeronautics Corp., a designer and developer of high-performance gyroplanes. From October 2017 to June 2021, Dr. Berger served as Director of Electrification at Jaguar Land Rover Limited, a British multinational automotive subsidiary of Tata Motors and a manufacturer of luxury vehicles and sport utility vehicles, where he was responsible for the company’s off-board electrification activities in the field of charging services for electric vehicles and battery second life. Dr. Berger laid the foundation for Jaguar Land Rover’s transformation to electrified vehicles by driving the electric product plan and overall strategy. In his role he also served as a trustee on the Board of The Faraday Institution from January 2018 to March 2020. The Faraday Institution is part of the UK government funded $350 million Faraday Challenge, an initiative to develop, design and manufacture world-leading batteries in the UK. Prior to Jaguar Land Rover, from May 2016 to September 2017 and June 2013 to February 2014, Dr. Berger served as Vice President to the Chairman’s Office at Tata Sons, the principal holding company of more than 100 operating companies with a combined revenue of more than $100 billion. In this role, Dr. Berger worked closely with Group companies including Tata Motors and Jaguar Land Rover on the development and implementation of strategic and operational plans on behalf of the Group Chairman. Prior to his role at Tata Sons, Dr. Berger Co-founded Visioning, the private investment and consulting office of Prof. Dr. Wolfgang Reitzle, where he served as a Managing Director from May 2014 to March 2016. From November 2010 to May 2013 Dr. Berger held the role of Director Corporate Strategy at Jaguar Land Rover where he helped the company to set up its JV in China and drove Jaguar Land Rover’s strategy. Dr. Berger earned a degree in Business Administration and Information Systems from the University of Passau and went on to complete a doctoral thesis in Information Systems from the University of Regensburg (Institute of Information Systems) & Bavarian Research Cooperation on Information Systems.
Boo-Keun Yoon serves as director of the Company’s board. Mr. Yoon holds a bachelor’s degree in electrical engineering from Hanyang University and has 45 years of experience at Samsung Electronics. In these 45 years at Samsung, he held various positions including President and Head of the Visual Display Business from 2009 to 2011, President and CEO of the Consumer Electronics Division from 2013 to 2017, Vice Chairman and CEO from 2017 to 2018, and Vice Chairman of the Corporate Relations

department from 2018 to the present., In addition, he has acted as Vice Chairman of the Korean Chamber of Commerce and Industry as well as the Korean Enterprise Federation. From January 2020 until 2023, he also worked as senior advisor at Samsung Electronics. Over time, Mr. Yoon has been honored with several awards, inter alia, the Order of Science and Technology Merit of the President of Korea in April 2007.
Dr. Annedore Streyl serves as director of the Company’s board. She replaced Mr. Christian Brodersen as a member of the Board and in the positions as chair on the Board’s audit committee, nomination committee as well as compensation committee following his resignation on December 23, 2024. She is a fully qualified lawyer and is admitted to the bar in Germany. She has worked as an attorney at Freshfields Bruckhaus Deringer in Berlin in Corporate/M&A between 1993 and 2017, was named partner there in 1998, and also served as Managing Director of the Berlin office. Between 2017 and 2023, Dr. Streyl was a partner at Ernst & Young Law GmbH in Berlin, where she led the M&A practice in Germany. She also served as a member of the management board and General Counsel of Ernst & Young GmbH & Co. KG Wirtschaftsprüfungsgesellschaft, between 2020 and 2024, where she managed the investigation of the Wirecard case.
Christian Brodersen served as director of the Company’s board. He resigned on December 23, 2024 and was replaced by Ms. Annedore Streyl.
Board Diversity
The table below provides certain information regarding the diversity of the Board as of the date of this prospectus:
Board Diversity Matrix
Country of Principal Executive Offices:	Germany
Foreign Private Issuer	Yes
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	6
Part I: Gender Identity
Directors	Female: 2
Male: 4
Non-Binary: 0
Did not disclosure gender: 0
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction	1
LGBTQ+	0
Did Not Disclose Demographic Background	0
Leadership Diversity
We have not made any determination on the diversity of our leadership team as of December 31, 2024 or as of December 31, 2025.
Family Relationships
Christian Schmid and Anette Schmid are siblings.
Compensation of Board Members
Our Board of Directors adopted a compensation policy designed to enable us to attract and retain, on a long-term basis, highly qualified directors (for information on individual Directors’ compensation, see below under “Arrangements with Executive Officers” and under “Non-executive Directors Compensation”).

Equity Incentive Plan
We intend to put in place an equity incentive plan which may cover the directors and executives, but could also cover our employees in Germany. As of the date of this Annual Report, the Board of Directors has not yet resolved on the implementation of any equity incentive plan other than in relation to the share incentive and share option plans for Mr. Arthur Schuetz and Mr. Helmut Rauch which are filed wherewith as Exhibits 10.1, 10.2, 10.3 and 10.4.
Adoption of Clawback Policy
In accordance with Rule 10D-1 promulgated under the Exchange Act and Nasdaq Listing Rule 5608, we adopted an Incentive Compensation Recoupment Policy which is filed herewith as Exhibit 99.2.
Arrangements with Executive Officers
Christian Schmid Compensation
On April 30, 2024, it was resolved to establish and approve, subject to the adoption of the Compensation Policy and with effect as per April 30, 2024, the following compensation for Mr Christian Schmid as an executive director:
•
an annual fixed amount of EUR 626,373 and an annual fee of EUR 70,000;

•
an annual short-term bonus of up to 30% of the annual fixed amount, based (i) on the Company’s consolidated EBIT margin, and (ii) certain individual targets set out by the compensation committee:

•
Mr. Christian Schmid will receive EUR 11,000 for each percentage point of consolidated EBIT margin achieved by the Company (on a pro rata basis, i.e. if the Company’s consolidated EBIT margin is 1.5%, Mr. Christian Schmid will receive EUR 16,500); and

•
Mr. Christian Schmid will receive EUR 25,000 if he fulfils his individual targets: for the year 2023 the individual target was achieved with the conclusion of the business combination agreement; for the year 2024 the individual target is achieved once the Company’s listing on the NASDAQ has been completed; and

•
If the EBIT margin is negative, an amount of EUR 11,000 per negative percentage point of the consolidated EBIT margin achieved by the Company in the financial year 2024 will be deducted from this EUR 25,000 short-term bonus (on a pro rata basis as set out above), provided that the short-term bonus cannot be less than EUR 0; and

•
the following additional allowances: schooling costs, travelling expenses and a company car, if requested by Mr Christian Schmid.

In addition to the compensation package Christian Schmid receives as executive director, a variable compensation package was approved by the Board in April of 2025. The variable compensation of Mr. Schmid is composed of short-term and long-term incentive plans, the performance periods of which started in 2025. The short-term targets refer to one-year periods, with targets set by the Board on the Company’s EBIT, operating free cash flow and on ESG targets, with the possibility of between 0% – 200% achievement. 100% achievement entitles Mr. Schmid to additional remuneration of €500,000, while the maximum remuneration is capped at €900,000. The long-term targets refer to three-year periods, with targets set by the Board on the Company’s relative total shareholder returns, return on capital employed and on ESG targets, with the possibility of between 0% – 200% achievement. 100% achievement entitles Mr. Schmid to additional remuneration of €500,000, while the maximum remuneration is capped at €1,000,000.
Arthur Schuetz Compensation
Arthur Schuetz has been appointed as CFO in December 2025 and has served as CFO since January 1, 2026.
In his role as CFO for the Company Mr. Schuetz receives an annual fixed salary of EUR 180,000. In addition the Company entered into a service agreement with Mr. Schuetz which in 2026 provides for the payment of a service fee of EUR 20,000, as well as 6,000 shares of the Company per month, and 50,000 share options every six months of employment at a strike price of $4.00 for the first half of 2026 and thereafter at a strike price of the volume-weighted average price over the preceding 6 months (which have an exercise window of five years), and an incentive variable salary component amounting to 35,000 shares annually, tied to an EBIT target of SCHMID, where under or over performance reduce or increase the variable salary pro rata (30% underperformance floor amounting to no eligibility and 30% overperformance ceiling amount to maximum 200% eligibility). The agreement with Mr. Schuetz foresees an update to his compensation, incentive share and share options plan in 2027 being the share based component of the fixed salary calculated by dividing EUR 250,000 by the volume-weighted average price over the preceding 6 months, 50,000 share options every six months (exercisable for five years) at a strike price to be set by the Board and the Audit Committee, and an incentive variable salary component amounting to 35,000 shares annually, tied to an EBIT target set by SCHMID Board, where under or over performance reduce or increase the variable salary pro rata (30% underperformance floor amounting to no eligibility and 30% overperformance ceiling amount to 200% eligibility).
Julia Natterer Compensation
Julia Natterer has served as CFO of the Company until January 1, 2026.
Julia Natterer’s compensation for her role as CFO of the Company in 2024 included the following:
•
an annual fixed amount of EUR 195,612 and an annual service fee of EUR 35,000 (the annual fixed amount will be increased by EUR 1,200 as of April 1, 2025);

•
an annual short-term bonus of up to 50% of the annual fixed amount, based (i) on the Company’s consolidated EBIT margin, and (ii) certain individual targets as follows: (i) EUR 4,500 for each percentage point of consolidated EBIT margin achieved by the Company (on a pro rata basis) and (ii) EUR 15,000 for individual targets if she fulfils her individual targets: for the year 2023 the individual target was achieved with the conclusion of the business combination agreement; for the year 2024 the individual target is achieved once the Company’s listing on the NASDAQ has been completed; and if the EBIT margin is negative, a deduction.

•
the following additional allowances: a company car, if requested by Ms. Julia Natterer.

Currently Arthur Schuetz serves as CFO of the Company and Ms. Natterer is CFO of Gebr. Schmid GmbH.
Helmut Rauch Compensation
The Company and Helmut Rauch, the COO (employed on the level of Gebr. Schmid GmbH with no executive function at the level of SCHMID Group N.V.), agreed in 2025 that Mr. Rauch would receive shares in the Company as part of his remuneration package. Starting in 2026 Mr. Rauch is set to receive 6,000 shares of the Company per month, and 50,000 share options every six months of employment at a strike price of $4.00 for the first half of 2026 and thereafter at a strike price of the volume-weighted average price over the preceding 6 months (which have an exercise window of five years), and an incentive variable salary component amounting to 35,000 shares annually, tied to an EBIT target of SCHMID, where under or over performance reduce or increase the variable salary pro rata (30% underperformance floor amounting to no eligibility and 30% overperformance ceiling amount to maximum 200% eligibility). The agreement with Mr. Rauch foresees an update to his compensation, incentive share and share options plan in 2027 being the share based component of the fixed salary calculated by dividing EUR 250,000 by the volume-weighted average price over the preceding 6 months, 50,000 share options every six months (exercisable for five years) at a strike price to be set by the Board and the Audit Committee, and an incentive variable salary component amounting to 35,000 shares annually, tied to an EBIT target set by SCHMID Board and the Audit Committee, where under or over performance reduce or increase the variable salary pro rata (30% underperformance floor amounting to no eligibility and 30% overperformance ceiling amount to 200% eligibility).

Christian Schmid Service Agreements
In April 2024, the Company entered into a services agreement with Christian Schmid. The services agreement provides for, among other things, a service fee of €70,000.
Julia Natterer Service Agreement
In April 2024, the Company entered into a services agreement with Julia Natterer. The services agreement provides for, among other things, a service fee of €35,000.
Non-Executive Director Compensation
In connection with the Business Combination, we adopted a Board member compensation policy, as amended, which governs the compensation of our executive and non-executive directors. The terms and conditions of the Board member compensation policy that are applicable to non-executive directors are designed to attract and retain high quality non-executive Board members by providing competitive compensation and aligning their interests with the interests of shareholders through equity awards. On April 30, 2024 the following compensations have been resolved (subject to the formal adoption of the compensation policy) as the annual compensation for the non-executive directors:
•
Mr. Stefan Berger: EUR 90,000;

•
Mr. Ralf Speth: EUR 165,000;

•
Mr. Christian Brodersen; replaced by Dr. Annedore Streyl: EUR 115,000;

•
Mr. Boo-Keun Yoon: EUR 90,000, and

•
Ms. Anette Schmid:

•
Anette Schmid will receive a fixed annual fee of EUR 95,000;

•
an annual base salary for the operational tasks she will perform for the Company or its subsidiaries of EUR 252,638 (the annual base salary will be increased by EUR 1,200 as of April 1, 2025 and this annual base salary is subject to an increase equal to the increase that all employees of Gebr. Schmid GmbH may receive from time to time due to the discretion of management);

•
a short-term bonus of up to 50% of the annual base salary based on the Company’s consolidated EBIT margin and certain individual targets set out by the management:

•
Ms Anette Schmid will receive EUR 10,000 for each percentage point of consolidated EBIT margin achieved by the Company (on a pro rata basis, i.e. if the Company’s consolidated EBIT margin is 1.5%, Ms Anette Schmid will receive EUR 15,000); and

•
Ms Anette Schmid will receive EUR 25,000 if she fulfils her individual targets: for the year 2023 the individual target was achieved with the conclusion of the business combination agreement; for the year 2024 the individual target is achieved once the Company’s listing on the NASDAQ has been completed; and

•
If the EBIT margin is negative, an amount of EUR 10,000 per negative percentage point of consolidated EBIT margin achieved by the Company will be deducted from this EUR 25,000 short-term bonus (on a pro rata basis as set out above), provided that the short-term bonus cannot be less than EUR 0; and

•
a company car, if requested by Ms Anette Schmid.

Home Country Compliance
As a foreign private issuer, in accordance with NASDAQ listing requirements, we comply with home country compensation requirements and certain exemptions thereunder rather than complying with NASDAQ compensation requirements. Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to Directors, such compensation should however be consistent with our compensation policy. Such compensation policy was adopted by the General Meeting. Changes to such compensation policy require a vote of the General Meeting by simple majority of votes cast. The Board determines the remuneration of individual Directors with due observance of the compensation policy. A proposal with respect to remuneration schemes in the form of shares or rights to shares in which Directors may participate is subject to approval by the General Meeting by simple majority of votes cast. Such a proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to the Directors and the criteria for granting or amendment. Our compensation policy authorizes the Board to determine the amount, level and structure of the compensation packages of the Directors at the recommendation of our compensation committee. These compensation packages may consist of a mix of fixed and variable compensation components, including base salary, short-term incentives, long-term incentives, fringe benefits, severance pay and pension arrangements, as determined by the Board.
Board Practices
Board Structure
Subject to our articles of association, the Board is charged with the management of the Company. In fulfilling their duties, our directors serve the interest of the Company and the business connected with it. Supervision of the fulfillment of duties by the executive directors and of the general course of our affairs and our business are primarily carried out by the non-executive directors. The executive directors must in due time provide the non-executive directors with the information they need to carry out their duties.
The Board consists of one executive director and five non-executive directors. The total number of directors, including the number of executive directors and non-executive directors, may be increased or decreased pursuant to a resolution of the Board. The Board is a one-tier board.
Under our articles of association, our executive and non-executive directors will be appointed by the General Meeting at the binding nomination of the non-executive directors and for such term as proposed by the non-executive directors, provided that a director must retire at the close of the first annual General Meeting following the expiry of the term of their appointment. A director may be reappointed one or more times.
The General Meeting may at all times overrule the binding nature of each nomination by at least a two-thirds (2/3) majority of the votes cast, provided such majority represents more than half of the issued share capital of the Company (a “General Meeting Supermajority”). If the General Meeting overrules a binding nomination, the non-executive directors will make a new nomination and a new General Meeting will be called at which the resolution for appointment of a director will require at least a General Meeting Supermajority. If a nomination for such a director has not been made or has not been made in due time, this will be stated in the notice of the General Meeting, and the General Meeting will be free to appoint a director at its discretion by the resolution of a General Meeting Supermajority.
Under our articles of association, the General Meeting may at any time suspend or dismiss a non-executive director or executive director. The General Meeting may only adopt a resolution to suspend or dismiss a director by a General Meeting Supermajority, unless the resolution is adopted on the basis of a proposal by the Board; in that case, the resolution may be adopted by an absolute majority of the votes cast, representing more than half of the issued share capital of the Company.
Director and Officer Qualifications
We have not established any specific, minimum qualifications that must be met by each of our directors and officers. However, we generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of our business, integrity, professional reputation, independence, wisdom and ability to represent the best interests of our shareholders and stakeholders.
Appointment Term
The initial Directors have been appointed for four years.

Committees of the Board
The Board has established three standing committees, including Audit Committee, Compensation Committee and Nomination and Corporate Governance Committee.
Audit Committee
The audit committee consists of Dr. Annedore Streyl, Boo-Keun Yoon and Stefan Berger. The audit committee will assist the Board in overseeing the Company’s accounting and financial reporting processes and the audits of its financial statements.
On December 23, 2024 Mr. Christian Brodersen, a member of the Company’s Board resigned. Dr. Annedore Streyl replaced Mr. Brodersen as a member of the Board and as Chairperson of the audit committee, nomination committee as well as compensation committee.
The audit committee is responsible for the appointment, compensation, retention and oversight of the work of SCHMID’s independent registered public accounting firm. The Board has determined that Dr. Annedore Streyl satisfies the “independence” requirements set forth in Rule 10A-3 under the Exchange Act and qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC. Our board of directors has also determined that Mr. Yoon and Dr. Berger satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. The composition of our audit committee is consistent with the best practice provisions of the DCGC.
The audit committee is governed by a charter that complies with applicable NASDAQ rules and that is posted on the Company’s website.
Compensation Committee
The compensation committee consists of Christian Brodersen, Anette Schmid and Ralf Speth. The compensation committee assists the Board in determining compensation for the Company’s executive officers and the Directors. The composition of our compensation committee is consistent with the best practice provisions of the Dutch Corporate Governance Code (DCGC). Christian Brodersen serves as chairperson of the compensation committee.
Under SEC and NASDAQ rules, there are heightened independence standards for members of the compensation committee, including a prohibition against the receipt of any compensation from the Company other than standard director fees.
The compensation committee is governed by a charter that is posted on the Company’s website.
Nomination Committee
The nomination and corporate governance committee consists of Christian Brodersen, Anette Schmid and Ralf Speth. The nomination committee assists the Board in identifying individuals qualified to become Directors consistent with criteria established by the Company and in developing our code of business conduct and ethics. Christian Brodersen serves as chairperson of the nomination committee. The composition of our nomination committee is consistent with the best practice provisions of the DCGC.
The nomination committee is governed by a charter that is posted on our website.
Employees
We believe that our employees are crucial to the success of our business, which depends on our human capital and a strong leadership team. We aim to attract, retain and develop staff with the skills, experience and potential necessary to implement our growth strategy. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. As of December 31, 2024, we had 676 employees and as of June 30, 2025, we had 689 employees. We have not experienced any work stoppages, and we consider our relationship with our employees to be good.

DESCRIPTION OF SECURITIES
As of the date of this prospectus, SCHMID Group N.V. (the “Company,” “Schmid,” “we,” “us” or “our”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (a) Ordinary Shares with a nominal value of €0.01 per share, and (b) warrants to purchase Ordinary Shares at a price of $11.50 per share, subject to adjustment, trading on Nasdaq under the symbol “SHMDW” (the “Public Warrants”).
The following descriptions do not purport to be complete and are subject to the Company’s amended articles of association (the “articles of association”) and the warrant agreement, as amended pursuant to an assignment, assumption and amendment agreement, relating to the Public Warrants (the “Warrant Agreement”), copies of which have been filed as exhibits to the Company’s Annual Report on Form 20-F (the “Annual Report”) of which this Exhibit 2.1 is a part, and, in the case of the articles of association, are subject to provisions of applicable Dutch law. Capitalized terms used but not defined herein have the meanings given to them in the Annual Report.
Overview
We were incorporated as Pegasus Topco B.V. on February 7, 2023 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law. In connection with the consummation of the Business Combination, we converted into a Dutch public limited liability company (naamloze vennootschap), SCHMID Group N.V., pursuant to a deed of conversion and amendment of our articles of association adopted on April 30, 2024 (as amended, the “articles of association”). We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 89188276.
Our ordinary shares are subject to, and have been created under, Dutch law. Set forth below is a summary of relevant information concerning the material provisions of the articles of association and applicable Dutch law.
Schmid is a Dutch public limited liability company (naamloze vennootschap). Schmid has a one-tier board structure, which consists of six members, one executive director and five non- executive directors.
Share Capital
Authorized Share Capital
As of the date of this Report, Schmid has an issued share capital in the amount of €0.01 per issued share. Under Dutch law, the Schmid Group’s authorized share capital of a public limited liability company is the maximum capital that the Schmid Group may issue without amending the Schmid Group’s Articles of Association and may be a maximum of five times the issued capital. An amendment of the Schmid Group Articles of Association would require a resolution of Schmid Group’s General Meeting upon proposal by the Schmid Group’s Board. The Schmid Group Articles of Association provide for an authorized share capital amounting to €0.01.
The issued share capital of the Company amounts to €556,029.66, divided into 55,602,966 ordinary shares. The authorized share capital of the Company amounts to €1,686,250.00.
As of the Closing Date, none of the Schmid Group Shares were held by Schmid in treasury. All issued and outstanding Schmid Group Shares are held in registered form. No share certificates may be issued.
Issued and Outstanding Share Capital
Our issued and outstanding share capital as of the date of this registration statement consisted of:
55,602,966 Ordinary Shares
2025 Convertible Loan, 2026 Convertible Notes, Warrants, 2025 Options and 2026 Warrants
We have several instruments outstanding which can either be converted (in case of the 2026 Convertible Notes and the 2025 Convertible Loan) or can be exercised by cash (or in relation to certain instruments cashless). All shares registered in this prospectus relating to the new issuance from time to time by us of an aggregate of up to 46,611,659 of our Ordinary Shares related to underlying shares of these instruments.
Term Loan Facility with Black Forest Special Situations I
The Company signed a secured two-tranche term loan facility with a total commitment value of up to €10,000,000 with the lender Black Forest Special Situations I, a Cayman Islands incorporated entity, on December 16, 2025. The lender is backed by a consortium that includes the Company’s chairman of the Board, Sir Ralf Speth, members of the Board of directors of the Company, its CFO Arthur Schuetz, and third-party investment and advisory professionals. The first tranche consisted of €2,500,000, which were paid out to the Company on December 18, 2025.
The second tranche of up to €7,500,000 was set to be drawn down early in 2026, but was not utilized due to the Company issuing USD 30 million in convertible notes (see below).
Black Forest Special Situations I has a conversion right under the term loan facility, which is exercisable at a share price of US$2.15 into shares of the Company between six months after the draw down of the first tranche and the date of the term loan facility’s maturity, which is 15 months after the first tranche draw down. The first and second tranches may be converted independently of one another. The term loan facility has a 15% p.a. interest rate with interest payable at maturity, unless the conversion right is exercised and interest is also converted into shares of the Company. Further, the term loan facility includes security by the Company’s majority shareholders, Christian Schmid and Anette Schmid who pledged personal assets for each tranche as security. The Company and the Company’s 100% German subsidiary Gebr. Schmid GmbH are both guarantors.
Options Agreement with Black Forest Special Situations I
As part of the drawdown of the €2,500,000 first tranche, the Company also agreed to issue option rights to Black Forest Special Situations I to acquire 1,250,000 shares of the Company at the prevailing VWAP at the time of concluding the term loan facility, which was $4.19 per share. The term loan facility agreement stipulated that an option agreement shall be executed, which was agreed and signed in January 2026 and sets out the exercise mechanics of the options as well as the discretionary possibility of the Company to cashless exercise the options. The options expire on December 16, 2030 and may be exercised in full or in several parts during the lifetime of the options agreement.
USD 30 Million 7.00% Senior Convertible Note due 2028 (the 2026 Convertible Notes)
On January 18, 2026, SCHMID entered into an investment agreement with an institutional investor, Linden Advisors LP, to sell, and on January 21, 2026 sold senior convertible notes in an aggregate principal amount of $30.0 million convertible into ordinary shares of the Company together with the issuance of warrants to purchase ordinary shares of the Company in a private placement to accounts managed by Linden. The notes were issued at 98% of principal amount pursuant an indenture and are to be funded in two tranches: (i) $15.0 million were be funded on January 21, 2026 and (ii) $15.0 million will be funded following the effectiveness of a registration statement covering the resale of the underlying shares in relation to the notes.
The notes bear interest at a rate of 7% per annum, compounded quarterly and payable in kind, subject to the Company’s right to elect cash payment upon prior notice. They have a two-year maturity, i.e. they will mature on January 21, 2028, unless previously converted into shares of the Company. This conversion option of the notes into shares of the Company at prices determined by reference to fixed premium conversion prices including at 95% of the applicable volume-weighted average price of the shares of the Company, is subject to a minimum conversion price and certain daily conversion limits as further specified in the investment agreement.
Warrants issued in connection with the 2026 Convertible Notes (the 2026 Warrants)
In connection with the issuance of the notes, the Company also issued warrants to the investor to purchase shares of the Company in an amount determined by reference to the principal amount of the notes. The warrants are exercisable until December 15, 2028, at an exercise price equal to the lower of the applicable fixed premium conversion prices under the notes, exercisable for cash or, at the Company’s election, on a cashless basis. In relation to the first $15.0 million tranche, a total of 1,554,404 warrants at a USD 9.65 exercise price (subject to customary anti-dilution adjustments). Once the second $15.0 million tranche is paid out, the number of warrants will be calculated by dividing $15.0 million by the lower of the $9.65 and a fixed premium conversion price (which is 125% of the closing price of the Company’s shares on the date of the effectiveness of the registration statement covering the underlying shares) with the exercise price being also set as the lower of $9.65 or the fixed premium conversion price.
In connection with the execution of this investment agreement, the Company also entered into a registration rights agreement to file a registration statement covering the resale of the shares issuable upon conversion of the notes and exercise of the warrants. The Company’s obligations under the notes are guaranteed by its German operating subsidiary, Gebr. Schmid GmbH, subject to applicable German law limitations. The investment agreement and the provisions of the notes and warrants contain customary affirmative and negative covenants, issuer call provisions, change of control protections, mandatory redemption events, and events of default customary for transactions of this type.
In connection with the execution of the investment agreement, the Company also undertook to hold a shareholders’ meeting authorizing the issuance of the maximum number of underlying shares in relation to the 2026 Warrants and the 2026 Convertible Notes. At the current share price of the Ordinary Shares, the Company would rely on the existing authorization to issue Ordinary Shares of up to 20% of the outstanding capital of the Company. Following the next shareholders’ meeting, should such meeting authorize the maximum number of underlying shares in relation to the 2026 Warrants and the 2026 Convertible Notes, the Company may also ask shareholders to reauthorize the general 20% authorized capital for other issuances of new Ordinary Shares.
Warrants in relation to the 2024 Business Combination
For a description of the Public Warrants and Private Warrants, see “Description of Securities — Public Warrants” and “Description of Securities — Private Warrants”.
Authorization of Issuance of Shares
Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the General Meeting. The articles of association provide that Shares may be issued pursuant to (i) a resolution by the General Meeting or (ii) a resolution of the Board, if and insofar as the General Meeting has designated this authority to the Board for a period not exceeding five (5) years. Pursuant to the articles of association, the General Meeting may authorize the Board to issue Shares or grant rights to subscribe for Shares. The authorization can be granted and extended, in each case for a period not exceeding five years. Pursuant to the articles of association, Shares shall be issued up to the amount of the authorized share capital (from time to time).
Currently, following the extraordinary shareholders meeting held on December 31, 2025 the Board is authorized to
1.
(i) issue up to 21,000,000 Ordinary Shares in the Company’s capital in relation to the exercise of warrants and (ii) restrict or exclude pre-emptive rights of existing shareholders in connection with such issuances, in each case for a period of five (5) years (the “Warrants Assumption Delegation”);

2.
(i) issue shares and to grant rights to subscribe for shares up to 20% of the total number of shares that will be issued and outstanding in respect of issuances of shares to employees of the Company or to former, current or future employees, managing directors, service providers or business associates of a group company of the Company, and (ii) restrict or exclude pre-emptive rights of existing shareholders in connection with such issuances or grants, to the extent applicable, in each case for a period of five (5) years from Closing (the “Employee Delegation”); and

3.
(i) issue shares and to grant rights to subscribe for shares other than in the context of issuances of shares to employees of the Company or of a group company of the Company, up to 20% of the total number of shares from time to time and (ii) restrict or exclude pre-emptive rights of existing shareholders in connection with such issuances or grants, in each case for a period of five (5) years from Closing (the “General Delegation”), with effect from Closing.
Transfer of Shares
Under Dutch law, transfers of Shares (other than in book-entry form) require a written deed of transfer and, unless Schmid is a party to the deed of transfer, an acknowledgement by or proper service upon Schmid to be effective.
Under the articles of association, if one or more Shares are admitted to trading on Nasdaq or any other Regulated Market (as defined in the articles of association), Schmid may, by Board resolution, determine that the laws of the State of New York will apply to the property law aspects of the Shares included in the part of the register of shareholders kept by the relevant transfer agent. Such resolution, as well as the revocation thereof, must be made public as required by law and be made available for inspection at our office and the Dutch trade register. The Board adopted such a resolution effective as of the closing of the Business Combination.
There are no restrictions on the transferability of the Shares in the articles of association or under Dutch law. However, the issuance and offering of Shares to persons located or resident in, or who are citizens of, or who have a registered address in certain countries, and the transfer of Shares into certain jurisdictions, may be subject to specific regulations or restrictions.
Form of Shares
Pursuant to the articles of association, Shares are registered shares.
Purchase and Repurchase of Shares
Under Dutch law, Schmid may not subscribe for newly issued Shares. Schmid may acquire Shares, subject to applicable provisions and restrictions of Dutch law and the articles of association, to the extent that:
•
such Shares are fully paid-up;

•
our equity capital, reduced by the acquisition price of the Shares, is not less than the sum of the issued and paid-up capital and the reserves to be maintained pursuant to Dutch law or the articles of association;

•
following the transaction contemplated, at least one Share remains outstanding and is not held by Schmid; and

•
since Schmid’s Ordinary Shares are admitted to trading on a Regulated Market (as defined in the articles of association), the nominal value of the Shares to be acquired, already held by Schmid or already held by Schmid as pledgee or that are held by Schmid subsidiaries, does not exceed 50% of our issued capital.

Other than Shares acquired gratuitously (om niet) or under universal title of succession (onder algemene titel) (e.g., through a merger or demerger) under statutory Dutch or other law, Schmid may acquire Shares pursuant to the restrictions set out above only if the General Meeting has authorized the Board to do so. An authorization by the General Meeting for the acquisition of Shares can be granted for a maximum period of 18 months. Such authorization must specify the number of Shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the General Meeting is required if Shares are acquired by Schmid on Nasdaq with the intention of transferring such Shares to our employees or employees of a group company pursuant to an arrangement applicable to them. Schmid cannot derive any right to any distribution from Shares or voting rights attached to Shares acquired by it. On the day of Closing, the Board was authorized by the General Meeting to acquire shares in the capital of the Company, either through purchase on a stock exchange or otherwise, for a period of eighteen (18) months, with effect from Closing, and under the following conditions: (a) up to ten percent (10%) of the total number of shares issued from time to time; (b) provided that the Company will not hold more shares in stock than ten percent (10%) of the issued share capital; and (c) at a price (excluding expenses) not less than the nominal value of the shares and not higher than the opening price on NASDAQ on the day of repurchase plus ten percent (10%).
Capital Reduction
The General Meeting may resolve to reduce our issued share capital by (i) cancelling Shares or (ii) reducing the nominal value of the Shares by amending the articles of association (provided that the nominal value of a Share cannot be less than €0.01). In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel Shares may only relate to Shares held by Schmid itself or in respect of which Schmid holds the depository receipts. Under Dutch law, a resolution of the General Meeting to reduce the number of Shares must designate the Shares to which the resolution applies and must lay down rules for the implementation of the resolution. A resolution of the General Meeting to reduce the capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the General Meeting.
General Meetings and Voting Rights
General Meetings
General Meetings are held in the Netherlands. All of our shareholders and others entitled to attend the General Meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.
We shall hold at least one General Meeting each year, to be held within six months after the end of our financial year, or later, as may be permitted by Dutch law. A General Meeting shall also be held within three months after the Board has determined it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If the Board fails to hold such General Meeting in a timely manner, each shareholder and other person entitled to attend the General Meeting may be authorized by the Dutch court to convene the General Meeting.
The Board may convene additional extraordinary General Meetings at its discretion, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders, alone or jointly representing at least 10% of our issued share capital, may request that a General Meeting be convened, the request setting out in detail the matters to be considered. If no General Meeting has been held within eight weeks of the shareholder(s) making such request, that/those shareholder(s) will be authorized to request in summary proceedings a Dutch district court to convene a General Meeting.
The General Meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of the General Meeting. For the annual General Meeting, the agenda will generally include, among other things, the management report (as far as required by law), the adoption of our annual accounts and the granting of discharge from liability to members of the Board for actions in respect of their management during the preceding financial year. In addition, the agenda for a General Meeting includes such additional items as determined by the Board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend General Meetings, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of General Meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the 60th day before the day the relevant General Meeting is scheduled to be held. In accordance with the DCGC (as defined below), a shareholder is expected to exercise the right of putting an item on the agenda only after consulting the Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in the Company’s strategy, the Board may invoke a response time of a maximum of 180 days from the moment the Board is informed of the request. No resolutions may be adopted on items other than those that have been included in the agenda (unless the resolution would be adopted unanimously during a meeting where the entire issued capital of the Company is present or represented).
In addition to the DCGC, the Board may invoke a statutory cooling-off period up to a maximum of 250 days (wettelijke bedenktijd) as set out in the Dutch Civil Code. For the Company, the statutory cooling-off period will apply in case:

•
shareholders requesting the Board to have the General Meeting consider a proposal for the appointment, suspension or dismissal of one or more directors, or a proposal for the amendment of one or more provisions in the articles of association relating thereto; or

•
a public offer for shares in the capital of the Company is announced or made without the bidder and the Company having been reached agreement about the offer; and

•
only if the Board also considers the relevant situation to be substantially contrary to the interests of the Company and its affiliated enterprises.

If the Board invokes such cooling-off period, this causes the powers of the General Meeting to appoint, suspend or dismiss directors (and to amend the articles of association in this respect) being suspended.
The Board must use the reflection period to obtain all necessary information for a careful determination of policy it wishes to pursue in the given situation. The Board shall thereby, in any event, consult those shareholders that represent at least 3% of the issued capital at the time the cooling-off period is invoked and the works council (to the extent established). The position of these shareholders and the works council shall, but only with their approval, be published on the Company’s website. The Board shall report on the course of events and the policy that has been pursued since the cooling-off period was invoked. No later than one week after the last day of the cooling-off period, the Company shall have to publicly disclose the report. The report shall also be discussed at the first General Meeting after the expiry of the cooling-off period.
The cooling-off period has a maximum term of 250 days, calculated from:
•
the day after the latest date on which shareholders may request an item to be placed on the agenda of the next General Meeting (which is 60 days before the day of the meeting);

•
the day after the day on which the public offer is made; or

•
the day the court in preliminary relief proceedings has granted authority to shareholders holding at least 10% of the issued share capital to convoke a General Meeting.

All shareholders who solely or jointly hold 3% of the issued share capital may request the Enterprise Chamber of the Court of Appeal in Amsterdam (Ondernemingskamer van het Gerechtshof te Amsterdam)
(the “Enterprise Chamber”) to terminate the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:
•
the Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our Company and its business;

•
the Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; and

•
other defensive measures, having the same purpose, nature and scope as the cooling- off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no “stacking” of defensive measures).

We will give notice of each General Meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a General Meeting.
Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our shareholders’ register.
Pursuant to the articles of association and Dutch law, the Board may determine a record date (registratiedatum) of 28 calendar days prior to a General Meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at the General Meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the General Meeting.
Pursuant to the articles of association, the General Meeting is presided over by the Chairman of the Board or, if he is absent, by one of the other non-executive directors designated for that purpose by the Board. If no non-executive directors are present at the meeting, the General Meeting shall be presided by one of the executive director designated for that purpose by the Board.
Voting Rights and Quorum
In accordance with Dutch law and the articles of association, and in each case without prejudice to the Voting Cap (as defined hereinafter) being applicable to any shareholder:
•
each Ordinary Share confers the right to cast 1 vote in a General Meeting.

No votes may be cast at a General Meeting in respect of Shares that are held by the Company or any subsidiary, nor in respect of Shares for which the Company or any subsidiary holds depositary receipts. However, holders of a right of pledge or a right of usufruct on Shares held by the Company or a subsidiary are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to the Company or the subsidiary. The Company or the subsidiary may not cast a vote in respect of a Share on which it holds a right of pledge or a right of usufruct.
Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of the General Meeting) of a shareholder, which proxy holder does not need to be a shareholder.
Under the articles of association, blank votes (votes where no choice has been made) and invalid votes shall not be counted as votes cast.
Resolutions of the shareholders are adopted at a General Meeting by a majority of votes cast, except where Dutch law or the articles of association provide for a special majority in relation to specified resolutions. Subject to any provision of mandatory Dutch law, the articles of association do not provide for a quorum requirement other than for the following:
(i)
a resolution to amend the articles of association as result of which one or more of the following articles is amended or abolished requires the prior approval of the Ordinary Shares, which approval can only be granted by a majority of the votes cast in a meeting in which at least 50% of the issued and outstanding Ordinary Shares are present or represented:

•
article 1 subsections j, n, s, aa, bb, dd, mm or nn;

•
article 4 paragraph 2 or paragraph 3, to the extent it concerns a change of the nominal value of the Shares;

•
article 4A;

•
article 7 paragraph 1 or paragraph 2;

•
article 16 paragraph 10, paragraph 11 or paragraph 12;

•
article 22 paragraph 5;

•
article 26 paragraph 4; and

(ii)
a resolution to amend the articles of association as a result of which article 14 paragraph 3 or article 26 paragraph 5 is amended or abolished, which requires within the first three years after the Closing Date a majority of at least 85% of the votes cast in a meeting in which at least 85% of the issued and outstanding share capital is present of represented.

Subject to certain restrictions in the articles of association, the determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. The Board will keep a record of the resolutions taken at each General Meeting.

Amendment of Articles of Association — Merger, Demerger and Dissolution
The General Meeting may resolve on an amendment to these articles of association, a legal merger, a legal demerger or a dissolution of the Company. When a proposal to amend these articles of association, to merge, to demerge or to wind up the Company is made to the General Meeting, the intention to propose such resolution must be stated in the relevant notice convening the General Meeting. If it concerns an amendment to the articles of association, a copy of the proposal in which the proposed amendment is quoted verbatim must at the same time be deposited at the Company’s offices and this copy shall be made available for inspection by the shareholders until the end of the General Meeting.
Squeeze Out
A shareholder who for its own account (or together with its group companies) holds at least 95% of our issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three expert(s) who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder.
Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.
Any sale or transfer of all of our assets (see “Certain Other Major Transactions” below) and our dissolution or liquidation is subject to approval by a majority of the votes cast in our General Meeting (see “Amendment of Articles of Association — Merger, Demerger and Dissolution” above).
Certain Other Major Transactions
The articles of association and Dutch law provide that resolutions of the Board concerning a material change in our identity, character or business are subject to the approval of the General Meeting. Such changes include:
•
a transfer of all or materially all of our business/enterprise to a third party;

•
the entry into or termination of a long-lasting cooperation of the Company or of a subsidiary either with another legal person or company, or as a fully liable general partner of a limited partnership or a general partnership, if this cooperation or termination is of essential importance to the Company; and

•
the acquisition or disposition of a participating interest in the capital of a company by the Company or by one of our subsidiaries with a value of at least one third of the value of our assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Notices
We will give notice of each General Meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our shareholders’ register.

Dividends and Other Distributions
Under the Articles of Association, the Board may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the General Meeting at the proposal of the Board for distribution on the Ordinary Shares, subject to applicable restrictions of Dutch law.
The Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring). We do not anticipate paying any dividends on Shares for the foreseeable future. See the section entitled “Dividend Policy.”
Exchange Controls and other Provisions relating to non-Dutch Shareholders
Under Dutch law, subject to the 1977 Sanction Act (Sanctiewet 1977) or otherwise by international sanctions, there are no exchange control restrictions on investments in, or payments on, Shares (except as to cash amounts). There are no special restrictions in the articles of association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote Shares.
Public Warrants
As of the date of this registration statement, there were 11,250,000 Public Warrants outstanding.
The Public Warrants, which entitle the holder to purchase one Ordinary Share at an exercise price of $11.50 per Share, become exercisable thirty days after the completion of the Business Combination. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms.
We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue a Ordinary Share upon exercise of a Public Warrant unless the Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.
Under the terms of the warrant agreement relating to the Public Warrants (the “Warrant Agreement”), we were obligated, as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, to use commercially reasonable efforts to file with the SEC a registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants. We were obligated to use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and we are obligated to maintain the effectiveness of such registration statement and a current prospectus relating to those Ordinary Shares until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if the Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so appoint, we will not be required to file or maintain in effect a registration statement. If a registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants is not effective, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Public Warrants for cash when the price per Ordinary Share equals or exceeds $18.00. We may call the outstanding Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder; and

•
if, and only if, the closing price of the Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the Public Warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (subject to adjustment as described below).

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants.
If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date.
Redemption of Public Warrants for cash when the price per Ordinary Share equals or exceeds $10.00. We may redeem the outstanding Public Warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Ordinary Shares (as defined below);

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (subject to adjustment as described below); and

•
if the Reference Value is less than $18.00 per share (subject to adjustment as described below), the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The numbers in the table below represent the number of Ordinary Shares that a Public Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of the Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the affected holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our Public Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of Ordinary Shares issuable upon exercise of a Public Warrant or the exercise price of the Public Warrant is adjusted as set forth under the heading “Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Public Warrant after such adjustment and the denominator of which is the price of the Public Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted.
Redemption Date (period to expiration of Public Warrants)	Fair Market Value of Class A Shares
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume- weighted average price of the Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Ordinary Shares for each Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 Ordinary Shares for each Public Warrant. In no event will the Public Warrants be exercisable in connection with this redemption feature for more than 0.361 Ordinary Shares per warrant (subject to adjustment).
No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder.

Anti-Dilution Adjustments
If the number of issued and outstanding ordinary shares is increased by a capitalization or share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of ordinary shares equal to the product of (1) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (2) one minus the quotient of (x) the price per ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of ordinary shares during the 10 trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of ordinary shares a dividend or make a distribution in cash, securities or other assets to the holders of ordinary shares on account of such ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of this offering or (B) with respect to any other provision relating to the rights of our ordinary shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.
If the number of issued and outstanding ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding ordinary shares.
Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of a merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black- Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, at least 65% of the then outstanding private placement warrants.
Voting Rights of Public Warrant Holders
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Private Warrants
The Private Warrants are subject to the same terms and conditions outlined above under “— Public Warrants” with the exception that the holders of the Private Warrants agreed in a private warrant undertaking agreement dated January 29, 2024 that (a) any exercise of Private Warrants will only be on a cashless basis (with such condition being waivable by the Company, i.e. if the Company agrees the Private Warrants can be exercised in cash) and (b) once the reference price in relation to the Ordinary Shares of the Company reaches $18.00 all holders of the Private Warrants are required to exercise the Private Warrants on a cashless basis.

Certain Disclosure Obligations
We are subject to certain disclosure obligations under Dutch and U.S. law and the rules of Nasdaq. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of Nasdaq as such laws and rules exist as of the date of this document and should not be viewed as legal advice for specific circumstances.
Financial Reporting Under Dutch Law
The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”) applies to our financial reporting. Under the FRSA, the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, the “AFM”) supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market. As our corporate seat is in the Netherlands and our Ordinary Shares are listed on Nasdaq, the FRSA will be applicable to the Company.
Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from the Company regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend to the Company that we make available further explanations and file these with the AFM. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.
Periodic Reporting Under U.S. Securities Law
We are a “foreign private issuer” under the securities laws of the United States and the rules of Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. We intend to take all actions necessary to maintain compliance as a foreign private issuer with the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and Nasdaq’s listing standards. Under the Nasdaq rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the Nasdaq rules permit a “foreign private issuer” to comply with our home country rules in lieu of the listing requirements of Nasdaq.
Nasdaq Rules
For so long as our shares are listed on Nasdaq, we will be required to meet certain requirements relating to ongoing communication and disclosure to Schmid shareholders, including a requirement to make any annual report filed with the SEC available on or through our website and to comply with the “prompt disclosure” requirement of Nasdaq with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on Nasdaq must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/ corporate governance, compensation and audit committees and shareholder approval of certain transactions.
Certain Insider Trading and Market Manipulation Laws
Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances. In connection with our listing on Nasdaq, we have adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the Board and our employees in Shares or in financial instruments the value of which is determined by the value of the shares.

The Netherlands
On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. It could be that in future the Ordinary Shares will be traded on certain open markets (Freiverkehr) in Germany (being a member state of the EU). The trading of these Ordinary Shares on certain open markets (Freiverkehr) in Germany can be implemented without our approval. These open markets in Germany are qualified as multilateral trading facilities (“MTFs”) or organized trading facilities (“OTFs”) within the scope of the MAR.
Under the MAR, certain provisions of the MAR apply to the securities of companies whose securities are traded on MTFs or OTFs irrespective of whether such company has approved the trading of its securities on such open market (for example, the provisions under the MAR relating to unlawful disclosure of inside information and market manipulation). Certain (other) provisions of the MAR are only applicable to the securities of companies who have approved and/or have requested admission to trading of its financial instruments on a regulated market, an MTF or OTF (for example, the provisions under the MAR relating to public disclosure of inside information and notification rules for director dealings), which provisions of the MAR do not apply to the Company given that it did not approve the trading of its securities on certain open markets (Freiverkehr) in Germany.
United States
The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non- public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Board, officers and other employees of the Company may not purchase or sell shares or other securities of the Company when in possession of material, non-public information about the Company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about the Company.
We have identified those persons working for us who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions that can be imposed in the event of a violation of those rules.
Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of Schmid
Our directors, officers and shareholders are subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers and shareholders under Dutch law as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.
DCGC
As we have our registered seat in the Netherlands and have our Ordinary Shares listed on a third (non-EU) country market equivalent to a regulated market (e.g., Nasdaq), we are subject to the Dutch Corporate Governance Code, the updated version of which was published on December 20, 2022, and which entered into force on January 1, 2023, and finds its statutory basis in Book 2 of the Dutch Civil Code (the “DCGC”). The DCGC contains both principles and best practice provisions for the Board, shareholders and the General Meeting, financial reporting, auditors, disclosure compliance and enforcement standards.
The DCGC is based on a “comply or explain” principle. Accordingly, we are required to disclose in our management report publicly filed in the Netherlands whether or not we are complying with the various provisions of the DCGC. If we do not comply with one or more of those provisions (e.g., because of a conflicting Nasdaq requirement or U.S. market practice), we are required to explain the reasons for such non-compliance.

Dutch Civil Code
The Dutch Civil Code provides for certain disclosure obligations in our annual accounts. Information on directors’ remuneration and rights to acquire Shares must be disclosed in our annual accounts.
Transfer Agent and Warrant Agent
Under the articles of association, the Board may resolve, with due observation of the statutory requirements, that the laws of the State of New York apply to the property law aspects of the Shares for as long as the Shares are in book-entry form, as included in the part of the register of shareholders kept by the relevant transfer agent and/or listed on a Regulated Market (as defined in our articles of association).
We have listed the Shares in book-entry form and such Shares, through the transfer agent, are not certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ and warrant holders’ register on behalf of the Board and to act as transfer agent and registrar for the Shares. Our Ordinary Shares and the Public Warrants trade on Nasdaq in book-entry form.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted Shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three- month period only a number of securities that does not exceed the greater of:
•
1% of the total number of ordinary shares then outstanding; or

•
the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. As a result, our initial shareholders became able to sell their Shares pursuant to Rule 144 without registration one year after the Closing Date.

Listing of Securities
Our Ordinary Shares and the Public Warrants are listed on Nasdaq under the symbols “SHMD” and “SHMD.W,” respectively. Holders of our securities should obtain current market quotations for their securities. There can be no assurance that our Ordinary Shares will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our Ordinary Shares and/or warrants could be delisted from Nasdaq. A delisting of our Ordinary Shares and warrants will likely affect the liquidity of our Ordinary Shares and warrants and could inhibit or restrict our ability to raise additional financing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
See also Note 37 of our consolidated financial statements included elsewhere in this prospectus for a description of certain transactions with related parties required to be disclosed under IFRS.
Christian Schmid and Anette Schmid are holders of private warrants and are major shareholders of the Company, see “Principal Securityholders.”
The Company signed a secured two-tranche term loan facility with a total commitment value of up to €10,000,000 with the lender Black Forest Special Situations I, a Cayman Islands incorporated entity, on December 16, 2025. The lender is backed by a consortium that includes the Company’s chairman of the Board, Sir Ralf Speth, other members of the Board of directors of the Company (Stefan Berger and Annedore Streyl), its CFO Arthur Schuetz, and third-party investment and advisory professionals. The first tranche consisted of €2,500,000, which were paid out to the Company on December 18, 2025. For more information see “Description of Securities — Share Capital.”
At the same time as the signing of the two-tranche term loan facility, the Company received a cash injection of €200,000 from Christiane Schmid, a related party to Anette Schmid and Christian Schmid on December 15, 2025. The agreed interest rate is 5% and the loan has a maturity of 15 months. The €200,000 were injected into the Company alongside the Company’s conclusion of the term loan facility described above.
For a description of our remuneration agreements with members of the Board and senior management, see the section titled “Management.”
We have adopted a code of business conduct that prohibits directors and executive officers from engaging in the decision-making process relating to transactions in which such director or officer has a conflict of interest. Consistent with Dutch law, if the Board must approve a transaction in which a director has a conflict of interest, such transaction can only be effected if it has been approved by a majority of the Board (including a majority of independent directors) not otherwise interested in the transaction and such transaction must be fair and reasonable to the Company and on terms not less favorable to the Company than those available from unaffiliated third parties.

PRINCIPAL SECURITYHOLDERS
Major Shareholders
The table below sets forth information regarding the beneficial ownership of Schmid Group Shares by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding ordinary shares;

•
each of our directors;

•
each of our executive officers; and

•
all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares beneficially owned by them. To our knowledge, no shares beneficially owned by any executive officer, director or director nominee have been pledged as security.
Except for Pegasus Digital Mobility Sponsor LLC (the Sponsor), the business address of each person named below is c/o SCHMID Group., Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany.
	February 15, 2026
Beneficial Owner	Number of Shares	% Voting Power(4)	% Share Ownership (Disposition Power)(4)
Executive Officers and Directors(1)
Christian Schmid(2)	6,894,000	13.62%	13.62%
Anette Schmid(2)	6,894,000	13.62%	13.62%
Prof. Sir Ralf Speth(3)	185,000	0.37%	0.37%
Dr. Stefan Berger(3)	177,084	0.35%	0.35%
Boo-Keun Yoon	17,500	0.03%	0.03%
5% and Greater Shareholders
Christian Schmid(2)	6,894,000	13.62%	13.62%
Anette Schmid(2)	6,894,000	13.62%	13.62%
Community of Heirs(5)	14,937,000	29.52%	29.52%
XJ Harbour HK Limited(6)	13,946,900	27.56%	27.56%

(1)
Dr. Annedore Streyl does not own any shares as of the date of this prospectus.

(2)
Does not include 5,000,000 earn-out shares which existed at the closing of the Business Combination, but for which Christian Schmid and Anette Schmid do not have the voting power or disposition power until USD 15.00 per share (for 2,500,000 shares), respectively, USD 18.00 per share (for the remainder of 2,500,000 shares) are reached. Christian Schmid and Anette Schmid are also holding 1,000,000 private warrants each, which can be converted into shares of the Company on a 1:1 basis or converted on a cashless basis. In addition, Christian Schmid and Anette Schmid are entitled to receive an additional 1,000,000 private warrants from Pegasus Digital Mobility Sponsor LLC within nine (9) months of the closing of the Business in accordance with the warranty agreement concluded on April 29, 2024, however, such transfer hy Pegasus Digital Mobility Sponsor LLC to Christian Schmid and Anette Schmid has not yet occurred as of the date of this prospectus.

(3)
On April 30, 2024, Dr. Stefan Berger, Prof. Sir. Ralf Speth and Jeremey Mistry entered into a warrant and share transfer agreement with Pegasus Digital Mobility Sponsor LLC in which they agreed to transfer 2,000,000 private warrants to Pegasus Digital Mobility Sponsor LLC in exchange of 200,000 shares in the Company of which Jeremey Mistry was allocated 100,000 shares and Dr. Stefan Berger was allocated the other 100,000 shares. No shares were allocated to Prof. Sir Ralf Speth under this warrant and share transfer agreement.
(4)
The voting power calculation and share ownership (disposition power) calculation is based on the total number of shares outstanding on the date of this prospectus of 50,602,966 shares (i.e. 55,602,966 shares outstanding minus the 5,000,000 earn-out shares for which Christian Schmid and Anette Schmid do not hold any voting power or disposition power as of the date of this prospectus). In addition, the calculations do not account for any warrants (which can be converted into shares on a 1:1 basis or on a cashless basis in the future).

(5)
Christian Schmid and Anette Schmid are the sole beneficiaries of the Community of Heirs after Dieter C. Schmid (Erbengemeinschaft). The aggregate shareholding of Anette Schmid, Christian Schmid and the Community of Heirs is 28,725,000 (not including the earn-out shares) which as of the closing of the Business Combination constituted 75.6% of the voting power and share ownership in the Company.

(6)
Includes the shares issued to XJ Harbour HK Limited on January 16, 2026.

The 2026 Convertible Notes are subject to a 4.99% beneficial ownership limitation, which restricts conversion to the extent that, after giving effect to such conversion, the holder would beneficially own more than 4.99% of our outstanding Ordinary Shares, as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder.
The 2025 Convertible Loan is not exercisable until 6 months after its completion in December 2025 and is thus not included in the above beneficial ownership table, even though officers and directors of the Company are beneficial owners of Black Forest Special Situations I. For more information, see “Related Party Transactions”. The 2025 Options have been granted to Black Forest Special Situations I, which would own less than 5% of the outstanding capital if it exercises such options.
Due to the fact that some of our shares are held by brokers and other nominees, the number of our shares held by, and the number of, beneficial holders with addresses in the U.S. is not fully ascertainable. As of February 15, 2026, according to the records of our transfer agent Continental Stock Transfer & Trust Company, 22,515,791 shares (which includes all shares directly held by each of Anette Schmid (6,894,000 shares) and Christian Schmid (6,894,000 shares) as shown in the table above) were held through Cede & Co, the nominee of The Depository Trust Company, in whose name all shares held in “street name” are held in the U.S. Overall, the Company is aware of the following shares being held by non-US persons: 14,937,000 shares are held by the Community of Heirs, all shares held by Christian Schmid and Anette Schmid (including 5,000,000 earn out shares) and all shares held by XJ Harbour HK Limited are held by non-US person and thus the majority of all outstanding shares are held by non-US persons. The remainder of the shares are held by a mix of U.S. and non-U.S. persons.

SELLING SECURITYHOLDERS
This prospectus relates to the offer and resale from time to time by the selling securityholders or their permitted transferees and certain other investors of (i) up to 95,040,523 Ordinary Shares including (a) 35,888,325 of our Ordinary Shares issued to certain selling securityholders in connection with the Business Combination (including 5,000,000 non-vested earn-out shares), (b) 12,540,539 of our Ordinary Shares issued to XJ Harbour HK Limited in a private placement on January 16, 2026, (c) up to 21,000,000 of our Ordinary Shares to be issued upon the exercise of our Warrants, (d) up to 15,544,042 of our Ordinary Shares to be issued upon the conversion of the 2026 Convertible Notes, (e) up to 6,217,617 of our Ordinary Shares to be issued upon the exercise of the 2026 Warrants, (f) up to 1,600,000 of our Ordinary Shares to be issued upon the conversion of the 2025 Convertible Loan, (g) up to 1,250,000 of our Ordinary Shares to be issued upon the exercise of the 2025 Options, (h) up to 1,000,000 of our Ordinary Shares that are issuable to certain members of management based on contractually agreed share and option bonus incentive plans, and (ii) up to 9,750,000 Private Warrants.
The selling securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.
The following table is prepared based on information provided to us by the selling securityholders. It sets forth the name and address of the selling securityholders, the aggregate number of Ordinary Shares that the selling securityholders may offer pursuant to this prospectus, and the beneficial ownership of the selling securityholders both before and after the offering. We have based percentage ownership prior to this offering on 55,602,966 Ordinary Shares (including 5,000,000 non-vested, but existing earn-out shares) as of February 15, 2026. In calculating percentages of Ordinary Shares owned by a particular selling securityholder, we did not assume the exercise of any selling securityholder’s Warrants.
We cannot advise you as to whether the selling securityholders will in fact sell any or all of such Ordinary Shares. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Ordinary Shares or Private Warrants registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”
Certain securities registered for resale in this registration statement are issuable upon conversion of our 2026 Convertible Notes and the exercise of the 2026 Warrants. As set out in the investment agreement concluded with Linden Advisors LP dated January 18, 2026, funding of a portion of such financing, i.e. the second tranche of the 2026 Convertible Notes, is conditioned upon the effectiveness of this registration statement. The registration of such securities is being undertaken to satisfy contractual registration rights granted to the investors under the investment agreement and related registration rights agreement.

	Securities owned before the Offering			Maximum number of securities to be sold(20)		Securities owned after the Offering(1)
Name of the Selling Securityholder	Ordinary Shares	Private Warrants	%	Ordinary Shares	Private Warrants	Ordinary Shares	Private Warrants	%
Christian Schmid(2)	9,394,000	1,000,000	16.89%	10,394,000	1,000,000	—	—	—
Anette Schmid(3)	9,394,000	1,000,000	16.89%	10,394,000	1,000,000	—	—	—
Community of Heirs(4)	14,937,000	—	26.86%	14,937,000	—	—	—	—
Pegasus Digital Mobility Sponsor LLC(5)	756,964	7,000,000	1.36%	7,756,964	7,000,000	—	—	—
XJ Harbour HK Limited(6)	13,946,900	—	25.08%	13,946,900	—	—	—	—
Black Forest Special Situations I(7)	—	—	—	2,850,000	—	—	—	—
Linden Capital L.P.(8)	—	—	—	20,866,530	—	—	—	—
Crown Managed Accounts SPC(9)	—	—	—	394,611	—	—	—	—
PCH Manager Fund, SPC(10)	—	—	—	500,518	—	—	—	—
Dr. Stefan Berger(11)	—	65,581	*	65,581	65,581	—	—	—
John Doherty(12)	—	118,325	*	118,325	118,325	—	—	—
Jeffrey H. Foster(13)	—	118,325	*	118,325	118,325	—	—	—
F. Jeremey Mistry(14)	—	65,581	*	65,581	65,581	—	—	—
Steven Norris(15)	—	118,325	*	118,325	118,325	—	—	—
Sir Ralf Speth(16)	—	145,538	*	145,538	145,538	—	—	—
Florian Wolf(17)	—	118,325	*	118,325	118,325	—	—	—
Arthur Schuetz(18)	—	—	*	500,000	—	—	—	—
Helmut Rauch(19)	—	—	*	500,000	—	—	—	—

*
Represents beneficial ownership of less than one percent.

(1)
Assumes the sale of all securities offered in this prospectus.

(2)
The business address of Christian Schmid is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany. The Ordinary Shares listed include 2,500,000 unvested, but existing earn-out shares. The maximum number of securities to be sold by Christian Schmid includes 1,000,000 ordinary shares issuable upon exercise of private warrants.

(3)
The business address of Anette Schmid is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany. The Ordinary Shares listed include 2,500,000 unvested, but existing earn-out shares. The maximum number of securities to be sold by Christian Schmid includes 1,000,000 ordinary shares issuable upon exercise of private warrants.

(4)
The business address of the Community of Heirs is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany. Christian Schmid and Anette Schmid are the beneficiaries of the Community of Heirs after Dieter C. Schmid (Erbengemeinschaft).

(5)
The business address of Pegasus Digital Mobility Sponsor LLC is 660 Steamboat Rd FL 1, Greenwich CT 06830-7150. Pegasus Digital Mobility Sponsor LLC also holds further existing shares which are, however, already registered for realse. In addition, 2,000,000 warrants that are held by Pegasus Digital Mobility Sponsor LLC are contractually required to be transferred to Christian Schmid and Anette Schmid and are currently held by Pegasus Digital Mobility Sponsor LLC at the Company’s Share Transfer Agent Continental.

(6)
The business address of XJ Harbour HK Limited is RM 76, 5/F, United Centre, 95 Queensway, Hong Kong. The Ordinary Shares held by XJ Harbour HK Limited consist of (i) 1,406,361 ordinary shares issued in a private placement in 2024 and (ii) 12,540,539 ordinary shares issued in a private placement contractually agreed in November 2025 and then issued on January 16, 2026. All such shares are being registered for resale pursuant to this prospectus.

(7)
The business address of Black Forest Special Situations I is 71 Fort Street, George Town, Grand Cayman KY1-1106, Cayman Islands. Black Forst Special Situations I, if it exercises its conversion right under the 2025 Convertible Loan, may receive up to 1,600,000 Ordinary Shares issuable (calculated as €2.5 million convertible loan at a fixed conversion price of $2.15 per share, using a EUR-USD exchange rate of approximately €1.00 to $1.38) and may further receive up to 1,250,000 Ordinary Shares upon the exercise of the 2025 Options.

(8)
The business address of Linden Capital L.P. is c/o Linden Advisors LP, 590 Madison Avenue, 32nd Floor, New York, NY 10022, United States. The maximum number of shares registered for resale is calculated as follows: (i) 14,904,664 Ordinary Shares issuable upon conversion of the 2026 Convertible Notes and (ii) 5,961,866 ordinary shares issuable upon exercise of the 2026 Warrants. The allocation reflects the purchaser’s pro rata portion of the aggregate $30,000,000 principal amount of 2026 Convertible Notes issued pursuant to the Investment Agreement.

(9)
The business address of Crown Managed Accounts SPC is Grand Pavilion Commercial Centre, 802 West Bay Road, George Town, Grand Cayman, Cayman Islands. The maximum number of shares registered for resale is calculated as follows: (i) 281,865 ordinary shares issuable upon conversion of the 2026 Convertible Notes and (ii) 112,746 ordinary shares issuable upon exercise of the 2026 Warrants. The allocation reflects the purchaser’s pro rata portion of the aggregate $30,000,000 principal amount of 2026 Convertible Notes issued pursuant to the Investment Agreement.

(10)
The business address of PCH Manager Fund, SPC is One Nexus Way, Camana Bay, Grand Cayman, Cayman Islands, KY1-9005. The maximum number of shares registered for resale is calculated as follows: (i) 500,518 ordinary shares issuable upon conversion of the 2026 Convertible Notes and (ii) 143,005 ordinary shares issuable upon exercise of the 2026 Warrants. The allocation reflects the purchaser’s pro rata portion of the aggregate $30,000,000 principal amount of 2026 Convertible Notes issued pursuant to the Investment Agreement.

(11)
The business address of Dr. Stefan Berger is Ohlmuellerstrasse 2, 81541 Munich, Germany.

(12)
The business address of John Doherty is 7500 W Sunrise Blvd, Plantation, Florida 33313-4497, United States.

(13)
The business address of Jeffrey H. Foster is 133 26TH Ave N, Saint Peterseburg, Florida 33704-3457, United States.

(14)
The business address of F. Jeremey Mistry is 125 Queen’s Road, Richmond, Greater London, TW 10-6HF, United Kingdom.

(15)
The business address of Steven Norris is 5-8 The Sanctuary, London SWIP-3JS, United Kingdom.

(16)
The business address of Sir Ralf Speth is Kranzhornweg 1, 83064 Raubling, Germany.

(17)
The business address of Florian Wolf is 12A Finsbury Square, London EC2A-1AN, United Kingdom.

(18)
The business address of Arthur Schuetz is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany. Arthur Schuetz and the Company have contractually agreed that a number of bonus shares and options to purchase shares of the Company in a share incentive plan. The indicated maximum number represents half of the shares registered for such share incentive plan.

(19)
The business address of Helmut Rauch is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany. Arthur Schuetz and the Company have contractually agreed that a number of bonus shares and options to purchase shares of the Company in a share incentive plan. The indicated maximum number represents half of the shares registered for such share incentive plan.

(20)
The maximum number of Ordinary Shares to be sold in this column include (i) all shares already outstanding and held by the relevant selling securityholders, (ii) the shares to be issued to such relevant selling securityholders under the Warrants, the 2026 Convertible Notes, the 2026 Warrants, the 2025 Convertible Loan, the 2025 Options and the management incentive bonus shares.

The Community of Heirs is controlled by both Anette Schmid and Christian Schmid.
Pegasus Digital Mobility Sponsor LLC, the sponsor of the Pegasus SPAC, is ultimately a subsidiary of Validus/StratCap, LLC, a digital infrastructure asset management company based in Greenwich Connecticut. StratCap announced an agreement to be acquired by HMC Capital Limited, an Australian Stock Exchange listed alternative asset manager in March 2024.

Linden Capital L.P., Crown Managed Accounts SPC and PCH Manager Fund, SPC are investment vehicles managed by Linden Advisors LP, a manager of private funds based in New York City. The 2026 Convertible Notes and 2026 Warrants issued to these three entities were issued on January 21, 2026 in accordance with an investment agreement signed on January 16, 2026.
XJ Harbour HK Limited is part of XJ Capital, a venture capital firm based in China. it was established by senior executives of China Securities International and anchored by CITIC Group.
Christian Schmid, Anette Schmid and the Schmid Community of Heirs were the sole owners of Gebr. Schmid GmbH and received 33,725,000 Ordinary Shares (which includes 5,000,000 earn-out shares) and 2,000,000 private warrants under the Business Combination Agreement. Christian Schmid and Anette Schmid each hold 9,394,000 Ordinary Shares and 1,000,000 private warrants. The Community of Heirs holds 14,937,000 Ordinary Shares. The securities were the consideration for the transfer 100% of shares in Gebr. Schmid GmbH to SCHMID. As such Christian Schmid, Anette Schmid and the Schmid Community of Heirs did not pay a cash amount for their shares. At Closing of the Business Combination Agreement the capital remaining in the Pegasus Digital Mobility SPAC amounted to approximately $26 million, with shares valued at $11.42. The Schmid Shareholders agreed to the Business Combination under these economic terms, with that valuation of their contribution and SCHMID Group share value. Both Christian Schmid and Anette Schmid, and the Community of Heirs are subject to lock-up agreements, that prohibit them from selling their shares before the end of one year from the time of the Closing of the Business Combination Agreement.
Prior to the Business Combination XJ Harbour HL Limited held 24.1% of the shares in the Gebr. Schmid GmbH subsidiary Schmid Technology (Guangdong) Co., Ltd.. In an agreement on the sale of that stake back to SCHMID, it was negotiated that XJ Harbour would receive 1,406,361 Ordinary Shares at Closing and a further three cash payments of $11,864,000, $5,932,000 (within 270 days of Closing) and up to $2.091.254,79 (within 455 days of Closing; the final payment is subject to an interest rate of 6% p.a.) in exchange for the 24.1% stake in Schmid Technology (Guangdong) Co., Ltd. In a subscription agreement dated November 2025, SCHMID and XJ Harbour agreed to set-off all remaining payment obligations (including acrued interest) for the issuance of 12,540,539 Ordinary Shares (the issuance was completed on January 16, 2026) for a share price of $2.15 per share.
Pegasus Digital Mobility Sponsor LLC agreed to convert a debt owed by Pegasus Digital Mobility Acquisition Corp. in the form of promissory notes in the amount of $8,644,528.88 into an equity stake in SCHMID. Sponsor agreed to purchase 756,964 Ordinary Shares. These were issued to Sponsor following the Closing. As part of this investment agreement, and in line with other non redemption investors prior to Closing, the Sponsor received Pegasus Class B shares as part of their investment. These shares were transferred at Closing and are now SCHMID Ordinary Shares. The Sponsor received 939,346 incentive shares of this kind. Effectively having invested $8,644,528.88 for a total of 1,696,310 Ordinary shares, Sponsor effectively paid a price of $5.10 per share. On October 26, 2021, the Sponsor purchased 9,000,000 Pegasus Digital Mobility Acquisition Corp. private placement warrants from Pegasus in a private sale for $1.00 each. The Sponsor now holds 7,000,000 Private Warrants following the Closing. As described above 2,000,000 Private Warrants were transferred to Christian Schmid and Anette Schmid as part of their compensation for the Gebr. Schmid GmbH shares at Closing. At Closing the Pegasus private placement warrantholders received SCHMID Private Warrants. Currently the SCHMID Ordinary Shares are trading well below the warrant exercise price of $11.50, exercise of these warrants by holders such as the Sponsor is therefore unlikely. At the current share price however, of $3.85 as of September 3, 2024, the Sponsor would make a loss of $1.25 per share, and is as such unlikely to sell until the share price rises at least above the purchase price.
In addition to the 2,000,000 private warrants held by Christian and Anette Schmid to be offered hereunder, Sir Ralf Speth (145,538), Dr. Stefan Berger (65,581), F. Jeremey Mistry (65,581), John Doherty (118,325), Jeffrey H. Foster (118,325), Steven Norris (118,325) and Florian Wolf (118,325) all hold Private Warrants. They received these from Sponsor, who initially purchased these private placement warrants for $1 each, for their role as directors and officers of Pegasus under the Warrant Grant Agreement and under the condition of a lock-up period. The private warrants are exercisable for one Ordinary Share at $11.50 each.

TAXATION
Certain Material U.S. Federal Income Tax Considerations
This section describes certain material U.S. federal income tax consequences to a U.S. holder (as defined below) with respect to the ownership and disposition of the Ordinary Shares and the Public Warrants (collectively, the “Schmid securities”). This discussion deals only with U.S. holders that hold their Schmid securities as capital assets (generally assets held for investment). It does not cover all aspects of U.S. federal income taxation that may be relevant to the U.S. holders (including reporting requirements, consequences under any alternative minimum tax or net investment income tax), and does not address state, local, non-U.S. or other tax laws (such as estate or gift tax laws). This discussion also does not address tax considerations applicable to U.S. holders that own (directly, indirectly or by attribution) 5% or more of the Schmid securities by vote or value, nor does this section discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions; insurance companies; individual retirement accounts and other tax-deferred accounts; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to mark their securities to market for U.S. federal income tax purposes; investors that hold Schmid securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes; persons that received Schmid securities as compensation for services; nonresident alien individuals present in the United States for 183 days or more during any taxable year; persons that have ceased to be U.S. citizens or lawful permanent residents of the United States; investors holding the Schmid securities in connection with a trade or business conducted outside of the United States; S corporations; partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein); U.S. citizens or lawful permanent residents living abroad; investors that are required to include amounts in their taxable income in advance of receipt under rules regarding applicable financial statements; or U.S. holders whose functional currency is not the U.S. dollar).
As used herein, the term “U.S. holder” means a beneficial owner of Schmid securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Schmid securities will depend on the status of the partner and the activities of the partnership. Entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of owning Schmid securities.
This discussion is based on the tax laws of the United States, including the Code, its legislative history, existing and proposed regulations thereunder, published rulings of the IRS and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No ruling has been or will be sought from the IRS regarding any matter discussed below.
ALL HOLDERS OF SCHMID SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM RELATING TO THE OWNERSHIP OF SCHMID SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
Ownership of Schmid Securities
This discussion is subject to the discussion in “— Application of the PFIC Rules to Schmid Securities” below.

Distributions on Ordinary Shares
The gross amount of any distribution on Ordinary Shares that is made out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s adjusted tax basis in its Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange.
Dividends paid by the Company generally will be taxable to a non-corporate U.S. holder at the reduced rate normally applicable to long-term capital gains, provided that the Company is considered a “qualified foreign corporation” and certain other requirements are met. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of the income tax treaty between Germany and the United States (the “Treaty”). A foreign corporation is also treated as a “qualified foreign corporation” with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the NASDAQ, such as the Ordinary Shares, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that the Ordinary Shares will be considered readily tradable on an established securities market in later years or that the Company will be eligible for the benefits of the Treaty. A U.S. holder will not be able to claim the reduced rate on dividends received from the Company if the Company is treated as a PFIC in the taxable year in which the dividends are received or in the preceding taxable year (or if any shares of the Company that they own are treated as stock in a PFIC). See the section entitled “— Application of the PFIC Rules to Schmid Securities” below.
Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on the Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex and recent changes in the rules have imposed additional requirements and limitations that may further limit a U.S. Holder’s ability to claim a foreign tax credit in respect of any withholding taxes on dividends paid by the Company. Recent IRS guidance provides temporary relief from some of these additional requirements and limitations, subject to certain requirements being met, until further notice by the IRS. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.
Sale, Exchange, Redemption or Other Taxable Disposition of Schmid Securities
A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Schmid securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such securities. Any gain or loss recognized by a U.S. holder on a taxable disposition of Schmid securities generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such securities exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Schmid securities generally will be treated as U.S.-source gain or loss. Therefore, a U.S. holder may have insufficient foreign-source income to utilize foreign tax credits attributable to any non-U.S. withholding tax (if any) imposed on a sale, exchange, redemption or other taxable disposition. U.S. holders should consult their tax advisors as to the availability of and limitations on any foreign tax credit attributable to non-U.S. withholding taxes (if any such taxes are imposed).
Exercise or Lapse of a Public Warrant
Except as discussed below with respect to the cashless exercise of a Public Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of an Ordinary Share on the exercise of a

Public Warrant for cash. A U.S. holder’s tax basis in a Ordinary Share received upon exercise of the Public Warrant generally should be an amount equal to the sum of the U.S. holder’s adjusted tax basis in the Public Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Ordinary Share received upon exercise of the Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant and will not include the period during which the U.S. holder held the Public Warrant. If a Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Public Warrant. The deductibility of capital losses is subject to limitations.
The tax consequences of a cashless exercise of a Public Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the Ordinary Shares received would equal the holder’s basis in the Public Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares generally would include the holding period of the Public Warrants exercised therefor.
It is also possible that a cashless exercise of a Public Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Public Warrants treated as surrendered to pay the exercise price of the Public Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Public Warrants and (ii) the sum of the U.S. holder’s adjusted tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the Ordinary Shares received would equal the U.S. holder’s tax basis in the Public Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the Ordinary Shares generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Public Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Public Warrants.
Possible Constructive Distributions
The terms of each Public Warrant provide for an adjustment to the number of Ordinary Shares for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Public Warrant generally would be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Ordinary Shares which is taxable to the U.S. holders of such shares as described in the section entitled “— Distributions on Ordinary Shares” above. Such constructive distribution generally would be subject to tax as described in the section entitled that section in the same manner as if the U.S. holder of such warrant received a cash distribution from the Company equal to the fair market value of such increased interest.
Application of the PFIC Rules to Schmid Securities
A non-U.S. corporation, such as the Company, will be a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, (i) 75% or more of its gross income is passive income, and/or (ii) 50% or more of the value of its assets (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Based on the expected composition of the Company’s gross assets and income and the manner in which the Company expects to operate its business in 2024 and future years, the Company does not expect to be classified as a PFIC for U.S. federal income tax purposes for the Company’s 2024 taxable year or in the foreseeable future. Whether the Company is a PFIC is a factual determination made annually, and the Company’s status could change depending, among other things, upon changes in the composition and relative value of its gross receipts and assets.
If the Company were a PFIC in any year during which a U.S. holder owns Ordinary Shares, subject to the discussion below regarding the mark-to-market (“MTM”) or qualified electing fund (“QEF”) elections, a U.S. holder generally will be subject to special rules (regardless of whether the Company continues to be a PFIC) with respect to (i) any “excess distribution” (generally, any distributions received by a U.S. holder on its Ordinary Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Ordinary Shares) and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which the Company is a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.
A U.S. holder may be able to avoid some of the adverse impacts of the PFIC rules described under in the preceding paragraph by making an MTM election with respect to its Ordinary Shares. The election is available only if the Ordinary Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange. If a U.S. holder makes the MTM election, it generally will not be subject to the excess distribution regime discussed in the preceding paragraph and the tax consequences should be as set forth above under this paragraph. Any gain from marking the Ordinary Shares to market or from disposing of them would be ordinary income. Any loss from marking the Ordinary Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking the Ordinary Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of unreversed inclusions with respect to such stock. It is expected that Ordinary Shares, which are listed on NASDAQ, will qualify as marketable shares for the PFIC rules purposes. No assurance can be given that the Ordinary Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid MTM election cannot be revoked without the consent of the IRS unless the Ordinary Shares cease to be marketable stock. In addition, it is anticipated that U.S. holders of Public Warrants will not be able to make an MTM election with respect to such warrants.
A U.S. holder would not be able to avoid the tax consequences described above by electing to treat the Company as a QEF because the Company does not intend to provide U.S. holders with the information that would be necessary to make a QEF election with respect to the Ordinary Shares. In any event, U.S. holders of Public Warrants will not be able to make a QEF election with respect to their warrants.
U.S. holders should consult their own tax advisors concerning the Company’s possible PFIC status and the consequences to them, including potential reporting requirements, if the Company were classified as a PFIC for any taxable year.
Information Reporting and Backup Withholding
Information reporting requirements may apply to distributions on and proceeds from a disposition of the Schmid securities. Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number or is otherwise subject to backup withholding.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information. U.S. holders should consult their tax advisors regarding these rules and any other reporting obligations that may apply to the ownership or disposition of Schmid securities, including reporting obligations related to the holding of certain foreign financial assets.
Material Dutch Tax Considerations
The following summary of certain Dutch taxation matters is based on the laws and practice in force as of the date of this proxy statement/prospectus and is subject to any changes in law and the interpretation and application thereof, which changes could have retroactive effect. The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire, hold or dispose of Ordinary Shares and/or Warrants, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. An investor holding Ordinary Shares is being referred to as a shareholder (“Shareholder”) and an investor holding Warrants is being referred to as a warrant holder (“Warrant Holder”).
For the purpose of the paragraph “Taxes on Income and Capital Gains” below it is assumed that an individual holding Ordinary Shares and/or Warrants who is taxed as a resident of the Netherlands for income tax purposes did not, does not and will not have a substantial interest (aanmerkelijk belang) or a deemed substantial interest in Schmid.
Generally speaking, an individual has a substantial interest in a company if (a) such individual, either alone or together with his partner, directly or indirectly has or is deemed to have, or (b) certain relatives of such individual or his partner directly or indirectly have or are deemed to have (i) the ownership of, a right to acquire the ownership of, or certain rights over, shares representing 5% or more of either the total issued and outstanding capital of such company or the issued and outstanding capital of any class of shares of such company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5% or more of either the annual profit or the liquidation proceeds of such company. Also, an individual has a substantial interest in a company if his partner has, or if certain relatives of the individual or his partner have, a deemed substantial interest. In such company. Generally, an individual or his partner or relevant relative has a deemed substantial interest in a company if either (a) such person or his predecessor has disposed of or is deemed to have disposed of all or part of a substantial interest or (b) such person has transferred an enterprise in exchange for shares in such company, on a non-recognition basis.
This summary assumes that Schmid is not affiliated (gelieerd) to any recipient (voordeelgerechtigde) of any payments under the Ordinary Shares and/or Warrants within the meaning of the Withholding Tax Act 2021 (Wet bronbelasting 2021).
Generally speaking, an entity is regarded as ‘affiliated’ for Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) purposes, if (i) it has a qualifying interest in Schmid, (ii) Schmid has a qualifying interest in the relevant entity or (iii) a third party has a qualifying interest in both Schmid and the relevant entity. Generally, the term “qualifying interest” means a direct or indirectly held interest, individually or jointly as part of a collaborating group (samenwerkende groep), that gives the holder of such interest definite influence over the decisions of the entity in which the interest is held and allows determination of its activities.
Where this summary refers to a Shareholder, Warrant Holder, holder of Ordinary Shares and Warrants, an individual holding Ordinary Shares and Warrants or an entity holding Ordinary Shares and Warrants, such reference is restricted to an individual or entity holding legal title to as well as an economic interest in such Ordinary Shares and Warrants or otherwise being regarded as owning Ordinary Shares and Warrants for Dutch tax purposes. It is noted that for purposes of Dutch income, corporate and gift and inheritance tax, assets legally owned by a third party such as a trustee, foundation or similar entity, may be treated as assets owned by the (deemed) settlor, grantor or similar originator or the beneficiaries in proportion to their interest in such arrangement.
Where the summary refers to “the Netherlands” or “Dutch” it refers only to the European part of the Kingdom of the Netherlands.

This overview assumes that Schmid shall have its place of effective management in Germany and that it is treated as a German tax resident for German tax purposes.
Investors should consult their professional advisers as to the tax consequences of acquiring, holding and disposing of Ordinary Shares.
Dividend Withholding tax
Ordinary Shares
In general, Schmid must withhold Dutch dividend tax from dividends distributed on the Ordinary Shares at the rate of 15%.
Dividends include, without limitation:
(i)
distributions of profits (including paid-in capital not recognised for Dutch dividend tax purposes) in cash or in kind, including deemed and constructive dividends;

(ii)
liquidation distributions and, generally, proceeds realised upon a repurchase of Ordinary Shares by Schmid or upon the transfer of Ordinary Shares to a direct or indirect subsidiary of Schmid, in excess of the average paid-in capital recognised for Dutch dividend tax purposes;

(iii)
the par value of Ordinary Shares issued to a shareholder or any increase in the par value of Ordinary Shares, except to the extent such (increase in the) par value is contributed to or funded out of the Schmid’s paid-in capital recognised for Dutch dividend tax purposes;

(iv)
repayments of paid-in capital recognised for Dutch dividend tax purposes up to the amount of Schmid’s profits (zuivere winst) unless Schmid’s general meeting of shareholders has resolved in advance that Schmid shall make such repayments and the par value of the Ordinary Shares concerned has been reduced by a corresponding amount through an amendment of Schmid’s articles of association.

However, Schmid is not required to withhold Dutch dividend tax from dividends distributed on the Ordinary Shares if, and for as long as, Schmid is resident solely in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”), unless:
(i)
the Shareholder is an individual who is resident or deemed to be resident in the Netherlands for Dutch income tax purposes or an entity or enterprise that is subject to the Corporate Tax Act 1969 (Wet op de vennootschapsbelasting 1969) and is resident or deemed to be resident in the Netherlands for Dutch corporate tax purposes; or

(ii)
the Shareholder is an individual not resident and not deemed to be resident in the Netherlands for Dutch income tax purposes or an entity not resident and not deemed to be resident in the Netherlands for Dutch corporate tax purposes and derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the Ordinary Shares are attributable.

The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. As set out above, for the purposes of this summary we assume that Schmid shall have its place of effective management in Germany.
If the Shareholder is a resident or deemed to be a resident of the Netherlands for Dutch corporate or income tax purposes, Dutch dividend withholding tax which is withheld with respect to proceeds from the Ordinary Shares will generally be creditable for Dutch corporate tax or Dutch income tax purposes. For Shareholders that are subject to Dutch corporate tax, the credit of Dutch dividend withholding tax per annum is limited to the amount of Dutch corporate tax due in that year. Any uncredited Dutch dividend withholding can be carried forward without time restrictions.

Under the terms of Dutch domestic anti-dividend stripping rules, a recipient of dividends distributed on Ordinary Shares will not be entitled to an exemption from, reduction, refund, or credit of dividend tax if the recipient is not the beneficial owner of such dividends as meant in those rules.
It is currently uncertain what evidence, information and documentation will be required by the Dutch tax authorities for purposes of accepting application of the German-Dutch tax treaty as described above, either at source or through a refund request by a Shareholder or Warrant Holder.
Warrants
The mere exercise of a Warrant does in the view of Schmid not give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price paid in cash per issued Ordinary Share is below the nominal value of a Ordinary Share and (ii) such difference is not charged against Schmid’s share premium reserve recognized for purposes of Dutch dividend withholding tax. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant Warrant Holder, Dutch dividend withholding tax shall be due by Schmid on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the preceding sentence multiplied by 100/85. Exceptions and relief from Dutch dividend withholding tax may apply as set forth in the preceding paragraph.
Taxes on Income and Capital Gains
Residents
Resident entities
An entity holding the Ordinary Shares and Warrants which is or is deemed to be resident in the Netherlands for Dutch corporate tax purposes and which is not tax exempt, will generally be subject to corporate tax (vennootschapsbelasting) in the Netherlands in respect of income or a capital gain derived from such Ordinary Shares and Warrants at rates up to 25.8%, unless the entity has the benefit of the participation exemption (deelnemingsvrijstelling) with respect to such Ordinary Shares. Generally speaking, the entity holding Ordinary Shares will have the benefit of the participation exemption if the entity owns at least 5% of the nominal paid-up share capital of Schmid.
Resident individuals
A Shareholder or Warrant Holder who is or is deemed to be resident in the Netherlands for Dutch income tax purposes will generally be subject to income tax in the Netherlands in respect of income or a capital gain derived from such Ordinary Shares and Warrants at rates up to 49.5% if:
(i)
the income or capital gain is attributable to an enterprise from which the holder derives profits (other than as a shareholder); or

(ii)
the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act 2001 (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

If neither condition (i) nor (ii) applies, the individual holding Ordinary Shares and Public Warrants will in principle be subject to Dutch income tax based on an aggregate deemed return for savings, debts and investments, regardless of any actual income or capital gain derived from the Ordinary Shares and Public Warrants. Separate deemed return percentages for savings, debts and investments apply as at the beginning of the relevant calendar year. The applicable percentages should be updated annually based on historic market yields. For 2026, the deemed return percentage for the category investments (including the Ordinary Shares and Public Warrants) is 6%.
However, if the Shareholder or Warrant Holder demonstrates that the aggregate actual return for savings, debts and investments — calculated in accordance with the Dutch Counterevidence Act (Wet tegenbewijsregeling box 3) — is lower than the applicable aggregate deemed return, the taxable basis should be that lower amount.

The individual’s taxable income from savings and investments (including the Ordinary Shares and Public Warrants) will be taxed at the prevailing statutory rate (36% in 2026).
Non-residents
A Shareholder or Warrant Holder which is not and is not deemed to be resident in the Netherlands for the relevant tax purposes will not be subject to taxation in the Netherlands on income or a capital gain derived from Ordinary Shares and Warrants, unless:
(i)
the income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in the Netherlands or carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) taxable in the Netherlands and the Shareholder or Warrant Holder derives profits from such enterprise (other than by way of the holding of securities); or

(ii)
the Shareholder or Warrant Holder is an individual and the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in the Netherlands as defined in the Income Tax Act 2001 (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Gift and Inheritance Taxes
Dutch gift or inheritance taxes will not be levied on the occasion of the transfer of a Shareholder or Warrant Holder by way of gift by, or on the death of, a holder, unless:
(i)
such holder is or is deemed to be resident in the Netherlands for the purpose of the relevant provisions; or

(ii)
the transfer is construed as an inheritance or gift made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident in the Netherlands for the purpose of the relevant provisions.

Value Added Tax
There is no Dutch value added tax payable by a Shareholder or Warrant Holder in respect of payments in consideration for the acquisition of Ordinary Shares and Warrants, payments of dividend on the Ordinary Shares and Warrants, or payments in consideration for the disposal of Ordinary Shares and Warrants.
Other Taxes and Duties
There is no Dutch registration tax, stamp duty, or any other similar tax or duty payable in the Netherlands in respect of or in connection with the subscription, issue, placement, allotment, delivery or transfer of Ordinary Shares and Warrants.
Residence
A Shareholder or Warrant Holder will not be and will not be deemed to be resident in the Netherlands for Dutch tax purposes and, subject to the exceptions set out above, will not otherwise be subject to Dutch taxation, by reason only of acquiring, holding or disposing of Ordinary Shares and Warrants.
Material German Tax Considerations
The following section is a description of the material German tax considerations that become relevant when acquiring, owning and/or disposing of Ordinary Shares and Warrants as from the date of this Annual Report. It is based on the German tax law applicable as of the date of this Annual Report without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.
This section is intended as general information only and does not purport to be a comprehensive or complete description of all potential German tax effects of the acquisition, ownership or disposal of Ordinary

Shares or Warrants and does not set forth all German tax considerations that may be relevant to a particular person’s decision to acquire Ordinary Shares or Warrants. It cannot be ruled out that the German tax authorities or courts may consider an alternative interpretation or application to be correct that differs from the one described in this section.
This section does not describe any German tax considerations or consequences that may be relevant to the acquisition, ownership or disposal of Ordinary Shares or Warrants by a shareholder (i) for whom or for a direct or indirect shareholder or beneficiary of whom the income or capital gains derived from the Ordinary Shares or Warrants are attributable to employment, trade or freelancing activities, the income from which is taxable in Germany, or (ii) who exchanges, or has exchanged, other German taxable assets for Ordinary Shares or Warrants (or vice versa) under a German tax deferral transaction of the German reorganization tax act (Umwandlungssteuergesetz).
This section does not constitute particular German tax advice and potential purchasers of Ordinary Shares or Warrants are urged to consult their own tax advisors regarding the tax consequences of the acquisition, ownership and/or disposal of Ordinary Shares or Warrants in light of their particular circumstances with regard to the application of German tax law to their particular situations, in particular with respect to the procedure to be complied with to obtain a relief of withholding tax on dividends and on capital gains (Kapitalertragsteuer) and with respect to the influence of provisions of any applicable income tax treaty on the mitigation of double taxation (each a “tax treaty”), as well as any tax consequences arising under the laws of any state, local or other non-German jurisdiction. A shareholder or holder of Warrants may include an individual who or an entity that does not have the legal title to the Ordinary Shares or Warrants, but to whom nevertheless the Ordinary Shares or Warrants are attributed for German tax purposes, based either on such individual or entity owning a beneficial interest in the Ordinary Shares or Warrants or based on specific statutory provisions.
All of the following is subject to change as from the date of this Annual Report. Such changes could apply retroactively and could affect the consequences set forth below. This section does neither refer to any German filing, notification or other German tax compliance aspects nor to foreign account tax compliance act (“FATCA”) aspects.
Tax Residency Status
We have our statutory seat in the Netherlands and our sole place of management in Germany and are therefore tax resident in Germany as from the date of this Annual Report (both under German domestic law and for purposes of the German-Dutch tax treaty). Thus, we qualify as a corporation subject to German unlimited liability for corporate income tax purposes and are treated as a resident of Germany under the Dutch-German tax treaty. However, because our tax residency depends on future facts regarding our place of management, the German unlimited liability for corporate income tax purposes may change in the future.
We assume for all purposes herein that we shall be tax resident in Germany at all relevant points in time when taxable events may occur. For the avoidance of doubt, any tax effects in relation to the Warrants or Ordinary Shares (other than as regards withholding tax as addressed below) are out of the scope of this Annual Report.
German Taxation of Holders of Ordinary Shares
Taxation of Dividends
Withholding Tax on Dividend Payments
Dividends distributed from Schmid to our shareholders are generally subject to German withholding tax, except for certain scenarios in which a dividend is either excluded from the scope of German withholding tax (for example, repayments of capital from the tax contribution account (steuerliches Einlagekonto)) or fully or partially withholding tax exempt, as further described. The withholding tax rate is 25% plus a 5.5% solidarity surcharge (Solidaritätszuschlag) thereon, totaling 26.375% of the gross dividend amount and potentially church withholding tax for shareholders who are private individuals in certain cases (see below). Withholding tax is to be withheld and passed on for the account of the shareholders, depending on the specific circumstances, by a domestic branch of a domestic or foreign credit or financial services institution (Kredit- oder Finanzdienstleistungsinstitut) or by the domestic securities institution (inländisches Wertpapierinstitut) that keeps and administers the Ordinary Shares and disburses or credits the dividends or disburses the dividends to a foreign agent, or by the securities custodian bank (Wertpapiersammelbank) to which the Ordinary Shares were entrusted for custody if the dividends are distributed to a foreign agent by such securities custodian bank (each of which is referred to as the “Dividend Paying Agent”), or, in the case the Ordinary Shares are not held in deposit with a Dividend Paying Agent, Schmid is responsible for withholding and remitting the tax to the competent tax office. Such withholding tax is generally levied and withheld irrespective of whether and to what extent the dividend distribution is taxable at the level of the shareholder and whether the shareholder is a person residing in Germany or in a foreign country.
In the case of dividends distributed to a parent company within the meaning of Art. 3 para. 1 lit. a of the amended EU Directive 2011/96/EU of the Council of November 30, 2011 (the “EU Parent Subsidiary Directive”) domiciled in another Member State of the European Union, withholding tax may be refunded or not levied upon application and subject to further conditions (as set out below). This also applies to dividends distributed to a permanent establishment located in another Member State of the European Union of such a parent company or of a parent company tax resident in Germany if the participation in Schmid is effectively connected with and actually attributed to this permanent establishment. The key prerequisite for the application of the EU Parent Subsidiary Directive is that the shareholder has held a direct participation in the share capital of Schmid of at least 10% for an uninterrupted period of at least twelve months. Further, the foreign resident shareholder must be eligible for purposes of the EU Parent Subsidiary Directive (as set out above) to invoke the reduction, and in addition, nor the German anti-directive/ treaty shopping provision of Section 50d paragraph 3 of the German Income Tax Act (Einkommensteuergesetz) must not be fulfilled.
The withholding tax on dividends distributed to other foreign resident shareholders may be refunded or not levied upon application (as set out below) in accordance with an applicable tax treaty (to 15%, 5% or 0% depending on certain prerequisites) if Germany has concluded such tax treaty with the country of residence of the shareholder and if the shareholder does not hold the Ordinary Shares either as part of the assets of a permanent establishment or a fixed place of business in Germany or as business assets for which a permanent representative has been appointed in Germany. Further, the foreign resident shareholder must be eligible for tax treaty purposes, and in addition, neither the limitation of benefits provision in a tax treaty and nor the German anti-directive/treaty shopping provision of Section 50d paragraph 3 of the German Income Tax Act (Einkommensteuergesetz) must be fulfilled.
In the case of dividends received by corporate bodies (Körperschaften) which are not tax resident in Germany, i.e., corporate bodies with no registered office or place of management in Germany and if the shares neither belong to the assets of a permanent establishment or fixed place of business in Germany nor are part of business assets for which a permanent representative in Germany has been appointed, two-fifths of the withholding tax deducted and remitted may be refunded or not levied upon application (as set out below) without the need to fulfill all prerequisites required for such refund under the EU Parent Subsidiary Directive or under a tax treaty or if no tax treaty has been concluded between the state of residence of the shareholder, however, likewise subject to the conditions of the aforementioned German anti-directive/treaty shopping provision.
The application for a refund of withholding tax under the EU Parent Subsidiary Directive, a tax treaty or the aforementioned option for foreign corporate bodies is to be filed with the German Federal Central Tax Office (Bundeszentralamt für Steuern) within four years following the end of the calendar year in which the dividends were received. The application shall be made by submitting a completed form for refund (available at the website of the Federal Central Tax Office (http://www.bzst.de) as well as at the German embassies and consulates) together with a withholding tax certificate (Kapitalertragsteuerbescheinigung) issued by the institution that deducted the respective withholding tax via the website of the German Federal Central Tax Office (“electronic procedure”). In this case, the refund of deducted withholding tax is procedurally granted in such a manner that the difference between the total amount withheld, including the solidarity surcharge, and the tax liability determined on the basis of the EU Parent Subsidiary Directive (0) % or on the basis of the tax rate set forth in the applicable tax treaty (15%, 5% or 0) % is refunded by the German Federal Central Tax Office.

If, under fulfillment of the prerequisites of the EU Parent Subsidiary Directive or a tax treaty, withholding tax is not to be levied at all, the relevant shareholder must apply to the German Federal Central Tax Office for the issuance of an exemption certificate (Freistellungsbescheinigung) that documents that the prerequisites for the application of the reduced withholding tax rates have been met. Dividends covered by the exemption certificate of the shareholder are then only subject to the reduced withholding tax rates stipulated in the exemption certificate.
Please note that applying for a non-assessment notice and/or applying for a refund might require a significant amount of time. On 2 April 2024, the German Federal Government published a statement, according to which the Central Federal Tax Office currently needs (on an average basis) 480 days for deciding about the issuance of non-assessment notices under relief of source procedures (Freistellungsverfahren) and 615 days for deciding about refunds under the retain and refund procedures (Erstattungsverfahren). According to a recent statement on the website of the German Federal Central Tax Office, due to the large number of applications received, processing times for refund can exceed 20 months.
The aforementioned refunds of (or exemptions from) withholding tax are further restricted if (i) the applicable tax treaty provides for a tax reduction resulting in an applicable tax rate of less than 15% and (ii) the shareholder is not a corporation that directly holds at least 10% in the equity capital of Schmid and is subject to tax on its income and profits in its state of residence without being exempt. In this case, the refund of (or exemption from) withholding tax is subject to the following three cumulative prerequisites: (i) the shareholder must qualify as beneficial owner of the shares in a company for a minimum holding period of 45 consecutive days occurring within a period of 45 days prior and 45 days after the due date of the dividends; (ii) the shareholder has to bear (taking into account claims of the shareholder from transactions reducing the risk of changes of the market value of the shares and corresponding claims of related parties of the shareholder) at least 70% of the change in value risk related to the shares in a company during the minimum holding period; and (iii) the shareholder must not be required to fully or largely compensate directly or indirectly the dividends to third parties.
In the absence of the fulfillment of all of the three prerequisites, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability but may, upon application, be deducted from the shareholder’s tax base for the relevant assessment period. Furthermore, a shareholder that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for such a full tax credit has (i) to notify the competent local tax office accordingly, (ii) to declare according to the officially prescribed form and (iii) to make a payment in the amount of the omitted withholding tax deduction.
However, these special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the shares in a company for at least one uninterrupted year upon receipt of the dividends.
For individual or corporate shareholders tax resident outside Germany not holding the Ordinary Shares through a permanent establishment (Betriebsstätte) in Germany or as business assets (Betriebsvermögen) for which a permanent representative (ständiger Vertreter) has been appointed in Germany, the remaining and paid withholding tax (if any) is then final (i.e., not refundable) and settles the shareholder’s limited tax liability in Germany. For individual or corporate shareholders tax resident in Germany (for example, those shareholders whose residence, domicile, registered office or place of management is located in Germany) holding their Ordinary Shares as business assets, as well as for shareholders tax resident outside of Germany holding their Ordinary Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the withholding tax withheld (including solidarity surcharge) can be credited against the shareholder’s personal income tax or corporate income tax liability in Germany. Any withholding tax (including solidarity surcharge) in excess of such tax liability will be refunded upon receipt of the relevant tax assessment. For individual shareholders tax resident in Germany holding Ordinary Shares as private assets, the withholding tax is a final tax (Abgeltungsteuer), subject to the exceptions described in the following section.
Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding Ordinary Shares as Private Assets (Private Individuals)
For individual shareholders (individuals) resident in Germany holding Ordinary Shares as private assets, dividends are subject to a flat rate tax, which is satisfied by the withholding tax actually withheld

(Abgeltungsteuer). Accordingly, dividend income will be taxed at a flat tax rate of 25% plus 5.5% solidarity surcharge thereon totaling 26.375% and church tax (Kirchensteuer) in case the shareholder is subject to church tax because of his or her personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax, unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Tax Office (details related to the computation of the specific tax rate, including church tax, are to be discussed with the individual tax advisor of the relevant shareholder). Except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €1,000 (for individual filers) or up to €2,000 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their dividend income.
The income tax owed for the dividend income is satisfied by the withholding tax withheld by the an agent of Schmid or Schmid. However, if the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate, the private individual shareholder can opt for taxation at his or her personal income tax rate. In that case, the final withholding tax will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly, and married couples as well as partners in accordance with the registered partnership law filing jointly can only jointly exercise the option.
Exceptions from the flat rate tax (satisfied by withholding the tax at source, Abgeltungswirkung) may apply — that is, only upon application — (i) for shareholders who have a shareholding of at least 25% in Schmid and (ii) for shareholders who have a shareholding of at least 1% in Schmid and work for the Company in a professional capacity, each within the assessment period for which the application is first made. In such a case, the same rules apply as for sole proprietors holding Ordinary Shares as business assets (see below “— Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding Ordinary Shares as Business Assets — Sole Proprietors”). Further, the flat rate tax does not apply if and to the extent dividends reduced Schmid taxable income.
Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding Ordinary Shares as Business Assets
If a shareholder holds Ordinary Shares as business assets, the taxation of the dividend income depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership.
Dividend income of corporate shareholders is exempt from corporate income tax, provided that the corporation holds a direct participation of at least 10% in the share capital of a company at the beginning of the calendar year in which the dividends are paid (participation exemption). The acquisition of a participation of at least 10% in the course of a calendar year (in one instance) is deemed to have occurred at the beginning of such calendar year. Participations in the share capital of the Company that a corporate shareholder holds through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to such corporate shareholder only on a pro rata basis at the ratio of the interest share of the corporate shareholder in the assets of the relevant partnership. However, 5% of the tax-exempt dividends are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge); i.e., tax exemption of 95%. Business expenses incurred in connection with the dividends received are entirely tax deductible. The participation exemption does not apply if and to the extent dividends reduced Schmid’s taxable income.
For trade tax purposes, the entire dividend income is subject to trade tax (i.e., the tax-exempt dividends must be added back when determining the trade taxable income), unless the corporate shareholder holds at least 15% of the Company’s registered share capital at the beginning of the relevant tax assessment period (Erhebungszeitraum). In such case, the dividends are not subject to trade tax. However, trade tax is levied on the amount considered to be a non-deductible business expense (amounting to 5% of the dividend). Trade tax depends on the municipal trade tax multiplier applied by the relevant municipal authority. In the case of an indirect participation via a partnership, please refer to the section “— Partnerships” below.
If the shareholding is below 10% in the share capital, dividends are taxable at the applicable corporate income tax rate of 15% plus 5.5% solidarity surcharge thereon and trade tax (the rate of which depends on the applicable municipality levy rate determined by the municipality in which the corporate shareholder has its place of management and permanent establishments, respectively, to which the Ordinary Shares are attributed).
Special regulations apply that abolish the 95% tax exemption, if Ordinary Shares are held (i) as trading portfolio (Handelsbestand) assets in the meaning of Section 340e paragraph 3 of the German Commercial Code (Handelsgesetzbuch) by a (a) credit institution (Kreditinstitut), (b) securities institution (Wertpapierinstitut) or (c) financial service institution (Finanzdienstleistungsinstitut) or (ii) as current assets (Umlaufvermögen) by a financial enterprise (Finanzunternehmen) within the meaning of the German Banking Act (Kreditwesengesetz), in the case more than 50% of the shares of such financial enterprise are held directly or indirectly by a credit institution, a securities institution or a financial service institution, or (iii) by a life insurance company, a health insurance company or a pension fund in the case the shares are attributable to the capital investments, resulting in fully taxable income (any shareholder falling under (i), (ii) or (iii), a “Non-Exempt Corporation”).
Sole proprietors
For sole proprietors (individuals) resident in Germany holding Ordinary Shares as business assets, dividends are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the dividend income will be taxed at his/her personal income tax rate plus 5.5% solidarity surcharge thereon (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. This does not apply to church tax (if applicable). In addition, the dividend income is entirely subject to trade tax if the Ordinary Shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz), unless the shareholder holds at least 15% of the Company’s registered share capital at the beginning of the relevant assessment period. In this latter case, the net amount of dividends, i.e., after deducting directly related expenses, is exempt from trade tax. The trade tax levied will be eligible for credit against the shareholder’s personal income tax liability based on the applicable municipal trade tax rate and the individual tax situation of the shareholder limited to currently up to 4.0 times the trade tax measurement amount (Gewerbesteuer-Messbetrag) and also limited to the amount of trade tax actually to be paid.
Partnerships
In the case Ordinary Shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax. In this regard, corporate income tax or personal income tax (and church tax, if applicable) as well as solidarity surcharge (if applicable) are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:
•
if the partner is a corporation, the dividend income will be subject to corporate income tax plus solidarity surcharge (see above “— Corporations”);

•
if the partner is a sole proprietor, the dividend income will be subject to the partial income rule (see above “— Sole Proprietors”); or

•
if the partner is a private individual — only possible if the partnership is not a (operative or deemed) commercial partnership, the dividend income will be subject to the flat tax rate (see above “— Private Individuals”).

In the case the partnership is a (operative or deemed) commercial partnership with its place of management in Germany, the dividend income is subject to German trade tax at the level of the partnership, unless the partnership holds at least 15% of a company’s registered share capital at the beginning of the relevant assessment period. In such case, the dividend income is 95% exempt from trade tax to the extent the partners of the partnership are corporations (indirectly holding at least 10% of the shares in Schmid) and 40% exempt from trade tax to the extent the partners of the partnership are sole proprietors. Any trade tax levied on the level of the partnership will be eligible for credit against an individual shareholder’s personal income tax liability based on the applicable municipal trade tax rate, depending on the individual tax situation of the shareholder and further circumstances and limited to currently 4.0 times the partial trade tax measurement amount allocable to such individual shareholder.

Partnerships can opt to be treated as a corporation for purposes of German income taxation. If the shareholder is a partnership that has validly exercised such option right, any dividends from shares or subscription rights are subject to corporate income tax (and, for the avoidance of doubt, trade tax).
Taxation of Dividend Income of Shareholders Tax Resident Outside of Germany
For foreign individual or corporate shareholders tax resident outside of Germany not holding the Ordinary Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the deducted withholding tax (possibly reduced by way of a tax relief under a tax treaty or domestic tax law, such as in connection with the EU Parent Subsidiary Directive) is final (that is, not refundable) and settles the shareholder’s limited tax liability in Germany, unless the shareholder is entitled to apply for a withholding tax refund or exemption (as set out above in “—  Withholding Tax on Dividend Payments”).
In contrast, individual or corporate shareholders tax resident outside of Germany holding the Company’s Ordinary Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany are subject to the same rules as applicable (and described above) to shareholders resident in Germany holding the Ordinary Shares as business assets. The withholding tax withheld (including solidarity surcharge) will generally be credited against the shareholder’s personal income tax or corporate income tax liability in Germany if the prerequisites set out above (see “— Withholding Tax on Dividend Payments”) are fulfilled.
Taxation of Capital Gains
Withholding Tax on Capital Gains
Capital gains realized on the disposal of Ordinary Shares are only subject to withholding tax if a domestic branch of a domestic or foreign credit or financial services institution (Kredit- oder Finanzdienstleistungsinstitut) or a domestic securities institution (inländisches Wertpapierinstitut) (each of which is referred to as the “German Disbursing Agent”) stores or administrates or carries out the disposal of the Ordinary Shares and pays or credits the capital gains. In those cases, the institution (and not the Company) is required to deduct the withholding tax at the time of payment for the account of the shareholder and to pay the withholding tax to the competent tax authority.
In the case the Ordinary Shares are held (i) as business assets by a sole proprietor, a partnership or a corporation and such shares are attributable to a German business or (ii) in the case of a corporation being subject to unlimited corporate income tax liability in Germany, the capital gains are not subject to withholding tax. In case of the aforementioned exemption under (i), the withholding tax exemption is subject to the condition that the paying agent has been notified by the beneficiary (Gläubiger) that the capital gains are exempt from withholding tax. The respective notification has to be filed with the tax office competent for the beneficiary by using the officially prescribed form.
Taxation of Capital Gains Realized by Shareholders Tax Resident in Germany Holding Ordinary Shares as Private Assets (Private Individuals)
For individual shareholders (individuals) resident in Germany holding Ordinary Shares as private assets, capital gains realized on the disposal of Ordinary Shares are subject to final withholding tax (Abgeltungsteuer). Accordingly, capital gains will be taxed at a flat tax rate of 25% plus 5.5% solidarity surcharge thereon totaling 26.375% and church tax in case the shareholder is subject to church tax because of his or her personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Central Tax Office (details related to the computation of the specific tax rate, including church tax, are to be discussed with the personal tax advisor of the relevant shareholder). The taxable capital gain is calculated by deducting the acquisition costs of the Ordinary Shares and the expenses directly and materially related to the disposal from the proceeds of the disposal. Apart from that, except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €1,000 (for individual filers) or up to €2,000 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their capital gain.
In case the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate, the private individual shareholder can opt for taxation at his or her personal income tax rate. In that case, the withholding tax (including solidarity surcharge) withheld will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly and married couples as well as for partners in accordance with the registered partnership law filing jointly may only jointly exercise the option.
Capital losses arising from the disposal of the Ordinary Shares can only be offset against other capital gains resulting from the disposition of the Ordinary Shares or shares in other stock corporations during the same calendar year. Offsetting of overall losses with other income (such as business or rental income) and other capital income is not possible. Such losses are to be carried forward and to be offset against positive capital gains deriving from the disposal of shares in stock corporations in future years. The constitutionality of such limitation on the offsetting of losses is currently the subject of a pending procedure at the German Federal Constitutional Court.
The final withholding tax (Abgeltungsteuer) will not apply if the seller of the Ordinary Shares or in case of gratuitous transfer, its legal predecessor, has held, directly or indirectly, at least 1% of the Company’s registered share capital at any time during the five years prior to the disposal. In that case, capital gains are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his or her personal income tax rate plus 5.5% solidarity surcharge (if applicable) thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the capital gains are deductible for tax purposes. The withholding tax withheld (including solidarity surcharge) will be credited against the shareholder’s personal income tax liability in Germany.
Taxation of Capital Gains Realized by Shareholders Tax Resident in Germany Holding Ordinary Shares as Business Assets
If a shareholder holds Ordinary Shares as business assets, the taxation of capital gains realized on the disposal of such shares depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership:
Corporations
Capital gains realized on the disposal of Ordinary Shares by a corporate shareholder are generally exempt from corporate income tax and trade tax. However, 5% of the tax-exempt capital gains are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge) and trade tax; i.e., tax exemption of 95%. Business expenses incurred in connection with the capital gains are entirely tax deductible.
Capital losses incurred upon the disposal of Ordinary Shares or other impairments of the share value are not tax deductible. A reduction of profit is also defined as any losses incurred in connection with a loan or security in the event the loan or the security is granted by a shareholder or by a related party thereto or by a third person with the right of recourse against the before mentioned persons and the shareholder holds directly or indirectly more than 25% of the Company’s registered share capital.
Special regulations apply, which may exclude aforementioned tax exemptions, if the Ordinary Shares are held by a Non-Exempt Corporation.
Sole Proprietors
If the Ordinary Shares are held by a sole proprietor, capital gains realized on the disposal of the Ordinary Shares are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his or her personal income tax rate plus 5.5% solidarity surcharge (if applicable) thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. In addition, 60% of the capital gains are subject to trade tax if the

Ordinary Shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz). The trade tax levied will be eligible for credit against the shareholder’s personal income tax liability based on the applicable municipal trade tax rate and the individual tax situation of the shareholder limited to currently up to 4.0 times the trade tax measurement amount.
Partnerships
In the case the Ordinary Shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax as well as solidarity surcharge (and church tax) since partnerships qualify as transparent for German income tax purposes. In this regard, corporate income tax or personal income tax as well as solidarity surcharge (and church tax, if applicable) are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:
•
If the partner is a corporation, the capital gains will be subject to corporate income tax plus solidarity surcharge (see above “— Corporations”). Trade tax will be levied additionally at the level of the partner insofar as the relevant profit of the partnership is not subject to trade tax at the level of the partnership. However, with respect to both corporate income and trade tax, the 95%-exemption rule as described above applies. With regard to corporations as partners, special regulations apply if they are held by a Non-Exempt Corporation, as described above.

•
If the partner is a sole proprietor (individual), the capital gains are subject to the partial income rule (see above “— Sole Proprietors”).

In addition, if the partnership is liable to German trade tax, 60% of the capital gains are subject to trade tax at the level of the partnership, to the extent the partners are individuals, and 5% of the capital gains are subject to trade tax, to the extent the partners are corporations. However, if a partner is an individual, any trade tax paid on the level of the partnership will be eligible for credit against an individual partner’s personal income tax liability based on the applicable municipal trade tax rate and depending on the individual tax situation of the individual and further circumstances, limited to currently 4.0 times of the partial trade tax measurement (Gewerbesteuer-Messbetrag) and also limited to the amount of trade tax actually to be paid.
Partnerships can opt to be treated as a corporation for purposes of German income taxation. If the shareholder is a partnership that has validly exercised such option right, any capital gains from the disposal of shares or subscription rights are subject to corporate income tax (and, for the avoidance of doubt, trade tax).
Taxation of Capital Gains Realized by Shareholders Tax Resident Outside of Germany
Capital gains realized on the disposal of the Ordinary Shares by a shareholder tax resident outside of Germany are subject to German taxation provided that (i) the Ordinary Shares are held as business assets of a permanent establishment or as business assets for which a permanent representative has been appointed in Germany or (ii) the shareholder or, in case of a gratuitous transfer, its legal predecessor has held, directly or indirectly, at least 1% of the Company’s share capital at any time during a five years period prior to the disposal.
In these cases, capital gains are generally subject to the same rules as described above for shareholders resident in Germany. However, if capital gains are realized in case (ii) above by corporations tax resident outside of Germany that are not Non-Exempt Corporations, these capital gains are fully tax exempt under German tax law according to the case law of the German Federal Fiscal Court (Bundesfinanzhof). Additionally, except for the cases referred to in (i) above, most tax treaties concluded by Germany provide for a full exemption from German taxation except if the Company is considered a German real estate holding entity for treaty purposes.

German Taxation of Holders of Warrants
General
Holders of Warrants are likely to be taxed in particular upon certain forms of the exercise, sale or disposal of Warrants (taxation of capital gains) and the gratuitous transfer of Warrants (inheritance and gift tax).
Taxation of Holders of Warrants Not Tax Resident in Germany
The capital gains from the disposition of the Warrants realized by a non-German tax resident holder of the Warrants would not be treated as German source income and not be subject to German income tax provided that (i) such non-German resident holder does not maintain a permanent establishment or other taxable presence in Germany that the Warrants form part of and (ii) the income does not otherwise constitute German-source income (such as income from the letting and leasing of certain German-situs property or income from certain capital investments directly or indirectly secured by German-situs real estate). If either requirement (i) or (ii) above is not met, a non-German tax resident holder will be subject to German taxation on the aforementioned capital gains corresponding to the taxation of holders of Warrants tax resident in Germany holding the Warrants as business assets, as set out below.
In this case, non-German resident holders of the Warrants are, in general, exempt from German withholding tax on capital gains. However, if capital gains derived from the Warrants are paid out or credited to the holder of the Warrants by a German Disbursing Agent, withholding tax may be levied under certain circumstances both in the case of business and non-business holders of Warrants. The withholding tax may be refunded based on an assessment to tax or under an applicable tax treaty, depending on the individual circumstances of the holder.
Taxation of Holders of Warrants Tax Resident in Germany
Withholding Tax on Capital Gains
The capital gains from the disposition (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) or (if applicable pursuant to the warrant agreement underlying the Warrants) a cash settlement (i.e., the cash amount received minus directly related costs and expenses, e.g., the acquisition costs) of the Warrants received by a German resident holder of Warrants holding the Warrants as private assets will be subject to German withholding tax if the Warrants are kept or administered in a custodial account with a German Disbursing Agent. The tax rate is 25% (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%; plus church tax, if applicable). For individual holders who are subject to church tax, the church tax generally has to be withheld by the German Disbursing Agent based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office.
In the case the Warrants have not been kept or administered in a custodial account with the same German Disbursing Agent since the time of their acquisition, the withholding tax rate will be applied to 30% of the (disposal) proceeds (the so called “Lump Sum Substitute Basis”), unless the current German Disbursing Agent has been notified of the actual acquisition costs of the Warrants by the previous German Disbursing Agent or by a statement of a bank or financial services institution from another member state of the European Union or the European Economic Area or from certain other countries (e.g., Switzerland or Andorra).
In the event of delivery of Ordinary Shares upon exercise of the Warrants, the tax consequences are not entirely clear under German tax law. In principle, the acquisition costs of the Warrants plus any additional sum paid upon exercise should be regarded as acquisition costs of the Ordinary Shares received upon physical settlement. Consequently and subject to the following, no capital gain and no withholding tax may result from such exercise and delivery of Ordinary Shares upon exercise. Withholding tax may in this case only apply to any gain resulting later from the subsequent disposal, redemption or assignment of the Ordinary Shares received under certain circumstances.

Please note, however, that the German tax authorities have not confirmed the above treatment for the exercise of U.S. warrants, but only for the exercise of convertible bonds (Wandelschuldverschreibungen, Optionsscheine), wherefore, uncertainty remains regarding its application on the exercise of the Warrants. Therefore, there is a relevant risk that the delivery of Ordinary Shares upon exercise of the Warrants may constitute a taxable event and may attract withholding tax (as regards the latter, in the case a German Disbursing Agent is involved as per the above). Generally, capital gains are determined as the difference between (a) the proceeds of the sale or other disposition and (b) the acquisition costs plus the expenses directly connected to the sale or other disposition. It is unclear how exactly such capital gain would have to be determined in case of delivery of Ordinary Shares upon exercise of the Warrants; possibly, the fair market value of the Ordinary Shares at the time of the exercise would be deemed relevant.
In computing any German tax to be withheld, the German Disbursing Agent generally deducts from the basis of the withholding tax, subject to certain limitations, negative investment income realized by a non-business holder of the Warrants via the German Disbursing Agent (e.g., losses from the sale of other securities with the exception of shares). The German Disbursing Agent also deducts accrued interest on other securities (if any) paid separately upon the acquisition of the respective security by a non-business holder of Warrants via the German Disbursing Agent. In addition, subject to certain requirements and restrictions, the German Disbursing Agent may credit foreign withholding taxes levied on investment income in a given year regarding securities held by a non-business holder of Warrants in the custodial account with the German Disbursing Agent.
Non-business holders of the Warrants are entitled to an annual saver’s allowance of €1,000 for an individual or €2,000 for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) assessed jointly for all investment income received in a given year. Upon the non-business holder of the Warrants filing an exemption certificate (Freistellungsauftrag) with the Disbursing Agent, the Disbursing Agent will take the allowance into account when computing the amount of tax to be withheld.
No withholding tax will be deducted if the holder of the Warrants has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungs-Bescheinigung) issued by the competent local tax office. The deduction of expenses related to the investment income (including gains with respect to the Warrants) is generally not possible for private investors.
German withholding tax should not apply to gains from the disposal, redemption, repayment or assignment of Warrants held by a German tax resident corporation. The same may apply to sole proprietors or partners of partnerships, where the Warrants form part of a trade or business or are related to income from letting and leasing of property, subject to further requirements being met (compare with “—  Corporations, Sole Proprietors and Partnerships” below). Please note that for corporations, sole-proprietors or partnerships that or who are not tax resident in Germany, withholding tax may be levied, as set out above (compare with “— Taxation of Holders of Warrants Not Tax Resident in Germany”).
Taxation of Capital Gains
Individuals as the Holders of the Warrants
The personal income tax liability of a holder of the Warrants holding the Warrants as private assets deriving income from capital investments under the Warrants is, in principle, settled by the tax withheld (unless for example the income from Warrants qualifies as income from the letting and leasing of property). To the extent withholding tax has not been levied, such as in the case of Warrants kept in custody abroad or if no German Disbursing Agent is involved in the payment process, the non-business holder of Warrants must report his or her income and capital gains derived from the Warrants (through disposition or cash settlement, if applicable pursuant to the warrant agreement underlying the Warrants) on his or her tax return and then will also be taxed at a rate of 25% (plus solidarity surcharge of 5.5% thereon, resulting in an aggregate rate of 26.375%; and church tax, if applicable).
In the event of delivery of Ordinary Shares upon exercise of the Warrants, the tax consequences are not entirely clear under German tax law. As per the above, there is a relevant risk that the delivery of Ordinary Shares upon exercise of the Warrants may constitute a taxable event and may attract withholding tax (as regards the latter, in case a German Disbursing Agent is involved as per the above). Generally, capital gains are determined as the difference between (a) the proceeds of the sale or other disposition and (b) the acquisition costs plus the expenses directly connected to the sale or other disposition. It is unclear how exactly such capital gains would have to be determined in case of delivery of Ordinary Shares upon exercise of the Warrants; possibly, the fair market value of the Ordinary Shares at the time of the exercise would be deemed relevant. For more detail, cf. above under the general comments.
If the withholding tax has been calculated on the basis of a Lump Sum Substitute Basis, a non-business holder of the Warrants may and in the case the actual gain is higher than 30% of the proceeds must also apply for an assessment on the basis of his or her actual acquisition costs. Further, a non-business holder may request that all investment income of a given year is taxed at his or her lower individual tax rate based upon an assessment to tax with any amounts over withheld being refunded. In each case, the deduction of expenses (other than transaction costs) on an itemized basis is not permitted.
With regard to non-business holders of Warrants, there is a relevant risk that such losses may only be applied against profits from income from capital investments (including but not limited to profits from other warrants) derived in the same or, subject to certain limitations, in subsequent years. For assessment periods beginning after December 31, 2020, such losses incurred by non-business holders of the Warrants may only be applied against income from other forward/ future or option transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20.000 per year.
In addition, losses of non-business holders arising from a bad debt loss (Forderungsausfall), a waiver of a receivable (Forderungsverzicht) or a transfer of an impaired receivable to a third party or from any other default can only be offset against other income from capital investments and only up to an amount of €20,000 per year. The same rules may apply if the Warrants expire worthless or lapse.
Corporations, Sole Proprietors and Partnerships
Where Warrants form part of a trade or business, the withholding tax, if any, will not settle the personal or corporate income tax liability. The respective holder of Warrants (or the partner of the partnership holding the Warrants) will have to report income and related (business) expenses resulting from the disposition or (if applicable) cash settlement of the Warrants or, potentially, from a delivery of Ordinary Shares on the tax return and the balance will be taxed at the holder’s (or the partner of the partnership holding the Warrants) applicable tax rate. Withholding tax levied, if any, will be credited against the personal or corporate income tax of the holder (or the partner of the partnership holding the Warrants). Capital gains resulting from a disposal, redemption, repayment, assignment, cash settlement (if applicable) or, potentially, from a delivery of Ordinary Shares upon exercise of the Warrants may also be subject to German trade tax, if the Warrants form part of a German trade or business. A corporate income tax or trade tax exemption should, in this case, not be applicable.
Losses can be carried forward indefinitely and, within certain limitations, applied against profits from income from capital investments (including but not limited to profits from other warrants) in subsequent years.
In the case of physical settlement of the Warrants, please see the above sections on disposal of Ordinary Shares for German taxation of the disposal or other transaction involving a resulting Ordinary Share.
Solidarity Surcharge
The solidarity surcharge has been partially abolished or reduced as of the assessment period 2021 for certain German taxpayers. The solidarity surcharge continues, however, to apply for corporate income tax and capital investment income and, thus, on withholding taxes levied. In case the individual income tax burden for an individual holder is lower than 25%, the holder can apply for his or her capital investment income being assessed at his or her individual tariff-based income tax rate, in which case solidarity surcharge should be refunded.

Inheritance and Gift Tax
The transfer of Ordinary Shares or Warrants to another person by way of succession or donation is subject to German inheritance and gift tax (Erbschaft-und Schenkungsteuer) if at the time of transfer:
(i)   the decedent, the donor, the heir, the donee or any other beneficiary has his/her/its residence, domicile, registered office or place of management in Germany, or is a German citizen who has not stayed abroad for more than five consecutive years without having a residence in Germany; or
(ii)   (irrespective of the personal circumstances) the Ordinary Shares or Warrants are held by the decedent or donor as business assets for which a permanent establishment in Germany is maintained or a permanent representative is appointed in Germany; or
(iii)   (irrespective of the personal circumstances) at least 10% of the registered share capital of Schmid is held directly or indirectly by the decedent or person making the gift, himself or together with a related party in terms of Section 1 (2) German Foreign Tax Act (Außensteuergesetz).
Special regulations apply to German citizens who maintain neither a residence nor their domicile in Germany but maintain a residence or domicile in a low tax jurisdiction and to former German citizens, also resulting in inheritance and gift tax. The few tax treaties on inheritance and gift tax that Germany has entered into may limit the German right to inheritance and gift tax to the case described under (i) above and, with certain restrictions, in case of (ii).
Value Added Tax (VAT)
No German value added tax (Umsatzsteuer) will arise in respect of any acquisition, ownership and/or disposal of the Ordinary Shares or Warrants unless in certain cases where a waiver of an applicable VAT exemption occurs. Any such waiver would require a supply of securities from one person taxable for VAT purposes to the enterprise of another VAT taxable person.
Transfer Taxes
No German capital transfer tax (Kapitalverkehrsteuer) or stamp duty (Stempelgebühr) or similar taxes are levied when acquiring, owning or disposing the Ordinary Shares or Warrants. Net wealth tax (Vermögensteuer) is currently not levied in Germany. German real estate transfer tax (Grunderwerbsteuer) may only be attracted by the acquisition (including by way of exercise of Warrants) or sale of Ordinary Shares or certain comparable transactions under very specific circumstances if Schmid, or a subsidiary entity to Schmid, own German situs real estate at such time, with “ownership” and “real estate” both having an extended meaning under the German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz).
The European Commission has published a proposal for a directive for a common financial transactions tax (“FTT”) in certain participating member states of the European Union, including Germany. The proposed FTT has a very broad scope and could, if introduced in the form of the proposal, apply to certain dealings in the Ordinary Shares (including secondary market transactions) in certain circumstances. However, the proposed FTT remains subject to negotiations between the participating member states, and it is currently unclear in what form and when an FTT would be implemented, if at all. Prospective holders of the Ordinary Shares are advised to monitor future developments closely and to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION
We are registering (i) the issuance by us of up to 21,000,000 Ordinary Shares issuable upon the exercise of our outstanding public warrants and (ii) the resale from time to time by the Selling Securityholders identified in this prospectus of up to 95,040,523 Ordinary Shares (including Ordinary Shares issuable upon conversion of the 2026 Convertible Notes, upon exercise of the 2026 Warrants, upon the conversion of the 2025 Convertible Loan, upon exercise of the 2025 Options, the issued shares to XJ Harbour as well as existing outstanding shares issued in connection wit the Business Combination which remain unsold as of the date of this prospectus) and up to 9,750,000 Private Warrants. We are not selling any securities under this prospectus and will not receive any proceeds from the resale of securities by the Selling Securityholders. We will receive proceeds from the exercise of warrants and options only to the extent such warrants and/or options are exercised for cash. The Selling Securityholders may sell, transfer or otherwise dispose of the securities covered by this prospectus from time to time in one or more transactions as described below.
We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder, except with respect to amounts received by us upon exercise of our warrants to the extent such warrants are exercised for cash and proceeds from certain investors for shares sold before the Business Combination but issued thereafter. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.
The term Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or warrants on any stock exchange, market or trading facility on which the shares or warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:
•
on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•
in the over-the-counter market;

•
in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•
through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales made after the date the Registration Statement is declared effective by the SEC;

•
broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Securityholders may transfer the Ordinary Shares by other means not described in this prospectus. If the Selling Securityholders effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The Selling Securityholders may also sell Ordinary Shares short and deliver Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.
The Selling Securityholders may pledge or grant a security interest in some or all of the notes, warrants or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Securityholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.
Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any Selling Securityholders will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.
The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Securityholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

SHARES ELIGIBLE FOR FUTURE SALE
We have 55,602,966 Ordinary Shares authorized, issued and outstanding.
Additionally, the Board is authorized to issue up to 21,000,000 Ordinary Shares in the Company’s capital in relation to the exercise of Warrants, which consists of up to (i) 9,750,000 Private Warrants and (ii) up to 11,250,000 Public Warrants, each of which entitle the holder to purchase one Ordinary Share at an exercise price of $11.50 per share as well as further shares in relation to an employee incentive program and general private placements. The Warrants expire five years after April 30, 2024 (the closing date of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms. Furthermore 5,000,000 Ordinary Shares were issued at Closing as Earn-Out shares, which will vest to Anette Schmid and Christian Schmid in equal parts per the terms of the Earn-Out Agreement (2,500,000 Ordinary Shares vest if the share price reaches USD 15.00 and further 2,500,000 Ordinary Shares vest if the share price reaches USD 18.00 after three (3) years from the date of the closing of the Business Combination).
Additionally, on January 18, 2026, the Company entered into an investment agreement with an institutional investor, Linden Advisors LP, to sell, and on January 21, 2026 sold senior convertible notes in an aggregate principal amount of $30.0 million convertible into ordinary shares of the Company together with the issuance of warrants to purchase ordinary shares of the Company in a private placement to accounts managed by Linden. The notes were issued at 98% of principal amount pursuant an indenture and are to be funded in two tranches: (i) $15.0 million were be funded on January 21, 2026 and (ii) $15.0 million will be funded following the effectiveness of a registration statement covering the resale of the underlying shares in relation to the notes. This conversion option of the notes into shares of the Company at prices determined by reference to fixed premium conversion prices including at 95% of the applicable volume-weighted average price of the shares of the Company, is subject to a minimum conversion price and certain daily conversion limits as further specified in the investment agreement. In connection with the issuance of the notes, the Company also issued warrants to the investor to purchase shares of the Company in an amount determined by reference to the principal amount of the notes. The warrants are exercisable until December 15, 2028, at an exercise price equal to the lower of the applicable fixed premium conversion prices under the notes, exercisable for cash or, at the Company’s election, on a cashless basis. In relation to the first $15.0 million tranche, a total of 1,554,404 warrants at a USD 9.65 exercise price (subject to customary anti-dilution adjustments). Once the second $15.0 million tranche is paid out, the number of warrants will be calculated by dividing $15.0 million by the lower of the $9.65 and a fixed premium conversion price (which is 125% of the closing price of the Company’s shares on the date of the effectiveness of the registration statement covering the underlying shares) with the exercise price being also set as the lower of $9.65 or the fixed premium conversion price.
The Company signed a secured two-tranche term loan facility with a total commitment value of up to €10,000,000 with the lender Black Forest Special Situations I, a Cayman Islands incorporated entity, on December 16, 2025. The first tranche consisted of €2,500,000, which were paid out to the Company on December 18, 2025. The second tranche of up to €7,500,000 was set to be drawn down early in 2026, but was not utilized due to the Company issuing USD 30 million in convertible notes (see below). Black Forest Special Situations I has a conversion right under the term loan facility, which is exercisable at a share price of US$2.15 into shares of the Company between six months after the draw down of the first tranche and the date of the term loan facility’s maturity, which is 15 months after the first tranche draw down. As part of the drawdown of the €2,500,000 first tranche, the Company also agreed to issue option rights to Black Forest Special Situations I to acquire 1,250,000 shares of the Company at the prevailing VWAP at the time of concluding the term loan facility, which was $4.1956 per share. The term loan facility agreement stipulated that an option agreement shall be executed, which was agreed and signed in January 2026 and sets out the exercise mechanics of the options as well as the discretionary possibility of the Company to cashless exercise the options. The options expire on December 16, 2030 and may be exercised in full or in several parts during the lifetime of the options agreement.
We have additional shares authorized under our articles of association.
All of the Ordinary Shares and Public Warrants that were issued in connection with the Business Combination are freely transferable without restriction or further registration under the Securities Act, other than any Ordinary Shares or Public Warrants issued to our “affiliates.” The PIPE Shares, the Private

Warrants and the Azul Warrants were not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder, and are not freely transferable. The Ordinary Shares and SPAC Warrants issued to our “affiliates” and the PIPE Shares and Azul Warrant are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act (see description below).
The registration statement of which this prospectus forms a part has been filed in part to satisfy our obligations to register the offer and sale of Ordinary Shares and Private Warrants by the Sponsor and our affiliates pursuant to the Registration Rights Agreement and the Subscription Agreements. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our Ordinary Shares. Sales of substantial amounts of our Ordinary Shares in the public market could adversely affect prevailing market price of our Ordinary Shares.
Rule 144
Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted Ordinary Shares or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted Ordinary Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of: 1% of the total number of Ordinary Shares then issued and outstanding; or the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met: the issuer of the securities that was formerly a shell company has ceased to be a shell company; the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. We were formed as a shell company in 2021. Upon the consummation of the Business Combination, on April 30, 2024, we ceased to be a shell company and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and securities held by affiliates.
Regulation S
Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States. We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of the Company or who are affiliates of the Company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of the Company other than by virtue of his or her status as an officer or director of the Company.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Registration Rights
In connection with the closing of the Business Combination Agreement, certain of our shareholders entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed that, after the consummation of the Business Combination, we would use our commercially reasonable efforts to have a registration statement for all unregistered shares declared effective as soon as reasonably practicable after the filing thereof. The Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the Registration Rights Agreement. In addition, we have entered into a subscription agreement with XJ in which we committed to also register the Ordinary Shares issued to XJ.
In connection with the $30 million convertible notes issued to accounts managed by Linden in January 2026 and the warrants issued, the Company also entered into a registration rights agreement to register the underlying shares of the 2026 Notes and the 2026 Warrants.
Additionally, in connection with the Term Loan Facility with Black Forest Special Situations I, the Company entered into contractual arrangements requiring the registration of the underlying shares of the convertible term loan drawn under the Term Loan Facility and the shares to be issued upon exercise of the 2026 Options agreed with Black Forest Special Situations I.
Additionally, in connection with the agreements signed with XJ Harbour in November 2025, the company entered into contractual arramgenets requiring the registration of the shares issued to XJ Harbour on January 16, 2026.

EXPENSES RELATED TO THE OFFERING
Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the securities being registered hereby and the offer and sale of our Ordinary Shares and Warrants by our selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.
Amount
SEC Registration Fee		$43,783.00
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

LEGAL MATTERS
Clifford Chance PmbB, is legal and SEC counsel to SCHMID. Clifford Chance LLP is Dutch counsel to SCHMID. Validity of the securities offered in this offering and certain other legal matters as to US and Dutch law will be passed upon for us by Clifford Chance PmBB and Clifford Chance LLP, respectively.
EXPERTS
The consolidated financial statements of Schmid Group N.V. as of December 31, 2024 and 2023, and for each of the years in the three year period ended December 31, 2024, have been included herein and in the registration statement in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company has experienced declines in order intake and sales and is facing other material uncertainties related to the timing of obtaining funding on existing loan arrangements which raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
ENFORCEMENT OF CIVIL LIABILITIES
SCHMID is organized under the law of the Netherlands, and certain of the individuals who may be directors and executive officers of SCHMID, and certain experts named in this prospectus, reside outside of the United States. All or a substantial portion of the assets of such individuals and of SCHMID may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals or SCHMID, or to enforce against such individuals or SCHMID in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. SCHMID has been advised by counsel that there is doubt as to the enforceability in the Netherlands, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the securities laws of the United States or enforce claims for punitive damages.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment.
This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov. As a foreign private issuer, we are exempt under the Exchange Act from certain rules, including for instance prescribing the furnishing and content of proxy statements. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We maintain a corporate website at schmid-group.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

SCHMID Group N.V.
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
Audited Financial Statements for the years ended 2024, 2023 and 2022
Unaudited Interim Financial Statements as of June 30, 2025

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
Schmid Group N.V:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Schmid Group N.V. and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of profit or loss and other comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced declines in order intake and sales and is facing other material uncertainties related to the timing of obtaining funding on existing loan arrangements which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
We have served as the Company’s auditor since 2023.
Stuttgart, Germany
February 13, 2026

SCHMID — Consolidated Statements of Profit or Loss and
Other Comprehensive Income (Loss) for the years ended
December 31, 2024, 2023 and 2022
in € thousand, except share data	Note	2024	2023	2022
Revenue	7	60,836	90,246	95,058
Cost of sales	7	(48,791)	(63,849)	(61,721)
Gross profit		12,044	26,397	33,337
Selling expenses	8	(12,895)	(12,577)	(11,369)
General administration expenses	9	(11,792)	(12,538)	(6,973)
Research and development	10	(3,974)	(5,148)	(4,818)
Other income	11	9,018	15,985	3,375
Other expenses	12	(2,564)	(2,620)	(2,988)
Listing expenses	13	(71,630)	—	—
(Impairment) / Reversal on impairment on financial assets	14	20	22,696	3,091
Operating profit (loss)		(81,772)	32,195	13,654
Finance income		1,888	19,685	5,758
Finance expenses		(5,712)	(10,091)	(17,746)
Financial result	15	(3,824)	9,594	(11,988)
Share of profit (loss) in from equity method	16	—	(1,057)	—
Income (loss) before income tax		(85,596)	40,732	1,667
Income tax benefit (expense)	17	1,492	(2,778)	1,924
Net income (loss) for the period		(84,104)	37,954	3,591
Other comprehensive income (loss) that may be reclassified to profit or loss		389	(1,625)	(503)
Exchange differences on translation of foreign business units		389	(1,625)	(503)
Items that will not be subsequently reclassified to profit or loss	27	(31)	18	213
Remeasurement of defined pension benefit obligation		(44)	25	300
Income tax on remeasurement of defined pension benefit obligation	31	13	(7)	(88)
Other comprehensive income (loss)		358	(1,607)	(290)
Total consolidated comprehensive income (loss) for the reporting period		(83,746)	36,346	3,301
Net income (loss) attributable to
Owners of SCHMID		(84,111)	36,868	1,550
Non-controlling interests		7	1,086	2,041
Total consolidated comprehensive income (loss) attributable to
Owners of SCHMID		(83,811)	35,669	1,456
Non-controlling interests		65	677	1,845
Earnings per share for profit / (loss) from continuing operations attributable to the ordinary equity holders of the company:
Basic and diluted earnings per share	18	(2.41)	1.28	0.05
The accompanying notes are an integral part of these consolidated financial statements

SCHMID — Consolidated Statements of Financial Position as of
December 31, 2024 and 2023
in € thousand	Note	12/31/2024	12/31/2023
ASSETS
Intangible assets	19	14,941	14,966
Property, plant and equipment including right-of-use assets	20	13,092	14,767
Financial assets	22	135	140
Equity method investments	34	1,448	—
Deferred tax assets	17	2,684	2,543
Non-current assets		32,300	32,416
Inventories	23	15,734	16,353
Trade receivables and other receivables	24	38,221	47,032
Other current assets	25	3,054	5,073
Cash and cash equivalents	26	3,791	5,710
Current assets		60,800	74,166
Total assets		93,100	106,582
EQUITY AND LIABILITIES
Subscribed capital	27	431	23,004
Capital reserves	27	114,448	47,603
Other reserves	27	(175,991)	(95,805)
Equity attributable to owners of SCHMID	27	(61,112)	(25,199)
Non-controlling interest	28	668	7,358
Equity		(60,444)	(17,841)
Non-current financial liabilities	29	37,000	22,190
Provisions for pensions	30	978	894
Non-current provisions	30	345	237
Deferred tax liabilities	17	1,518	4,388
Non-current lease liability	21	8,233	9,371
Warrant liability	29	5,053	—
Non-current liabilities		53,127	37,081
Current financial liabilities	29	40,433	26,053
Current contract liabilities	7	11,284	17,931
Trade payables and other liabilities	32	28,179	25,899
Other current liabilities	33	17,513	13,113
Current lease liability	21	1,461	1,515
Current provisions	30	184	973
Income tax liabilities	17	1,364	1,858
Current liabilities		100,417	87,343
Total equity and liabilities		93,100	106,582
The accompanying notes are an integral part of these consolidated financial statements

SCHMID — Consolidated Statements of Changes in Equity for the years ended
December 31, 2024, 2023 and 2022
in € thousand	Note	Subscribed capital	Capital reserves	Other reserves			Equity attributable to owners of SCHMID N.V.	Non-controlling interest	Total Equity
				Accumulated loss	Accumulated other comprehensive income (loss)	Other reserves
1/1/2022		—	69,080	(132,785)	(145)	—	(63,851)	4,836	(59,015)
Income (loss) for the period		—	—	1,550	—	—	1,550	2,041	3,591
Other comprehensive income (loss)	26	—	—	—	(94)	—	(94)	(196)	(290)
Total comprehensive income (loss)		—	—	1,550	(94)	—	1,456	1,845	3,301
Transactions with shareholder		—	1,974	—	—	—	1,974	—	1,974
12/31/2022		—	70,479	(131,235)	(239)	—	(60,996)	6,681	(54,315)
Retrospective application of presentation of subscribed capital		23,004	(23,004)	—	—	—	—	—	—
01/01/2023, as adjusted		23,004	47,475	(131,235)	(239)	—	(60,996)	6,681	(54,315)
Income (loss) for the period		—	—	36,868	—	—	36,868	1,086	37,954
Other comprehensive income (loss)	26	—	—	—	(1,199)	—	(1,199)	(409)	(1,607)
Total comprehensive income (loss)		—	—	36,868	(1,199)	—	35,669	677	36,346
Transactions with shareholder		—	128	—	—	—	128	—	128
12/31/2023		23,004	47,603	(94,367)	(1,438)	—	(25,198)	7,358	(17,841)
Income (loss) for the period		—	—	(84,111)	—	—	(84,111)	7	(84,104)
Other comprehensive income (loss)	26	—	—	—	300	—	300	58	358
Total comprehensive income (loss)		—	—	(84,111)	300	—	(83,811)	65	(83,746)
Minority interest reduction – SCHMID Technology (Guangdong) Co., Ltd. (STG)	27	—	—	—	—	—	—	(6,755)	(6,755)
Reorganization – Share based payment transaction	3	(22,573)	67,146	—	—	3,625	48,198	—	48,198
Transactions with shareholder		—	(301)	—	—	—	(301)	—	(301)
12/31/2024		431	114,448	(178,478)	(1,138)	3,625	(61,112)	668	(60,444)
The accompanying notes are an integral part of these consolidated financial statements

SCHMID — Consolidated Statements of Cash Flows for the years ended
December 31, 2024, 2023 and 2022
in € thousand	2024	2023	2022
Net income (loss) from continued operations	(84,104)	37,954	3,591
Adjustments to reconcile consolidated net profit (loss) to net cash
Income tax expense (benefit)	(1,492)	2,778	(1,924)
Financial result	3,824	(8,537)	11,988
Depreciation and amortization	7,923	6,904	6,283
Net losses / (net gain) from the disposal of intangibles and PP&E	(133)	(602)	228
Reversal of impairments of financial assets, net	(20)	(22,696)	(3,091)
Other non-cash expenses	(1,432)	182	370
Listing expense	71,631	—	—
Working capital adjustments:
Changes in trade and other receivables	(3,580)	(6,729)	(16,610)
Changes in inventories	619	8,244	(5,821)
Change in working capital liabilities	5,086	(6,823)	5,674
Change in provisions	(598)	382	(408)
Taxes paid	(302)	(1,161)	—
Cash provided by (used in) operating activities	(2,578)	9,897	280
Purchases of intangible assets and property, plant and equipment	(5,111)	(6,907)	(4,616)
Receipts from sale and leaseback transaction	—	8,926	—
Investments in financial assets	(4)	—	—
Payment for loan to shareholder	—	—	(2,552)
Repayment of loan to shareholder	—	70,000	—
Proceeds from Disposal of a subsidiary	1,000	—	—
Interest received	61	—	—
Cash used in investing activities	(4,054)	72,019	(7,168)
Proceeds from debt financing	3,145	—	4,100
Payments for debt financing	(264)	(81,871)	(5,880)
Proceeds from Business Combination	14,443	—	—
Proceeds from shareholder loans	—	—	795
Payment of lease liabilities	(2,184)	(819)	(609)
Interest paid	(212)	(1,941)	(1,708)
Change in restricted cash	(30)	917	137
Transaction with (minority) shareholder	(10,939)	—	—
Cash (used in) provided by financing activities	3,959	(83,714)	(3,165)
Net increase (decrease) in cash and cash equivalents	(2,673)	(1,798)	(10,055)
Effect of foreign exchange rate changes on cash and cash equivalents	755	(824)	—
Cash and cash equivalents at the beginning of the period	5,710	8,332	18,384
Cash and cash equivalents at the end of the period	3,791	5,710	8,332
The accompanying notes are an integral part of these consolidated financial statements

1.   BUSINESS DESCRIPTION
SCHMID Group N.V. (“SCHMID N.V.”) together with its subsidiary, Gebr. SCHMID GmbH (“SCHMID GmbH”) and its subsidiaries (“the Company” or “SCHMID”) is a global supplier of equipment and services for various industries such as printed circuit boards (“PCB”), substrate manufacturing, photovoltaics, and glass and energy storage with a focus on the highest end of this market in terms of technology and performance including automation, wet processes (horizontal, vertical and single panel) and vacuum processes. This includes developing production techniques and building machines as well as extensive work with customers on development projects. SCHMID is also providing customer service through which customers are assisted with upgrades, spare parts, logistics, customer training in multiple languages, on-site management, maintenance contracts and project management.
SCHMID Group N.V. is registered under the Dutch trade register number 89188276. The address of the registered office is Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany. SCHMID located in Freudenstadt, Germany, was founded in 1864. SCHMID employs over 700 employees worldwide. Manufacturing sites are located in Germany and China. SCHMID products are distributed worldwide by the Company directly and by external trading partners. The customers of SCHMID include well-known companies from the hardware and software technology sector, the electronics industry and the photovoltaic industry, which are located worldwide.
Research and development is a crucial factor for SCHMID’s business success. The majority of research work and the development of SCHMID technologies are conducted in Freudenstadt.
2.   BASIS OF PRESENTATION
The financial statements as of and for the years ended December 31, 2024 and 2023 have been prepared on a consolidated basis.
These consolidated financial statements have been prepared on a going concern basis in conformity with International Financial Reporting Standards (“IFRS Accounting Standards”), as issued by the International Accounting Standards Board (“IASB”).
The legal entities which comprise the consolidated financial statements and its investments in joint ventures accounted for using the equity method are as follows:
	Country of incorporation	Ownership Interest
Name		12/31/2024	12/31/2023
SCHMID Group N.V.	Netherlands	—%	—%
Gebr. SCHMID GmbH	Germany	100%	—%
SCHMID Systems, Inc.	USA	100%	100%
SCHMID Singapore Pte. Ltd.	Singapore	90%	90%
SCHMID Korea Co., Ltd	South Korea	100%	100%
SCHMID Asia Ltd.	Hong Kong	100%	100%
SCHMID Technology Guangdong Co., Ltd.	China	100%	76%
SCHMID China Ltd.	Hong Kong	100%	100%
SCHMID Shenzhen Ltd.	China	100%	100%
SCHMID (Kunshan) Co., Ltd.	China	100%	100%
SCHMID Taiwan Ltd.	Taiwan	86%	86%
SCHMID Automation (Zhuhai) Co., Ltd.	China	100%	100%
SCHMID Solar (Shenzhen) Ltd.	China	100%	100%
SCHMID Trading (Zhongshan) Co. Ltd.	China	100%	100%
Pegasus Digital Mobility Acquisition Corp.	Cayman Islands	100%	—%
SCHMID Asia Pacific Sdn. Bhd	Malaysia	100%	—%

	Country of incorporation	Ownership Interest
Name		12/31/2024	12/31/2023
Equity method investees
Advanced Energy Storage Systems Investment Company (AES)	Saudi Arabia	—%	51%
SCHMID Avaco Korea, Co. Ltd.	South Korea	50%	50%
SCHMID Energy Systems GmbH (SES)	Germany	49%	—%
As of January 1, 2024, Gebr. SCHMID GmbH acquired the remaining shares in SES and disposed of the shares in AES. As a result, SES was a wholly owned subsidiary of Gebr. SCHMID GmbH during 2024. As of December 30, 2024 Gebr. SCHMID GmbH sold part of the shares in SES, resulting in the loss of control over SES. Accordingly, as of December 31, 2024, SES is accounted for using the equity method. For further details on both transactions see note 35. Equity method investments.
SCHMID presents its consolidated financial statements in Euros which is the Company’s presentation currency. All amounts are presented in thousands of Euros (“€ thousand”), unless otherwise stated. Due to rounding, numbers presented may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.
The consolidated financial statements of SCHMID were authorized for issuance by the management board on January 31, 2026.
Intra-reporting entity transactions and balances
Intra-SCHMID balances and transactions, and any unrealized income and expenses (except for foreign currency transaction gains or losses) arising from intra-SCHMID transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of SCHMID’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.
Foreign Currency
The consolidated financial statements are presented in Euro. The Company’s foreign entities identified that the local currency is their functional currency and therefore the financial statements of these entities are translated to Euro using year-end exchange rates for assets and liabilities, and average exchange rates for income and expenses. Adjustments resulting from translating foreign functional currency financial statements into Euro are recorded as a separate component in the consolidated statements of comprehensive income.
Monetary assets and liabilities that are denominated in currencies other than the respective functional currencies are remeasured at the foreign currency rates as of the reporting date. Foreign currency transaction gains and losses from the remeasurement are included in other income and other expenses, as appropriate, in the consolidated statements of profit or loss for the period.
Going Concern
Basis of preparation
These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. In assessing going concern, management considered the Group’s liquidity, forecast cash flows and financing requirements for at least twelve months from the date these financial statements are authorized for issue and updated the assessment for events and circumstances occurring after the reporting date through the authorization date.
Events and conditions
During 2025, order intake and sales remained below expectations, resulting in negative operating results and cash flows. In addition, during the first three quarters of 2025 the Group was initially unable to generate significant cash inflows through equity or debt measures and, absent mitigating actions, may have been unable to meet certain near-term obligations, including a EUR 23.5 million payment related to the de-SPAC transaction.
Post reporting date measures
Subsequent to December 31, 2024, the Group implemented measures to strengthen liquidity and reduce near term obligations, including: (i) a €5 million shareholder debt waiver received in September 2025; (ii) a debt for equity set off with XJ Harbour HK Limited in November 2025; (iii) a secured two tranche term loan facility of up to €10 million, with €2.5 million disbursed on December 18, 2025; and (iv) in January 2026, the conclusion of an Investment Agreement for the issuance of USD 30.0 million senior convertible notes and warrants structured in two tranches of USD 15.0 million each. The first USD 15.0 million was funded in January 2026. The second USD 15.0 million tranche is to be funded upon the effectiveness of a registration statement covering the resale of the underlying shares (the Registration Statement).
Uncertainties
Management’s going concern assessment is most sensitive to the following financing related uncertainties that could materially impact liquidity in the next twelve months:
•
Registration conditioned funding of the second USD 15.0 million tranche.   Under the Investment Agreement, the “Second Closing” (funding of the second USD 15.0 million tranche of notes and warrants) occurs on the second Trading Day after the Registration Statement Effective Date, i.e., the first date the SEC declares effective a registration statement covering the resale of all shares issuable upon conversion of the notes and exercise of the warrants. If the registration statement is not effective, the Group will not receive the second USD 15.0 million tranche.

•
Failure to achieve effectiveness by June 30, 2026 triggers mandatory cash payments.   If the Registration Statement is not declared effective by June 30, 2026, a mandatory redemption event occurs requiring the Company to pay USD 2.0 million in cash and USD 2.0 million per month thereafter until cured. Non-payment of any such amount constitutes a default that may lead to acceleration of all amounts outstanding under the notes.

•
Past due bridge note to Validus and ongoing dispute.   As of December 31, 2025, a USD 2.35 million promissory note issued to Validus matured on June 13, 2025, and remains unpaid; under the note, non-payment continuing for five business days is an event of default and default rate interest applies from the due date. The Company is in an ongoing legal dispute with Validus regarding this instrument. Adverse outcomes or enforcement actions could require immediate cash settlement and further constrain liquidity during the look forward period.

Management’s plans and assumptions
Management’s forecasts assume continued execution of the operating plan and that the Registration Statement becomes effective on a timeline that (i) permits funding of the second USD 15.0 million tranche and (ii) avoids the mandatory cash payments described above. The forecasts also reflect the effect of the other measures described above (e.g., shareholder waiver, debt for equity set off and term loan draw) and appropriately considers the status of the Validus matter.
Material uncertainty related to going concern
There is a material uncertainty related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern and therefore that it may be unable to realize its assets and discharge its liabilities in the normal course of business. Specifically: (a) if the Registration Statement is not declared effective, the Group will not receive the second USD 15.0 million tranche; (b) if the Registration Statement is not declared effective by June 30, 2026, the Group will be required to make USD 2.0 million cash payments (initially within 15 business days and then monthly) until cured, and failure to make such payments may result in acceleration of the notes; and (c) the degree to which the operating plan will ultimately be achieved.

Conclusion
Taking into account the measures implemented and the assumptions described above, management believes it will be able to fulfill the condition for obtaining the second USD 15 million tranche and meet its operating plan and concluded that the going concern basis of accounting remains appropriate in the preparation of these financial statements. These consolidated financial statements do not include any adjustments that might result if the Group were unable to continue as a going concern.
3.   DE-SPAC
On May 31, 2023, Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company (“Pegasus”), SCHMID GmbH (“SCHMID GmbH”), SCHMID Group N.V. (formerly known as Pegasus TopCo B.V., “SCHMID Group N.V.”), Pegasus MergerSub Corp., a Cayman Islands exempted company (“Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”), contemplating several transactions, and in connection with which, Pegasus would be merged with and into Merger Sub, with Merger Sub as the surviving company, SCHMID GmbH N.V. would be the ultimate parent company of SCHMID GmbH (altogether: “Business Combination”).
SCHMID Group N.V. was incorporated for the purpose of holding Merger Sub and SCHMID GmbH following the consummation of the Business Combination which occurred on April 30, 2024. Ordinary shares and warrants issued by SCHMID Group N.V. are listed on the Nasdaq.
The merger of Pegasus constituted a transaction by SCHMID Group N.V., which is accounted for within the scope of IFRS 2 as a “reverse recapitalization”.
As part of the transaction, former shareholders of Pegasus (public shareholders, sponsors and directors) received 7,843,501 shares of SCHMID Group N.V. and 17,000,000 warrants (“SCHMID Group N.V.Warrants”) to purchase ordinary shares of SCHMID Group N.V. In exchange, SCHMID Group N.V. received the net assets held by Pegasus, which had a fair value of negative €3.5 million upon closing of the transaction on April 30, 2024. The net assets included €47.7 million of cash and cash equivalents held in Pegasus trust account, current liabilities of €10.6 million, warrant liabilities of €1.4 million and €2.3 million deferred underwriting commissions. Upon closing of the Pegasus Merger, Pegasus Warrants were converted into SCHMID Group N.V. Warrants.
In accordance with IFRS 2, the difference between (i) the fair value of the net assets contributed by Pegasus and (ii) the fair value of equity instruments issued to the former Pegasus shareholders was recognized as an expense. As a result, the Company recorded share listing expense of €71.6 million (see Note 13 Share listing expense).
The SCHMID Group N.V. Warrants entitle the holder to subscribe to SCHMID Group N.V.’s shares at a fixed (or determinable) exercise price for a specified period, subject to the terms of the warrant agreement. The SCHMID Group warrants include a cashless exercise feature that provides for settlement in a variable number of shares. Accordingly, the SCHMID Group N.V. Warrants do not meet the criteria for equity classification and are accounted for as financial liabilities measured at fair value through profit and loss, with changes in fair value recognized in profit or loss.
The Pegasus merger closed on April 30, 2024. Upon Closing, SCHMID Group N.V. became a publicly traded company on the Nasdaq under the ticker “SHMD”. The SCHMID Group N.V. Warrants are traded under the ticker SHMDW. The Company incurred incremental transaction costs directly attributable to the issuance of shares to Pegasus shareholders of €4.6 million, which were recorded as a reduction from equity (in capital reserve).
4.   MATERIAL ACCOUNTING POLICIES
Intangible assets
General
Intangible assets are measured at cost upon initial recognition. In subsequent periods, intangible assets are recognized at cost less any accumulated amortization and impairment losses. Intangible assets with finite useful lives are amortized on a straight-line basis. The estimated (remaining) useful lives as well as the amortization method are subject to annual reviews. If necessary, adjustments due to changes of the expected useful life or of the amortization method are accounted for prospectively as changes in accounting estimates. Amortization expenses for intangible assets are included in cost of sales.
Research and development (R&D) costs
In accordance with IAS 38 (Intangible Assets), expenses incurred during the R&D phase must be accounted for separately. Research is defined as original and planned investigation undertaken with the prospect of gaining new scientific or technical knowledge and understanding. Such costs are expensed in the period incurred. Development is defined as the technical and commercial implementation of research findings.
In accordance with IAS 38, development costs must be capitalized if the criteria set out in IAS 38.57 are fulfilled. The Company starts to capitalize costs when management board approval is obtained. The approval is only provided when it is ensured that adequate technical, financial and other resources are available to complete the project and that the Company intends to complete and use the intangible asset. Furthermore, prior to approval, the development project leader provides the management board with an overview of the future economic benefits based on external market studies and internal analysis, as well as the documentation of technical feasibility. The Company has an R&D controlling system in place which enables management to determine expenditures attributable to specific technologies during their development.
The Company capitalizes costs for the development of a technology until the time that development of such technology is completed. The capitalized development costs are amortized on a straight-line basis over the economic useful life of 4 – 10 years based on the expected useful life of such technology. Amortization of capitalized development costs commences upon completion of the development project (technology).
Intangible assets with indefinite useful lives or intangible assets not yet available for use are not amortized; however, they are tested for impairment annually and whenever there is an indication that the intangible asset may be impaired based on the individual asset or on the level of the related cash-generating unit.
Patents and licenses
Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated straight-line amortization and accumulated impairment losses. The useful life for patents and licenses is 5 – 8 years.
Borrowing costs
General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period of time that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period of time (> 12 months) to get ready for their intended use or sale. Other borrowing costs are expensed in the period in which they are incurred.
Impairment tests
At the end of each reporting period, SCHMID assesses whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, SCHMID estimates the asset’s recoverable amount. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. An asset’s recoverable amount is the higher of an asset’s or cash generating unit (“CGU”)’s fair value less costs of disposal and its value in use. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.
In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used.
Property, Plant and Equipment
Property, plant and equipment are measured at cost, net of accumulated depreciation and any accumulated impairment losses. Costs of construction capitalized include all attributable direct costs including material and production overheads, and, where applicable, an initial estimate of the cost of dismantling and removing the item and restoring the site on which it is located.
Subsequent expenditures on assets are capitalized only when it is probable that future economic benefits associated with the expenditure will flow to SCHMID. Repairs and maintenance are expensed in profit or loss in the period the costs are incurred.
If items of property, plant and equipment are sold or disposed of, the gain or loss arising from the disposal is recognized as other operating income or expense in the consolidated statement of profit or loss and other comprehensive income (loss).
Depreciation is calculated on a straight-line basis based on the following useful lives:
Useful life
Buildings and building improvements	10 – 50 years
Technical equipment and machinery	2 – 21 years
Office and other equipment	3 – 13 years
The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.
Leases
SCHMID’s lease obligations primarily relate to rights to buildings mainly for its office, R&D and production premises as well as to leased vehicles. As lease contracts are negotiated on an individual basis, lease terms contain a range of different terms and conditions. Lease contracts are typically entered for a period of 1 – 10 years.
As a lessee, at the inception of a contract, SCHMID assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration.
SCHMID recognizes right of use assets which represent a right to use the underlying leased assets and corresponding lease liabilities which represent the present value of future lease payments, excluding short-term leases (lease term of 12 months or less from commencement date and do not contain a purchase options) and leases of low value assets acquisition costs less than €6 thousand), in the consolidated statement of financial position at the date at which the leased asset is available for use.
Liabilities arising from a lease are initially measured at present value of lease payments discounted using interest rate implicit in the lease or incremental borrowing rate in case interest rate implicit in the lease is not readily determinable.
Main components of the lease payments included in the measurement of the lease liability comprise the following:
•
fixed lease payments;

•
variable lease payments that depend on an index or rate, initially measured using the index or rate as at the commencement date;

•
lease payments in an optional renewal period if SCHMID is reasonably certain to exercise an extension option;

•
non-lease components are not separated from lease components but accounted for as single lease components.

Lease payments contain principal elements and interest. Interest is presented as part of finance costs in the consolidated statements of profit or loss and other comprehensive income using the effective interest method. Principal and interest portion of lease payments have been presented within financing activities in the statement of cash flow. The carrying amount of lease liabilities is remeasured if there is change in the future lease payments due to change in index or rate.
Right of use assets at the lease commencement date are measured at cost less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities recognized. Cost of right of use assets includes lease liabilities, initial direct costs, prepayments made on or before the commencement date and less any lease incentives received. The right of use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to SCHMID by the end of the lease term or the cost of the right of use asset reflects that SCHMID will exercise a purchase option. In that case the right of use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. The right of use asset is assessed for impairment in case of a triggering event.
Assets related to retirement obligations for leased buildings are included in the cost of right of use assets for the respective underlying building lease.
If SCHMID acts as a lessor and the contract is classified as a finance lease, it is accounted for as a financing transaction. A receivable is valued at the amount of the net investment in the lease and the resulting interest income is recognized as income. The classification of a contract as an operating lease with SCHMID acting as the lessor means that the asset remains on SCHMID`s balance sheet. The income from it is recognized in the income statement over the term of the lease.
Sale and Leaseback Transaction
When SCHMID sells its assets and leases them back, it needs to be determined whether the sales part of the transaction qualifies as a true sale according to IFRS 15. If the transfer of an asset does not meet the requirements of IFRS 15 to be recognized as a sale, the asset remains on the balance sheet, and a financial liability is recognized equal to the transfer proceeds in accordance with IFRS 9.
In the case of a qualified sale, SCHMID measures the right of use asset arising from the leaseback at the proportion of the previous carrying amount of the asset that relates to the right of use retained. Consequently, SCHMID only recognizes any gain or loss that pertains to the rights transferred to the buyer-lessor.
If the amount received for selling an asset is not the same as the value of the asset, or if the lease payments are not in line with market rates, SCHMID will make adjustments to ensure that the sale proceeds are measured at a fair value. If the lease terms are below market rates, the difference will be treated as a prepayment of future lease payments. Conversely, if the lease terms are above market rates, the excess amount will be considered as additional financing provided by the buyer-lessor to the seller-lessee (IFRS 16.101).
Cash and Cash Equivalents
Cash and cash equivalents in the statement of financial position and statement of cash flows comprise cash at banks and short-term highly liquid deposits with original maturities of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.
Financial Instruments
Financial instruments are contracts that give rise to a financial asset for one entity and to a financial liability or equity instrument for another entity. SCHMID recognizes a financial instrument when it becomes a party to its contractual provisions. Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognized on the settlement date.

Financial assets and financial liabilities are offset, and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to set off the recognized amounts and there is an intention to settle on a net basis or to realize the assets and settle the liabilities simultaneously. SCHMID currently has no such assets and liabilities.
Financial assets
SCHMID’s financial assets include cash and cash equivalents, trade and other receivables as well as other financial assets. Other financial assets consist of a loan to one shareholder and other loans.
Financial assets are initially measured at fair value plus, in the case of a financial asset not measured at fair value through profit or loss, transaction costs. As an exception of this general rule, trade receivables are measured at their transaction price.
Financial assets are classified at initial recognition as either measured at amortized cost (“AC”), fair value through other comprehensive income (“FVOCI”), or fair value through profit or loss (“FVTPL”) depending on the contractual cash flows and SCHMID’s business model for managing them. For all financial assets SCHMID has the objective to hold financial assets in order to collect the contractual cash flows. If the contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding, SCHMID will measure these financial assets at amortized cost under consideration of impairment (see following section). If the contractually agreed cash flows of a financial asset are not solely payments of principal and interest on principal amount outstanding, the respective financial asset has to be classified as measured at FVTPL. Currently all financial assets are measured at amortized cost that are determined by applying the effective interest rate (EIR) method. Effects resulting from impairment of financial assets that are not classified as FVTPL (including reversals of impairment losses on financial assets) are presented in a separate line item in profit or loss in accordance with IAS 1.82(ba), while changes in amortized cost due to the application of the EIR method are presented in finance income / expense.
A financial asset is derecognized (i.e., removed from SCHMID’s consolidated statement of financial position) when the rights to receive cash flows from the financial asset have expired or have been transferred and SCHMID has transferred substantially all risks and rewards of ownership.
Impairment of financial assets — expected credit losses (“ECLs”)
All financial assets subsequently measured at amortized cost are required to be impaired at initial recognition in the amount of their expected credit loss (“ECL”). ECLs are based on the difference between the cash flows due in accordance with the contract and all the cash flows that SCHMID expects to receive. ECLs are a probability-weighted estimate of credit losses.
For trade receivables with no significant financing component SCHMID applies the simplified approach as required by IFRS 9, which requires lifetime ECLs to be recognized from initial recognition of the receivables instead of monitoring the development of the customers’ credit risk. In general, ECLs are recognized in three stages (“general approach”). For credit exposures at initial recognition, ECLs are provided for credit losses that result from default events which may be possible within the next 12-months (Stage 1: a 12-month ECL). For credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (Stage 2: a lifetime ECL). The same applies if objective indications exist that a default event has occurred (Stage 3: an incurred loss). In this case, any interest income is measured on the basis of the net carrying amount, while for Stage 1 and 2 the basis is the gross carrying amount.
For cash and cash equivalents advantage is taken of the simplification available for financial instruments with a low credit risk (“low credit risk exemption”) as of the reporting date. Factors that can contribute to a low credit risk assessment are debtor-specific rating information and related outlooks. The requirement for classification with a low credit risk is regarded to be fulfilled for counterparties that have at least an investment grade rating; in this case there is no need to monitor credit risks for financial instruments with a low credit risk. The default probabilities applied to determine the expected credit losses for cash and cash equivalents are based on credit default swap spreads that are quoted on markets, which take future-oriented macroeconomic data into account.
In general, SCHMID defines a default event as a situation in which the debt is no longer recoverable. If the financial instrument is perceived to be unrecoverable, then the expectation is that future contractual cash flows will not occur. At this point in time, the balance is written off after giving consideration to any possible security that is available.
Financial liabilities
SCHMID’s financial liabilities include trade payables and other liabilities, lease liabilities (see note 20. Leases), a share option and borrowings. Borrowings consist of loans from financial institutions and other third parties, debt funds and related parties (including bifurcated embedded derivatives).
Financial liabilities are classified as measured at amortized cost (“FLAC”) or fair value through profit or loss (“FVTPL”). All financial liabilities are recognized initially at fair value less, in the case of a financial liability not measured at FVTPL, directly attributable transaction costs.
Financial liabilities at FVTPL are measured at fair value and gains and losses are recognized in finance income / expense. Currently, SCHMID only accounts for a share option as well as separated embedded derivatives of loans as a financial liability at FVTPL. All other financial liabilities are subsequently measured at amortized cost using the Effective Interest (“EIR”) method. When applying the EIR method, SCHMID generally amortizes any fees, transaction costs and other premiums or discounts that are included in the calculation of the effective interest rate over the expected life of the financial instrument. Gains and losses are recognized in interest expense when the liabilities are derecognized as well as through the EIR amortization process. If SCHMID revises its estimates of the cash flows used for the initial EIR method of a financial liability, the carrying amount of the financial liability is being adjusted to reflect that fact.
A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The resulting gain or loss is recognized in the Consolidated Statements of Profit or Loss and Other Comprehensive Income (Loss).
Warrants
Warrants were considered to be part of the net assets acquired and therefore, management applied the provisions of debt and equity classification under IAS 32 Financial Instruments: Presentation (“IAS 32”). In accordance with IAS 32, a contract to issue a variable number of shares fails to meet the definition of equity and must instead be classified as a derivative liability and measured at fair value with changes in fair value recognized in the consolidated statement of profit and loss and other comprehensive income (loss) at each reporting date. As the Public and Private Warrants include contingent settlement provisions that introduce potential variability to the settlement amounts of the Public Warrants and Private Warrants, dependent on the occurrence of some uncertain future events, the Public Warrants and Private Warrants are accounted for as derivative financial liabilities at fair value, with changes in fair value reflected through profit and loss on the consolidated statement of profit and loss and other comprehensive income (loss).
Income Taxes
Current income taxes
Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. This includes liabilities and/or receivables for the current period as well as for prior periods. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the reporting entity SCHMID operates and generates taxable income.

Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.
Deferred taxes
SCHMID uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities represent temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their corresponding tax basis used in the computation of taxable income. Deferred tax however is not recognized on the initial recognition of goodwill, or the initial recognition of an asset or liability (other than in a business combination) in a transaction that affects neither tax nor accounting income.
Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and any unused tax losses to the extent it is probable that taxable profit will be available against which the deductible temporary differences, the carry forward of unused tax credits and the unused tax losses can be utilized.
Deferred tax liabilities are recognized for all taxable temporary differences associated with investments in entities and equity method investments, except where SCHMID is able to control the reversal of the temporary differences and it is probable that the temporary difference will not reverse in the foreseeable future.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year in which the asset is realized, or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.
Deferred tax liabilities and assets are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and SCHMID intends to settle its current tax assets and liabilities on a net basis.
Current and deferred tax items are recognized similar to the underlying transaction either in profit or loss, other comprehensive income or directly in equity. Changes in deferred tax assets or liabilities are recognized as a component of tax expense (income) in the consolidated statement of profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.
Deferred tax assets and deferred tax liabilities are not discounted and are always classified as non-current asset or liabilities in the consolidated statement of financial position.
SCHMID’s business activities are complex, and the related domestic and foreign tax interpretations, regulations, laws and case law are constantly changing. These issues can lead to uncertain tax positions. In accordance with IFRIC 23, uncertain tax positions are accounted for if it is probable that the tax authorities will not accept the income tax treatment applied. The better forecast of the “most likely amount” and the “expected value” has to be recognized.
Provisions
Provisions are recognized when SCHMID has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.
If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.
Fair Values of Assets and Liabilities
Fair value is a market-based measurement. For some assets and liabilities, observable market transactions or market information is available. For other assets and liabilities, observable market transactions or market information might not be available. When a price for an identical asset or liability is not observable, another valuation technique is used. To increase consistency and comparability in fair value measurements, there are three levels of the fair value hierarchy:
•
Level 1:   contains the use of unadjusted quoted prices in active markets for identical assets or liabilities

•
Level 2:   inputs are other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly

•
Level 3:   inputs are based on unobservable market data

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.
SCHMID recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.
Pension benefits
SCHMID operates one defined benefit pension plan relating to one person. The cost of providing benefits under the defined benefit plan is determined using the projected unit credit method. The defined benefit obligation is recognized within non-current provisions for pensions.
Remeasurements, comprising actuarial gains and losses, are recognized immediately in the statement of financial position with a corresponding debit or credit in Other comprehensive income (“OCI”) in the period in which they occur. Remeasurements are not reclassified to profit or loss in subsequent periods.
Net interest is calculated by applying the discount rate to the net defined benefit liability. SCHMID recognizes the changes in the net defined benefit obligation under OCI.
For defined contribution plans, contributions are withheld from employees’ wages and salaries and contributions are made by SCHMID to publicly or privately administered pension insurance plans. SCHMID has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.
Revenue Recognition
The Company records revenue in accordance with IFRS 15 “Revenue from Contracts with Customers”. The core principle of the guidance requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. This guidance defines a five-step process to achieve this core principle and, in doing so, judgment and estimates are required within the revenue recognition process including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. Revenue amounts are presented net of discounts.
Revenue from sales of machines and spare parts is recognized at the point in time when the customer obtains control over the products sold upon delivery. Sales of machines sometimes include installation services and extended warranty services which, when requested, are priced as a bundle. However, when sold together, these promises qualify as separate performance obligations as they are capable of being distinct and distinct within the context of the contract. The Company allocates transaction prices to these performance obligations based on their relative standalone selling price using a cost-plus margin approach. The respective revenue is recognized after the installation is complete, which is usually after a period of two to three weeks after delivery. Contracts for sales of machines typically require payment at various times prior to and after delivery as follows: an installment payment upon receipt of order confirmation, an installment payment upon delivery and, when installation services are requested, a final payment after installation and customer acceptance of the services. Invoices are according to contractual terms typically payable within 30 – 90 days. Revenue from the sale of extended warranties is recognized overtime on a straight-line basis over the extended warranty period as there is no certain pattern of warranty cases over time and therefore, the benefit to the customer transfers ratably throughout the extension period.
The Company offers repair services, inspections and installations of modifications (“Services”), which are optional for customers and priced separately. When these promises are included in a contract with others, the Company considers these to be distinct performance obligations and allocates transaction prices based on their relative standalone selling price. Service revenue is recognized after the Company has satisfied the performance obligation by transferring the promised service to the customer which is usually not more than a period of two to three weeks. Services are invoiced after the service has been rendered and according to contractual terms and are typically payable within 30 days.
Certain of the Company’s contracts include the provision of development services over an extended period of up to three years (long-term development contracts). The Company develops machinery according to specific requirements provided by the Customer in exchange for nonrefundable consideration provided at fixed points throughout the contract and additional consideration based on the achievement of milestones.
In case of these long-term development contracts, revenue is recognized over time as these contracts meet the criteria of IFRS 15.35. Revenue resulting from fixed payments that the Company receives — which is not connected to defined results — is recognized on a straight-line basis over the term of the contract as the Company efforts and inputs needed are expected to be relatively consistent overtime. Moreover, the Company receives variable consideration at the completion of certain milestones. Due to the high degree of uncertainty with respect to such payments, these are not included in the transaction price recognized overtime and instead are recorded as revenue upon completion of the relevant milestone. If the advance payments invoiced/received exceed the services already provided, the overpayment will be recognized and disclosed under contract liabilities. A contract asset is recognized if the services rendered exceed the advance payments invoiced/received. If the right to consideration is unconditional, a contract asset becomes a trade receivable. This is the case if the due date of the consideration is only dependent on the passage of time. Impairments of contract assets are measured, recognized and disclosed on the same basis as financial assets within the scope of IFRS 9. SCHMID applies industry-standard payment terms when invoicing.
Inventories
SCHMID capitalizes and measures existing inventory at the lower of cost or net realizable value. The average cost method is used as the measurement standard for acquisition and production costs. The production costs include not only the direct unit costs but also an appropriate share of material and production overheads. Where necessary, impairments to reflect lower net realizable values as well as other inventory risks are recorded. An impairment loss is reversed, if the reasons for the write-down in the past no longer exist.
Government Grants
The Company has received various government grants related to innovation projects encouraged by governmental authorities which generally reimburse a specified amount or proportion of the costs related to such projects either as cash payments or as reductions of tax liabilities. As these grants are not received in the course of normal trading transactions, these grants are treated as government grants in accordance with IAS 20. Government grants related to assets are recognized on the date on which the conditions for receipt of the grant are met and are deducted from the carrying amount of the asset; they are recognized in profit or loss over the life of a depreciable asset as a reduced depreciation expense.
Government grants related to costs incurred by SCHMID are recognized in profit or loss as other operating income in the period in which the Company recognizes as expenses the related costs to be compensated by the grants.
Interests in equity-accounted investees
The Group’s interests in equity-accounted investees comprise interests in associates. Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies.

Interests in associates are accounted for under the equity method. They are initially recognized at cost, which includes transactions costs. Subsequent to initial recognition, the consolidated financial statements include the Group’s share of profit or loss and OCI of equity-accounted investees, until the date on which significant influence ceases.
Where SCHMID’s share of losses in an equity-accounted investment equals or exceeds its interest in the entity, including any other unsecured long-term receivables, SCHMID does not recognize further losses, unless it has incurred obligations or made payments on behalf of the other entity. Unrealized gains on transactions between SCHMID and its equity method investees are eliminated to the extent of SCHMID’s interest in these entities. Unrealized losses are also eliminated unless the underlying transaction provides evidence of an impairment of the asset transferred. Accounting policies of equity-accounted investees have been changed where necessary to ensure consistency with the policies adopted by SCHMID.
New and amended standards adopted by SCHMID
The Company has applied the following standards and amendments for the first time for its annual reporting period commencing 1 January 2024:
•
Classification of Liabilities as Current or Non-current and Non-current liabilities with covenants — Amendments to IAS 1;

•
Lease Liability in Sale and Leaseback — Amendments to IFRS 16; and

•
Supplier Finance Arrangements — Amendments to IAS 7 and IFRS 7

The amendments listed above did not have any material impact on the amounts recognized in prior periods and are not expected to significantly affect the current or future periods.
New Standards and Interpretations not yet adopted by SCHMID
The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of SCHMID’s financial statements are disclosed below. SCHMID intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.
Standard	Effective date
Amendment to IAS 21 – Lack of Exchangeability	1/1/2025
Contracts Referencing Nature-dependent Electricity – Amendments to IFRS 9 and IFRS 7	1/1/2026
Annual Improvements Volume 11	1/1/2026
Amendments to the Classification and Measurement of Financial Instruments	1/1/2026
IFRS 18 – Presentation and Disclosure in Financial Statements	1/1/2027
Amendments to Illustrative Examples on IFRS 7, IFRS 18, IAS 1, IAS 8, IAS 36 and IAS 37
Lack of exchangeability — Amendments to IAS 21
In August 2023, the IASB issued amendments to IAS 21 The Effects of Changes in Foreign Exchange Rates to specify how an entity should assess whether a currency is exchangeable and how it should determine a spot exchange rate when exchangeability is lacking. The amendments also require disclosure of information that enables users of its financial statements to understand how the currency not being exchangeable into the other currency affects, or is expected to affect, the entity’s financial performance, financial position and cash flows. The amendments will be effective for annual reporting periods beginning on or after 1 January 2025.
The amendments are not expected to have any impact on the SCHMID’s financial statements.
IFRS 18 Presentation and Disclosure in Financial Statements
In April 2024, the IASB issued IFRS 18, which replaces IAS 1 Presentation of Financial Statements. IFRS 18 introduces new requirements for presentation within the statement of profit or loss, including specified totals and subtotals. Furthermore, entities are required to classify all income and expenses within the statement of profit or loss into one of five categories: operating, investing, financing, income taxes and discontinued operations, whereof the first three are new. It also requires disclosure of newly defined management-defined performance measures, subtotals of income and expenses, and includes new requirements for aggregation and disaggregation of financial information based on the identified ‘roles’ of the primary financial statements (PFS) and the notes. IFRS 18, and the amendments to the other standards, is effective for reporting periods beginning on or after 1 January 2027, but earlier application is permitted and must be disclosed. IFRS 18 will apply retrospectively.
SCHMID is currently working to identify all impacts the amendments will have on the primary financial statements and notes to the financial statements.
Disclosures about Uncertainties in the Financial Statements — Amendments to Illustrative Examples on IFRS 7, IFRS 18, IAS 1, IAS 8, IAS 36 and IAS 37
In November 2025, the IASB issued amendments regarding Disclosures about Uncertainties in the Financial Statements (Examples). These Examples do not change requirements in current IFRS Accounting Standards. Rather, they provide additional insights into how to apply these disclosure requirements in current IFRS Accounting Standards. These Examples do not have an effective date, but entities might consider the application for December 2025 year-end.
SCHMID is currently working to identify all impacts the amendments will have on the notes to the financial statements.
Reduction of the German income tax rate
In Germany, a tax law change has been substantively enacted on July 11, 2025 to reduce the corporate income tax rate from 15% to 10% within a 5 year period starting in the tax assessment period 2028. The corporate income tax rate will be reduced by 1 percentage point in each of the five tax assessment periods resulting in a corporate income tax rate of 10% applicable to tax assessment periods beginning in 2032. The reduction of the corporate income tax rate requires a remeasurement of the deferred tax positions. SCHMID Group is currently assessing its exposure to this tax rate change. At reporting date, the tax rate change effect is not reasonably estimable as the assessment has not been finalized.
5.   SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS
The preparation of SCHMID’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts. Management exercises its best judgment based upon its experience and the circumstances prevailing at that time. The estimates and assumptions are based on available information and conditions at the end of the financial period presented and are reviewed on an ongoing basis. Actual results may differ from these estimates under different assumptions and conditions and may materially affect the financial results or the financial position reported in future periods.
Accounting Judgments
Warrants
The fair value of the Private Warrants is deemed to be equal to the fair value of the Public Warrants. The Private Warrants are identical to the Public Warrants, except that the Private Warrants were not transferable, assignable or salable until 30 days after the completion of the Business Combination. Additionally, the Private Warrants will not be redeemable by SCHMID as long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Warrants are held by holders other than the initial purchaser or their permitted transferees, the Private Warrants will be redeemable by SCHMID and exercisable by such holders on the same basis as the Public Warrants.
SCHMID has certain redemption rights depending on the share price of which one only relates to the Public Warrants, but given the other elements in the agreement, SCHMID has a certain economic incentive to call for redemption of all Warrants before a certain share price. Consequently, management has applied the same valuation for both the Public and Private Warrants.
Accounting Estimates
Impairment test
An impairment test on R&D costs capitalized on assets that are not yet ready for use is performed at each reporting date. For detailed information on key assumptions underlying recoverable amounts please see Note 19 Intangible Assets.
Inventories
Inventories are recognized at the lower of historical cost and net realizable value. Net realizable value is the estimated selling price less estimated costs of completion and estimated costs necessary to finalize the sale. Reserves for inventories, e.g. slow moving items are calculated based on experience in the past. Management estimates are used in determining the expected selling price as well as estimations about slow moving items.
Deferred tax assets
Deferred tax assets are recognized if sufficient future taxable profit is available, including income from forecasted operating earnings and the reversal of existing taxable temporary differences. At each period-end, management evaluates the recoverability of deferred tax assets. As future developments are uncertain and partly beyond management’s control, assumptions are necessary to estimate future taxable profits as well as the period in which deferred tax assets will be recovered. Estimates are revised in the period in which there is sufficient evidence to revise assumptions.
6.   SEGMENT AND GEOGRAPHIC INFORMATION
In accordance with IFRS 8, Operating Segments, the Company’s operating segments are based on the management approach. Accordingly, segments must be classified and disclosed based on the criteria used internally by the chief operating decision maker (CODM) for the allocation of resources and the evaluation of performance of the components of SCHMID. The Chief Executive Officer, who allocates resources and evaluates segment performance based on the reports regularly submitted to him is the CODM.
As the CODM examines the Company’s performance from a product perspective and has therefore identified two operating segments:
(1)
Technical equipment and processes includes mainly the sale of machines including installation and extended warranties.

(2)
Spare parts and services includes the sale of spare parts as well as services including repairs, modifications of machines and inspections.

The operating segments are also the reporting segments of the Company.
The performance of the operating segments is measured on the basis of revenue and Segment Adjusted EBITDA, as measured for management reporting purposes. The measure is defined as net profit (loss) calculated in accordance with IFRS Accounting Standards before financial result including result from at equity investments, taxes, depreciation and amortization.
Assets are neither allocated to the operating segments nor regularly provided to the CODM.
SCHMID’s key financial metrics by segment are as follows:
	2024
	Technical equipment and processes	Spare parts and services	Other	Total management reporting
Revenues	49,593	11,192	51	60,836
Segment adjusted EBITDA	611	2,459	(77,527)	(74,457)

	2023
in € thousand	Technical equipment and processes	Spare parts and services	Other	Total management reporting
Revenues	78,743	11,503	—	90,246
Segment adjusted EBITDA	12,872	3,787	22,440	39,099
	2022
in € thousand	Technical equipment and processes	Spare parts and services	Other	Total management reporting
Revenues	78,778	16,280	—	95,058
Segment adjusted EBITDA	14,155	9,329	(3,546)	19,937
The column “Other” includes costs related to head office and group services as well as certain effects not directly attributable to the operating segments.
In 2024, the expense in “Other” is mainly due to the share listing expense amounting to €71,631 thousand as well as other cost associated with the listing (€1,765 thousand), legal and consulting (€3,607 thousand) as well as general and administration costs (€3,250 thousand).
In the financial year ended December 31, 2023 the column “Other” includes costs related to head office and group services as well as certain effects not directly attributable to the operating segments. In 2023, the increase in “Other” is mainly due to the reversal of the impairment of the Silicon receivables (€21.375 thousand) and the gain resulting from bonus payments relating to disposals of several entities (€4,700 thousand) and reversal of impairment of shareholder loan (€1,418 thousand). In addition, the column “Other” include costs associated with the listing (€5,410 thousand), G&A costs like salaries and insurances (€2,207 thousand) and compensation (€1,875 thousand).
For the year ended December 31, 2022 the column “Other” include costs related to head office and group services such as legal and consulting expenses (€1,146 thousand), G&A costs like insurances and salaries (€2,385 thousand). Additionally, the column “others” contains topics which are not attributable to the operating segments.
Reconciliation from total Segment Adjusted EBITDA to income (loss) for the period according to IFRS:
in € thousand	2024	2023	2022
Total segment adjusted EBITDA	(74,457)	39,099	19,937
Financial result	(3,824)	9,594	(11,988)
Amortization and depreciation	(7,315)	(6,904)	(6,283)
Share of profit (loss) in equity method investments	—	(1,057)	—
Income tax benefit (expense)	1,492	(2,778)	1,924
Net income (loss) for the period	(84,104)	37,953	3,591
Revenue can be split into the following geographical areas:
in € thousand	2024	2023	2022
China	13,320	15,308	39,424
Taiwan	3,160	1,634	12,846
USA	22,207	17,522	11,478
Germany	3,819	9,577	10,743
Malaysia	2,186	16,681	7,915
Austria	6,678	17,810	3,928
Other	9,464	11,714	8,724
Total	60,834	90,246	95,058

The revenues are allocated based on the country of the customer receiving the service or goods.
There are three customers in 2024 with a revenue share of more than 10% individually of the total revenues. The revenue with the first customer amounts to €7,866 thousand (2023: €17,649 thousand, 2022: €25,092 thousand), €6,500 thousand for the second customer (2023: €16,361 thousand, 2022: €11,876 thousand) and €6,232 thousand for the third customer (2023: €12,280 thousand, 2022: €0 thousand). Revenue for these three customers is recognized within both the “Technical equipment and processes” and “Spare parts and services” operating segments.
Non-current assets are distributed among geographical areas as follows:
in € thousand	12/31/2024	12/31/2023
Germany	25,833	26,853
China	1,741	2,504
Other	460	376
Total	28,034	29,733
The non-current assets include property, plant and equipment as well as intangible assets.
7.   REVENUE FROM CONTRACTS WITH CUSTOMERS AND COST OF SALES
The split of SCHMID revenues according to types of sales categories is as follows:
in € thousand	2024	2023	2022
Technical equipment and processes(1)	47,443	77,554	73,151
Spare Parts	8,976	9,722	14,302
Service(2)	3,971	1,781	1,978
Other	446	1,189	5,627
Total	60,836	90,246	95,058

(1)
Included within the “Technical equipment and processes” category is revenue from the sale and installation of machines, long-term development and extended warranties.

(2)
Included within the “Services” category is revenue from repair services, installations of modifications and inspections.

Revenue recognized at a point in time was €51,232 thousand, €81,761 thousand and €89,316 thousand for the fiscal years ended December 31, 2024, 2023 and 2022, respectively. Revenue recognized over time was €9,603 thousand, €8,485 thousand and €5,742 thousand for the fiscal years ended December 31, 2024, 2023 and 2022, respectively.
At the end of fiscal year 2024, SCHMID had contract liabilities in connection with the sale of machines, spare parts and installations resulting from prepayments made by customers of €11,284 (December 31, 2023: €17,931 thousand, December 31, 2022: €30,569 thousand). The services provided by SCHMID and the timing of payments made by the customer during the contract term may differ. In those cases, the contract is recognized in the Consolidated Statements of Financial Position as either a contract asset or a contract liability. Apart from contract liabilities in connection with customer prepayments, SCHMID recognizes long-term development contracts over time, which leads to a recognition of contract assets.
Changes to contract liabilities for years ended December 31, 2024, 2023 and 2022 are as follows:
in € thousand	2024	2023	2022
Balance at January 1	17,931	30,569	25,682
Sales revenues included in contractual liabilities at the beginning of the period	(17,769)	(30,406)	(25,682)
Increase due to customer payments received	11,121	17,769	30,569
Balance at December 31	11,284	17,931	30,569

At the end of fiscal year 2024, the Order Backlog for the machine sales amounts to €27,713 thousand (December 31, 2023: €48,651 thousand, December 31, 2022: €79,571 thousand). The Order Backlog for spare parts and services amounts to €1,750 thousand (December 31, 2023: €6,380 thousand, December 31, 2022: €6,535 thousand). All Order Backlog is expected to be realized within 1 to 3 years, most part to be realized within 3 to 5 months.
Order Backlog represents the goods or services ordered by customers but not delivered/provided as of the date of the statement of financial position.
SCHMID’s cost of sales include the following cost types:
in € thousand	2024	2023	2022
Personnel expenses	(17,545)	(16,690)	(16,221)
Material expenses	(21,821)	(35,767)	(34,274)
Depreciation/amortization	(5,209)	(4,904)	(4,147)
Other expenses	(4,217)	(6,488)	(7,079)
Total cost of sales	(48,791)	(63,849)	(61,721)
Other expenses include a variety of positions such as cost for outward freight, production-related short-term leases and facility costs.
8.   SELLING EXPENSES
Selling expenses consist of the following:
in € thousand	2024	2023	2022
Personnel expenses	(8,720)	(8,295)	(8,017)
Legal and consulting fees	(528)	(834)	(873)
Sales Commission	(1,309)	(241)	(475)
Distribution related external administration	(747)	(1,537)	(582)
Advertisement	(678)	(649)	(428)
Other expenses	(913)	(1,021)	(995)
Total selling expenses	(12,895)	(12,577)	(11,369)
Distribution-related external administration comprises costs including utilities, insurance, travel expenses or expenses for short-term leases. Other expenses include mainly depreciation.
Sales Commission expenses in 2024 include €900 thousand compensation from a settlement agreement with a former sales agent.
9.   GENERAL ADMINISTRATION EXPENSES
General administrative expenses consist of the following:
in € thousand	2024	2023	2022
Personnel expenses	(4,344)	(4,131)	(3,992)
Legal and consulting fees	(4,567)	(4,401)	(1,681)
External administrative expenses	(1,716)	(965)	(692)
Other administrative expenses	(1,165)	(3,042)	(607)
Total administrative expenses	(11,792)	(12,538)	(6,973)
External administrative expenses include costs such as utilities, insurances, travel expenses, or expenses for short-term leases. Other administrative expenses mainly include other fees and expenses due to the Business Combination.

10.   RESEARCH AND DEVELOPMENT EXPENSES
R&D expenses that do not fulfill the recognition criteria according to IAS 38 consist of the following:
	2024	2023	2022
Personnel expenses	(2,143)	(2,261)	(1,888)
Depreciation/amortization	(1,871)	(877)	(910)
Legal and consulting fees	(323)	(587)	(614)
R&D related external administration	(658)	(906)	(856)
Other research and development expenses	1,021	(517)	(549)
Total research and development expenses	(3,974)	(5,148)	(4,818)
R&D related external administration comprises allocated costs such as utilities, insurance, travel expenses or expenses for short-term leases.
11.   OTHER INCOME
Other income consists of the following:
in € thousand	2024	2023	2022
Income from SES transaction	3,703	—	—
Other miscellaneous income	5,315	3,815	1,871
Bonus payments	—	9,200	—
Total other income	9,018	15,985	3,375
As of January 1, 2024, SCHMID acquired the remaining shares in the former at-equity participation SES. As of year-end, the majority of the shares have been transferred to a third-party investor resulting in a gain of €3,703 thousand. For further detail refer to note 35. Equity method investments.
Other miscellaneous income for the financial year ended December 31, 2024 includes income of the derecognition of liabilities as they have expired due to the statute of limitations at the amount of €2,194 thousand (2023: €0 thousand), government grants related to income amounting to €550 thousand for the fiscal year ended December 31, 2024 (2023: €159 thousand, 2022: €268 thousand) and research allowances under the Act on Tax Incentives for Research and Development (Research Allowance Act — FZulG) amounting to €319 thousand (2023: —, 2022: —). The grants are received in cash to compensate for expenses incurred in relation to research projects.
Other miscellaneous income in 2023 includes a gain resulting from a cancelled sale and leaseback agreement with a third party (€1,875 thousand for the fiscal year ended December 31, 2023) as well as government grants related to income in an amount of €356 thousand for the fiscal year ended December 31, 2023 (2022: €519 thousand). The grants are received in cash to compensate for expenses incurred in relation to research projects. In addition, other miscellaneous income includes income from asset disposals, mainly from the sale and leaseback transaction (€508 thousand).
One part of the bonus payments in 2023 are comprised of the Silicon exit bonus of €4,700 thousand. In March 2023, a Stock Purchase Agreement (hereinafter referred to as “SPA”) was entered into to sell Schmid Silicon Technology Holding GmbH and subsidiaries (hereinafter referred to as “the Silicon Group”) to the Group 14 Technologies Group (hereinafter referred to as “G14”). Prior to the closing of the SPA on June 29, 2023, the Silicon Group was a related party of SCHMID and controlled by Christian Schmid (hereinafter referred to as “CS”), one of the owners of SCHMID. The proceeds from the sale of the Silicon Group were, among other things, used to repay the shareholder loan between CS and SCHMID. The proceeds from the shareholder loan were used to repay certain borrowings of SCHMID.
•
Additionally, receivables from the Silicon Group which had been impaired in 2017 by SCHMID became recoverable as a result of the SPA resulting in an impairment reversal of €21,375 thousand.

•
Also, as part of the SPA, certain liabilities of the Silicon Group due to SCHMID were settled with the transfer of shares of G14 to SCHMID valued at €17,664 thousand.

•
Based on an agreement reached between CS, the Silicon Group and SCHMID in 2021, SCHMID was granted a bonus payment (hereinafter referred to as “Silicon exit bonus”) to be paid upon a successful sale of the Silicon Group to a third party. The Silicon exit bonus of €4,700 thousand was determined based on 5% of the net proceeds (after repayment of third-party debt) received from a sale.

•
In June 2023, CS repaid the shareholder loan to SCHMID with a total cash amount of €70,000 thousand.

•
The expected credit loss of €1,418 thousand was therefore reversed.

The other part is an exit bonus related to Montratec. In 2018, the Company sold one of its subsidiaries, Montratec GmbH, to Montratec Sarl. The underlying stock purchase agreement included a clause on potential exit events, which requires Montratec Sarl to pay SCHMID up to €4,500 thousand (hereinafter referred to as “Montratec exit bonus”) upon a future exit of Montratec Sarl from Montractec GmbH. Additionally, SCHMID entered into a guarantee agreement with Schmid Grundstücke GmbH& Co. KG (referred to as “SGG”), an entity jointly controlled by shareholders of SCHMID, wherein SGG would reimburse the difference between the exit sale consideration actually received from Montratec Sarl and €4,500 thousand (hereinafter referred to as “Montratec guarantee”) in the event that the exit sale consideration is below €4,500 thousand. As a remuneration for this guarantee, SCHMID was required to pay SGG an amount equal to 1.5% p.a. of the €4,500 thousand per year until an exit event would occur. SCHMID was informed in April 2023 about this exit event, i.e. that Montratec GmbH was sold by Montratec Sarl in April 2023 which resulted in an exit bonus of €3,954 thousand being owed by Montratec Sarl to SCHMID and €546 thousand being owed by SGG. The bonus from Montratec has been received in cash during 2023, the payment from SGG has been netted with payables of SCHMID against SGG.
12.   OTHER EXPENSES
Other expenses consist of the following:
in € thousand	2024	2023	2022
Foreign currency losses	(2,347)	(2,388)	(2,399)
Other taxes	(130)	(166)	(122)
Disposal of assets	—	—	(231)
Miscellaneous other items	(87)	(65)	(236)
Total other expenses	(2,564)	(2,620)	(2,988)
13.   SHARE LISTING EXPENSE
The Pegasus Merger led to a Share listing expense. SCHMID Group N.V. issued shares with a fair value of €68 million to Pegasus shareholders, comprised of the fair value of SCHMID Group N.V. shares, that were issued to Pegasus shareholders of €9.61 ($10.30) per share (Pegasus closing price as of April 30, 2024). In exchange, SCHMID Group N.V received the identifiable net assets held by Pegasus, which had a fair value upon closing of minus €3.5 million, comprising of investments held in Pegasus trust account partly offset by current liabilities by Pegasus in the amount of €9.3 million, deferred underwriting commissions and financial liabilities in the amount of €7.5 million and liabilities of 5.3 million for the 21 million Pegasus Warrants considering a fair value of the warrants of €0.2519 per warrant (price of Pegasus Warrants at Closing of the Pegasus Merger in EUR; closing price in USD as the denominated currency was $0.27). The excess of the fair value of the equity instruments issued over the fair value of the identified net assets contributed, represents a non-cash expense in accordance with IFRS 2. This one-time expense as a result of the Pegasus Merger, in the amount of €71.6 million, is recognized as Share listing expense within the Consolidated Statement of Profit or Loss. Details of the calculation of the Share listing expense are as follows:

In € thousand		2024
Shares to be issued by TopCo to Pegasus	A	7,087
Pegasus closing price as of April 30, 2024	B	9.61
Fair value of shares deemed issued (AxB)	C	68.106
Pegasus net assets	D	(3,529)
Excess of Fair value of shares over Pegasus’s net assets acquired (C – D)		71,630
Upon closing of the Pegasus Merger, Pegasus Warrants were converted into SCHMID Group N.V. Warrants. The financial liability for the SCHMID Group N.V. Warrants is accounted for at fair value through profit and loss. The fair value of warrants decreased from €0.25 per warrant as of April 30, 2024, to €0.24 per warrant as of December 31, 2024. The result is a decrease in fair value of warrant liabilities of €0,2 million for the period.
14.   IMPAIRMENT REVERSAL/ (IMPAIRMENT) OF FINANCIAL ASSETS
The Reversals of impairments of financial assets includes the following amounts:
In € thousand	12/31/2024	12/31/2023	12/31/2022
Reversal of receivables from the Silicon Group	—	21,375	—
Reversal of impairment of shareholder loan (included in trade and other receivables)	—	1,418	3,091
Other	20	(97)	—
Total	20	22,696	3,091
The reversals with respect to the Silicon Group and the shareholder loan in 2023 refer to receivables that by nature did not exist anymore in 2024. Therefore, the reversal of impairment of financial assets, included in “Other” in the table above, in 2024 refers to trade receivables only.
In March 2023, a Stock Purchase Agreement (hereinafter referred to as “SPA”) was entered into to sell SCHMID Silicon Technology Holding GmbH and subsidiaries (hereinafter referred to as “the Silicon Group”) to Group 14 Technologies Group. Receivables from the Silicon Group which had been impaired in 2017 became recoverable as a result of the SPA resulting in an impairment reversal of €21,375 thousand. For further information on the Silicon Group impairment reversal refer to note 11. Other income.
15.   FINANCIAL RESULT
Financial result includes the following:
in € thousand	2024	2023	2022
Finance income	1,888	19,685	5,758
thereof fair value changes of warrants	1,028	—	1,669
thereof interest income and similar proceeds	860	3,883	4,089
thereof gain from loan extinguishment	—	15,802	—
Finance expenses	(5,712)	(10,091)	(17,746)
thereof interest portion of lease payments	(641)	(103)	(68)
thereof interest expense	(5,071)	(9,988)	(17,678)
Financial result	(3,824)	9,594	(11,988)
The income from fair value changes in 2024 results from the decrease of the warrant liability as part of the Business combination (see note 29. Financial Liabilities and Warrants).
Interest income includes in 2023 the interest received on loans, mainly the shareholder loan. For further information on the extinguishment, see note 29. Financial Liabilities and Warrants. Fair value changes in 2022 result from the fair value measurement of a share option and the embedded derivatives that were bifurcated from certain borrowings. For further information on the interest on of lease liabilities please see note 20. Leases. Interest expenses are mainly resulting from changes in the book value of the loans by using the effective interest method.
Interest expenses are mainly resulting from financial liabilities and is recognized based on the effective interest method and the additional payment for the debt fund during 2023.
16.   PROFIT (LOSS) IN EQUITY METHOD INVESTMENTS
The loss in 2023 resulted from a capital contribution in the Company’s former equity method investee located in Saudi Arabia. The capital contribution was immediately expensed due to the existence of accumulated losses incurred by the investee which had not been previously recorded in the consolidated financial statements.
17.   INCOME TAXES
Income taxes recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income are as follows:
in € thousand	2024	2023	2022
Current income tax (expense) / income	(372)	(1,044)	(2,908)
thereof prior years	(356)	168	(6)
Deferred income tax (expense) / income	1,864	(1,735)	4,832
thereof from temporary differences	5,008	(1,853)	12,693
thereof from tax loss carryforwards	(3,144)	118	(7,861)
Total income tax (expense) / income	1,492	(2,778)	1,924
SCHMID’s total German income tax rate, which also is SCHMID’s applicable income tax rate, remains unchanged at 29.125% (2023: 29.125%, 2022: 29.125%). This income tax rate comprises a corporate income tax rate of 15%, a solidarity surcharge of 0.825% and a trade tax rate of 13.3%. At non-German SCHMID companies, the respective country-specific income tax rates were used for the calculation of current and deferred taxes.
The following table presents the reconciliation of expected income taxes and reported effective income taxes. Expected income taxes were determined by multiplying consolidated profit before tax by SCHMID’s applicable income tax rate:
in € thousand	2024	2023	2022
Income (loss) before income taxes	(85,596)	40,732	1,667
Applicable income tax rate	29.125%	29.125%	29.125%
Expected income tax (expense) / income	24,930	(11,863)	(485)
Tax rate differences	48	891	911
Non-deductible expenses	(105)	(79)	(573)
Tax-free income	1,064	1,263	495
Trade tax deductions	1	(116)	(269)
Trade tax additions	(29)	—	—
Tax effects from prior years	(10)	488	642
Tax effects from withholding tax	(1)	(166)	(370)
Tax effects from capital gains tax	(14)	—	—
Permanent differences	(19,398)	2,912	(8)
Loss utilization of previously not recognized tax loss carryforwards	(410)	—	1,152

in € thousand	2024	2023	2022
Change in valuation allowance from temporary differences and tax loss carryforwards	(4,032)	3,598	927
Non-recognition or utilization of unrecognized interest carryforwards	(555)	333	(957)
Other reconciling items	4	(38)	460
Effective income tax (expense) / benefit	1,492	(2,778)	1,924
Effective tax rate in %	1.74%	6.82%	(115.46)%

The permanent differences in 2024 are mainly related to the Listing Expenses (non-tax deductible) amounting to €20,862 thousand.
The deferred tax assets (“DTA”) and deferred tax liabilities (“DTL”) relate to the following line items of the Consolidated Statement of Financial Position are summarized below:
	2024		2023
in € thousand	DTA	DTL	DTA	DTL
Intangible assets	1,775	(4,181)	1,843	(4,193)
Property, plant and equipment including right-of-use assets	55	(2,279)	155	(2,542)
Financial assets	64	(17)	1,630	(235)
Non-current assets	1,893	(6,477)	3,628	(6,970)
Inventories	2,492	—	220	(598)
Trade receivables and other receivables	165	(327)	149	(3,985)
Other current assets	4	—	—	(956)
Cash and cash equivalents	—	(276)	13	(44)
Current assets	2,660	(669)	382	(5,584)
Non-current financial liabilities	—	(5)	17	(7,433)
Provisions for pensions	84	—	140	(67)
Non-current provisions	—	(158)	60	(257)
Non-current lease liabilities	2,326	—	2,596	—
Others	1	(129)	—	—
Non-current liabilities	2,411	(292)	2,813	(7,757)
Current financial liabilities	983	—	3,803	(575)
Current contract liabilities	105	(2,293)	1,525	—
Trade payables and other liabilities	278	(22)	1,600	(665)
Other current liabilities	1,244	—	1,104	(30)
Current lease liabilities	226	—	210	—
Current provisions	0	(1,909)	230	(1,727)
Current liabilities	2,836	(4,224)	8,472	(2,998)
Tax loss carryforwards (CIT)	1,857	—	3,408	—
Tax loss carryforwards (Trade tax)	1,168	—	2,759	—
Tax loss carryforwards (Other income tax)	2	—	—	—
Deferred taxes (before offsetting)	12,828	(11,662)	21,463	(23,308)
Offsetting	(10,144)	10,144	(18,920)	18,920
Deferred taxes (after offsetting)	2,684	(1,518)	2,543	(4,388)
of which recognized in P/L	—	1,864	—	(1,735)
of which recognized in OCI	—	13	—	(7)
of which recognized in Equity	—	1,031	—	(52,923)
of which currency translation adjustments	—	104	—	(194)

The OCI movement of deferred taxes is entirely attributed to “Provisions for pensions” and the equity movement is mainly attributed to transaction costs (IAS 32.35).
No deferred tax assets were recognized for the following tax attributes (gross):
	2024	2023	2022
in € thousand	Tax Base	Tax Base	Tax Base
Deductible temporary differences	22,730	41,498	34,149
Tax loss carryforwards (CIT)	124,018	91,405	108,229
Tax loss carryforwards (Trade tax)	88,897	49,147	65,308
Interest carryforwards	36,927	35,229	36,956
The maturities of the tax loss carryforwards for which no deferred tax assets were recognized are as follows:
	2024	2023	2022
in € thousand	Tax Base	Tax Base	Tax Base
Up to 5 years	3,646	2,685	5,107
Up to 10 years	4,688	1,772	1,064
Up to 15 years	2,348	4,508	5,187
Unlimited	239,160	131,586	162,177
The reported tax loss and interest carryforwards mainly relate to the German SCHMID entities and can be carried forward indefinitely (German minimum taxation rules and interest stripping rules apply), however, they may be subject to restrictions of the German change in ownership rules (Sec. 8c Körperschaftsteuergesetz) going forward.
Most of SCHMID’s non-German entities neither have any taxable temporary difference exceeding deductible temporary differences, nor a positive profit-forecast and nor any tax planning opportunities and documentation available that could partly support the recognition of these tax attributes as deferred tax assets. On this basis, SCHMID has determined that it cannot recognize deferred tax assets on the majority of tax attributes carried forward.
Taxable temporary differences associated with investments in entities, branches and associates and interests in joint arrangements in the amount of €483 thousand as of December 31, 2024 (December 31, 2023: €935 thousand) have not been recognized.
Deferred tax assets exceeding deferred tax liabilities in the amount of €2,684 thousand as of December 31, 2024 (December 31, 2023: €522 thousand) for companies that generated a loss in the current or previous period were recognized as these are considered to be recoverable based on the positive profit for financial year 2025.
SCHMID Group N.V. is not subject to the Minimum Tax Act in the 2024 financial year, as the turnover limits of Section 1 MinStG are not met.
18.   EARNINGS PER SHARE
Basic earnings per share is calculated by dividing the profit or loss for the period attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year.
Diluted earnings per share is calculated by adjusting the profit or loss attributable to ordinary equity holders of the Company and the weighted average number of shares in issue during the year for the effects of all dilutive potential ordinary shares.
Comparative earnings per share (basic and diluted) were restated to give effect to the Business Combination for comparability purposes.

The following table reflects the net income (loss) and share data used in the basic and diluted EPS calculations:
Basic and diluted earnings per share
	2024 in €	2023 in €	2022 in €
Total basic and diluted earnings per share attributable to the ordinary equity holders of the company	(2.41)	1.28	0.05
Reconciliations of earnings used in calculating earnings per share
in € thousands	2024	2023	2022
Profit / (Loss) from continuing operations as presented in the statement of profit or loss	(84,104)	36,868	1,550
Weighted average number of shares used as the denominator
	2024	2023	2022
Weighted average number of ordinary shares used as the denominator in calculating basic and diluted earnings per share	34,935,357	28,725,000	28,725,000
Warrant liabilities
Warrants granted to the original shareholders of Pegasus SPAC are considered to be potential ordinary shares. The warrants are in connection with the merger of Pegasus SPAC into Merger Sub Corp, a wholly owned subsidiary of SCHMID Group N.V. SCHMID Group N.V. issued 21 million private warrants in replacement of the 21 million Pegasus warrants outstanding on the closing date. The warrants were recognized as a liability under IFRS 9 and a fair value gain was recognized through profit of loss in 2024. The warrants have not been included in the determination of basic earnings per share.
The warrants have not been included in the calculation of diluted earnings per share from their date of issue (30 April 2024), because they are anti-dilutive for the year ended December 31, 2024. The warrants could potentially dilute basic earnings per share in the future.
The number of warrants issued has remained unchanged since the issue date.
Earnout Shares
5,000,000 SCHMID N.V. shares are issuable pursuant to the Earnout Agreement and are considered to be potential ordinary shares. The shares are conditional upon share price increases and there are no service conditions that are required to be met. The conditions are as follows: 50% (2,500,000) of the earnout shares shall vest upon the occurrence of the share price being greater than $15.00 for a period of more than 20 days out of 30 consecutive trading days after the Closing Date within 3 years, the remaining 50% of the earnout shares shall vest upon the occurrence of the share price being greater than $18.00 for a period of more than 20 days out of 30 consecutive trading days after the Closing Date within 3 years. They would have been included in the determination of diluted earnings per share if the required vesting conditions would have been met based on the share price increases up to the reporting date and to the extent to which they are dilutive. The earnout shares have not been included in the determination of the basic earnings per share. The earnout shares could potentially dilute basic earnings per share in the future.

19.   INTANGIBLE ASSETS
Intangible assets comprise the following:
in € thousand	Development Costs	Patents and licenses	Total
Costs of acquisition
1/1/2024	25,729	1,372	27,102
Additions	3,878	129	4,008
Disposals/Retirements	(1)	—	(1)
Reclassification	—	—	—
Foreign exchange differences	(10)	38	28
12/31/2024	29,597	1,540	31,137
Accumulated amortization/write downs
1/1/2024	(11,452)	(684)	(12,136)
Amortization	(3,801)	(364)	(4,166)
Disposals/Retirements	—	131	131
Foreign exchange differences	10	(36)	(26)
12/31/2024	(15,243)	(952)	(16,196)
Carrying amount:
1/1/2024	14,278	689	14,966
12/31/2024	14,354	588	14,941
in € thousand	Development Costs	Patents and licenses	Total
Costs of acquisition
1/1/2023	22,832	1,042	23,874
Additions	2,915	359	3,274
Disposals/Retirements	—	—	—
Reclassification	—	—	—
Foreign exchange differences	(17)	(28)	(46)
12/31/2023	25,729	1,372	27,102
Accumulated amortization/write downs
1/1/2023	(7,495)	(552)	(8,046)
Amortization	(3,975)	(158)	(4,133)
Disposals/Retirements	—	—	—
Foreign exchange differences	17	26	44
12/31/2023	(11,452)	(684)	(12,136)
Carrying amount:
1/1/2023	15,337	490	15,828
12/31/2023	14,278	689	14,966
Retirements relate to intangible assets with a net book value of zero that are no longer in use by SCHMID and have therefore been eliminated from the asset register.
Development costs represent internally generated intangible assets related to process and manufacturing technologies for various industries such as printed circuit board (“PCB”), substrate manufacturing, photovoltaics, and glass and energy storage, wet processes (horizontal, vertical and single panel) and vacuum processes. Patents and licenses include software licenses, licenses for the use of know-how and acquired patents. The amount of borrowing costs capitalized during the period 2024 is €216 thousand (December 31, 2023: €494 thousand). The capitalization rate used to determine the amount of borrowing costs to be capitalized is the weighted average interest rate applicable to the entity’s general borrowings during the year, in this case 3.7% (December 31, 2023: 10%).
SCHMID receives government grants that are related to self-developed technology and processes recognized as intangible assets. The grants are received to compensate for expenses incurred that are capitalized as intangible assets and therefore SCHMID reduces the asset value by the amount of the grant. An amount of €0 thousand was deducted from the capitalized book value during 2024, €159 thousand during 2023 and €268 thousand during 2022.
Impairment test on development cost
At each balance sheet date SCHMID performs an impairment test on development costs that are capitalized but not yet ready for use. The impairment test is performed on a Cash Generating Unit (“CGU”) level. The recoverable amount of the CGU that includes these development costs (the entity using those technologies) was estimated based on the present value of the future cashflows expected to be derived from the CGU (fair value less cost to sell), using a pre-tax discount rate of 12.59% (December 31, 2023: 12.89%). The recoverable amount of the CGU was estimated to be higher than its carrying amount and no impairment was required. In the event of a change in the key assumptions in the single-digit percentage range, sufficient headroom remains.
20.   PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment is comprised of the following:
in € thousand	Land, buildings and leasehold improvements	Technical equipment and machinery	Office and other equipment	Assets under construction	Total
Costs of acquisition or construction:
1/1/2024	220	16,330	15,386	513	32,449
Additions	14	278	774	53	1,120
Disposals/Retirements	—	(184)	(253)	(96)	(533)
Foreign exchange differences	—	86	61	—	147
12/31/2024	235	16,509	15,968	470	33,182
Accumulated depreciation:
1/1/2024	(71)	(13,314)	(13,359)	—	(26,744)
Depreciation	(21)	(653)	(803)	—	(1,477)
Disposals/Retirements	831	(461)	61	—	432
Foreign exchange differences	—	(68)	(44)	—	(113)
12/31/2024	739	(14,496)	(14,145)	—	(27,902)
Carrying amount:
1/1/2024	149	3,016	2,027	513	5,704
12/31/2024	973	2,013	1,824	470	5,280

in € thousand	Land, buildings and leasehold improvements	Technical equipment and machinery	Office and other equipment	Assets under construction	Total
Costs of acquisition or construction:
1/1/2023	21,303	18,263	14,561	—	54,127
Additions	—	1,679	1,410	513	3,602
Disposals/Retirements	(21,085)	(3,448)	(458)	—	(24,991)
Foreign exchange differences	1	(164)	(126)	—	(289)
12/31/2023	220	16,330	15,386	513	32,449
Accumulated depreciation:
1/1/2023	(11,581)	(15,892)	(13,293)	—	(40,766)
Depreciation	(483)	(982)	(583)	—	(2,048)
Disposals/Retirements	11,995	3,447	414	—	15,856
Foreign exchange differences	(1)	114	101	—	214
12/31/2023	(71)	(13,314)	(13,359)	—	(26,744)
Carrying amount:
1/1/2023	9,722	2,371	1,268	—	13,361
12/31/2023	149	3,016	2,027	513	5,704
Property, plant and equipment includes right-of-use assets amounting to €7,812 thousand as of December 31, 2024 (December 31, 2023: €9,063 thousand). For further information see note 21. Leases.
21.   LEASES
Lessee accounting
SCHMID’s lease obligations primarily relate to rights to buildings mainly for its office, R&D and production premises as well as to leased vehicles. The carrying amounts of right-of-use assets recognized and the movements during the period were as follows:
in € thousand	Real Estate	Vehicles	Total
1/1/2023	906	428	1,334
Additions to right-of-use assets	8,402	178	8,581
Depreciation	(543)	(236)	(779)
Foreign exchange differences	(68)	(5)	(73)
12/31/2023	8,697	365	9,063
Additions/(De-recognition) to right-of-use assets	(121)	489	367
Depreciation	(1,354)	(293)	(1,647)
Foreign exchange differences	30	(1)	29
12/31/2024	7,253	560	7,812
In December 2023, SCHMID signed a sale and leaseback contract with SCHMID Grundstücke GmbH Co. KG, an entity controlled by Mrs. Schmid, for production facility and office buildings in Freudenstadt. The purchase price was €11,400 thousand. The lease term is 10 years. There is an extension option that can be exercised by the lessee 12 months before the end of the term. SCHMID can extend the lease term three times by 5 years each time. A lease payment of €100 thousand (excl. VAT) is due in advance each month. This resulted in an increase in the right-of-use asset in the amount of €7,092 thousand and a lease liability in the amount of €8,895 thousand. The gain on sale was €507 thousand. As the sale and leaseback was concluded with a related party, the interest rate implicit in the lease of 6.58% was used.

For other leases SCHMID cannot readily determine the interest rate implicit in the leases, therefore, it uses its incremental borrowing rate (“IBR”) to measure lease liabilities. The IBR is the rate of interest that SCHMID would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBRs used by SCHMID are calculated based on the risk-free rate, individual country risk premiums of underlying country and credit spread. The weighted average IBR on December 31, 2024 is 6.65% (December 31, 2023: 6.03%).
There are no variable lease payments resulting from indexed rental payments or other variable rental components. The carrying amounts of lease liabilities and the movements during the period were as follows:
in € thousand	Lease Liability
1/1/2023	1,333
Additions	10,347
Interest	102
Payments	(819)
Foreign exchange difference	(77)
12/31/2023	10,886
Additions	306
Interest	655
Payments	(2,184)
Foreign exchange difference	32
12/31/2024	9,694
The consolidated statement of profit or loss and other comprehensive income (loss) included the following amounts of lease related expense:
in € thousand	2024	2023	2022
Depreciation of right of-use assets	(1,649)	(779)	(642)
Interest expense on lease liabilities	(641)	(103)	(68)
Short-term lease expenses	(371)	(383)	(523)
Lease expenses for low-value assets	(40)	(7)	(28)
Total amount recognized in expense	(2,701)	(1,273)	(1,260)
The below table provides information on the total cash outflow from all leases during the year:
in € thousand	2024	2023	2022
Principal paid	(1,543)	(715)	(609)
Interest paid	(641)	(103)	(68)
Short term and low value leases	(411)	(391)	(551)
Total amount paid	(2,596)	(1,209)	(1,227)
The below table shows a maturity analysis of undiscounted lease payments for which a right-of-use asset and lease liability were recognized:
in € thousand	12/31/2024	12/31/2023
≤ 1 year	2,029	2,108
> 1 ≤ 2 years	1,755	1,928
> 2 ≤ 5 years	3,778	4,081
> 5 years	4,800	6,014
Gross lease liabilities – minimum lease payments	12,361	14,130
Discount and foreign currency effects	(2,667)	(3,244)
Present value of the lease liabilities	9,694	10,886

Lessor accounting
A part of the office and laboratories buildings located at the headquarter are leased to a related party under an operating lease with rent payable on a monthly basis. Lease income from the operating lease where SCHMID is a lessor is recognized in other income on a straight-line basis over the lease term. The lease income per month amounts to €10 thousand and does not include variable lease payments that depend on an index or rate. The lease contract was fixed until March 31, 2022 and is automatically renewed each year for another 12 months if none of the parties terminates the agreement. As a result, the minimum lease payments to be received are €115 thousand in 2024 (2023 : €115 thousand, 2022: €115 thousand). The asset underlying the lease contract is included in property, plant and equipment.
In addition, SCHMID is party to a sublease contract for an office building. SCHMID leases the office from a third party and subleases it to a related party. The lease-out is categorized as operating lease and has an indefinite lease term with a termination option for both parties of six months. The lease income per month amounts to €3 thousand and does not include variable lease payments that depend on an index or rate.
22.   FINANCIAL ASSETS
Non-current financial assets mainly comprise deposits for leased buildings.
23.   INVENTORIES
in € thousand	12/31/2024	12/31/2023
Raw materials and supplies	4,136	4,386
Work in progress	6,317	6,038
Finished goods	5,281	5,928
Inventories	15,734	16,353
In fiscal year 2024, write-downs of €538 thousand (2023: €1,052 thousand, 2022: €833 thousand) were recognized. Total reversals of impairment losses amounted to €0 thousand in the fiscal year 2024 (2023: €83 thousand, 2022: €23 thousand). The amount of inventories recognized as an expense (Cost of sales) during 2024 is €15,507 thousand (2023: €25,026 thousand, 2022: €28,964 thousand.
24.   TRADE RECEIVABLES AND OTHER RECEIVABLES
in € thousand	12/31/2024	12/31/2023
Trade receivables	24,704	40,626
Receivables from equity investees	4,207	1,599
Receivables from shareholder	4,711	—
Other receivables	4,599	4,807
Total trade and other receivables	38,221	47,032
Trade receivables have a residual term of less than one year. Receivables from equity investees refer to SCHMID Avaco Korea, Co. Ltd and SCHMID Energy Systems GmbH.
Consistent with the prior year, other receivables include also a receivable from Christian Schmid related to the Silicon bonus payment of €4,700 thousand.
In March 2023, a Stock Purchase Agreement (hereinafter referred to as “SPA”) was entered into to sell SCHMID Silicon Technology Holding GmbH and subsidiaries (hereinafter referred to as “the Silicon Group”) to the Group 14 Technologies Group. Receivables from the Silicon Group which had been impaired in 2017 by SCHMID became recoverable in 2023 as a result of the SPA resulting in an impairment reversal of €21,375 thousand.
The main driver for the decrease in the other receivables in 2023 is the repayment of a shareholder loan receivable (remaining balance as of December 31, 2023: €107 thousand).

25.   OTHER CURRENT ASSETS
Other current non-financial assets are as follows:
in € thousand	12/31/2024	12/31/2023
Prepaid expenses	1,899	3,667
Advance payments on inventories	1,097	1,317
Restricted cash	59	89
Total other current non-financial assets	3,054	5,073
Restricted cash refers to bank accounts that are used as securities for customer prepayments, mainly in China. Changes within the restricted cash have been disclosed within the operating cashflow.
In 2024, prepaid expenses mainly comprise prepaid expenses for insurance expenses (December 31, 2024: €1,500 thousand).
In 2023, prepaid expenses mainly consisted of transaction costs related to the business combination with Pegasus have been recognized in Equity during 2024.
26.   CASH & CASH EQUIVALENTS
Cash and cash equivalents include cash as well as deposits on bank accounts amounting to €3,791 thousand as of December 31, 2024 (December 31, 2023: €5,710 thousand).
27.   EQUITY
Ordinary Shares have a par value of €0.01. The number of shares as of December 31, 2024 amounts to 43,062,427. The total share capital amounts to €431 thousand.
The capital reserves amount to €114,448 thousand and result from the contributions in kind.
Other reserves comprise loss carried forward, net profit/loss for the year, remeasurement of defined benefit obligation and currency translation differences.
Non-controlling interest contains the equity, profit/loss carried forward and currency translation differences relating to the minority shareholders of SCHMID.
28.   NON-CONTROLLING INTEREST
Non-controlling interests relate to SCHMID Singapore Pte. Ltd. (10.00%) and SCHMID Taiwan Ltd. (13.95%).
As of December 31, 2023, XJ Harbour holds a 24.1% equity interest in the registered capital of SCHMID Technology (Guangdong) Co., Ltd.(STG), a SCHMID subsidiary. SCHMID and XJ in January 2024 have entered into an agreement whereby SCHMID will acquire XJ’s 24.1% equity interest in consideration for 1,406,361 SCHMID shares and €30.0 million in cash. The transfer of the equity interest and payment of the cash consideration will be effected in three tranches, commencing at Closing of de-SPAC in April 2024 and concluding no later than 455 days after Closing.
Although only a portion of the shares are received on Closing, with the remaining shares to be transferred after Closing, the non-controlling interests are reduced for the full number of shares to be transferred because SCHMID irrevocably agreed to purchase the shares from XJ. Consistent with IAS 32, such an obligation is recognized as a financial liability (measured at present value of the redemption amount), with corresponding adjustment recorded in equity. Accordingly as of December 31, 2024, no non-controlling interests are recognized in STG.

in € thousands
Carrying amount of acquired non-controlling interests	6,755
Purchase price paid to non-controlling shareholders	(32,969)
Decrease in equity of the owners of the parent company	(26,214)
The decrease in equity of the owners of the parent company is composed as follows:
– Decrease in capital reserves	(26,273)
– Increase in currency translation reserve	59
Decrease in equity of the owners of the parent company	(26,214)
The following tables summarizes the information relating to each entity that has material NCI, before any intra-SCHMID eliminations.
12/31/2024	SCHMID Singapore Pte. Ltd.	SCHMID Taiwan Ltd.
NCI percentage	10.0%	14.0%
Non-current assets	—	142
Current assets	2,791	3,524
Non-current liabilities	—	81
Current liabilities	(149)	374
Net assets	2,940	3,210
Net assets attributable to NCI	294	448
Revenue	—	2,260
Profit/(Loss)	2,183	(3,462)
OCI	—	—
Total comprehensive income/(loss)	2,183	(3,462)
Total comprehensive income / (loss) allocated to NCI	218	(483)
Accumulated NCI end of period	295	298
12/31/2023	SCHMID Singapore Pte. Ltd.	SCHMID Technology Guangdong Co., Ltd	SCHMID Taiwan Ltd.
NCI percentage	10.0%	24.1%	14.0%
Non-current assets	—	5,118	185
Current assets	2,797	42,569	11,827
Non-current liabilities	—	847	605
Current liabilities	2,062	22,288	5,182
Net assets	736	24,552	6,224
Net assets attributable to NCI	74	5,917	868
Revenue	—	27,750	1,672
Profit/(Loss)	6,188	2,298	(402)
OCI	—	(1,550)	(252)
Total comprehensive income/(loss)	6,118	748	(654)
Total comprehensive income / (loss) allocated to NCI	619	180	(91)
Accumulated NCI end of period	77	6,487	794

12/31/2022	SCHMID Singapore Pte. Ltd.	SCHMID Technology Guangdong Co., Ltd	SCHMID Taiwan Ltd.
NCI percentage	10.0%	24.1%	14.0%
Non-current assets	—	4,575	71
Current assets	1,651	46,040	12,704
Non-current liabilities	—	568	694
Current liabilities	7,104	26,244	5,203
Net assets	(5,453)	23,804	6,879
Net assets attributable to NCI	(545)	5,737	960
Revenue	—	38,753	12,873
Profit/(Loss)	(7)	6,068	4,152
OCI	—	(639)	(303)
Total comprehensive income/(loss)	(7)	5,429	3,849
to NCI	(1)	1,308	537
Accumulated NCI end of period	(543)	6,335	889
Cash flow statement SCHMID Technology Guangdong Co., Ltd in € thousand	2024	2023	2022
Cash flow from operating activities	(723)	666	(1,688)
Cash flow from investing activities	(155)	(472)	(502)
Cash flow from financing activities	—	(21)	(452)
Effect of foreign exchange rate changes on cash and cash equivalents	241	(119)	116
Net increase (decrease) in cash and cash equivalents	(636)	55	(2,525)
29.   FINANCIAL LIABILITIES AND WARRANTS
The following table shows an overview of the financial liabilities of SCHMID:
in € thousand	12/31/2024	12/31/2023
Non-current financial liabilities	37,000	22,190
Warrant liability	5,053	—
Current financial liabilities	40,433	26,053
Non-current financial liabilities
Non-current financial liabilities include third party loans (€2,000 thousand), loans from shareholders (€21,000 thousand) and loans from other related parties (€14,000 thousand).
The third party loan refers to a loan from one individual not related to SCHMID. The loan is due end of 2026. The term is automatically extended by a further year if the contract is not terminated 6 months before expiry. Interest is floating at 3 months EURIBOR plus 1% margin.
The shareholders provided loan facilities of €15 million and €11 million in 2016. Loan waivers with debtor warrant were granted for EUR 5 million. The debtor warrant stipulates that the loans of EUR 5 million are to be revived as soon as the equity ratio of Gebr. SCHMID GmbH in the individual financial statements (according to HGB / German GAAP) is at least 10%. After the revival, the EUR 5 million are to be regarded as current financial liabilities. The loans of €21 million are due end of 2026. The term is automatically extended by a further year if the contract is not terminated 6 months before expiry. Interest is floating at 3 months EURIBOR plus 1% margin.
The loans from related parties are provided by key management personnel and SCHMID Grundstücke GmbH & Co. KG, which is an entity controlled by a related party. For further details please refer to note 37. Related Party Disclosures. €3 million are due on June 30, 2026. €11 million are due end of 2026. The term is automatically extended by a further year if the contract is not terminated 6 months before expiry. Interest is floating at 3 months EURIBOR plus 1% margin.
Debt extinguishment 2023
During the year ended December 31, 2023, SCHMID signed agreements with lender debt funds to repay the loans during 2023. The parties have agreed to modify certain terms of the loan, including amount and nature of repayments and interest rates resulting in loan extinguishment gains of €15,852 thousand. The extinguishment gains have been recorded in finance income. In addition, SCHMID and one of debt funds have agreed upon an additional payment of €2,800 thousand to be paid by the Company, which resulted in finance expense at the same amount. One of the two loans was repaid in cash in June 2023. The second loan was repaid in September 2023 by transferring G14 shares amounting to €17,664 thousand to the debt fund by SCHMID. In addition, Schmid Verwaltungs GmbH transferred G14 shares to the debt fund to settle the complete loan liability of SCHMID. Schmid Verwaltungs GmbH (related party to SCHMID), by transferring G14 shares, repaid a loan receivable from SCHMID towards Schmid Verwaltungs GmbH.
Warrants
Upon the Business Combination, public warrants (“Public Warrants”) and warrants that were issued in a private placement transaction (“Private Warrants”) were assigned as former Pegasus warrants to SCHMID warrants. The terms of the Public Warrants and Private Warrants remain unchanged following the assignment. As of December 31, 2024, all warrants were outstanding.
The Public Warrants and the Private Warrants give the holder the right, but not the obligation, to subscribe to SCHMID’s shares at a fixed or determinable price for a specified period of time subject to the provision of the Warrant Agreement. The Warrants became exercisable 30 days after the consummation of the Business Combination. The Warrants will expire five years after the completion of the Business Combination or earlier upon redemption, liquidation or expiration in accordance with their terms.
Current financial liabilities
At the end of 2016, Annette and Christian SCHMID waived part of their claims (€5 million). As the waivers are with debtor warrants, the claims will revive once a certain equity ratio is reached. As of December 31, 2024, SCHMID did not reach the equity ratio.
In 2024, a new loan was agreed with an asset management company and paid out in June 2024 for a nominal amount of $2,350 thousand with a term of one year and an effective interest rate of 6.8482%.
Current financial liabilities also include short-term loans with the SCHMID shareholders (€12.1 million). These loans bear interest at the 3-month Euribor rate plus 1 percentage point.
€23,539 thousand relate to liabilities to XJ resulting from the share buyback (refer to Note 28. Non-controlling Interest for further consideration).
30.   OTHER PROVISIONS
Movement in provisions during the year is as follows:
In € thousand	12/31/2023	Additions	Utilization	Reversal of unused amounts	12/31/2024
Warranty provision	238	—	(27)	—	211
Jubilee provision	(2)	169	(34)	—	134
Total non-current provisions	237	169	(61)	—	345
Warranty provision	225	250	(374)	(62)	39
Provision for legal claims	53	—	(40)	(4)	9
Other provisions	695	170	(700)	(28)	136
Total current provisions	973	420	(1,115)	(94)	184

In € thousand	12/31/2022	Additions	Utilization	Reversal of unused amounts	12/31/2023
Warranty provision	211	211	(184)	—	238
Jubilee provision	119	482	(603)	—	(2)
Total non-current provisions	330	693	(787)	—	237
Warranty provision	139	152	(66)	—	225
Provision for legal claims	67	44	—	(58)	53
Other provisions	153	2,308	(1,454)	(312)	695
Total current provisions	360	2,504	(1,520)	(370)	973
31.   POST-EMPLOYMENT BENEFITS
Defined contribution plans
SCHMID’s expenses for defined contribution plans were €1,752 thousand for the year ended 2024 (2023: €1,677 thousand, 2022: €1,552 thousand). No assets or liabilities are recognized in SCHMID’s balance sheet in respect of such plans, apart from regular prepayments and accruals of the contributions withheld from employees’ wages and salaries and of SCHMID’s contributions.
Defined benefit plan
Corporate post-retirement benefits are provided by SCHMID in Germany through a defined benefit plan with one beneficiary who is also a related party (please see note 37. Related Party Disclosures). The beneficiary was granted a fixed pension commitment in 2012 as part of a deferred compensation agreement in form of a lump-sum payment in the event of invalidity or reaching the age of 67. The Company has no plan assets in connection with the pension obligation.
The present value of the defined benefit obligation at the end of the fiscal year 2024 amounted to €978 thousand (December 31, 2023: €894 thousand, December 31, 2022: €887 thousand).
Reconciliation of the net defined benefit liability:
In € thousand	2024	2023	2022
Net defined liability at January 1	894	887	1,173
Defined benefit income recognized in consolidated statement of profit or loss	36	33	14
Defined benefit cost recognized in other comprehensive income	44	(25)	(300)
Reclassification of other liabilities	4	—	—
Net defined liability at December 31	978	894	887
Reconciliation of the amount recognized in the consolidated statement of financial position:
In € thousand	2024	2023	2022
Employee benefit obligations recognized as of January 1	894	887	1,173
Actuarial adjustments	44	(26)	(300)
thereof: experience adjustments	(2)	(2)	2
thereof: adjustments for financial assumptions	46	(24)	(302)
Interest expense	36	33	14
Reclassification of other liabilities	4	—	—
Employee benefit obligations recognized as of December 31	978	894	887

The expense recognized in the consolidated statements of profit or loss and other comprehensive income is as follows
In € thousand	2024	2023	2022
Actuarial gains (-) / losses (+) deriving from changes in financial assumptions	46	(24)	(302)
Actuarial gains (-) / losses (+) deriving from experience adjustments	(2)	(2)	2
Included in other comprehensive income	44	(26)	(300)
Interest income	36	33	14
Included in the consolidated statements of profit or loss	36	33	14
Total included in the consolidated statements of profit or loss and other comprehensive income (loss)	80	7	(286)
The interest cost relating to the obligation is a component of the result from financing activities.
The following were the principal actuarial assumptions as of:
	12/31/2024	12/31/2023
Discount rate	3.5%	4.0%
Sensitivity Analysis
The main actuarial assumption that is used to calculate the provisions for post-employment benefits is the discount rate. A reasonably possible increase, or respectively decrease, in the significant actuarial assumptions would have had the following impact on the present value of the post-employment benefit obligation as of the respective reporting dates:
	12/31/2024	12/31/2023
Discount rate (+0.25%)	3.8%	4.3%
Present value of the post-employment benefit obligations (in € thousand)	951	872
Discount rate (-0.25%)	3.3%	3.8%
Present value of the post-employment benefit obligations (in € thousand)	998	918
Duration
The duration of the obligation is 11 years as of December 31, 2024 (December 31, 2023: 12 years).
32.   TRADE AND OTHER PAYABLES
in € thousand	12/31/2024	12/31/2023
Trade payables	15,528	13,946
Liabilities to affiliated companies	12,294	11,896
Liabilities to associated companies	357	56
Total trade and other payables	28,179	25,899
33.   OTHER CURRENT LIABILITIES
Other non-financial liabilities are as follows:
in € thousand	12/31/2024	12/31/2023
Personnel related accruals	2,579	3,175
Tax related accruals	432	1,348
Audit related accruals	2,400	1,297
Liabilities due to reorganization	2,809	—
Legal and consulting fees	3,140	2,707
Miscellaneous other current liabilities	6,153	4,587
Total other current liabilities	17,513	13,113

34.   FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT
Carrying Amounts and Fair Values
The following tables disclose the carrying amounts of each class of financial instruments together with its corresponding fair value and the aggregated carrying amount per category.
				12/31/2024
Financial instruments, analyzed by classes and categories in € thousand	Category	Carrying amount	Fair value	Fair value hierarchy
Non-current assets
Financial assets
Other loans and other investments	AC	66	66	n/a
Other non-current financial assets	AC	69	n/a	n/a
Current assets
Trade receivables and other receivables
Trade receivables	AC	23,609	n/a	n/a
Receivables from equity investees	AC	4,599	n/a	n/a
Other receivables
Exit bonus	AC	—	—	n/a
Receivables from shareholder	AC	4,711	n/a	n/a
Other current assets
Restricted cash	AC	59	n/a	n/a
Other	AC	5,243	n/a	n/a
Cash and cash equivalents	AC	3,791	n/a	n/a
Non-current liabilities		42,147
Non-current borrowings
Loans from other third parties	FLAC	2,000	2,130	Level 3
Loans from shareholders	FLAC	21,000	22,365	Level 3
Loans – host contract	FLAC	—	22,365	Level 3
Loans from other related parties	FLAC	14,000	15	Level 3
Other non-current financial liabilities	FVTPL	5,053	5,053	Level 1
Warrants	FVTPL	5,053	5,053	Level 1
Current liabilities		42,053
Current borrowings
Loans from banks	FLAC	2,219	n/a	n/a
Loans from debt funds		—	—	n/a
Loans – host contract	FLAC	—	n/a	n/a
Loans – embedded derivatives	FVTPL	—	—	n/a
Loans from other third parties	FLAC	1,502	n/a	n/a
Loans from shareholders	FLAC	8,694	n/a	n/a
Loans from other related parties		28,018	—	—
Loans – host contract	FLAC	28,018	n/a	n/a
Loans – embedded derivatives	FVTPL	—	—	n/a
Share option	FVTPL	—	—	Level 3
Trade payables and other liabilities	FLAC	28,179	n/a	n/a
Thereof aggregated by categories	Category	Carrying amount
Financial assets measured at amortized cost	AC	42,147
Financial liabilities measured at fair value	FVTPL	5,053
Financial liabilities measured at amortized cost	FLAC	105,612

				12/31/2023
Financial instruments, analyzed by classes and categories in € thousand	Category	Carrying amount	Fair value	Fair value hierarchy
Non-current assets
Financial assets
Other loans and other investments	AC	28	28	n/a
Other non-current financial assets	AC	112	n/a	n/a
Current assets
Trade receivables and other receivables
Trade receivables	AC	40,673	n/a	n/a
Receivables from equity investees	AC	1,599	n/a	n/a
Other receivables
Exit bonus	AC	4,700	4,700	n/a
Receivables from shareholder	AC	107	n/a	n/a
Other current assets
Restricted cash	AC	89	n/a	n/a
Other	AC	1,317	n/a	n/a
Cash and cash equivalents	AC	5,710	n/a	n/a
Non-current liabilities
Non-current borrowings
Loans from other third parties	FLAC	2,336	2,063	Level 3
Loans from shareholders	FLAC	19,854	17,630	Level 3
Current liabilities
Current borrowings
Loans from banks	FLAC	1,225	n/a	Level 3
Loans from shareholders	FLAC	8,102	n/a	n/a
Loans from other related parties	FLAC	16,726	n/a	Level 3
Trade payables and other liabilities	FLAC	25,899	n/a	n/a
The carrying amounts of cash and cash equivalents, trade and other receivables, loans from banks and trade payables, are considered reasonable estimates of their fair values because of the short maturities of these items.
The fair value of the loan granted to a shareholder was calculated by discounting future cash flows with a risk-adjusted interest rate curve. As the credit risk of the shareholder is unobservable and assumed to be equivalent to the Standard & Poor’s rating class of CCC, the credit risk is considered to have a material impact on the fair value. Therefore, the fair values of the shareholder loan are categorized in level 3 of the fair value hierarchy.
Items of income, expenses, gains or losses resulting from financial instruments
The net gains or losses for each of the financial instrument measurement categories differentiated by the respective sources were as follows:
2024 in € thousand	Subsequent measurement
	Interest	Fair value	Total
Financial assets – AC	860	n/a	860
Financial liabilities – FLAC	(4,863)	n/a	(4,863)
Financial assets and liabilities – FVTPL	—	1,028	1,028
Total	(4,003)	1,028	(2,975)

2023 in € thousand	Subsequent measurement
	Interest	Fair value	Total
Financial assets – AC	9,499	n/a	9,499
Financial liabilities – FLAC	(9,988)	n/a	(9,988)
Financial assets and liabilities – FVTPL	n/a	—	—
Total	(489)	—	(489)
The total interest income for financial assets that are not measured at FVTPL is €860 thousand as of the year ended December 31, 2024 (2023: €9,499 thousand). The total interest expense for financial liabilities that are not measured at FVTPL is €-4,863 thousand as of the year ended December 31, 2024 (2023: €9,988 thousand).
Financial Instrument Risk Management Objectives and Policies
Due to its international operational businesses, SCHMID is exposed to market risk (especially foreign currency risk) and credit risk. In the area of financing, liquidity risks and interest rate risks play a major role. SCHMID’s senior management oversees the management of these risks. In prior years no formalized risk management system existed, but financial risks as far as identified were handled case-by-case. Equity price risk is considered insignificant for SCHMID.
Credit Risk
Credit risk is the risk that SCHMID might incur a financial loss as a consequence of the non-payment or partial payment of outstanding receivables by counterparties and from replacement risks for open transactions. SCHMID is exposed to credit risks associated with its operating activities, the loan granted to one of its shareholders, trade receivables as well as cash and cash equivalents.
SCHMID applies appropriate measures to manage credit risks inherent to its trade receivables. SCHMID requests customer ratings from well-known rating agencies and responds to higher probabilities of default with modified payment terms. Loss rates are based on actual credit loss experience over the past seven years. These rates are multiplied by scalar factors to reflect differences between economic conditions during the period over which the historical data has been collected, current conditions and SCHMID’s view of economic conditions over the expected lives of the receivables. Until January 1, 2023, to limit the credit risk resulting from its trade receivables, SCHMID has entered into a credit risk insurance that covered all trade receivables besides a small deductible. For the resulting credit risk of the insurance company SCHMID applied the credit default swap spread to the insured trade receivables amount. For the remaining credit risk of the uninsured part of the trade receivables a probability of default for the industry is applied to the exposure and multiplied with the loss given default.
The allowances for ECL determined for the different classes of financial assets developed as follows:
in € thousand	Trade receivables – not credit impaired	Trade receivables – credit impaired	Shareholder and other loans – credit impaired
Closing Balance 31/12/2022	(19)	(652)	(1,445)
Additions	(118)	(198)	—
Utilization	—	(11,425)	—
Reversal	—	11,706	1,445
Closing Balance 31/12/2023	(137)	(569)	—
Additions	—	—	—
Utilization	14	193	—
Reversal	—	—	—
Closing Balance 31/12/2024	(123)	(376)	—

With regards to cash and cash equivalents SCHMID allocates the credit risk by using several banks. Furthermore, it is SCHMID policy to hold cash and cash equivalents only with financial institutions that have at least an investment grade rating. SCHMID regularly monitors its cash and cash equivalents and takes corrective actions should it identify any possible changes in creditworthiness of these financial institutions. Therefore and due to its short-term character, no significant credit risk arises from cash and cash equivalents, and no ECL allowance has been recorded for 2024 and 2023 respectively.
The following tables provide information about the gross carrying amounts by credit-risk rating classes for the several types of financial assets that are not measured at FVTPL and therefore generally subject to the impairment regulations of IFRS 9.
Gross Carrying Amounts by Rating Class in € thousand			12/31/2024
	Stage 1	Stage 2	Stage 3
General approach
Cash and cash equivalents
AAA to BBB (Investment grade)	3,791	—	—
Receivables from shareholders
BBB- to CCC (Below investment grade)	—	4,711	—
Simplified approach
Trade receivables and other receivables
Current (not past due)	—	9,829	—
1 – 30 days past due	—	919	—
31 – 60 days past due	—	294	—
61 – 90 days past due	—	60	—
More than 90 days past due	—	2,822	—
credit-impaired	—	—	5,473
Total	3,791	18,635	5,473
Gross Carrying Amounts by Rating Class in € thousand			12/31/2023
	Stage 1	Stage 2	Stage 3
General approach
Cash and cash equivalents
AAA to BBB (Investment grade)	5,710	—	—
Receivables from shareholders
BBB- to CCC (Below investment grade)	—	4,807	—
Simplified approach
Trade receivables and other receivables
Current (not past due)	—	27,148	(69)
1 – 30 days past due	—	1,423	(11)
31 – 60 days past due	—	597	(6)
61 – 90 days past due	—	651	(7)
More than 90 days past due	—	3,039	(45)
Total	5,710	37,665	(138)
Liquidity Risk
Liquidity risk is the risk that a company will encounter difficulty in meeting its obligations associated with its financial liabilities as they fall due. SCHMID is constantly working to ensure that the supply of liquidity is mainly sufficient to settle financial liabilities that are due for payment. Liquidity is evaluated and maintained using forecasts based on fixed planning horizons covering several months and through the cash and cash equivalent balances that are available.
During 2023, the majority of financial liabilities has been repaid. For more detail on the financial situation, please refer to the explanation on Going Concern (see note 2. Basis of Presentation).
The following table provides details of the (undiscounted) cash outflows of financial liabilities (including interest payments).
in € thousand	Cash outflows within				12/31/2024 Total cash flows
	≤ 1 year	> 1 ≤ 2 years	> 2 ≤ 5 years	> 5 years
Lease liabilities	2,108	1,928	4,081	6,014	14,131
Borrowings (including embedded derivatives)	—	—	—	—	—
Loans from banks	—	—	—	—	—
Loans from other third parties	727	2,063	—	—	2,790
Loans from shareholders	9,216	21,661	—	—	30,877
Loans from other related parties	24,971	14,394	—	—	39,365
Trade payables and other liabilities	28,179	—	—	—	28,179
in € thousand	Cash outflows within				12/31/2023 Total cash flows
	≤ 1 year	> 1 ≤ 2 years	> 2 ≤ 5 years	> 5 years
Lease liabilities	2,073	1,822	3,372	3,758	11,025
Borrowings (including embedded derivatives)	26,053	26,781	—	—	52,835
Loans from banks	1,225	—	—	—	1,225
Loans from other third parties	—	2,778	—	—	2,778
Loans from shareholders	8,102	24,004	—	—	32,106
Loans from other related parties	16,726	—	—	—	16,726
Trade payables and other liabilities	25,899	—	—	—	25,899
Foreign Currency Risk
SCHMID operates globally and is exposed to foreign exchange risk arising from exposure to various currencies in the ordinary course of business. SCHMID’s exposures primarily consist of the Euro (“EUR”), US Dollar (“USD”), Chinese Yen (“CNY”), Hong Kong Dollar (“HKD”), Korean Won (“KRW”) and Canadian Dollar (“CAD”). Foreign exchange risk mainly arises from commercial transactions that resulted in recognized financial assets and liabilities denominated in a currency other than the local functional currency.
The following table demonstrates the material net exposures SCHMID entities have due to trade receivables and payables, cash and cash equivalents as well as other financial assets in a currency different their local functional currency. Due to consolidation these exposures would also have an impact to SCHMID’s profit or loss.

	12/31/2024				12/31/2023
functional currency entity	EUR	CNY	USD	HKD	EUR	CNY	USD	HKD
EUR	—	27,201	2,685	(55)		5,010	3,597	—
CNY	13,120	—	(1,262)	(2,071)	27,217		(1,077)	(424)
USD	(876)	(969)	—	—	17	—		—
TWD	1,262	(28)	61	269	1,481	(238)	—	—
HKD	(6,887)	(17,794)	(585)	—	2,026	(2,209)	—
KRW	(2,658)	1,009	(154)	—	(4,276)	—	—	—
MYR	(378)	—	—	—
Total	3,584	9,419	744	(1,857)	26,464	2,563	2,520	(424)
The following table demonstrates the impact that a reasonably possible change in each material currency pair would have on SCHMID’s profit or loss before tax. Therefore for each currency exchange rate the foreign currency is shifted against the respective local entity’s functional currency. The resulting impact in local currency is then translated into EUR.
in € thousand	12/31/2024		12/31/2023
	+10%	-10%	+10%	-10%
CNY/EUR	867	(1,059)	2,019	(2,467)
USD/EUR	(315)	384	(325)	398
TWD/EUR	115	(140)	135	(165)
HKD/EUR	(626)	765	184	(225)
KRW/EUR	(242)	295	(389)	475
MYR/EUR	(34)	42	—	—
CNY/TWD	—	—	22	(26)
CNY/HKD	188	(235)	158	(203)
USD/CNY	110	(135)	98	(120)
HKD/USD	(56)	56	—	—
Interest Rate Risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Interest rate risks from financial instruments can in general arise in connection with financial liabilities including borrowings under SCHMID existing working capital and equipment financing facilities. Profit or loss is sensitive to higher/ lower interest income/ expense from loans granted and borrowed as a result of changes in interest rates. Considering existing thresholds, a hypothetical reasonable increase or decrease of 100 basis points in interest rates would have the following effect shown in the table on SCHMID financial statements.
in € thousand	Impact to P/L (income (+)/ expense (-))
12/31/2024
Change in interest rate +1%	(378)
Change in interest rate -1%	378
12/31/2023
Change in interest rate +1%	(296)
Change in interest rate -1%	296

Capital Management
For the purpose of SCHMID’s capital management, capital includes all share capital and other equity reserves attributable to the equity holders. The primary objectives of capital management are to support operating activities and maximize the shareholder value through investment in the development activities of SCHMID.
SCHMID’s finance department reviews the total amount of cash of SCHMID on a monthly basis. As part of this review, management considers the total cash and cash equivalents, the cash outflow, currency translation differences and funding activities.
The Company is not anymore subject to externally imposed capital requirements as all relevant loans have been repaid during 2023, see note 29. Financial Liabilities and Warrants for further details. No changes were made in the objectives, policies or processes for managing cash during the years ended December 31, 2024 and 2023.
Reconciliation of changes in liabilities arising from financing activities
In € thousand	Loans	Lease liabilities	Total
Balance at January 1, 2024	48,244	10,886	59,130
Cash flow from financing activities (excluding changes from restricted cash)	6,173	(2,184)	3,989
Proceeds from loans	3,145	—	3,145
Proceeds from Reorganization	14,443	—	14,443
Repayments of loans	(264)	—	(264)
Principal elements of lease payment	—	(1,543)	(1,543)
Interest paid	(212)	(641)	(853)
Transaction with (minority) shareholder	(10,939)		(10,939)
Changes in the cash flow from financing activities	23,016	993	24,009
Foreign currency effects	—	32	32
New leases	—	306	306
Accrued interest	21,988	655	22,644
Fair value measurement	1,028	—	1,028
Balance at December 31, 2024	77,433	9,694	87,127
In € thousand	Loans	Lease liabilities	Total
Balance at January 1, 2023	167,111	1,333	168,444
Cash flow from financing activities (excluding changes from restricted cash)	(83,812)	(819)	(84,631)
Proceeds from loans	—	—	—
Repayments of loans	(81,871)	—	(81,871)
Principal elements of lease payment	—	(715)	(715)
Interest paid	(1,941)	(103)	(2,044)
Changes in the cash flow from financing activities	(35,055)	10,372	(24,683)
Foreign currency effects	—	(77)	(77)
New leases	—	10,347	10,347
Accrued interest	(35,024)	102	(34,922)
Fair value measurement	(32)	—	(32)
Balance at December 31, 2023	48,244	10,886	59,130

35.   EQUITY METHOD INVESTMENTS
SCHMID owns non-controlling interests in the following entities as of December 31, 2024 and 2023. The proportion of ownership interest is the same as the proportion of voting rights held.
		% of ownership interest
Name of the entity	Country of incorporation	12/31/2024	12/31/2023
SCHMID AVACO Korea Co. Ltd. (SAK)	South Korea	50%	50%
Advanced Energy Storage Systems Investment Company (AES)	Kingdom of Saudi Arabia	—%	51%
SCHMID Energy Systems GmbH (SES)	Germany	49%	—%
A description of each entity is provided below.
SCHMID AVACO Korea Co. Ltd. (SAK), South Korea is a company that specializes in the sales and marketing of PVE and PVD equipment. SCHMID developed many innovative PVE and PVD processes and has access to the major manufacturing player for PCB, Substrates and Panel Level Packing. Avaco produces a wide range of equipment, which serves various industries including chip industry, automotive, electronics and telecommunications technology.
Advanced Energy Storage Systems Investment Company (AES), Saudi Arabia was a cooperation of Nusaned Investment (an investment company owned by Saudi Basic Industries Corporation (“SABIC”)) and SCHMID. AES was established to manufacture and focuses on technology development in the field of vanadium redox flow batteries (VRFB). In October 2023, Nusaned Investment and SCHMID, mutually agreed to terminate the cooperation via a share exchange. On January 1, 2024, SCHMID transferred its shares in AES to SABIC and in exchange AES transferred its shares in SES to SCHMID. Following this exchange, SCHMID had a 100% ownership interest in SES.
During 2024, SCHMID and the Pekintas Group based in Istanbul, Turkey, reached an agreement to partner in the design, manufacture and sale of VRFB’s at commercial scale. OC Teknoloji Yatirimlari A.S. (“OC Technlogy Investments” or “OCT”) was established by the Pekintas Group to act as the operating company for the venture. On December 17, 2024, SES, SCHMID GmbH, and OCT executed a Share Purchase Agreement (the “SPA”) whereby SCHMID would transfer a 51% ownership interest in SES to OCT in exchange for a payment of €1 million and a 19.9% ownership interest in OCT. The SES share transfer and payment of €1 million occurred in December 2024. The fair value of the 49% ownership in SES amounts to €1,200 thousand. The shares in OCT have not been transferred as of year end, but the Company has recorded a receivable amounting to the fair value of the shares (€248 thousand). SCHMID recognized a gain of €3,703 thousand on the sale to OCT of the 51% interest in SES, which is presented in Other Income.
36.   COMMITMENTS AND CONTINGENCIES
As of December 31, 2024, the Company has no commitments (December 31, 2023: €62 thousand) to acquire items of property, plant & equipment.
37.   RELATED PARTY DISCLOSURES
SCHMID is a listed company with Christian Schmid and Anette Schmid as majority shareholders. Christian Schmid is also the CEO of the Company.
Transactions with Key Management
Key management personnel are defined as those persons who are responsible for SCHMID´s worldwide operating business, based on their function within SCHMID or the interests of SCHMID. The following individuals belong or belonged to SCHMID’s key management:

Name	Company	Function & Member of key management since/until
Christian Schmid	SCHMID Group N. V. Gebr. SCHMID GmbH	Executive Director of SCHMID Group N. V., CEO
Anette Schmid	SCHMID Group N. V.	Non-executive Director
Prof. Dr. Dr. h.c. Sir Ralf Speth	SCHMID Group N. V.	Non-executive Director, Chairman of the Board
Dr. Stefan Berger	SCHMID Group N. V.	Non-executive Director
Boo-Keun Yoon	SCHMID Group N. V.	Non-executive Director
Dr. Annedore Streyl	SCHMID Group N. V.	Non-executive Director since 27.12.2024
Christian Brodersen	SCHMID Group N. V.	Non-executive Director until 23.12.2024
Julia Natterer	SCHMID Group N. V. Gebr. SCHMID GmbH	CFO
Laurent Nicolet	Gebr. SCHMID GmbH	Executive Asia Region
Helmut Rauch	Gebr. SCHMID GmbH	COO
The annual remuneration and related compensation costs recognized as expense during the reporting period only includes short-term employee benefits and amounts to €1,428 thousand in 2024 (2023: €1,562 thousand, 2022: €1,262 thousand). Short-term benefits include salaries, bonus, and other benefits such as medical, death and disability coverage, Company car and other usual facilities as applicable. The outstanding balances also include the liability in connection with the defined benefit obligation.
Transactions with related parties
In addition to the entities included in the consolidated financial statements (see note 2. Basis of Presentation), SCHMID maintains relationships with other related parties. Related parties comprise the following entities (not individuals):
Company	Relationship
Schmid Grundstücke GmbH & Co. KG	Jointly controlled by Christian and Anette Schmid
Schmid Verwaltungs GmbH, Freudenstadt	Controlled by Christian Schmid
Schmid Silicon Technology Holding GmbH, Freudenstadt	Controlled by Christian Schmid (until June 2023)
Schmid Silicon Technology GmbH, Freudenstadt	Controlled by Christian Schmid (until June 2023)
SILIQN GmbH, Freudenstadt	Controlled by Christian Schmid (until March 2023)
Schmid Polysilicon Production GmbH, Spreetal	Controlled by Christian Schmid (until March 2023)
The following transactions are proceeded with related parties.
in € thousand	2024	2023	2022
Interest income on loans granted to
Shareholder	4	1,077	526
Interest expense on loans received from
Key management personnel	3	12	88
Other related parties	510	558	409
Shareholder	916	737	165
Purchases of goods or services
Joint ventures	—	3	2,511
Other related parties	1,663	236	663

in € thousand	2024	2023	2022
Sale of goods or services
Joint ventures	—	427	505
Other related parties	31	11,801	592
Salary and Bonus
Shareholder	1,055	1,149	988
Key management personnel	1,428	1,562	1,262
in € thousand	12/31/2024	12/31/2023
Outstanding balances – Liabilities
Shareholder	29,486	29,102
Key management personnel	—	280
Joint ventures	358	358
Other related parties	16,973	25,359
in € thousand	12/31/2024	12/31/2023
Outstanding balances – Receivables
Shareholder	—	107
Joint ventures	4,068	2,655
Other related parties	1,286	221
The significant increase in Sale of goods or services as well as in Outstanding balances — Liabilities in 2023 are mainly due to the sale and leaseback transaction (for further information please see note 20. Leases).
38.   EVENTS AFTER THE REPORTING PERIOD
Shareholder debt waiver
In September 2025, Anette Schmid and Christian Schmid agreed to waive €5 million in financial liabilities which were owed to them by SCHMID. These €5 million financial liabilities dated back to 2016 and were waived for no consideration or compensation.
Subscription Agreement with XJ Harbour HK Limited; Set-Off Agreement
On November 12, 2025, the Company entered into a subscription agreement and a set-off agreement with XJ Harbour, pursuant to which the Company agreed to issue and sell shares to XJ in a private placement. The Company agreed to issue ordinary shares to XJ at $2.15 per share to set off $26,962,158.90 of liabilities (including accrued interest) owed to XJ by the Company.
Secured Two-Tranche Term Loan Facility
The Company signed a secured two-tranche term loan facility with a total commitment value of up to €10 million with the lender Black Forest Special Situations I, a Cayman Islands incorporated vehicle on December 16, 2025. The lender is backed by a consortium that includes the Company’s chairman of the Board, Sir Ralf Speth, members of the Board of directors of the Company, its CFO Arthur Schuetz, and third-party investment and advisory professionals. The first tranche consisted of €2.5 million, which were paid out on December 18, 2025.
The second tranche of up to €7.5 million was set to be drawn down early in 2026. The lender has a conversion right under the term loan facility, which is exercisable at a share price of US$2.15 into shares of the Company between six months after the draw down of the first tranche and the date of the term loan facility’s maturity, which is 15 months after the first tranche draw down. The first and second tranches may be converted independently of one another. The term loan facility has a 15% p.a. interest rate with interest payable at maturity, unless the conversion right is exercised and interest is also converted into shares of the Company.

Related Party Loan
At the same time, the Company received a cash injection of €0.2 million from a related party of the Schmid family on December 15, 2025. The agreed interest rate is market standard and the loan has a maturity of 15 months.
$30 Million 7.00% Senior Convertible Note due 2028
On January 18, 2026 SCHMID entered into an investment agreement with an institutional investor, Linden Advisors LP, to sell, and on January 21, 2026 sold senior convertible notes in an aggregate principal amount of $30.0 million convertible into ordinary shares of the Company together with the issuance of warrants to purchase ordinary shares of the Company in a private placement to the Investor. The notes were issued at 98% of principal amount pursuant an indenture and are to be funded in two tranches: (i) $15.0 million were funded on January 21, 2026 and (ii) $15.0 million will be funded following the effectiveness of a registration statement covering the resale of the underlying shares in relation to the notes. The notes bear interest at a rate of 7% per annum, compounded quarterly and payable in kind, subject to the Company’s right to elect cash payment upon prior notice. They have a two-year maturity, i.e. they will mature on January 21, 2028, unless previously converted into shares of the Company.

Unaudited Interim Financials as of June 30, 2025
Statements of Profit or Loss for the half years ended June 30, 2025 and 2024
The December 31, 2024 and June 30, 2025 balance sheets, along with the six months period ended June 30, 2024 and six months period ended June 30, 2025 statements of operations, have been retrospectively revised relative to the previously published unaudited six months period ended June 30, 2024 and six months period ended June 30, 2025 results to reflect the following:
•
In the audited FY 2024 financial statements, SES has been re-consolidated effective January 1, 2024. This resulted in a write-down of certain intangible and receivable assets and a corresponding reduction in equity, consistent with the financial year 2024 audited results. The re-consolidation also led to lower R&D amortization expense within SES for the period during which the entity was consolidated.

•
The six months period ended June 30, 2024 income tax benefit (expense) has been recalculated using the actual full-year effective tax rate rather than the previously applied estimated rate.

in € thousand	Jan 1 – Jun, 30 2025	Jan 1 – Jun, 30 2024
Revenue	16,892	29,700
Cost of sales	(18,539)	(24,054)
Gross Profit	(1,647)	5,646
Selling	(5,762)	(6,533)
General administration	(5,472)	(4,877)
Research and development	(1,563)	(2,214)
Other income	6,144	1,320
Other expenses	495	(857)
Listing expenses	0	(71,631)
(Impairment) / Reversal on impairment on financial assets	0	7
Operating profit (loss)	(7,804)	(79,139)
Financial result	(2,285)	(3,968)
Income (loss) before income tax	(10,090)	(83,107)
Income tax benefit (expense)	(76)	1,810
Net income (loss) for the period	(10,165)	(81,297)
Assets
in € thousand	Jun 30, 2025	Dec 31, 2024
Intangible assets	15,933	14,941
Property, plant and equipment, net + right-of-use assets	12,096	13,092
Financial assets	121	135
Equity method investments	1,360	1,448
Deferred tax assets	2,423	2,684
Non-current assets	31,933	32,300
Inventories	19,960	15,734
Trade receivables and other receivables	35,881	38,221
Other current assets	4,468	3,054
Cash and cash equivalents	2,456	3,791
Current assets	62,764	60,800
Total assets	94,698	93,100

Equity and Liabilities
in € thousand	Jun 30, 2025	Dec 31, 2024
Subscribed capital and capital reserves	114,879	114,879
Other reserves	(186,499)	(175,991)
Equity attributable to owners of SCHMID	(71,620)	(61,112)
Non-controlling interest	623	668
Equity	(70,998)	(60,444)
Non-current financial liabilities	38,191	37,000
Provisions for pensions	978	978
Non-current provisions	178	345
Deferred tax liabilities	446	1,518
Non-current lease liabilities	7,736	8,233
Warrant liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5,375	5,053
Non-current liabilities	52,904	53,127
Current financial liabilities	38,894	40,433
Current contract liabilities	29,172	11,284
Trade payables and other liabilities	28,859	28,179
Other current liabilities	12,843	17,513
Current lease liabilities	1,465	1,461
Current provisions	261	184
Income tax liabilities	1,297	1,364
Current liabilities	112,792	100,417
Total equity and liabilities	94,698	93,100

Notes to the Unaudited Interim Financials as of June 30, 2025
The unaudited consolidated interim financials as of June 30, 2025 of SCHMID Group N.V. have been drawn up without explanatory notes.